      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2000



                                                      REGISTRATION NO. 333-32452

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                              AMENDMENT NO. 1 TO:
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                                SHOPNOW.COM INC.
             (Exact name of registrant as specified in its charter)

           WASHINGTON                           7374                           91-1628103
  (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
      of incorporation or           Classification Code Number)           Identification No.)
         organization)

                             411 FIRST AVENUE SOUTH
                                SUITE 200 NORTH
                           SEATTLE, WASHINGTON 98104
                                 (206) 223-1996
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           --------------------------

                                DWAYNE M. WALKER
                            CHIEF EXECUTIVE OFFICER
                    411 FIRST AVENUE SOUTH, SUITE 200 NORTH
                           SEATTLE, WASHINGTON 98104
                                 (206) 223-1996
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                   Copies to:


             EDMUND O. BELSHEIM                            MICHAEL JAY BROWN
              S. PAUL SASSALOS                            DORSEY & WHITNEY LLP
              PERKINS COIE LLP                        1420 5TH AVENUE, SUITE 3400
       1201 THIRD AVENUE, 40TH FLOOR                   SEATTLE, WASHINGTON 98101
         SEATTLE, WASHINGTON 98101                           (206) 903-8811
               (206) 583-8888


                           --------------------------

Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                           --------------------------




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                           2815 2ND AVENUE, SUITE 500
                           SEATTLE, WASHINGTON 98121

Dear Shareholder:


We cordially invite you to attend a special meeting of our stockholders, which will be held on Friday, May 26, 2000, at 10:00 a.m. local time, at our headquarters at 2815 2nd Avenue, Suite 500, Seattle, Washington. At the meeting, you will be asked to approve a merger agreement that will combine our company with ShopNow.com Inc.


Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the holders of at least a majority of the outstanding shares of Ubarter.com common stock as of the record date approve the merger agreement. Your vote is important because failing to vote will have the effect of voting against the merger agreement. Only holders of Ubarter.com common stock at the close of business on March 31, 2000 will be entitled to vote at the special meeting.

Ubarter.com's board of directors has determined that the merger is advisable and fair to, and in the best interests of, Ubarter.com and its stockholders. The board of directors has approved the merger agreement and unanimously recommends that you vote "FOR" approval of the merger agreement.


Attached is a notice of special meeting to stockholders and a proxy statement/prospectus, which describes the merger in detail. For your convenience, the first three pages of the proxy statement/prospectus contain frequently asked questions and related answers about the proposed merger. Please review the proxy statement/prospectus carefully. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 16.


If you would like assistance in completing your proxy card, or if you have any questions about the procedure for voting your shares described in the attached proxy statement/prospectus, please contact Robert Benson at Ubarter.com at
(206) 239-2728.

                                          Sincerely,

                                          [/S/ STEVEN M. WHITE]

                                          Steven M. White
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


Seattle, Washington
May 4, 2000

                                     [LOGO]

                           2815 2ND AVENUE, SUITE 500
                           SEATTLE, WASHINGTON 98121
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            ------------------------

To the stockholders of Ubarter.com Inc.:


We will hold a special meeting of stockholders of Ubarter.com Inc. on Friday, May 26, 2000, at 10:00 a.m. local time, at our headquarters at 2815 2nd Avenue, Suite 500, Seattle, Washington, for the following purpose:


To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 20, 2000, among ShopNow.com, Inc., Shamu Acquisition, Inc., a wholly owned subsidiary of ShopNow.com, and Ubarter.com. Under the merger agreement, Ubarter.com will become a wholly owned subsidiary of ShopNow.com and outstanding shares of Ubarter.com common stock (other than dissenters' shares) will be converted into the right to receive shares of ShopNow.com common stock in the manner set forth in the merger agreement. This proposal is more fully described in the attached proxy statement/prospectus, which you should read carefully.

We will conduct no other business at the Ubarter.com stockholders' special meeting, except business that may be properly brought before the special meeting and that is within the purpose of the special meeting described above.

We cannot complete the merger unless the holders of at least a majority of the shares of Ubarter.com common stock outstanding on the record date vote to approve the merger agreement. Holders of Ubarter.com common stock are entitled to assert dissenters' rights with respect to the merger under chapter 92A of the Nevada General Corporation Law.


Only holders of record of Ubarter.com common stock at the close of business on March 31, 2000, the record date, are entitled to vote at the special meeting or any adjournment or postponement of the meeting. This notice and the attached proxy statement/prospectus are being sent to Ubarter.com's stockholders on or about May 11, 2000.


                                          By Order of the Board of Directors
                                          of Ubarter.com Inc.

                                          [/S/ RICHARD L. MAYER]

                                          Richard L. Mayer
                                          SECRETARY


Seattle, Washington
May 4, 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SHOPNOW.COM COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY
STATEMENT/PROSPECTUS IS TRUTHFUL OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           PROXY STATEMENT/PROSPECTUS
                                    CONTENTS


                                                         PAGE
QUESTIONS AND ANSWERS ABOUT THE SHOPNOW.COM/
    UBARTER.COM MERGER.............................         1
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS.........         4
    The Companies..................................         4
    Summary of the transaction.....................         6
    Selected financial data of ShopNow.com and
      Ubarter.com..................................        11
RISK FACTORS.......................................        16
    Risks Related to the Merger....................        16
    Risk Factors Relating to the Combined
      Company......................................        18
    Risk Factors Relating to Ubarter.com...........        26
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION...        32
THE UBARTER.COM SPECIAL MEETING....................        34
    Date, time, place and purpose of Ubarter.com's
      special meeting..............................        34
    Record date; outstanding shares; shares
      entitled to vote.............................        34
    Quorum; vote required..........................        34
    Voting of proxies..............................        34
    Recommendation of Ubarter.com's board of
      directors....................................        34
    Share ownership of management, New Horizons,
      L.P. and voting agreements...................        34
    How to revoke your proxy.......................        35
    Solicitation of proxies........................        35
    Dissenters' rights.............................        35
    Accountants....................................        35
THE MERGER.........................................        36
    Background of the merger.......................        36
    Ubarter.com's reasons for the merger...........        37
    Recommendation of Ubarter.com's board of
      directors....................................        39
    ShopNow.com's reasons for the merger...........        39
    Structure of the merger; completion and
      effectiveness of the merger..................        39
    Merger consideration; conversion of Ubarter.com
      common stock.................................        40
    Treatment of options and warrants..............        40
    Interests of Ubarter.com's directors and
      executive officers in the merger.............        41
    Restrictions on sales by affiliates of
      Ubarter.com and ShopNow.com..................        42
    Material United States federal income tax
      consequences of the merger...................        42
    Accounting treatment of the merger.............        44
    Regulatory filings and approvals required to
      complete the merger..........................        44
    Exchange of Ubarter.com stock certificates for
      ShopNow.com stock certificates...............        44
    Listing of ShopNow.com common stock;
      deregistration of Ubarter.com common stock...        44
    Operations after the merger....................        45
THE MERGER AGREEMENT...............................        46
    Conditions to completion of the merger.........        46
    Representations and warranties.................        47
    Conduct of business before closing of the
      merger.......................................        48
    Exclusivity....................................        50
    Termination of the merger agreement............        50
    Termination fee................................        51
    Extension; waiver..............................        51
    Amendment of merger agreement..................        51
RELATED AGREEMENTS.................................        52
    Call option agreement..........................        52



                                                         PAGE
    Voting agreements..............................        52
    Employment and consulting agreements...........        52
    Lock-up agreements.............................        53
    Convertible notes..............................        53
    Agreements with Astra Ventures and Momentous...        53
    Agreement with AXC.............................        54
DESCRIPTION OF SHOPNOW.COM CAPITAL STOCK...........        55
COMPARISON OF RIGHTS OF HOLDERS OF UBARTER.COM
    COMMON STOCK AND SHOPNOW.COM COMMON STOCK......        58
RIGHTS OF DISSENTING UBARTER.COM STOCKHOLDERS......        67
BUSINESS OF SHOPNOW.COM............................        69
MANAGEMENT OF SHOPNOW.COM..........................        80
SHOPNOW.COM EXECUTIVE COMPENSATION, EMPLOYMENT
    CONTRACTS AND EMPLOYEE BENEFITS................        83
    Executive compensation.........................        83
    Fiscal Year-End Option Values..................        84
    Employment contracts, termination of employment
      and change-in-control arrangements...........        85
    Employee Benefit Plans.........................        85
CERTAIN SHOPNOW.COM TRANSACTIONS...................        89
PRINCIPAL SHAREHOLDERS OF SHOPNOW.COM..............        92
SHOPNOW.COM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS.....................................        94
CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS...........       103
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
    MARKET RISK....................................       103
BUSINESS OF UBARTER.COM............................       104
MANAGEMENT OF UBARTER.COM..........................       111
UBARTER.COM EXECUTIVE COMPENSATION AND EMPLOYMENT
    CONTRACTS......................................       113
CERTAIN UBARTER.COM TRANSACTIONS...................       116
SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
    MANAGEMENT AND DIRECTORS OF UBARTER.COM........       117
UBARTER.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS
    OF FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS.....................................       119
CHANGES IN CERTIFYING ACCOUNTANTS..................       123
WHERE YOU CAN FIND MORE INFORMATION................       123
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION...       124
LEGAL MATTERS......................................       124
EXPERTS............................................       124
STOCKHOLDER PROPOSALS..............................       125
INDEX TO FINANCIAL STATEMENTS......................       F-1

ANNEXES

ANNEX A-I--Agreement and Plan of Merger
ANNEX A-II--Amendment to Agreement and Plan of
    Merger
ANNEX B-I--Call Option Agreement
ANNEX B-II--Amendment to Call Option Agreement
ANNEX C--Voting Agreement
ANNEX D--Employment Agreement With Liad Meidar
ANNEX E--Consulting Agreement With Steven White
ANNEX F--Lock-Up Agreement with Steven White
ANNEX G--Lock-Up Agreement with New Horizons, L.P.
ANNEX H-- Dissenters' Rights Statute

         QUESTIONS AND ANSWERS ABOUT THE SHOPNOW.COM/UBARTER.COM MERGER

Q: HOW WILL THE TWO COMPANIES MERGE?

A: In the merger, Ubarter.com Inc. will merge with a wholly owned subsidiary of ShopNow.com Inc. and become a wholly owned subsidiary of ShopNow.com.

Q: WHY ARE SHOPNOW.COM AND UBARTER.COM PROPOSING TO MERGE?


A: The merger will offer Ubarter.com greater access to potential members and products for its online barter business. The merger also offers Ubarter.com's stockholders the opportunity to continue to participate in the growth of the business conducted by ShopNow.com and Ubarter.com following the merger and to benefit from the potential appreciation in value of ShopNow.com common stock. For Ubarter.com's stockholders, the merger also offers the opportunity to receive a premium over the market price that currently exists for shares of Ubarter.com common stock as of the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus.


The merger offers ShopNow.com business-to-business barter services that it expects will be a natural complement to its other e-commerce services. ShopNow.com does not have similar barter exchange services and in ShopNow.com's opinion such services will enable businesses on the ShopNow Network to exchange goods and services on a global scale.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: In the merger, your shares of Ubarter.com common stock will convert into a right to receive ShopNow.com common stock. The number of shares of ShopNow.com common stock you will have the right to receive will be equal to the product of the number of shares of Ubarter.com common stock you own multiplied by the quotient of (a) the number of shares ShopNow.com will issue in the merger divided by (b) the number of shares of Ubarter.com common stock outstanding immediately prior to the completion of the merger on a fully diluted basis.


The merger agreement provides that ShopNow.com will issue 2,593,876 shares in the merger. However, this number will be reduced in the event that the aggregate dollar amount of liabilities, debts or obligations of Ubarter.com existing as of the date the merger takes place (other than up to $225,000 in liabilities, debts or obligations incurred in the ordinary course of business) divided by $17.31 exceeds $4.5 million. As of the date of this proxy statement/ prospectus, Ubarter.com does not believe any reduction will be required. The total dollar amount of such debts, liabilities and obligations will be reduced by any amounts received by Ubarter.com from option holders and warrant holders as a result of the cash exercise of options and warrants.



The number of shares of Ubarter.com common stock outstanding will vary depending on whether holders of options and warrants to purchase Ubarter.com common stock choose to exercise their options and warrants on a cash or cashless basis prior to the completion of the merger. Ubarter.com believes that options to purchase 270,000 shares of its common stock will be exercised on a cash basis prior to the closing. Ubarter.com has agreed to allow certain holders of options to purchase 150,000 shares of its common stock and all current holders of warrants to purchase 889,333 shares of its common stock to exercise their options or warrants on a cashless basis. For the purposes of calculating the number of shares of Ubarter.com common stock to be issued in these cashless exercises, Ubarter.com and ShopNow.com have agreed to assign a value of $5.80 per share to the Ubarter.com common stock. Under this calculation, an aggregate of 707,055 shares of Ubarter.com common stock issuable under these cashless exercises will be included in the number of shares of Ubarter.com common stock to be outstanding prior to the merger. All other currently outstanding options are expected to be terminated as of the closing as their exercise prices exceed the fair market value of a share of Ubarter.com common stock. Based on these cash and cashless exercise assumptions, the number of shares of Ubarter.com common stock outstanding immediately prior to the merger is expected to be 7,079,308 shares.



As an example, if ShopNow.com issues 2,593,876 shares in the merger and there are 7,079,308 shares of Ubarter.com common stock outstanding, then you would receive 0.366 of a share of ShopNow.com common stock for each share of Ubarter.com common stock you own. If you own 100 shares of Ubarter.com common stock, you would receive 37 shares of ShopNow.com common stock under this example.


ShopNow.com will not issue fractional shares of its common stock. Instead of any fractional share, the number of shares of ShopNow.com common stock you are entitled to receive will be rounded to the nearest whole number, with .5 being rounded up.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: The holders of at least a majority of the outstanding shares of Ubarter.com common stock must approve the merger agreement. ShopNow.com shareholders are not required to approve the merger and will not vote on the merger. Steven White, Ubarter.com's, Chief Executive Officer, and New Horizons, L.P., a significant stockholder, who collectively hold approximately 34% of Ubarter.com's outstanding shares, have agreed to vote their shares in favor of the merger.

You are entitled to cast one vote per share of Ubarter.com common stock you owned at the close of business on March 31, 2000, the record date.

Q: DOES THE BOARD OF DIRECTORS OF UBARTER.COM RECOMMEND VOTING IN FAVOR OF THE MERGER AGREEMENT?

A: Yes. After careful consideration, Ubarter.com's board of directors has determined that the terms of the merger are fair to, and in the best interests of, Ubarter.com and its stockholders and unanimously recommends that you vote in favor of the merger agreement.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?


A: Yes. For example, Ubarter.com stockholders will receive a fixed number of shares of ShopNow.com common stock for each share of Ubarter.com common stock they own, regardless of the market price of either ShopNow.com common stock or Ubarter.com common stock at the effective time of the merger. On the last full trading day before the public announcement of the proposed merger, ShopNow.com's common stock closed at $18.75 per share and Ubarter.com's common stock closed at $3.44 per share. On May 3, 2000, the last full trading day before the printing of this proxy statement/prospectus, the closing price of ShopNow.com common stock was $5.7188 and the closing price of Ubarter.com common stock was $1.625. The market value of ShopNow.com common stock is likely to continue to fluctuate, and no one can accurately predict what the market value will be either at the effective time of the merger or after the merger. In evaluating the merger, you should carefully consider this and other factors discussed in the section entitled "Risk Factors" on page 16.


Q: WHAT DO I NEED TO DO NOW?

A: You should cast your vote on the merger agreement by completing, signing and dating your proxy card. You should return your completed proxy card as soon as possible in the enclosed postage-paid envelope. If you return your signed proxy card but do not include instructions on how to vote, your shares will be voted "FOR" approval of the merger agreement. You can also attend the special meeting and vote in person.

If you abstain from voting or do not vote, it will have the effect of voting against approval of the merger agreement.

THE BOARD OF DIRECTORS OF UBARTER.COM UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: You may change your vote at any time before your proxy is voted at the special meeting, in one of three ways. First, you may send a written notice to Ubarter.com stating that you would like to revoke your proxy. Second, you may complete and send a later-dated signed proxy card to Ubarter.com. Third, you may attend the special meeting and vote in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership.

Q: IF MY UBARTER.COM SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should fill out the voter instruction form sent to you by your broker with this proxy statement/prospectus. If you do not give instructions to your broker, your shares will not be voted, which will have the effect of voting against the merger.

Q: SHOULD I SEND IN MY UBARTER.COM STOCK CERTIFICATES NOW?

A: No. After the merger is completed, ShopNow.com or its exchange agent will send you written instructions for exchanging your Ubarter.com stock certificates for ShopNow.com stock certificates. Please do not send in your stock certificates with your proxy card.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We are working toward completing the merger as quickly as possible. We hope to complete the merger by late May or early June 2000, if conditions to closing and other required matters are satisfied or completed at that time.


Q: WILL I RECOGNIZE A TAXABLE GAIN OR LOSS ON THE TRANSACTION?

A: We expect that if the merger is completed, you will not recognize a gain or loss for United States federal income tax purposes as a result of the merger (unless you perfect your dissenters' rights). However, we urge you to consult your own tax advisor to determine the tax consequences particular to your situation.

Q: AM I ENTITLED TO DISSENTERS' RIGHTS?

A: Yes, Ubarter.com stockholders will be entitled to dissenters' rights in connection with the merger. Any Ubarter.com stockholder contemplating exercising dissenters' right should carefully review the provisions of the Nevada Revised Statutes attached as Annex H to this proxy statement/prospectus.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of the proxy statement/prospectus, you should contact:

Robert Benson
Ubarter.com Inc.
2815 2nd Avenue, Suite 500
Seattle, Washington 98121
(206) 239-2728


You may also obtain additional information about ShopNow.com and Ubarter.com from documents we file with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 123.

                   SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE REFER YOU. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF SOME OF THE TOPICS PRESENTED IN THIS SUMMARY.

                                 THE COMPANIES

                                     [LOGO]

SHOPNOW.COM INC.
411 First Avenue South
Suite 200 North
Seattle, Washington 98104

ShopNow.com provides an end-to-end solution that enables businesses to engage in e-commerce with other businesses, merchants and shoppers. ShopNow.com offers access to online marketplaces and a comprehensive suite of e-commerce enabling products and services. These products and services include secure payment and order processing, fraud prevention, hosting and maintenance, custom application and online store development, marketing and customer acquisition and order fulfillment.

The ShopNow.com online marketplace aggregates merchants and shoppers over a distributed network of web sites. With access to the ShopNow.com marketplace, merchants can reach concentrated and targeted groups of shoppers at the ShopNow.com portal site and at our more than 4,000 affiliate and syndication shopping sites. There are currently over 45,000 merchants offering more than five million products on the ShopNow marketplace. In the quarter ended December 31, 1999, there were more than 20 million visits to the ShopNow marketplace.

ShopNow was incorporated in Washington in January 1994. Its executive offices are located at 411 First Avenue South, Suite 200 North, Seattle, Washington 98104. Its telephone number is (206) 223-1996 and its main web site is located at http://www.shopnow.com. The information on ShopNow.com's web site is not part of this proxy statement/ prospectus.

                                     [LOGO]

UBARTER.COM INC.
2815 2nd Avenue, Suite 500
Seattle, Washington 98121

Ubarter.com is a business-to-business e-commerce company utilizing the Ubarter Dollar-TM- as payment for products and services. Ubarter.com manages transactions for retail, professional, media and other corporate businesses seeking to maximize efficiencies by accepting Ubarter Dollars-TM- for excess inventory, surplus production or services on a multilateral basis for other needed products and services.

Ubarter.com Inc. was incorporated in Nevada in September 1996. Ubarter.com's executive offices are located at 2815 2nd Avenue, Suite 500, Seattle, Washington 98121. Ubarter.com's telephone number is (206) 239-2728 and its web site is located at http://www.ubarter.com. The information on Ubarter.com's web site is not part of this proxy statement/prospectus.

                           SUMMARY OF THE TRANSACTION


THE MERGER (page 36)


In the merger, Ubarter.com and a wholly owned subsidiary of ShopNow.com will merge and Ubarter.com will become a wholly owned subsidiary of ShopNow.com.

The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to carefully read the merger agreement and the discussion of the merger and merger agreement in this proxy statement/prospectus.


UBARTER.COM'S REASONS FOR THE MERGER; RECOMMENDATION OF UBARTER.COM'S BOARD OF DIRECTORS (pages 37, 39)


Ubarter.com's board of directors believes the merger will provide several benefits to Ubarter.com's stockholders, including:

    - the availability of greater resources to enable Ubarter.com to expand its member and product base and further capitalize on its first mover advantage in the online barter business;

    - the opportunity to access merchants and products using the ShopNow.com marketplace;


    - ShopNow.com's agreement to provide financing to allow Ubarter.com to continue to fund its operations, without the need to secure additional third party financing;


    - the opportunity for Ubarter.com's stockholders to receive a premium over the market price for shares of Ubarter.com common stock existing before the public announcement of the merger; and

    - the ability of Ubarter.com's stockholders to continue to participate in the growth of the business conducted by ShopNow.com and Ubarter.com following the merger and to benefit from the potential appreciation in value of shares of ShopNow.com common stock.

These potential benefits, however, may not be achieved. In addition, there are potential risks related to the merger, including:


    - the fact that regardless of the market price of ShopNow.com or Ubarter.com common stock at the effective time of the merger, the maximum aggregate number of shares of ShopNow.com common stock to be issued in the merger is fixed so a decline in the price of ShopNow.com's common stock will cause less aggregate value to be paid to Ubarter.com's stockholders;


    - the risk that the merger may not be consummated and that Ubarter.com will not be able to obtain financing on acceptable terms in order to repay currently outstanding indebtedness, or to finance Ubarter.com's operations and growth strategy; and

    - the risk that the merger may not be consummated and the effect of the public announcement of the merger on Ubarter.com's barter business and operating results and Ubarter.com's ability to attract and retain key management, marketing, technical, sales and other personnel.

After careful consideration, Ubarter.com's board of directors approved the merger agreement and unanimously recommends that you vote "FOR" approval of the merger agreement.


MERGER CONSIDERATION (page 40)



The number of ShopNow.com shares you receive in the merger will be equal to the product of the number of shares of Ubarter.com common stock you own multiplied by the quotient of (a) the number of shares ShopNow.com will issue in the merger divided by (b) the number of shares of Ubarter.com common stock outstanding immediately prior to the completion of the merger on a fully diluted basis. The number of shares Shopnow.com will issue in the merger will be reduced in the event liabilities, debts and obligations of Ubarter.com outstanding as of the date of the merger exceed $4.5 million.

TREATMENT OF OPTIONS AND WARRANTS (page 40)



None of Ubarter.com's options will be assumed by ShopNow.com. Ubarter.com intends to accelerate the vesting of all outstanding options prior to the effective time of the merger. Ubarter.com believes that options to purchase 270,000 shares of its common stock will be exercised on a cash basis prior to the closing. Ubarter.com has agreed to allow certain holders of options to purchase 150,000 shares of its common stock and all current holders of warrants to purchase 889,333 shares of its common stock to exercise their options or warrants on a cashless basis. For the purposes of calculating the number of shares of Ubarter.com common stock to be issued in these cashless exercises, Ubarter.com and ShopNow.com have agreed to assign a value of $5.80 per share to the Ubarter.com common stock. Under this calculation, an aggregate of 707,055 shares of Ubarter.com common stock issuable under these cashless exercises will be included in the number of shares of Ubarter.com common stock to be outstanding prior to the merger. All other currently outstanding options are expected to be terminated as of the closing as their exercise prices exceed the fair market value of a share of Ubarter.com common stock. Shares of Ubarter.com common stock issuable upon the exercise or conversion of outstanding options and warrants will be converted into a right to receive ShopNow.com common stock on the same basis as described above under "Merger Consideration."



UBARTER.COM SPECIAL MEETING (page 34)



The special meeting of Ubarter.com's stockholders will be held on Friday, May 26, 2000, at 10:00 a.m. local time, at Ubarter.com's headquarters, located at 2815 Second Avenue, Suite 500, Seattle, Washington. At the meeting, you will be asked to approve a merger agreement that will cause Ubarter.com to become a wholly owned subsidiary of ShopNow.com. You can vote at the special meeting only if you owned shares of Ubarter.com common stock at the close of business on March 31, 2000, the record date.



VOTES REQUIRED FOR APPROVAL (page 34)


The holders of at least a majority of the outstanding shares of Ubarter.com common stock must approve the merger agreement. Ubarter.com's stockholders are entitled to cast one vote for each share of Ubarter.com common stock they owned as of the record date. Steven White, Ubarter.com's chief executive officer, and New Horizons, L.P., who collectively held approximately 34% of Ubarter.com's outstanding common stock as of the record date, have agreed to vote their shares in favor of the merger. Ubarter.com's officers and directors, other than Mr. White as a group held less than 1% of Ubarter.com's outstanding common stock as of the record date. Those officers and directors have indicated their intention to vote their shares in favor of the proposal to approve the merger agreement.

ShopNow.com's shareholders are not required to approve the merger and will not vote on the merger.


CONDITIONS TO COMPLETION OF THE MERGER (page 46)


ShopNow.com's and Ubarter.com's obligations to effect the merger are subject to the prior satisfaction or waiver of specific conditions. The conditions that must be satisfied or waived before completion of the merger include the following, subject to exceptions and qualifications:

    - ShopNow.com's and Ubarter.com's respective representations and warranties are accurate in all material respects, except for changes contemplated by the merger agreement;

    - Ubarter.com's stockholders approve the merger agreement as required by Nevada law;

    - no material adverse change in Ubarter.com's business condition, financial condition, operations, properties of prospects since September 30, 1999;

    - receipt by each of Ubarter.com and ShopNow.com of a legal opinion from legal counsel, including opinions that the merger will qualify as a reorganization for federal income tax purposes;

    - Ubarter.com obtains the termination, exercise or conversion of all outstanding stock purchase rights, and accelerates the vesting of options issued under its option plan; and

    - not more than 10% of the holders of Ubarter.com common stock deliver notice to ShopNow.com of their intent to demand payment as dissenting stockholders.



NO OTHER NEGOTIATIONS INVOLVING UBARTER.COM (page 50)


Until the merger is completed or the merger agreement is terminated, Ubarter.com has agreed not to take any of the following actions with any party other than
ShopNow.com:

    - solicit, initiate or encourage the submission of any proposal relating to the acquisition of all, or any material portion of all, the assets or equity interest in Ubarter.com or any business combination with Ubarter.com;

    - enter into any agreement related to such an acquisition; or

    - furnish any information or otherwise facilitate or encourage any effort or attempt to make such an acquisition.

However, Ubarter.com's board of directors may recommend to stockholders that they tender their shares in connection with a bona fide offer by an acquiror other than ShopNow.com if the board determines in good faith that its fiduciary duty to its stockholders requires such a recommendation. ShopNow.com would have a right to match any such offer or proposal. In the event Ubarter.com accepts an offer by an acquiror other than ShopNow.com, Ubarter.com would be required to pay the termination fee to ShopNow.com that is described below.


TERMINATION OF THE MERGER AGREEMENT (page 50)


Even if Ubarter.com's stockholders approve the merger agreement, the merger agreement may be terminated by the mutual agreement of the parties at any time before the effective time of the merger. In addition, the merger agreement may be terminated by either Ubarter.com or ShopNow.com under any of the following circumstances:

    - as a result of a material breach of a representation, warranty, covenant or agreement by the other party, if the breach has not been cured or is not curable by June 22, 2000;

    - if the merger has not been consummated before June 22, 2000, provided that the right to terminate is not available to the party whose failure to fulfill any obligation caused or resulted in failure to consummate the merger by June 22, 2000;

    - if Ubarter.com stockholders have voted on but not approved the merger agreement; or

    - if any law or regulation makes consummation of the merger illegal, or if any permanent injunction or other order preventing the merger has become final and nonappealable.


TERMINATION FEE (page 51)


In the event a third party other than ShopNow.com consummates an acquisition of Ubarter.com on or before the one-year anniversary of the termination date, then Ubarter.com must pay ShopNow.com a termination fee of 20% of the aggregate cash and noncash acquisition consideration in excess of $45 million if the merger agreement was terminated for one of the following reasons:

    - Ubarter.com failed or was unable to satisfy the conditions to the merger;

    - Ubarter.com breached its obligation to conduct its business as agreed upon between the signing of the merger agreement and closing of the merger; or

    - Ubarter.com entered into an alternative agreement to be acquired or to combine with a party other than ShopNow.com.

THE CALL OPTION AGREEMENT (page 52; Annex B)


Steven White has given ShopNow.com the option to buy up to 1,337,896 shares of his Ubarter.com common stock, or approximately 22% of Ubarter.com's issued and outstanding shares as of the record date. The exercise price of the option is $6.00 per share.


The original option was exercisable, in whole or in part, at any time but not later than April 30, 2000. On April 25, 2000, Mr. White and ShopNow.com agreed to extend the option to May 31, 2000. The option is intended to increase the likelihood that the merger between ShopNow.com and Ubarter.com will be completed. The option may have the effect of discouraging persons who might now or in the future be interested in acquiring all of, or a significant interest in, Ubarter.com's securities or its assets before the completion of the merger between ShopNow.com and Ubarter.com.



VOTING AGREEMENTS (page 52; Annex C)


As a condition to the merger, ShopNow.com required Steven White and New Horizons, L.P., who collectively held approximately 34% of Ubarter.com's outstanding common stock as of March 31, 2000, the record date, to enter into voting agreements with ShopNow.com. The voting agreements require Steven White and New Horizons, L.P. to vote all the shares of Ubarter.com common stock beneficially owned by them (a) in favor of the merger agreement with ShopNow.com and (b) against any proposal by a party other than ShopNow.com to (i) merge or consolidate with Ubarter.com or any of its subsidiaries or (ii) to sell all or substantially all of the assets or equity interest of Ubarter.com or any of its subsidiaries.


INTERESTS OF UBARTER.COM'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (page 41)



In considering the recommendation of the Ubarter.com board of directors, you should be aware that certain of Ubarter.com's executive officers and directors have interests in the merger that are in addition to and may be different from the interests of stockholders of Ubarter.com generally.



RESTRICTIONS ON THE ABILITY TO SELL SHOPNOW.COM STOCK (page 42; Annex F and Annex G)


All shares of ShopNow.com common stock received by you in connection with the merger will be freely transferable unless you are considered an affiliate of either Ubarter.com or ShopNow.com under the Securities Act of 1933. Shares of ShopNow.com common stock held by affiliates may be sold only under a registration statement or an exemption from registration under the Securities Act.

Steven White, Ubarter.com's Chief Executive Officer, and New Horizons, L.P., a significant stockholder of Ubarter.com, have agreed to certain restrictions with respect to the ShopNow.com shares they receive in the merger.


TAX CONSEQUENCES OF THE MERGER (page 42)



ShopNow.com intends the merger to qualify as a reorganization under the Internal Revenue Code. It is a condition to the completion of the merger that both ShopNow.com and Ubarter.com receive an opinion from their tax counsel that the merger will so qualify. We expect that none of Ubarter.com's stockholders (except for stockholders of Ubarter.com who perfect dissenters' rights) will recognize a gain or loss for United States federal income tax purposes with respect to the ShopNow.com common stock received in exchange for Ubarter.com common stock in the merger. Because tax matters are complicated, however, we urge you to consult your own tax advisor to understand fully how the merger will affect you, including how any state, local or foreign tax laws may apply to you.



ACCOUNTING TREATMENT OF THE MERGER (page 44)


ShopNow.com and Ubarter.com intend to account for the merger under the purchase method of accounting.

REGULATORY APPROVALS

In the event Steven White or New Horizons, L.P. receive over $15 million of ShopNow.com common stock in the merger, notification and report forms will need to be filed under the Hart-Scott-Rodino Antitrust Improvement Act. Based on the expected maximum number of shares ShopNow.com will issue in the merger and other estimates, neither ShopNow.com nor Ubarter.com believe that such a filing will be required.


DISSENTERS' RIGHTS (page 67; Annex H)


Under the Nevada Revised Statutes, dissenting Ubarter.com stockholders are entitled to certain dissenters' rights with respect to the merger. In order for any Ubarter.com stockholder to exercise dissenters' rights, a notice must be sent by such stockholders and received by Ubarter.com on or before the date of the special meeting, and any such stockholder must vote against the approval of the merger. Failure to send such notice and vote against the merger will result in a waiver of such stockholder's dissenters' rights.


DIFFERENCES IN RIGHTS OF UBARTER.COM AND SHOPNOW.COM SHAREHOLDERS (page 58)


Upon consummation of the merger, Ubarter.com stockholders will become ShopNow.com shareholders. As a result, their rights as shareholders, which are now governed by Nevada state law and by the articles of incorporation and bylaws of Ubarter.com, will be governed by Washington state law and the articles of incorporation and bylaws of ShopNow.com, which is a Washington corporation.


COMPARATIVE MARKET PRICE INFORMATION (page 32)



Shares of ShopNow.com common stock are listed on the Nasdaq National Market. On December 20, 1999, the last full trading day before the public announcement of the proposed merger, ShopNow.com's common stock closed at $18.75 per share. On May 3, 2000, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus, ShopNow.com's common stock closed at $5.7188 per share.



Shares of Ubarter.com common stock are listed on the Over-the-Counter Bulletin Board. On December 20, 2000, the last full trading day before the public announcement of the proposed merger, Ubarter.com's common stock closed at $3.4375 per share. On May 3, 2000, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus, Ubarter.com's common stock closed at $1.625 per share.


We urge you to obtain current market quotations.

             SELECTED FINANCIAL DATA OF SHOPNOW.COM AND UBARTER.COM

The following tables provide selected financial data of ShopNow.com and Ubarter.com, which were derived from the audited financial statements of ShopNow.com and Ubarter.com for the indicated years for which audited financial statements have been prepared. The data should be read in conjunction with the financial statements, related notes and other financial information of ShopNow.com and Ubarter.com that are included in this proxy statement/ prospectus. The Ubarter.com table also provides selected financial data of Ubarter.com as of December 31, 1999, and for the nine months ended December 31, 1999 and 1998, which were derived from unaudited financial statements of Ubarter.com. In Ubarter.com's opinion, the unaudited financial statements include all adjustments necessary for the fair presentation of Ubarter.com's financial position and results of operations for those periods. The historical results for the nine-month periods may not be indicative of the results of operations for a full year.

The tables also provide selected pro forma combined financial data of ShopNow.com and Ubarter.com, which is derived from the unaudited pro forma condensed consolidated financial statements. The pro forma financial information does not purport to represent what the combined company's financial position or results of operations would actually have been had the merger occurred at the beginning of the earliest period presented or to project the combined company's financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from cost savings or synergies of operations of the combined company.

                     SELECTED FINANCIAL DATA OF SHOPNOW.COM

The statements of operations data for the years ended December 31, 1997, 1998 and 1999 are derived from ShopNow.com's audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The statements of operations data for the period from January 20, 1994 (inception) to December 31, 1994 and for the years ended December 31, 1995 and 1996 are derived from audited consolidated financial statements not included in this proxy statement/prospectus. The pro forma as adjusted balance sheet data give effect to the sale of the 7,913,607 shares of common stock that ShopNow.com sold on February 18, 2000 at the public offering price of $14.50 per share and after deducting underwriting discounts and commissions and estimated expenses payable by ShowNow.com. Due to the acquisitions in 1998 and in 1999, ShopNow.com believes that period-to-period comparisons are not meaningful, and you should not rely on them as indicative of ShopNow.com's future performance. You should read the following selected consolidated financial data in conjunction with "ShopNow.com Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Combined Financial Information and the Consolidated Financial Statements and related Notes appearing elsewhere in this proxy statement/prospectus.

                                              ------------------------------------------------------------------------------------
                                                 JANUARY 20,
                                                        1994                                                             PRO FORMA
                                              (INCEPTION) TO                 YEARS ENDED DECEMBER 31,                   YEAR ENDED
                                                DECEMBER 31,   ----------------------------------------------------   DECEMBER 31,
                                                        1994       1995       1996       1997       1998       1999        1999(1)
                                              --------------   --------   --------   --------   --------   --------   ------------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA                                                                           (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:..................................    $        279     $  727     $  993    $   604    $  7,154   $ 36,955   $     32,588
Cost of revenues:..........................             127        323        430        515       5,849     27,329         17,285
                                               ------------     ------     ------    -------    --------   --------   ------------
  Gross profit.............................             152        404        563         89       1,305      9,626         15,303
                                               ------------     ------     ------    -------    --------   --------   ------------
Operating expenses:
  Sales and marketing......................             116        163        610      1,201      12,183     55,072         53,932
  General and administrative...............             216        347        656        918       3,549      8,342         13,853
  Research and development.................              --         --         25      2,436       4,370      8,885         10,247
  Amortization of intangible assets........              --         --         32        136         730      8,805         61,483
  Stock-based compensation.................              --         --         --         --         182      7,216          7,216
  Unusual item - write-off of acquired
    technology.............................              --         --         --         --       5,207         --             --
                                               ------------     ------     ------    -------    --------   --------   ------------
  Total operating expenses.................             332        510      1,323      4,691      26,221     88,320        146,731
                                               ------------     ------     ------    -------    --------   --------   ------------
    Loss from operations...................            (180)      (106)      (760)    (4,602)    (24,916)   (78,694)      (131,428)
Nonoperating income (expense), net.........              (1)        (7)       (50)      (164)        171      2,751          2,505
                                               ------------     ------     ------    -------    --------   --------   ------------
    Net loss...............................    $       (181)    $ (113)    $ (810)   $(4,766)   $(24,745)  $(75,943)  $   (128,923)
                                               ============     ======     ======    =======    ========   ========   ============
Basic and diluted net loss per share(2)....    $      (0.11)    $(0.06)    $(0.40)   $ (1.83)   $  (7.01)  $  (5.80)
                                               ============     ======     ======    =======    ========   ========
Basic and diluted pro forma net loss per
  share(2).................................                                                                           $      (6.07)
                                                                                                                      ============

                                                              ------------------------------------------
                                                                          DECEMBER 31, 1999
                                                              ------------------------------------------
                                                                                               PRO FORMA
                                                                                                      AS
                                                                    ACTUAL   PRO FORMA(3)    ADJUSTED(4)
DOLLARS IN THOUSANDS                                          ------------   ------------   ------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $     10,660   $     12,506   $    120,304
  Working capital...........................................        43,431         43,064        150,862
  Total assets..............................................       274,174        338,878        446,676
  Total liabilities.........................................        44,961         65,780         65,780
  Total shareholders' equity................................       229,213        273,098        380,896

                                                              ------------------------------------------
                                                                 AS OF AND FOR THE THREE MONTHS ENDED
                                                              ------------------------------------------
                                                                  JUNE 30,      SEPT. 30,       DEC. 31,
                                                                      1999           1999           1999
                                                              ------------   ------------   ------------
OTHER DATA(5):
Number of advertising and merchandising clients on the
  ShopNow marketplace.......................................           181            336            514
Number of merchants listed on the ShopNow marketplace.......        33,841         37,099         45,522
Number of shopper visits to the ShopNow marketplace.........     6,422,000      7,485,000     21,461,497

(1) ShopNow.com acquired GO Software in June 1999, SpeedyClick in November 1999 and WebCentric in December 1999. In January 2000, ShopNow.com entered into a definitive agreement to acquire Ubarter.com and expects to close this acquisition in the second quarter of 2000. In June 1999, ShopNow.com ceased operations of its BuySoftware.com business. The pro forma statement of operations data reflect consolidation of the operations results from these businesses and the cessation of BuySoftware.com as if they had occurred on January 1, 1999.

(2) See Note 1 to the Consolidated Financial Statements of ShopNow.com for a description of the method used to compute basic and diluted net loss per share. In addition, see Note 2(h) to the Unaudited Pro Forma Combined Financial Information for a description of the method used to compute basic and diluted pro forma net loss per share.

(3) The pro forma consolidated balance sheet data gives effect to the proposed acquisition of Ubarter.com.

(4) The pro forma as adjusted balance sheet data gives effect to the sale of the 7,913,607 shares of common stock that ShopNow.com sold on February 18, 2000 at the public offering price of $14.50 per share, after deducting underwriting discounts, commissions and estimated expenses payable by ShopNow.com upon closing of the offering.

(5) The number of advertising and merchandising clients represents the number of clients that purchased an advertising/merchandising package during the applicable quarter; the number of merchants listed represents the number of merchants as of the last day of the applicable quarter; the number of shopper visits represents the total number of shopper visits to the ShopNow marketplace during the applicable quarter.

              SELECTED CONSOLIDATED FINANCIAL DATA OF UBARTER.COM

                                                    --------------------------------------------------------------------
                                                                                                       NINE MONTHS ENDED
                                                           FISCAL YEAR ENDED MARCH 31,                      DECEMBER 31,
                                                    ------------------------------------------   -----------------------
                                                        1996       1997       1998        1999     1998(1)       1999(1)
                                                    --------   --------   --------   ---------   ---------   -----------
                                                                                                       (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenue...........................................  $298,000   $453,000   $586,100   $ 504,500   $ 476,400   $ 2,670,000
Operating income..................................    31,000    (61,000)    29,800    (841,000)   (238,900)   (2,818,400)
Net income (loss).................................    21,000    (63,000)    32,500    (798,000)   (211,900)   (3,013,200)
Basic earnings (loss) per share...................      2.13      (0.14)      0.01       (0.14)      (0.04)        (0.50)
Diluted earnings (loss) per share.................      2.13      (0.14)      0.01       (0.14)      (0.04)        (0.50)

                                                         ---------------------------------------------------------------
                                                                             MARCH 31,                           DEC. 31
                                                         -------------------------------------------------   -----------
                                                               1996         1997         1998         1999       1999(2)
                                                         ----------   ----------   ----------   ----------   -----------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash and short-term investments........................  $    5,000   $  162,000   $  382,600   $  492,700   $1,846,400
Total assets...........................................     136,000      290,000      525,100    4,389,700    5,503,400
Debt...................................................      49,000       33,000       32,200      183,200    3,262,800
Shareholders' equity (deficit).........................     (73,000)     139,000      470,500    1,732,700     (422,900)
Historical book value per share(1).....................       (0.04)        0.06         0.12         0.29        (0.07)
Shares used in computing book value per share(2).......   2,000,000    2,500,000    3,832,900    5,926,400    6,076,233

------------------------------

(1) Unaudited.

(2) Historical book value per share is computed by dividing total shareholders' equity by the number of common shares outstanding at the end of the period.

                      UNAUDITED COMPARATIVE PER SHARE DATA


The following table reflects (1) the historical net income (loss) and book value per share of ShopNow.com common stock and the historical net loss and book value per share of Ubarter.com common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger and
(2) the equivalent historical net loss and book value per share price attributable to the fractional share of ShopNow.com common stock which will be received for each share of Ubarter.com common stock. The table below assumes an exchange ratio of 0.366. The actual exchange ratio could vary significantly from this number. See the section entitled "The Merger -- Merger Consideration; conversion of Ubarter.com common stock" on page 40. The information presented in the following tables should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements included elsewhere in this document and the historical financial statements and related notes of ShopNow.com and Ubarter.com which are included in this document.



                                                                                             EQUIVALENT
                                                  HISTORICAL                PRO FORMA        PRO FORMA
                                        -------------------------------   --------------   --------------
                                        SHOPNOW.COM(1)   UBARTER.COM(2)   SHOPNOW.COM(1)   UBARTER.COM(3)
                                        --------------   --------------   --------------   --------------
Book value per share at December 31,
  1999................................       $8.90           $(0.07)           $9.79           $ 3.58
Basic and diluted net loss per share,
  for the year ended December 31,
  1999................................       (2.95)          (0.64)            (3.53)           (1.29)
Dividends per share(4)................          --              --                --               --


------------------------

(1) The book value per share and basic and diluted net loss per share data for ShopNow.com has been calculated assuming that all of ShopNow.com's convertible preferred stock had been outstanding as common stock on an as-if converted basis from the original issuance date of the preferred stock.

(2) The historical financial statements for Ubarter.com have been prepared based on a fiscal year-end of March 31. The Ubarter financial information used to complete this table is based on actual historical financial information for Ubarter.com based on a calendar year-end, similar to ShopNow.com's historical financial data.


(3) The pro forma combined per equivalent Ubarter.com share data is calculated by multiplying the pro forma combined net loss and book value per ShopNow.com share by the exchange ratio.


(4) Neither ShowNow.com nor Ubarter.com have paid dividends to their common shareholders.

                                  RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY
STATEMENT/PROSPECTUS AND IN THE DOCUMENTS TO WHICH WE REFER YOU, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

RISKS RELATED TO THE MERGER

THE EXCHANGE RATIO FOR UBARTER.COM COMMON STOCK TO BE RECEIVED IN THE MERGER IS FIXED AND WILL NOT BE ADJUSTED IN THE EVENT OF ANY CHANGE IN STOCK PRICE.


Regardless of the market prices of ShopNow.com and Ubarter.com common stock at the effective time of the merger, Ubarter.com stockholders will receive a fixed number of shares of ShopNow.com common stock for the shares of Ubarter.com common stock they own. The number of shares to be received by Ubarter.com's stockholders in the merger was fixed at the time of execution of the merger agreement, subject to certain adjustments. The price per share of ShopNow.com common stock used to determine the number of shares to be issued in the merger was $17.31. The closing price per share of ShopNow.com common stock on the last full trading day before the printing of this proxy statement/prospectus was $5.7188. The market value of ShopNow.com common stock is likely to change, both before and after the merger, and no one can accurately predict what the market value will be at any given time. Market prices of ShopNow.com and Ubarter.com common stock may vary for many reasons, including changes in the business, operations or prospects of ShopNow.com or Ubarter.com, market assessments of the likelihood that the merger will be completed, the timing of regulatory considerations and general market and economic conditions. The stock market has experienced significant price and volume fluctuations, and the market prices of Internet-related companies such as ShopNow.com have been particularly volatile. Because the merger will be completed after the special meeting, the prices of ShopNow.com and Ubarter.com common stock on the date of the special meeting may not be indicative of their prices on the date the merger is completed. Ubarter.com cannot "walk away" from the merger or resolicit the vote of its stockholders based solely on changes in the value of ShopNow.com common stock. We urge you to obtain current market quotations for the ShopNow.com and Ubarter.com common stock.


UBARTER.COM'S DIRECTORS AND EXECUTIVE OFFICERS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT THE MERGER.

The directors and officers of Ubarter.com participate in arrangements that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

    - as of March 6, 2000, the executive officers and directors of Ubarter.com had stock options to purchase an aggregate of 485,000 shares of Ubarter.com common stock, of which 286,250 are unvested. If the merger is completed, all of the unvested options will accelerate and become immediately exercisable;


    - officers of Ubarter.com are entitled to certain benefits, including substantial severance packages aggregating approximately $650,000 of cash payments under their employment agreements with Ubarter.com upon termination of such agreements as a result of Ubarter.com's change of control, such as in the merger;


    - upon completion of the merger, ShopNow.com will enter into an employment agreement with Liad Meidar, a consultant to Ubarter.com who currently serves as Ubarter.com's Vice President of Strategic Development, and
      Mr. Meidar will be granted options to purchase 250,000 shares of ShopNow.com common stock;

    - Astra Ventures, a consulting firm owned by Mr. Meidar, will enter into an agreement with ShopNow.com, effective as of the effective time of the merger, which will provide that in exchange for the termination of all obligations to or agreements with Astra Ventures, ShopNow.com will pay Astra Ventures $675,000 in cash and 38,995 shares of ShopNow.com common stock;


    - Momentous Inc. Pension Plan and Trust, which is owned by Mr. Meidar's father, will receive a warrant to purchase 20,000 shares of ShopNow.com common stock exercisable at a price per share equal to 90% of the average of the closing prices of ShopNow.com common stock for each of the five trading days prior to the completion of the merger;

    - Steven White, Chief Executive Officer of Ubarter.com, has agreed with ShopNow.com to vote his shares, which represent approximately 22% of the shares entitled to vote at the special meeting, in favor of the merger; and



    - upon the completion of the merger, Mr. White will enter into a consulting agreement with ShopNow.com under which he will receive $5,000 per month and options to purchase 24,406 shares of ShopNow.com common stock at an exercise price equal to the average of the closing prices of ShopNow.com common stock for the five trading days immediately prior to the completion of the Merger.



The officers and directors of Ubarter.com may therefore have been more likely to vote to approve the merger agreement and the merger than if they did not have these interests. Ubarter.com stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger--Interests of Executive Officers and Directors of Ubarter.com in the Merger" on page 41.


FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT UBARTER.COM'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

If the merger is not completed for any reason, Ubarter.com may be subject to a number of material risks, including:

    - Ubarter.com will not be able to obtain financing on acceptable terms in order to repay currently outstanding indebtedness, or to finance Ubarter.com's operations and growth strategy;

    - the effect of the public announcement of the merger on Ubarter.com's barter business and operating results and Ubarter.com's ability to attract and retain key management, marketing, technical, sales and other personnel;

    - ShopNow.com has the right to purchase all of the shares of Ubarter.com held by Steven White (approximately 22% of Ubarter.com's outstanding voting stock), which would give ShopNow.com certain ability to influence the management and operation of Ubarter.com; and

    - costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

THE PRICE OF SHOPNOW.COM COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF UBARTER.COM COMMON STOCK.

Upon completion of the merger, the holders of Ubarter.com common stock will become holders of ShopNow.com common stock. ShopNow.com's business differs from that of Ubarter.com, and ShopNow.com's results of operations and the price of ShopNow.com common stock may be affected by factors different from those that affected Ubarter.com's results of operations and the price of Ubarter.com common stock before the merger.

SHOPNOW.COM MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE UBARTER.COM AND ACHIEVE THE BENEFITS EXPECTED TO RESULT FROM THE MERGER.

The acquisition of Ubarter.com is intended to expand ShopNow.com's capability to enable businesses to exchange products and services. If ShopNow.com is unable to successfully complete the acquisition of Ubarter.com and successfully integrate Ubarter.com's businesses, technologies and personnel, its ability to increase product and service offerings will be reduced. This could cause ShopNow.com to lose business to its competitors, and ShopNow.com's operating results could suffer.

The acquisition of Ubarter.com may involve numerous risks, including:

    - diverting management's attention from other business concerns;

    - being unable to maintain uniform standards, controls, procedures and policies;

    - entering markets in which ShopNow.com has no direct prior experience;

    - improperly evaluating new services and technologies or otherwise being unable to fully exploit the anticipated opportunity; and

    - being unable to successfully integrate the acquired businesses, technologies and other assets.

If ShopNow.com inaccurately assessed Ubarter.com's businesses or technologies, its business could suffer. In addition, this acquisition may involve the assumption of obligations or large one-time write-offs and amortization expenses related to goodwill and other intangible assets. Any of the factors listed above would adversely affect ShopNow.com's results of operations.

RISKS RELATING TO THE COMBINED COMPANY

SHOPNOW.COM'S RAPID GROWTH AND EVOLUTION MAY MAKE IT DIFFICULT TO EVALUATE ITS BUSINESS AND PROSPECTS.

ShopNow was incorporated in January 1994 and operated initially as a computer services company. In 1996, ShopNow.com began to change the focus of its business to conducting commerce over the Internet. In August 1998, ShopNow.com launched its first online marketplace, ShopNow.com. In recent months, particularly with the launch of b2bNow.com, ShopNow.com's business-to-business marketplace, ShopNow.com has increasingly focused on developing and providing products and services to enable businesses to conduct online commerce. The recent shifts in ShopNow.com's business focus may make it difficult for you to evaluate its business and prospects. When making your decision whether to vote to approve the merger, you should also consider the risks, expenses and difficulties that ShopNow.com may encounter as a young company in a rapidly evolving market.

SHOPNOW.COM HAS A HISTORY OF LOSSES AND EXPECTS FUTURE LOSSES.

ShopNow.com incurred net losses of $24.7 million for the year ended
December 31, 1998 and $75.9 million for the year ended December 31, 1999. At December 31, 1999, ShopNow.com had an accumulated deficit of $105.3 million. ShopNow.com has historically invested heavily in sales and marketing, technology infrastructure and research and development and expects to continue to do so in the future. As a result, ShopNow.com must generate significant revenues to achieve and maintain profitability. ShopNow.com expects that its sales and marketing expenses, research and development expenses and general and administrative expenses will continue to increase in absolute dollars and may increase as a percentage of revenues. In addition, ShopNow.com may incur substantial expenses in connection with future acquisitions.

SHOPNOW.COM'S FUTURE REVENUES ARE UNPREDICTABLE AND IT EXPECTS ITS OPERATING RESULTS TO FLUCTUATE FROM PERIOD TO PERIOD.

ShopNow.com's business model has only been applied to the Internet since the mid-1990s and continues to evolve. Therefore ShopNow.com has limited experience in planning the financial needs and operating expenses of its business. It is difficult for ShopNow.com to accurately forecast its revenues in any given period. ShopNow.com may not be able to sustain its recent revenue growth rates or obtain sufficient revenues to achieve profitability. If its revenues in a particular period fall short of its expectations, ShopNow.com will likely be unable to quickly adjust its spending in order to compensate for that revenue shortfall.

ShopNow.com's operating results are likely to fluctuate substantially from period to period as a result of a number of factors, such as:

    - declines in the number of businesses and merchants to which ShopNow.com provides its products and services;

    - the amount and timing of operating costs and expenditures relating to expansion of its operations; and

    - the mix of products and services that ShopNow.com sells.

In addition, factors beyond its control may also cause its operating results to fluctuate, such as:

    - the announcement or introduction of new or enhanced products or services by its competitors and

    - the pricing policies of its competitors.

Period-to-period comparisons of ShopNow.com's operating results are not a good indicator of its future performance. It is likely that ShopNow.com's operating results in some quarters may not meet the expectations of stock market analysts and investors and this could cause its stock price to decline.

SHOPNOW.COM'S BUSINESS MODEL IS UNPROVEN AND CHANGING.

ShopNow.com's business model consists of providing businesses and merchants with e-commerce enabling solutions. It has limited experience as a company and, additionally, the Internet, on which its business model relies, is still unproven as a business medium. Accordingly, ShopNow.com's business model may not be successful, and ShopNow.com may need to change it. Its ability to generate sufficient revenues to achieve profitability will depend, in large part, on its ability to successfully market its e-commerce products and services to businesses and merchants that may not be convinced of the need for an online presence or may be reluctant to rely upon third parties to develop and manage their e-commerce offerings and marketing efforts.

SHOPNOW.COM'S FUTURE GROWTH WILL DEPEND ON ITS ABILITY TO MAKE AND SUCCESSFULLY INTEGRATE ADDITIONAL ACQUISITIONS.

ShopNow.com's success depends on its ability to continually enhance and expand its e-commerce enabling products and services and its online marketplaces in response to changing technologies, customer demands and competitive pressures. Consequently, ShopNow.com has acquired complementary technologies or businesses in the past, and intends to do so in the future. If ShopNow.com is unable to identify suitable acquisition targets, or if it is unable to successfully complete acquisitions and successfully integrate the acquired businesses, technologies and personnel, its ability to increase product and service offerings will be reduced. This could cause ShopNow.com to lose business to its competitors, and its operating results could suffer.

ACQUISITIONS INVOLVE A NUMBER OF RISKS.

ShopNow.com actively seeks to identify and acquire companies with attributes complementary to its e-commerce products and services. Since October 1, 1999, it has acquired five companies. In addition, as described above, acquisitions may involve numerous risks.

If ShopNow.com is unable to accurately assess any newly acquired businesses or technologies, its business could suffer. For example, in June 1998 ShopNow.com acquired e-Warehouse and CyberTrust. These companies had developed payment-processing technologies that ShopNow.com planned to utilize as part of its e-commerce products and services. However, ShopNow.com is not currently utilizing the acquired technologies, and it has determined that the technologies have no other use or value to it. Because it is not using the acquired technologies, it wrote off substantially all of the $5.4 million aggregate purchase price for e-Warehouse and CyberTrust in 1998. Future acquisitions may involve the assumption of obligations or large one-time write-offs and amortization expenses related to goodwill and other intangible assets. Any of the factors listed above would adversely affect its results of operations.

In addition, in order to finance any future acquisition, ShopNow.com may need to raise additional funds through public or private financings. In this event, it could be forced to obtain equity or debt financing on terms that are not favorable to it and that may result in dilution to its shareholders.

SHOPNOW.COM'S SUCCESS DEPENDS ON ACHIEVING ADEQUATE MARKET SHARE TO INCREASE ITS REVENUES AND BECOME PROFITABLE.

ShopNow.com's success depends upon achieving significant market penetration and acceptance of its e-commerce enabling products and services. ShopNow.com has only recently begun to expand its business-to-business initiatives designed to enable businesses to maximize their e-commerce opportunities, and ShopNow.com's online marketplaces have achieved only limited market acceptance to date. ShopNow.com may not currently have adequate market share to successfully execute its business plan. If it is unable to reach and retain substantial numbers of businesses, merchants and shoppers, its business model may not be sustainable.

To successfully market and sell its e-commerce enabling products and services, ShopNow.com must

    - become recognized as a leading provider of end-to-end enabling solutions;

    - enhance existing products and services;

    - add new products and services;

    - complete projects on time;

    - increase the number of businesses and merchants using its e-commerce products and services and online marketplaces; or

    - continue to increase the attractiveness of the ShopNow marketplace to shoppers.

IF SHOPNOW.COM DOES NOT INCREASE BRAND AWARENESS, ITS SALES MAY SUFFER.

Due in part to the emerging nature of the markets for e-commerce enabling products and services and online marketplaces, together with the substantial resources available to many of its competitors, ShopNow.com's opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of the ShopNow.com and b2bNow.com brand names are critical in achieving widespread acceptance of its e-commerce enabling products and services and its online marketplaces. ShopNow.com launched the ShopNow marketplace in August 1998 and it has only recently begun to expand its business-to-business initiatives designed to enable businesses to maximize their e-commerce opportunities. The importance of brand recognition will increase as competition in its markets increases. Successfully promoting and positioning its brands will depend largely on the effectiveness of its marketing and sales efforts and its ability to develop reliable and useful products and services at competitive prices. If its planned marketing and sales efforts are ineffective, ShopNow.com may need to increase its financial commitment to creating and maintaining brand awareness among businesses, merchants and shoppers, which could divert financial and management resources from other aspects of its business, or cause its operating expenses to increase disproportionately to its revenues. This could cause its business and operating results to suffer.

SHOPNOW.COM FACES SIGNIFICANT COMPETITION.

The market for e-commerce enabling products and services and online marketplaces is highly competitive, and ShopNow.com expects competition to intensify in the future. Barriers to entry are not significant. ShopNow.com's failure to compete effectively could result in the following:

    - fewer businesses and merchants relying upon its enabling solutions;

    - the obsolescence of the technology underlying its products and services;

    - fewer businesses and merchants listed in its directories;

    - a decrease in shopper traffic on its web sites; and

    - a reduction in the prices of or profits on its products and services.

The number of companies providing e-commerce enabling products and services is large and increasing at a rapid rate. ShopNow.com expects that additional companies which to date have not had a substantial commercial presence on the Internet or in its markets will offer competing products and services. Although ShopNow.com believes no one company currently offers a range of e-commerce enabling solutions as comprehensive as its suite of products and services, companies such as InfoSpace, Go2Net, Yahoo! and Cybersource offer alternatives to one or more of ShopNow.com's products and services.

Many of ShopNow.com's competitors and potential competitors have substantial competitive advantages as compared to it, including:

    - larger customer or user bases;

    - the ability to offer a wider array of e-commerce products and solutions;

    - greater name recognition and larger marketing budgets and resources;

    - substantially greater financial, technical and other resources;

    - the ability to offer additional content and other personalization features; and

    - larger production and technical staffs.

These advantages may enable ShopNow.com's competitors to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of acquisition or other opportunities more readily or develop and expand their product and service offerings more quickly.

In addition, as the use of the Internet and online products and services increases, larger well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of e-commerce enabling solutions, and existing providers may continue to consolidate. Providers of Internet browsers and other Internet products and services who are affiliated with providers of web directories and information services that compete with ShopNow.com's products and services may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends would increase the competition ShopNow.com faces.

IF SHOPNOW.COM FAILS TO MAINTAIN ITS STRATEGIC BUSINESS RELATIONSHIPS AND ENTER INTO NEW RELATIONSHIPS ITS BUSINESS WILL SUFFER.

An important element of ShopNow.com's strategy involves entering into business relationships with other companies. ShopNow.com's success is dependent on maintaining its current contractual relationships and developing new strategic relationships. These contractual relationships typically involve joint marketing, licensing or promotional arrangements. For example, ShopNow.com has entered into a licensing and co-marketing agreement with Chase Manhattan Bank, a marketing agreement with About.com, a cross promotion agreement with 24/7 Media and a software license agreement with HNC Software. Although these relationships are an important factor in ShopNow.com's strategy because they enable it to enhance its product and service offerings, the parties with which ShopNow.com contracts may not view their relationships with ShopNow.com as significant to their own businesses. To date, ShopNow.com has not derived material revenue from these relationships, and some of these relationships impose substantial obligations on ShopNow.com. It is not certain that the benefits to ShopNow.com will outweigh its obligations. For example, its relationship with 24/7 Media requires it to refer to them any business that would benefit from the advertising services offered by 24/7 Media and makes 24/7 Media the only third party authorized to sell advertising on ShopNow.com's web site. Several of its significant business arrangements do not establish minimum performance requirements but instead rely on contractual best efforts obligations of the parties with which ShopNow.com contracts. In addition, most of these relationships may be terminated by either party with little notice. Accordingly, in order to maintain its strategic business relationships ShopNow.com will need to meet its partners' specific business objectives, including incremental revenue, brand awareness and implementation of specific e-commerce applications. If its strategic business relationships are discontinued for any reason, or if it is unsuccessful in entering into new relationships in the future, ShopNow.com's business and results of operations may be harmed.

IF SHOPNOW.COM FAILS TO EFFECTIVELY MANAGE THE RAPID GROWTH OF ITS OPERATIONS, ITS BUSINESS WILL SUFFER.

ShopNow.com's ability to successfully offer e-commerce enabling products and services and implement its business plan in a rapidly evolving market requires an effective planning and management process. ShopNow.com is increasing the scope of its operations domestically and internationally, and ShopNow.com has recently increased its headcount substantially. From December 31, 1997 to December 31, 1999, its total number of employees increased from less than 50 to
476. This growth has placed and will continue to place a significant strain on its management systems, infrastructure and resources. ShopNow.com will need to continue to improve its financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train and manage its workforce worldwide. Furthermore, ShopNow.com expects that it will be required to manage an increasing number of relationships with various customers and other third parties. Any failure to expand any of the foregoing areas efficiently and effectively could cause its business to suffer.

SHOPNOW.COM DEPENDS ON ITS KEY MANAGEMENT PERSONNEL FOR SUCCESSFUL OPERATION OF ITS BUSINESS.

ShopNow.com's success depends on the skills, experience and performance of its senior management and other key personnel. Its key personnel include Dwayne Walker, its Chairman and Chief Executive Officer, Joe Arciniega, its President and Chief Operating Officer, Alan Koslow, its Chief Financial Officer, and
Dr. Ganapathy Krishnan, its Chief Technology Officer. Only Mr. Walker has an employment agreement with ShopNow.com. Many of its executive officers have joined ShopNow.com within the past three years. If it does do not quickly and efficiently integrate these new personnel into its management and culture, its business could suffer. Its business could also suffer if ShopNow.com does not retain its key personnel.

SHOPNOW.COM MUST HIRE ADDITIONAL PERSONNEL TO EXPAND ITS OPERATIONS.

ShopNow.com's future success depends on its ability to identify, hire, train, retain and motivate highly skilled executive, technical, managerial, sales and marketing, business development and administrative personnel. ShopNow.com intends to hire a significant number of personnel during the next year, and as of December 31, 1999 it had openings for 67 job positions. Competition for qualified personnel is intense, particularly in the technology and Internet markets. If ShopNow.com fails to successfully attract and retain a sufficient number of qualified executive, technical, managerial, sales and marketing, business development and administrative personnel, its ability to manage and expand its business could suffer.

SHOPNOW.COM'S ABILITY TO DEVELOP AND INTEGRATE E-COMMERCE TECHNOLOGIES IS SUBJECT TO UNCERTAINTIES.

ShopNow.com has limited experience delivering its e-commerce products and services and operating online marketplaces. In order to remain competitive, it must regularly upgrade its e-commerce products and services to incorporate current technology, which requires it to integrate complex computer hardware and software components. If ShopNow.com does not successfully integrate these components, the quality and performance of its online offerings may be reduced. In addition, the ability of its online marketplaces to accommodate an increasing number of businesses, merchants and shoppers would suffer. While these technologies are generally commercially available, ShopNow.com may be required to expend considerable time and money in order to successfully integrate them into its products and services and this may cause its business to suffer. ShopNow.com must also maintain an adequate testing and technical support infrastructure to ensure the successful introduction of products and services.

SHOPNOW.COM'S COMPUTER SYSTEMS MAY BE VULNERABLE TO SYSTEM FAILURES.

ShopNow.com's success depends on the performance, reliability and availability of the technology supporting its e-commerce products and services and its online marketplaces. ShopNow.com's revenues depend, in large part, on the number of businesses and merchants that use its products and services and the number of shoppers that access the ShopNow marketplace. This depends, in part, upon its actual and perceived reliability and performance. Any inability to provide its products and services or any slowdown or stoppage of its online marketplaces could cause ShopNow.com to lose clients and therefore lose revenue. Substantially all of its computer and communications hardware is located at leased and third-party facilities in Seattle, Washington and Sterling, Virginia. ShopNow.com's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-in, earthquake and similar events. Because ShopNow.com presently does not have fully redundant systems or a formal disaster recovery plan, a systems failure could adversely affect its business. ShopNow.com's computer systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which may lead to interruptions, delays, loss of data or inability to process online transactions for its clients. ShopNow.com may be required to expend considerable time and money to correct any system failure. If it is unable to fix a problem that arises, it may lose clients or be unable to conduct its business at all.

SHOPNOW.COM'S BUSINESS MAY BE HARMED BY DEFECTS IN ITS SOFTWARE AND SYSTEMS.

ShopNow.com has developed custom software for its network servers and has licensed additional software from third parties. This software may contain undetected errors or defects. Although ShopNow.com has not suffered significant harm from any errors or defects to date, it may discover significant errors or defects in the future that it may be unable to fix in a timely or cost-effective manner.

SHOPNOW.COM WILL NEED TO EXPAND AND UPGRADE ITS SYSTEMS IN ORDER TO MAINTAIN CUSTOMER SATISFACTION.

ShopNow.com must expand and upgrade its technology, transaction processing systems and network infrastructure if the number of businesses and merchants using its e-commerce products and services and online marketplaces, or the volume of traffic on its web sites or its clients' web sites, increases substantially. ShopNow.com could experience periodic capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. It may be unable to accurately project the rate or timing of increases, if any, in the use of its products or services or its web sites or when it must expand and upgrade its systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm its business.

SHOPNOW.COM'S INTERNATIONAL OPERATIONS INVOLVE RISKS.

ShopNow.com is subject to risks specific to Internet-based companies in foreign markets. These risks include:

    - delays in the development of the Internet as a commerce medium in international markets;

    - restrictions on the export of encryption technology; and

    - increased risk of piracy and limits on its ability to enforce its intellectual property rights.

In addition, ShopNow.com intends to begin developing business opportunities in Japan in the first half of 2000. ShopNow.com may be unable to develop sufficient relationships in Japan to take advantage of business opportunities there. In recent periods, the Japanese economy has experienced weakness. If the Japanese economy continues to exhibit weakness, ShopNow.com's efforts to develop business opportunities in Japan and its ability to grow in that market could be impaired. In addition, the failure to succeed in the Japanese market could impair its ability to enter other international markets.

SHOPNOW.COM MAY REQUIRE ADDITIONAL FUNDING TO SUCCESSFULLY OPERATE AND GROW ITS BUSINESS.

Although ShopNow.com believes that its cash reserves and cash flows from operations will be adequate to fund its operations for at least the next
12 months, these resources may be inadequate. Consequently, ShopNow.com may require additional funds during or after this period. Additional financing may not be available on favorable terms or at all. If ShopNow.com raises additional funds by selling stock, the percentage ownership of its then current shareholders will be reduced. If ShopNow.com cannot raise adequate funds to satisfy its capital requirements, it may have to limit its operations significantly. ShopNow.com's future capital requirements depend upon many factors, including, but not limited to:

    - the rate at which ShopNow.com expands its sales and marketing operations and its product and service offerings;

    - the extent to which ShopNow.com develops and upgrades its technology and data network infrastructure; and

    - the occurrence, timing, size and success of acquisitions.

SHOPNOW.COM MAY BE UNABLE TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

ShopNow.com regards its intellectual property rights as critical to its success, and it relies on trademark and copyright law, trade secret protection and confidentiality and license agreements with its employees, customers and others to protect its proprietary rights. Despite its precautions, unauthorized third parties might copy portions of its software or reverse engineer and use information that it regards as proprietary. ShopNow.com currently has five patents pending in the United States Patent and Trademark Office covering different aspects of its product architecture and technology. However, ShopNow.com does not currently own any issued patents and there is no assurance that any pending patent application will result in an issued patent, or that any future patent will not be challenged, invalidated or circumvented, or that the rights granted under any patent will provide ShopNow.com with a competitive advantage. The laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States, and ShopNow.com's means of protecting its proprietary rights abroad may not be adequate. Any misappropriation of its proprietary information by third parties could adversely affect its business by enabling third parties to compete more effectively with it.

SHOPNOW.COM'S TECHNOLOGY MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF
OTHERS.

Although ShopNow.com has not received notice of any alleged infringement by it, it cannot be certain that its technology does not infringe issued patents or other intellectual property rights of others. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to its software. ShopNow.com may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming, and could divert the attention of ShopNow.com's management away from running its business.

IF THE SECURITY PROVIDED BY SHOPNOW.COM'S E-COMMERCE SERVICES IS BREACHED, SHOPNOW.COM MAY BE LIABLE TO ITS CLIENTS AND ITS REPUTATION COULD BE HARMED.

A fundamental requirement for e-commerce is the secure transmission of confidential information of businesses, merchants and shoppers over the Internet. Among the e-commerce services ShopNow.com offers to merchants are security features such as:

    - secure online payment services;

    - secure order processing services; and

    - fraud prevention and management services.

Third parties may attempt to breach the security provided by ShopNow.com's e-commerce products and services or the security of its clients' internal systems. If they are successful, they could obtain confidential information about businesses and shoppers using ShopNow.com's online marketplaces, including their passwords, financial account information, credit card numbers or other personal information. ShopNow.com may be liable to its clients or to shoppers for any breach in security. Even if it is not held liable, a security breach could harm its reputation, and the mere perception of security risks, whether or not valid, could inhibit market acceptance of its products and services. ShopNow.com may be required to expend significant capital and other resources to license additional encryption or other technologies to protect against security breaches or to alleviate problems caused by these breaches. In addition, its clients might decide to stop using its e-commerce products and services if their customers experience security breaches.

PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT SHOPNOW.COM'S BUSINESS.

Prior to January 1, 2000, ShopNow.com devoted substantial resources in an effort to ensure that its proprietary software, the third-party software on which it relies, and the underlying systems and protocols did not contain errors or defects associated with Year 2000 date functions. Since January 1, 2000, ShopNow.com has not experienced any disruption to its business as the result of any Year 2000 problems or otherwise. If problems do arise, they could adversely affect its business.

SHOPNOW.COM'S SUCCESS DEPENDS ON CONTINUED INCREASES IN THE USE OF THE INTERNET AS A COMMERCIAL MEDIUM.

ShopNow.com depends on the growing use and acceptance of the Internet by businesses, merchants and shoppers as a medium of commerce. Rapid growth in the use of and interest in the Internet and online products and services is a recent development. No one can be certain that acceptance and use of the Internet and online products and services will continue to develop or that a sufficiently broad base of businesses, merchants and shoppers will adopt and continue to use the Internet and online products and services as a medium of commerce.

The Internet may fail as a commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies, including security technology and performance improvements. For example, if technologies such as software that stops advertising from appearing on a web user's computer screen gain wide acceptance, the attractiveness of the Internet to advertisers would be diminished, which could harm ShopNow.com's business.

RAPID TECHNOLOGICAL CHANGE COULD NEGATIVELY AFFECT SHOPNOW.COM'S BUSINESS.

Rapidly changing technology, evolving industry standards, evolving customer demands and frequent new product and service introductions characterize the market for e-commerce products and services and online marketplaces. ShopNow.com's future success will depend in significant part on its ability to improve the performance, content and reliability of its products and services in response to both the evolving demands of the market and competitive product and service offerings. Its efforts in these areas may not be successful. If a large number of its clients adopt new Internet technologies or standards, ShopNow.com may need to incur substantial expenditures modifying or adapting its e-commerce products and services to remain compatible with their systems.

SHOPNOW.COM RELIES ON THE INTERNET INFRASTRUCTURE PROVIDED BY OTHERS TO OPERATE ITS BUSINESS.

ShopNow.com's success depends in large part on other companies maintaining the Internet infrastructure. In particular, ShopNow.com relies on other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and service. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure of thousands of computers communicating via telephone lines, coaxial cable and other telecommunications systems may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth. If the performance or reliability of the Internet suffers, Internet users could have difficulty obtaining access to the Internet. In addition, data transmitted over the Internet, including information and graphics contained on web pages, could reach Internet users much more slowly. This could result in frustration of Internet users, which could decrease online traffic and cause advertisers to reduce their Internet expenditures.

FUTURE GOVERNMENTAL REGULATION AND PRIVACY CONCERNS COULD ADVERSELY AFFECT SHOPNOW.COM'S BUSINESS.

ShopNow.com is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to issues such as user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership. The adoption of any laws or regulations that have the effect of imposing additional costs, liabilities or restrictions relating to the use of the Internet by businesses or consumers could decrease the growth in the use of the Internet, which could in turn decrease the demand for ShopNow.com's products and services, decrease traffic on its online marketplaces, increase its cost of doing business, or otherwise have a material adverse effect on its business. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on ShopNow.com's business.

The Federal Communications Commission is currently reviewing its regulatory positions on the privacy protection given to data transmissions over telecommunications networks and could seek to impose some form of telecommunications carrier regulation on telecommunications functions of information services. State public utility commissions generally have declined to regulate information services, although the public service commissions of some states continue to review potential regulation of such services. Future regulation or regulatory changes regarding data privacy could have an adverse effect on ShopNow.com's business by requiring it to incur substantial additional expenses in order to comply with this type of regulation.

A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Foreign countries also may tax Internet transactions. The taxation of Internet-related activities could have the effect of imposing additional costs on companies, such as ShopNow.com, that conduct business over the Internet. This, in turn, could lead to increased prices for products and services, which could result in decreased demand for ShopNow.com's solutions.

SHOPNOW.COM COULD FACE LIABILITY FOR MATERIAL TRANSMITTED OVER THE INTERNET BY OTHERS.

Because material may be downloaded from web sites hosted by ShopNow.com and subsequently distributed to others, there is a potential that claims will be made against ShopNow.com for negligence, copyright or trademark infringement or other theories based on the nature and content of this material. Negligence and product liability claims also potentially may be made against ShopNow.com due to its role in facilitating the purchase of some products, for example, firearms. Although ShopNow.com carries general liability insurance, its insurance may not cover claims of these types, or may not be adequate to indemnify it against this type of liability. Any imposition of liability, and in particular liability that is not covered by its insurance or is in excess of its insurance coverage, could have a material adverse effect on its reputation and its operating results, or could result in the imposition of criminal penalties on it.

SHOPNOW.COM DOES NOT CURRENTLY COLLECT SALES TAX FROM ALL TRANSACTIONS.

ShopNow.com does not currently collect sales or other similar taxes on products sold by it and delivered into states other than Washington, California, Georgia, Arizona, Kansas, New York, Tennessee and Kentucky. However, one or more states or foreign countries may seek to impose sales tax collection obligations on out-of-state or foreign companies engaging in e-commerce. In addition, any new operation in states outside the states for which ShopNow.com currently collects sales tax could subject shipments into these states to state or foreign sales taxes. A successful assertion by one or more states or any foreign country that ShopNow.com should collect sales or other similar taxes on the sale of merchandise or services could result in liability for penalties as well as substantially higher expenses incurred by its business.

RISKS RELATING TO UBARTER.COM

UBARTER.COM MAY FACE DIFFICULTIES IN ACHIEVING ITS GROWTH STRATEGY IN ITS
MARKETS.

You should consider the risks and difficulties Ubarter.com expects to encounter as it attempts to execute its business strategy, including the rapidly evolving nature of the commercial barter market and the Internet market. These risks include uncertainties about its ability to

    - attract a larger number of members to execute barter transactions on its offline trade exchange and on its e-commerce barter web site launched in September 1999;

    - increase awareness of the benefits of bartering in general and the specific services Ubarter.com can provide;

    - continue to develop and upgrade its technology;

    - respond effectively to competitive pressures;

    - attract, integrate, retain and motivate qualified personnel;

    - strengthen the loyalty of its existing members; or

    - respond effectively to increased business operation demands.

Ubarter.com may be unable to accomplish one or more of the above, which could cause its business to suffer. In addition, accomplishing one or more of the above could be very costly, which could harm its financial results.

FUNDS MAY BE INSUFFICIENT TO FINANCE ITS PLANS FOR GROWTH AND ITS OPERATIONS.


Ubarter.com's existing working capital and cash from financing activities will not be sufficient to allow it to execute its business plan, including the further development and implementation of its e-commerce barter web site and acquisition of other barter exchanges or to meet the demands for its services during 2000. If the merger with ShopNow.com is not completed, Ubarter.com will have to secure additional financing. There is no assurance that Ubarter.com will be able to secure such financing on terms acceptable to it. Ubarter.com believes a portion of its capital resources, up to approximately $1.4 million, will come from the exercise of outstanding warrants. Some of these warrants have an exercise price of $1.50 and expire in June 2000 and some have an exercise price of $2.00 and expire in September 2004. The perceived value of these warrants at any given time is related to the market price of Ubarter.com's common stock, which trades over the counter through the Over-the-Counter Bulletin Board. If Ubarter.com is unable to obtain the expected portion of its financing through the exercise of warrants or other financings, Ubarter.com may not be able to successfully implement its short-term or long-term plans for expansion or meet its working capital requirements. In addition, if Ubarter.com is unable to repay approximately $4.9 million of short-term financing it received from ShopNow.com by June 22, 2000, the loans would be converted into the right to receive shares of Ubarter.com stock. Accordingly, Ubarter.com current stockholders would, in the event of such a conversion, experience significant dilution of their investment in Ubarter.com. See the section entitled "Related Agreements -- convertible notes" on page 53.


Ubarter.com does not have current commitments for additional financing. Ubarter.com might not succeed in raising additional equity capital or in negotiating and obtaining additional and acceptable financing when Ubarter.com needs it. Ubarter.com's ability to obtain additional capital may depend on market conditions (including the market for Internet stocks), national and global economies and others factors beyond its control.

UBARTER.COM FACES COMPETITION FROM NUMEROUS BARTER EXCHANGES AND OTHER
COMPANIES.

There are hundreds of independent barter exchanges in the United States and Canada, some of which may have similar plans for international expansion and development of online e-commerce barter sites. Some of the established entities in the barter industry may have more operating experience, larger member bases or greater financial, marketing, technical and other resources. It is possible that a group of independent barter exchanges could join forces to create a large national or international barter company with an online e-commerce barter site. Consequently, Ubarter.com will encounter competition in its efforts to expand its business and to acquire desirable independent trade exchanges.

Similarly, Ubarter.com expects to face competition in its efforts to develop Ubarter.com into a premier e-commerce barter web site. The market for Internet-based services and products is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. A number of companies that have expertise in developing online commerce and in facilitating person-to-person or business-to-business interaction, could be potential competitors if they elected to enter the barter business. Certain Internet-based companies with unique purchasing or sales models such as eBay, FreeMarkets.com and Priceline.com have significant technical, financial and marketing resources and could be potential competition for Ubarter.com. These companies would be strong competitors if they decided to enter the barter business.

Ubarter.com faces the risk that existing or new competitors may develop technologies or services or strategic alliances and affiliations that make its services less marketable or less useful or desirable. Furthermore, Ubarter.com may not be able to successfully enhance its services, develop new services or lower costs when and as it needs them. In addition, Ubarter.com faces the risk that increased competition will place pressure on its transaction fee structure. Any reduction in transaction fees that Ubarter.com charges for its services would adversely impact its ability to run its operations on a profitable basis.

A KEY COMPONENT OF UBARTER.COM'S FUTURE REVENUE GROWTH DEPENDS ON ITS ABILITY TO CONTINUE TO DEVELOP AND SUCCESSFULLY IMPLEMENT A QUALITY E-COMMERCE BARTER WEB SITE.

Ubarter.com intends to develop into a premier e-commerce barter web site where businesses can buy and sell products and services. Ubarter.com may not be successful in its plans to implement, maintain and develop usage of the web site. Ubarter.com's web site may encounter technical difficulties in implementation. Technical problems may cause delays or require additional expenditures. For Ubarter.com's web site to be perceived as a viable marketplace and a replacement for or supplement to current trade exchanges, the web site must provide accurate and timely information on a consistent, easy-to-use and reliable basis. Other measures of quality of Ubarter.com's web site include:

    - the level of representative member participation;

    - a sufficient range and availability of products and services offered on its web site;

    - its ability to service high response rates for members; and

    - timely posting of changes and modifications to the inventory of members and products and services offered over its web site.

Ubarter.com expects to derive revenues in the near term from the Ubarter.com web site. The success of Ubarter.com's business will depend, in part, on end-user acceptance of its online services. Ubarter.com's success will also depend on its ability to design, develop, test and support new services and enhancements on a timely basis that meet changing customer needs and its ability to respond to technological developments and emerging industry standards. Ubarter.com may be unable to maintain adequate quality control procedures, develop and market new services and enhancements that meet changing customer needs, or respond to technological developments and emerging industry standards.

IN UBARTER.COM'S EFFORT TO DEVELOP NEW AND ENHANCED SERVICES AND FEATURES FOR ITS WEB SITE, UBARTER.COM MAY ALIENATE CURRENT USERS OR EXPERIENCE TECHNICAL DIFFICULTIES.

Ubarter.com believes its web site will be more beneficial to members by allowing members to access products and services online 24 hours a day, seven days a week, and execute transactions online. Accordingly, Ubarter.com intends to introduce additional or enhanced services and features designed to attract new members to its web site while retaining current members. If Ubarter.com introduces services or features that do not function properly or that its current members do not perceive favorably, they may not continue to visit its web site. Members may also choose a competitor's site over Ubarter.com's. Ubarter.com may also experience difficulties that could delay or prevent it from introducing new services or features. Furthermore, these services or features may contain errors or problems that Ubarter.com discovers after Ubarter.com has already introduced them. Ubarter.com may need to modify significantly the design of these services or features on its web site to correct these errors. Errors could lead to significant dissatisfaction of members and result in adverse publicity.

UBARTER.COM'S GROWTH AND SUCCESS DEPEND ON CONTINUED GROWTH IN THE BARTER INDUSTRY.

Industry sources, as well as Ubarter.com's experience, indicate that for the last several years the commercial barter industry has experienced a steady growth. These sources have attributed the growing appeal of the barter industry among business owners to increasing competitive pressures, the existence of surplus inventory, unproductive assets, excess capacity and the ability to generate new sales and reach new customers while conserving cash. Nevertheless, Ubarter.com believes there has been low penetration by the barter industry into the market of potential business customers. Although Ubarter.com is aware of no factors that would lead it to conclude that the commercial barter industry will not continue to grow at a steady rate, it is possible this growth will not continue. If the growth of the barter industry were to decline, however, Ubarter.com would expect to face heightened competition with weakened profitability and a reduced share of the barter market, which could materially adversely affect its business, results of operations and financial condition.

UBARTER.COM MAY BE UNABLE TO EFFECTIVELY MANAGE ITS GROWTH OR TO HIRE AND RETAIN KEY PERSONNEL.

As Ubarter.com continues to expand its level of operations, Ubarter.com will need an effective planning and management process to implement its business plan successfully. In addition, Ubarter.com will need to hire and retain key personnel. With its web site, Ubarter.com may experience periods of significant expansion of its business. Depending on the amount and timing of any increase in business, this expansion could place a strain on Ubarter.com's management, operational and financial resources. Ubarter.com's failure to attract and retain the key personnel necessary may limit its ability to support such increased business. Some areas that could be put under strain by growth include customer support, customer billing and web site support and maintenance. Ubarter.com has management, operating and financial systems in place, and Ubarter.com intends to continue its efforts to improve these systems. There is a risk, however, that such systems may be inadequate to support its existing and future operations or that hiring, training and managing new employees will be more difficult than Ubarter.com anticipates.

UBARTER.COM HAS HISTORICAL LOSSES AND ANTICIPATES FUTURE LOSSES IN THE IMPLEMENTATION OF ITS BUSINESS STRATEGY.

Ubarter.com is incurring losses from its operating activities. As of December 31, 1999, Ubarter.com had an accumulated deficit of $3,164,700. Ubarter.com expects to increase its operating expenses in an effort to expand its marketing, and Ubarter.com expects to increase its level of expenditures to further develop online barter capability. These anticipated increases in operating expense levels and developmental costs will adversely affect operating results. Ubarter.com expects that it will continue to incur losses during fiscal year 2000 and beyond.

UBARTER.COM IS DEPENDENT ON KEY PERSONNEL.

The successful implementation of Ubarter.com's business plan and the overall success of its business will depend on the skills and efforts of its management personnel and, to a large extent, the active participation of Steven White, its Chief Executive Officer and President, as well as its other executive officers and key employees. Ubarter.com has employment agreements in place with certain key employees and management. Ubarter.com also has key-man insurance covering the life of Mr. White in the amount of $1 million. Ubarter.com does not have key-man life insurance on other executives. Ubarter.com's future success will depend on its ability to attract, train, retain and motivate technical, managerial, marketing and customer support personnel. Competition for these personnel may be intense, particularly for individuals with e-commerce experience. Ubarter.com nevertheless faces the risk that Ubarter.com will be unable to attract, integrate, retain and motivate qualified employees.

UBARTER.COM WILL DEPEND ON THE CONTINUED UTILITY OF THE INTERNET AND TECHNOLOGY FOR ITS E-COMMERCE BARTER SITE.

The performance of the Ubarter.com web site will be dependent on the successful operation of the Internet and on certain third parties and services (such as Internet service providers, Internet backbone providers and Web browsers). Users may experience difficulties resulting from system failures unrelated to its internal systems and services. If the Internet were to become regularly unavailable for many hours at a time, or if its ability to handle traffic loads were to deteriorate enough to cause frequent unavailability or slow response times, there would be less traffic to Ubarter.com's web site. Furthermore, the perception of the quality of Ubarter.com's services could suffer. To date, the Internet has proven highly resilient and responsive to rapid growth in its use, and many of the world's telecommunications, software and hardware companies are continually investing in capacity and improvements.

Ubarter.com's Internet services will be designed around certain standards, including, for example, Internet security standards. Current and future success of Ubarter.com's services may become subject to additional industry standards as Internet commerce rapidly evolves. As a result Ubarter.com's business may incur additional costs of unknown proportions as it is confronted with new technology standards. In addition, Ubarter.com may not be successful in its efforts to enhance existing services and to develop, introduce and market new services. Furthermore, Ubarter.com's enhancements and new services may not adequately meet the requirements of the marketplace and achieve market acceptance. As the Internet develops, it is possible that incompatibility or lack of appropriate features could impact Ubarter.com's business.

Ubarter.com expects sales of its services will depend in large part on a robust industry and infrastructure for providing Internet access and carrying the rapidly increasing Internet traffic. Certain critical issues concerning the commercial use of the Internet (including capacity to handle projected increases in traffic, security, reliability, cost, ease of use, access and quality of service) remain unresolved and may impact the growth of Internet use. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone or timely development of complementary products, such as high speed modems. Because global commerce and on-line exchange of information on the Internet and other similar open wide area networks are new and evolving, Ubarter.com cannot predict with any assurance whether the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will continue to be developed. Even if the necessary infrastructure and complementary products are developed, Ubarter.com cannot predict whether the Internet will remain a viable commercial marketplace. In addition, the widespread adoption of new Internet or telecommunications technologies or standards could require Ubarter.com to make substantial expenditures to modify or adapt Ubarter.com's services. In this case, the new Internet or telecommunications services or enhancements that Ubarter.com offers could contain design flaws or other defects. Although Ubarter.com expects to be responsive to changes in the Internet and technology, Ubarter.com may not be successful in achieving widespread acceptance of its services before competitors offer services with speed and performance equal to or greater than Ubarter.com's.

SECURITY AND PRIVACY CONCERNS COULD SUBJECT UBARTER.COM TO LIABILITY OR OTHERWISE DETER CONSUMERS FROM USING UBARTER.COM'S WEB SITE.

Ubarter.com's members are now able to conduct online barter transactions and Ubarter.com could be subject to litigation and liability if third parties were able to penetrate its network security or otherwise misappropriate its users' personal information. This liability could include claims for unauthorized barter transactions, impersonation or other similar fraud claims. It could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and certain states have been investigating certain Internet companies regarding their use of personal information. Ubarter.com could incur additional expenses if new regulations regarding the use of personal information are adopted or should government agencies choose to investigate its privacy practices.

The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Internet. Any well-publicized compromise of security could deter more people from using the Internet or from using it to conduct transactions that involve transmitting confidential information, such as barter transactions and personal information. Internet security concerns could frustrate its efforts to grow its member base. Ubarter.com may also incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

UBARTER.COM FACES RISKS FROM POTENTIAL GOVERNMENT REGULATION OF THE BARTER INDUSTRY AND OF THE INTERNET.

The barter industry is not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses. Certain tax regulations require U.S. barter exchanges to file with the Internal Revenue Service, on an annual basis, the totals of the barter sales of their members. Similarly, there are currently few laws or regulations governing usage of the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, taxes and the pricing, quality and other characteristics of products and services. The adoption of laws or regulations applicable to Ubarter.com's business could hinder the growth of the barter industry or the Internet. As a result, these regulations could cause a decrease in the demand for Ubarter.com's services and an increase in Ubarter.com's cost of doing business or otherwise have a material adverse effect on Ubarter.com's business, prospects, financial condition and results of operations. Furthermore, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

UBARTER.COM'S SYSTEMS MAY BE SUBJECT TO YEAR 2000 PROBLEMS.

Prior to January 1, 2000, Ubarter.com devoted resources in an effort to ensure that its proprietary software, the third-party software on which Ubarter.com relies, and the underlying systems and protocols did not contain errors associated with Year 2000 date functions. Since January 1, 2000, Ubarter.com has not experienced any disruption as a result of any Year 2000 problems or otherwise.

UBARTER.COM'S QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS AND SEASONALITY.

Ubarter.com's revenue and operating results may vary significantly from quarter to quarter as a result of a number of factors, some of which are outside of its control. These factors include:

    - the commitment of members to the general concept of bartering and to the concept of bartering online through its web site;

    - the budget cycles of its members;

    - the attractiveness to members of its bartering services;

    - changes in costs that Ubarter.com incurs to attract and retain members;

    - changes in its fees or the fees of its competitors for bartering services;

    - the introduction of new services by Ubarter.com or by its competitors;

    - unexpected costs and delays relating to the expansion of its operations;

    - the occurrence of technical difficulties and system downtime; and

    - general economic and market conditions.

Ubarter.com does not believe its revenue will be subject to seasonal fluctuations as a result of general patterns of retail advertising and direct marketing, which are typically higher during the fourth calendar quarter. Expenditures by Ubarter.com's members, though, may tend to be cyclical, reflecting overall economic conditions, member buying patterns and changing marketing strategies.

As a result of the above factors, revenues and operating results are difficult to forecast, and you should not rely on period-to-period comparisons of results of operations as an indication of Ubarter.com's future performance.

                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

Ubarter.com common stock has been traded on the Over-the-Counter Bulletin Board under the symbol UBTR since February 12, 1998. ShopNow.com common stock has been traded on the Nasdaq National Market under the symbol SPNW since September 28, 1999, the date of ShopNow.com's initial public offering.

The following table lists, for the calendar quarters indicated, the high and low sales prices per share of Ubarter.com common stock as published by the Over-the-Counter Bulletin Board and ShopNow.com common stock as reported on the Nasdaq National Market. The Over-the-Counter Bulletin Board quotations merely reflect the prices at which transactions were proposed, and do not necessarily represent actual transactions. The Over-the-Counter Bulletin Board constitutes a limited and sporadic trading market and does not constitute an "established trading market." Prices do not include retail markup, markdown or commissions and may not represent actual transactions. The trading prices have been adjusted to give effect to the 2-for-1 stock split of Ubarter.com shares effective
July 24, 1998.


                                                              -----------------------------------------
                                                                      SHOPNOW.COM           UBARTER.COM
                                                                     COMMON STOCK          COMMON STOCK
                                                              -------------------   -------------------
                                                                  HIGH        LOW       HIGH        LOW
                                                              --------   --------   --------   --------
Calendar year ended December 31, 1998:
  First quarter.............................................       --         --     $0.94      $0.50
  Second quarter............................................       --         --      3.31       0.69
  Third quarter.............................................       --         --      6.50       0.94
  Fourth quarter............................................       --         --      2.50       0.90

Calendar year ended December 31, 1999:
  First quarter.............................................       --         --      3.25       1.75
  Second quarter............................................       --         --      5.56       2.25
  Third quarter.............................................       --         --      4.38       2.69
  Fourth quarter............................................   $25.13     $10.94      5.00       3.78

Calendar year ending December 31, 2000:
  First quarter.............................................   $25.94     $12.13     $4.75      $3.00
  Second quarter (through May 3, 2000)......................   $14.88     $ 4.50     $3.50      $1.25



The following table lists the closing prices per share of ShopNow.com common stock and Ubarter.com common stock as reported on the Nasdaq National Market and the Over-the-Counter Bulletin Board on (a) December 20, 2000, the last full trading day preceding the public announcement of the proposed merger, and
(b) May 3, 2000, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus. The table also lists the equivalent per share price of Ubarter.com common stock on those dates. The equivalent per share price is equal to the closing price of a share of ShopNow.com common stock on that date multiplied by the exchange ratio. The table below assumes an exchange ratio of 0.366, which will be the case if ShopNow.com issues 2,593,876 shares of ShopNow.com common stock in the merger and there are 7,079,308 shares of Ubarter.com common stock outstanding immediately prior to the completion of the merger. The actual exchange ratio could vary significantly from this number. See the section entitled "The
Merger -- Merger consideration; conversion of Ubarter.com common stock" on page 40.



                                                              ---------------------------------------------
                                                                                                 EQUIVALENT
                                                                 SHOPNOW.COM      UBARTER.COM           PER
                                                                COMMON STOCK     COMMON STOCK   SHARE PRICE
                                                                ------------     ------------   -----------
December 20, 1999...........................................          $18.75            $3.44        $6.86
May 3, 2000.................................................         $5.7188           $1.625        $2.09

We advise you to obtain current market quotations for ShopNow.com common stock and Ubarter.com common stock. The market prices of ShopNow.com common stock and Ubarter.com common stock at any time before the merger, and the market price of ShopNow.com common stock at any time after the merger, may fluctuate. The exchange ratio will not be adjusted for any increases or decreases in the market price of ShopNow.com common stock that occur before the merger becomes effective. If the market price of ShopNow.com common stock decreases or increases before the merger, the value of the ShopNow.com common stock to be received in the merger in exchange for Ubarter.com common stock will correspondingly decrease or increase.

Neither Ubarter.com nor ShopNow.com has ever paid cash dividends on its shares of common stock. Ubarter.com has agreed not to pay cash dividends before the merger without ShopNow.com's written consent. If the merger is not completed, Ubarter.com presently intends that it would continue to retain all earnings to finance the expansion of its business. Similarly, ShopNow.com has no present intention to pay cash dividends on its common stock before or after the merger.

                        THE UBARTER.COM SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF UBARTER.COM'S SPECIAL MEETING


The special meeting of Ubarter.com's stockholders will be held at 10:00 a.m. local time on Friday, May 26, 2000, at Ubarter.com's headquarters, located at 2815 2nd Avenue, Suite 500, Seattle, Washington. At the meeting, Ubarter.com's stockholders as of the record date will be asked to approve the merger agreement with ShopNow.com.


RECORD DATE; OUTSTANDING SHARES; SHARES ENTITLED TO VOTE


Only holders of record of Ubarter.com common stock at the close of business on the record date, March 31, 2000, are entitled to notice of and to vote at the special meeting. As of the record date, there were 6,077,253 shares of Ubarter.com common stock outstanding, held of record by approximately 71 stockholders. Each holder of Ubarter.com common stock is entitled to one vote for each share of Ubarter.com common stock he or she owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against the merger agreement.


QUORUM; VOTE REQUIRED

The required quorum for the transaction of business at the special meeting is a majority of the shares of Ubarter.com common stock outstanding on the record date, represented in person or by proxy. For this purpose, abstentions and broker nonvotes will count toward establishment of a quorum.

The affirmative vote of the holders of at least a majority of the outstanding shares of Ubarter.com common stock is required to approve the merger agreement.

VOTING OF PROXIES

The Ubarter.com board of directors requests that you return the proxy card accompanying this proxy statement/ prospectus for use at the meeting. Please complete, date and sign the proxy card and promptly return it to Ubarter.com in the enclosed envelope. All properly signed proxies received by Ubarter.com and not revoked before the vote at the meeting will be voted at the meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

We do not expect that any matter other than approval of the merger agreement will be brought before the special meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

If you have questions or need assistance in completing or submitting your proxy card, please contact Robert Benson at:

    Ubarter.com Inc.
    2815 2nd Avenue, Suite 500
    Seattle, Washington 98121
    Attention: Robert Benson
    (206) 239-2728

RECOMMENDATION OF UBARTER.COM'S BOARD OF DIRECTORS

UBARTER.COM'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

SHARE OWNERSHIP OF MANAGEMENT, NEW HORIZONS, L.P. AND VOTING AGREEMENTS

As of the record date for the special meeting, Steven White, chief executive officer of Ubarter.com, and New Horizons, L.P. owned an aggregate of approximately 34% of the outstanding shares of Ubarter.com common stock entitled to vote at the meeting. Steven White and New Horizons have each entered into a voting agreement with ShopNow.com dated January 20, 2000. They have agreed in the voting agreements to vote all shares of Ubarter.com common stock owned by them as of the record date in favor of the proposal to approve the merger agreement. They also granted ShopNow.com irrevocable proxies to vote their shares of Ubarter.com common stock in favor of the proposal to approve the merger agreement. Other than Mr. White, Ubarter.com's executive officers and directors owned less than 1% of the outstanding shares of Ubarter.com common stock as of the record date. Those officers and directors have indicated their intention to vote their shares in favor of the proposal to approve the merger agreement.

HOW TO REVOKE YOUR PROXY

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the meeting:

    - delivering to Ubarter.com a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

    - signing and delivering to Ubarter.com a proxy card relating to the same shares and bearing a later date; or

    - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.


SOLICITATION OF PROXIES



The enclosed proxy is solicited by and on behalf of Ubarter.com's board of directors. Ubarter.com will pay the expenses of soliciting proxies to be voted at the meeting. Ubarter.com retained Allen Nelson & Co. to help solicit proxies. Ubarter.com will pay the cost of their services, which is estimated at approximately $8,000, plus reasonable and customary expenses. Proxies will be solicited by personal interview, mail and telephone. Proxies may also be solicited by our directors, officers and employees by telephone, facsimile or otherwise. Ubarter.com's directors, officers and employees will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for the reasonable expenses they incur in forwarding the material.


DISSENTERS' RIGHTS


Under the Nevada Revised Statutes, dissenting Ubarter.com stockholders are entitled to certain dissenters' rights with respect to the merger. In order for any Ubarter.com shareholder to exercise dissenters' rights, a notice must be sent by such stockholders and received by Ubarter.com on or before the date of the Special Meeting, and any such shareholder must vote against the approval of the merger. Failure to send such notice and vote against the merger will result in a waiver of such shareholder's dissenters' rights. See "Rights of dissenting Ubarter.com stockholders," on page 67.


ACCOUNTANTS

Representatives of Moss Adams, LLP, Ubarter.com's accountants, are expected to be present at the special meeting. Moss Adams, LLP will have the opportunity to make a statement and will be available to respond to appropriate questions.

YOU SHOULD NOT SEND IN ANY CERTIFICATES REPRESENTING UBARTER.COM COMMON STOCK. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, YOU WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF YOUR UBARTER.COM STOCK CERTIFICATES.

                                   THE MERGER

THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES THE PROPOSED MERGER. WHILE WE BELIEVE THAT THIS DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER, THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE REFER FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

BACKGROUND OF THE MERGER

The terms and conditions of the merger agreement and the merger are the result of arm's length negotiations between representatives of ShopNow.com and Ubarter.com. Set forth below is a summary of the background of these negotiations.

On December 6, 1999, at the initiation of Dain Rauscher Wessels, a financial advisor to ShopNow.com, Steven White, Ubarter.com's Chief Executive Officer, and Liad Meidar, who serves as Ubarter.com's Vice President of Strategic Development, met with representatives of Dain Raucher Wessels. At the meeting, Ubarter.com provided a standard presentation of the Ubarter.com business model. The parties discussed possible strategic relationships between Ubarter.com and ShopNow.com.

On December 10, 1999, Mr. White received a voicemail from Dain Rauscher Wessels requesting that Mr. White meet with Dwayne Walker, Chief Executive Officer of ShopNow.com, to discuss business development opportunities for the two companies.


On December 17, 1999, Mr. White and Mr Meidar met with Mr. Walker, Alan Koslow, Chief Financial Officer and general counsel of ShopNow.com, and representatives of Dain Rauscher Wessels. The dialogue began with discussions about Ubarter.com's and ShopNow.com's business models and a possible strategic alliance between the companies. Mr. Walker indicated an interest in creating a forum in which the ShopNow.com merchant base could buy and sell from each other. Mr. Walker mentioned that offering a barter network to their merchant base might be one solution. Mr. Meidar suggested that the companies consider a strategic arrangement where Ubarter.com would offer private-labeled barter services to ShopNow.com merchants under the ShopNow.com brand. Mr. Walker noted the difficulties with that approach, including customer ownership rights and quality assurance issues.



Mr. Walker then suggested that the parties discuss an acquisition of Ubarter.com by ShopNow.com. Mr. Meidar noted that Ubarter.com was facing a liquidity issue and would require bridge financing within 5 business days in order to proceed with merger discussions. Mr. Walker indicated that ShopNow.com would be willing to provide bridge financing as a part of a transaction. Mr. Walker then noted that ShopNow.com was considering a purchase price of approximately $30-$40 million, payable all in shares of ShopNow.com's common stock.



Mr. White and Mr. Meidar met privately to discuss the offer and then toured the ShopNow facilities and met with several of the senior staff members and employees. After the tour, Mr. White and Mr. Meidar indicated to Mr. Walker that they believed $30-40 million was too low and then indicated a purchase price in the $60 million range might be more acceptable. After additional discussion, the parties discussed a $45 million purchase price in ShopNow.com common stock and a $2 million bridge loan. The parties decided the ShopNow.com common stock to be issued to the merger would be valued at the signing of the definitive merger agreement. Mr. White and Mr. Meidar then contacted Ubarter.com's legal counsel, Dorsey & Whitney LLP, to discuss Mr. Walker's offer. Mr. White telephoned Eric Best and John Wade, Ubarter.com's other directors, to report on the discussions with ShopNow.com.


Later in the day on December 17, 1999, the parties further discussed and negotiated the terms of the purchase price, the bridge financing to be provided by ShopNow.com and the number of options to purchase ShopNow.com common stock that would be granted to Ubarter.com management and employees that were retained by ShopNow.com.

On December 18, 1999, Mr. White telephoned Joseph MacDonald of New Horizons, L.P. to discuss the proposal from ShopNow.com and to inquire whether New Horizons would be willing to enter a voting agreement with ShopNow.com and to agree to a restriction on the transfer of ShopNow.com's shares it might receive in the Merger.

Later in the day on December 18, 1999, Mr. White and Mr. Meidar met with Ubarter.com's counsel, Dorsey & Whitney LLP, to discuss the proposal from ShopNow.com. Mr. White, Mr. Meidar, and Dorsey & Whitney LLP participated in several conference calls with Mr. Koslow and Bill Bromfield, associate general counsel of ShopNow.com, to negotiate the terms of the lock-up agreements and other terms to the merger.

On December 19, 1999, Mr. White, Mr. Meidar and Ubarter.com's counsel, Dorsey & Whitney LLP, participated in a conference call with Mr. Koslow and Mr. Bromfield to discuss and negotiate the terms of a letter of intent.

Later in the day on December 19, 1999, a telephonic meeting of the board of directors of Ubarter.com was convened to discuss the form of letter of intent which had been circulated to all the directors. After considerable discussion of the terms of the proposed transaction, the board of directors unanimously agreed to authorize Mr. White to execute and deliver the letter of intent on behalf of Ubarter.com.

On December 20, 1999, the letter of intent was executed by ShopNow.com and Ubarter.com.

On December 21, 1999, ShopNow.com issued a press release announcing the execution of the letter of intent with Ubarter.com.

On December 22, 1999, ShopNow.com provided a $2 million bridge loan to Ubarter.com.

During the period from December 23, 1999 to January 20, 2000, the date the merger agreement was signed, ShopNow.com, Ubarter.com and their respective counsels had negotiations and discussions regarding the terms of the merger agreement.

On January 20, 2000, Ubarter.com's board of directors held a meeting to consider and approve the merger and the merger agreement. Mr. White provided an overview of the transaction documents and the negotiations relating to the merger agreement. The board of directors unanimously determined that the transactions contemplated by the merger agreement are fair from a financial point of view to and in the best interests of the stockholders of Ubarter.com and authrozied the execution of the merger agreement.

On January 20, 2000, the two companies executed and delivered the merger agreement and related agreements.

UBARTER.COM'S REASONS FOR THE MERGER

Ubarter.com's board of directors has determined that the merger is in the best interests of Ubarter.com and its stockholders. In reaching its determination, Ubarter.com's board of directors considered the following factors:

    - information with regard to Ubarter.com's financial condition, results of operation, liquidity, business and prospects, as well as the risks involved in achieving those prospects;

    - information with regard to the ability of Ubarter.com to secure adequate financing to repay outstanding indebtedness and to finance its growth strategy;

    - the merger will represent a significant step forward in Ubarter.com's strategy of becoming the leading online barter company;

    - the historical market prices of and recent trading activity in Ubarter.com's common stock, particularly the fact that the merger will enable stockholders of Ubarter.com to realize a premium over the prices at which Ubarter.com's common stock traded prior to the public announcement of the proposed merger;

    - Ubarter.com's ability and prospects to compete effectively in a rapidly changing industry and the potential to increase Ubarter.com's ability to compete;

    - the increased trading liquidity for Ubarter.com's stockholders by receiving ShopNow.com's common stock;

    - Ubarter.com's ability and prospects to significantly increase members and products and services and the greater opportunity to access ShopNow.com's marketplace to significantly add to the members and products and services of Ubarter.com; and

    - the depth of ShopNow.com's technology and marketing departments which could be leveraged by Ubarter.com following the merger.


At the time the merger agreement was executed on January 20, 2000, the price per share of ShopNow.com common stock used to determine the number of shares of ShopNow.com common stock to be received by stockholders of Ubarter.com was $17.31. The $17.31 per share price was based on the average closing prices of ShopNow.com's common stock for the ten trading days preceding the execution of the merger agreement. Because the number of shares of ShopNow.com's common stock to be issued in the merger was fixed at the time the merger agreement was executed, Ubarter.com's stockholders were subject to the risk that the price of ShopNow.com's common stock would decline before the effective time of the merger. In light of the premium that Ubarter.com stockholders were receiving in the merger, the financial position of Ubarter.com, the willingness of ShopNow.com to provide bridge financing and the business opportunities provided by the proposed merger, the Ubarter.com board of directors approved the merger.



Since the execution of the merger agreement, ShopNow.com has provided Ubarter.com with approximately $4.9 million in bridge financing to Ubarter.com which has been used by Ubarter.com to finance operations, pay off existing debt and expand its marketing programs.



Since the execution of the merger agreement, the prices of ShopNow.com and Ubarter.com common stock have declined significantly. Because the number of shares of ShopNow.com common stock Ubarter.com stockholders will receive in the merger was fixed at the time the merger agreement was executed using a $17.31 ShopNow.com common stock price, the aggregate value to be paid to Ubarter.com stockholders at the effective time of the merger may be significantly lower at the closing of the merger.



In April 2000, Ubarter.com requested that ShopNow.com agree to amend the merger agreement to eliminate the provision that would have resulted in a reduction in the number of shares ShopNow.com was to issue in the merger as a result of Ubarter.com liabilities existing as of the closing date. Ubarter.com estimated these liabilities to be approximately $4.5 million, which would have resulted in a reduction of 259,965 shares of ShopNow.com common stock that would have been issued in the merger. Ubarter.com also indicated that because of the decrease in the share prices of ShopNow.com and Ubarter.com common stock, Ubarter.com did not believe it would be able to satisfy conditions to closing which required that all outstanding options and warrants be exercised or terminated as of the closing of the merger. In addition, Ubarter.com indicated to ShopNow.com that it believed that a number of Ubarter.com employees would not continue through the closing of the merger unless additional consideration, which had previously been promised to those employees, was paid. None of these employees are officers or directors of Ubarter.com. After a number of meetings and discussions, Ubarter.com and ShopNow.com agreed to the following:



    - ShopNow.com will not reduce the number of shares it will issue in the merger unless the aggregate dollar amount of liabilities, debts or obligations of Ubarter.com existing as of the date the merger takes place (other than $225,000 in liabilities, debts or obligations incurred in the ordinary course of business) exceeds $4.5 million. As of the date of this proxy statement/prospectus, Ubarter.com does not believe any reduction will be required.



    - Currently outstanding warrants to purchase 706,000 and 183,333 shares of Ubarter.com common stock exercisable at $1.50 and $2.00 per share, respectively, will be converted, on a cashless basis based on an assumed value of Ubarter.com common stock of $5.80 per share, into the right of the warrant holders to receive an aggregate of 643,529 shares of Ubarter.com common stock, or approximately 235,532 shares of ShopNow.com common stock as of the effective time of the merger, based on an exchange ratio of .366. New Horizons LP, the owner of 12% of Ubarter.com's outstanding common stock, owns warrants to purchase 400,000 shares of Ubarter.com common stock at an exercise price of $1.50 per share and will receive the benefit of this cashless exercise. Ubarter.com believes that without such cashless exercise arrangements, Ubarter.com would not have been able to satisfy the closing condition which required all outstanding warrants to be terminated as of the closing.



    - Options to purchase 150,000 shares of Ubarter.com common stock, with exercise prices ranging from $2.75 to $4.875 per share, held by certain employees of Ubarter.com who have agreed to remain with Ubarter.com through the closing of the merger will be converted, on a cashless basis based on the assumed value of

      Ubarter.com common stock at the time of exercise of $5.80 per share, into 63,526 shares of Ubarter.com common stock, or approximately 23,251 shares of ShopNow.com common stock as of the effective time of the merger, based on an exchange ratio of .366.



    - All of Ubarter.com's officers, directors and advisors are expected to terminate any of their outstanding options having an exercise price in excess of the fair market value of Ubarter.com common stock (calculated by multiplying the exchange ratio times the price per share of ShopNow.com's common stock immediately prior to the closing of the merger). Steven White intends to transfer a certain number of shares of his Ubarter.com common stock to such individuals in exchange for their agreement to terminate their options.



As a result of the amendment, Ubarter.com believes that 259,965 additional shares of ShopNow.com common stock will be available for issuance in the merger, of which 258,783 will be issued to certain option holders and warrant holders as described above.


RECOMMENDATION OF UBARTER.COM'S BOARD OF DIRECTORS

After carefully evaluating these factors, both positive and negative, Ubarter.com's board of directors has determined that the merger is fair to, and in the best interests of, Ubarter.com and its stockholders. Ubarter.com's board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

SHOPNOW.COM'S REASONS FOR THE MERGER

ShopNow.com's board of directors has determined that the merger is in the best interests of ShopNow.com and its shareholders. ShopNow.com's board of directors has approved the merger and the issuance of shares of ShopNow.com common stock in the merger.

In reaching its determination, ShopNow.com's board of directors identified the following reasons, among others, for entering into the merger agreement:

    - Ubarter.com has built a strong business and has developed a transaction process for businesses, merchants, and media companies that achieves efficiency through business-to-business online bartering and ShopNow.com does not have a similar product offering;


    - ShopNow.com believes barter provides a valuable and flexible alternative to cash transactions for businesses wishing to exchange goods and services without disadvantaging their distribution partners;


    - the nature of Ubarter.com's business-to-business online bartering and its customers creates a natural complement to ShopNow.com's business-to-business e-commerce services, in particular, b2bNow.com; and

    - in ShopNow.com's opinion, the merger will allow it to grow its business-to-business revenues by including Ubarter.com's online exchange service, which will enable businesses on the ShopNow Network to exchange goods and services on a global scale.

STRUCTURE OF THE MERGER; COMPLETION AND EFFECTIVENESS OF THE MERGER

The merger agreement provides for the merger of Ubarter.com with and into Shamu Acquisition, Inc., a wholly owned subsidiary of ShopNow.com. Before the effective time of the merger, ShopNow.com, Shamu Acquisition, Inc. and Ubarter.com will be separate entities.

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger agreement by Ubarter.com's stockholders.

At the effective time of the merger, which occurs the day that articles of merger and an agreement and plan of merger are filed with the Secretary of State of the State of Washington and the Secretary of State of the State of Nevada, Shamu Acquisition, Inc. and Ubarter.com will merge. Shamu Acquisition, Inc. will survive the merger as a wholly owned subsidiary of ShopNow.com and will change its name to Ubarter.com.

MERGER CONSIDERATION; CONVERSION OF UBARTER.COM COMMON STOCK

In the merger, your shares of Ubarter.com common stock will convert into a right to receive ShopNow.com common stock. The number of shares of ShopNow.com common stock you will have the right to receive will be equal to the product of the number of shares of Ubarter.com common stock you own multiplied by the quotient of (a) the number of shares ShopNow.com will issue in the merger divided by
(b) the number of shares of Ubarter.com common stock outstanding immediately prior to the completion of the merger on a fully diluted basis.


The merger agreement provides that ShopNow.com will issue 2,593,876 shares in the merger. However, this number will be reduced by an amount equal to the aggregate dollar amount of liabilities, debts or obligations of Ubarter.com existing as of the date the merger takes place (other than up to $225,000 in liabilities, debts or obligations incurred in the ordinary course of business) in excess of $4.5 million divided by $17.31. The total dollar amount of such debts, liabilities and obligations will be reduced by any amounts received by Ubarter.com from option holders and warrant holders as a result of the cash exercise of options and warrants. As of the date of this proxy statement/ prospectus, Ubarter.com does not believe any reduction will be required.



The number of shares of Ubarter.com common stock outstanding will vary depending on whether holders of options and warrants to purchase Ubarter.com common stock choose to exercise their options and warrants on a cash or cashless basis prior to the completion of the merger. Ubarter.com believes that options to purchase 270,000 shares of its common stock will be exercised on a cash basis prior to the closing. Ubarter.com has agreed to allow certain holders of options to purchase 150,000 shares of its common stock and all current holders of warrants to purchase 889,333 shares of its common stock to exercise their options or warrants on a cashless basis. For the purposes of calculating the number of shares of Ubarter.com common stock to be issued in these cashless exercises, Ubarter.com and ShopNow.com have agreed to assign a value of $5.80 per share to the Ubarter.com common stock. Under this calculation, an aggregate of 707,055 shares of Ubarter.com common stock issuable under these cashless exercises will be included in the number of shares of Ubarter.com common stock to be outstanding prior to the merger. All other currently outstanding options are expected to be terminated as of the closing as their exercise prices exceed the fair market value of a share of Ubarter.com common stock. Based on these cash and cashless exercise assumptions, the number of shares of Ubarter.com common stock outstanding immediately prior to the merger is expected to be 7,079,308 shares.


ShopNow.com will not issue fractional shares of its common stock. Instead of any fractional share, the number of shares of ShopNow.com common stock you are entitled to receive will be rounded to the nearest whole number, with .5 being rounded up. The exchange ratio was determined through arm's-length negotiations between ShopNow.com and Ubarter.com.

The conversion of Ubarter.com common stock into the right to receive ShopNow.com common stock will occur automatically at the effective time of the merger. At that time, all shares of Ubarter.com common stock will no longer be outstanding, will automatically be canceled and will cease to exist. Subject to the dissenters' rights described elsewhere in this proxy statement/prospectus, each holder of a certificate representing shares of Ubarter.com common stock will cease to have any rights as a shareholder except the right to receive the ShopNow.com common stock into which those shares were converted in the merger.

TREATMENT OF OPTIONS AND WARRANTS


None of Ubarter.com's options will be assumed by ShopNow.com. Ubarter.com intends to accelerate the vesting of all outstanding options prior to the effective time of the merger. Ubarter.com believes that options to purchase 270,000 shares of its common stock will be exercised on a cash basis prior to the closing. Ubarter.com has agreed to allow certain holders of options to purchase 150,000 shares of its common stock and all current holders of warrants to purchase 889,333 shares of its common stock to exercise their options or warrants on a cashless basis. For the purposes of calculating the number of shares of Ubarter.com common stock to be issued in these cashless exercises, Ubarter.com and ShopNow.com have agreed to assign a value of $5.80 per share to the Ubarter.com common stock. Under this calculation, an aggregate of 707,055 shares of Ubarter.com common stock issuable under these cashless exercises will be included in the number of shares of Ubarter.com common stock to be outstanding prior to the merger. All other currently outstanding options are expected to be terminated as of the closing as their exercise prices exceed the fair market value of a share of Ubarter.com common stock. Shares of Ubarter.com common stock issuable upon the exercise or conversion of outstanding options and warrants will be converted into a right to receive ShopNow.com common stock on the same basis described above under "Merger Consideration."


INTERESTS OF UBARTER.COM'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the Ubarter.com board of directors, you should be aware of the interests that Ubarter.com executive officers and directors have in the merger. These include the following:

    - as of February 15, 2000, the executive officers and directors of Ubarter.com held stock or options to purchase an aggregate of 485,000 shares of Ubarter.com common stock, of which 286,250 are unvested. If the merger is completed, all of the unvested options will accelerate and become immediately exercisable;


    - officers of Ubarter.com are entitled to certain benefits, including substantial severance packages aggregating approximately $650,000 under their employment agreements with Ubarter.com upon termination of such agreements as a result of Ubarter.com's change of control, such as in the merger;



    - upon completion of the merger, ShopNow.com will enter into an employment agreement with Liad Meidar, who now serves as Ubarter.com's Vice President of Strategic Development and Mr. Meidar will be granted options to purchase 250,000 shares of ShopNow.com common stock. The options will have an exercise price equal to the average of the closing sales prices of ShopNow.com common stock for each of the five trading days immediately prior to completion of the merger (but not more than $15.58 per share)--See the section entitled "Related Agreements--Employment and consulting agreements" on page 52;



    - Astra Ventures, a consulting firm owned by Mr. Meidar, will enter into an agreement with ShopNow.com effective as of the effective time of the merger which will provide that in exchange for the termination of all obligations to or agreements with Astra Ventures, ShopNow.com will pay Astra Ventures $675,000 in cash and 38,995 shares of ShopNow.com common stock--See the section entitled "Related Agreements--Agreements with Astra Ventures and Momentous" on page 53;



    - Momentous Inc. Pension Plan and Trust, which is owned by Mr. Meidar's father, will receive a warrant to purchase 20,000 shares of ShopNow.com common stock in exchange for the cancellation of the financing Momentous provided to Ubarter.com in December 1999--See the section entitled "Related Agreements--Agreements with Astra Ventures and Momentous" on page 53;



    - Steven White, Chief Executive Officer of Ubarter.com, has agreed with ShopNow to vote his shares, which represent approximately 22% of the shares entitled to vote at the special meeting, in favor of the merger-- See the section entitled "Related Agreements--Employment and consulting agreements" on page 52;



    - upon the completion of the merger, Mr. White will enter into a consulting agreement with ShopNow.com under which he will receive $5,000 per month and options to purchase 24,406 shares of ShopNow.com common stock at an exercise price equal to the closing prices of ShopNow.com common stock stock for the five trading days immediately prior to the completion of the merger--See the section entitled "Related Agreements--Agreements with Astra Ventures and Momentous" on page 53; and



    - the merger agreement requires ShopNow.com to issue options to acquire an aggregate of 350,000 shares of ShopNow.com common stock to certain Ubarter.com employees who have been offered and accepted employment with ShopNow.com and commence employment after the completion of the merger. The options will have an exercise price equal to the average of the closing sales prices of ShopNow.com common stock for each of the five trading days immediately preceding the date of the merger (but not more than $15.58 per share). The options will be allocated among the retained executive officers and employees in a manner that is mutually acceptable to ShopNow.com, Liad Meidar and Steven White.

RESTRICTIONS ON SALES BY AFFILIATES OF UBARTER.COM AND SHOPNOW.COM

All shares of ShopNow.com common stock received by you in connection with the merger will be freely transferable unless you are considered an affiliate of either Ubarter.com or ShopNow.com under the Securities Act of 1933.

Each Ubarter.com affiliate agreed that he or she will sell, offer to sell or otherwise dispose of any ShopNow.com common stock issued in connection with the merger only under an effective registration statement or in compliance with Rule 145 or other exemption from registration under the Securities Act. ShopNow.com agreed to use its reasonable efforts to permit affiliate sales under Rule 145 and Rule 144 and to file all reports required to be filed under the Securities Exchange Act of 1934.


In addition, Steven White, who held approximately 22% of Ubarter.com's common stock as of the record date, has agreed not to sell more than 50% of the ShopNow.com shares he receives in the merger until the one-year anniversary of the completion of the merger and will not sell any of his ShopNow.com shares until the six-month anniversary of the completion of the merger, provided that he may sell up to $1 million of ShopNow.com common stock at any time after the merger. New Horizons, L.P., which held approximately 12% of Ubarter.com's outstanding common stock as of the record date, has agreed not to sell more than 10% of the ShopNow.com shares it receives in the merger for the first 180 days following the completion of the merger.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


The following discussion summarizes the material United States federal income tax consequences to Ubarter.com's stockholders in connection with the merger. This summary does not purport to be a complete analysis or listing of all of the potential tax effects of the merger. It does not deal with all federal income tax considerations that may be relevant to some Ubarter.com stockholders in light of their particular circumstances, such as dealers in securities, banks, insurance companies, stockholders who do not hold their Ubarter.com common stock as capital assets, foreign persons, tax-exempt entities, persons who hold their shares as part of hedging, straddle conversion or other risk reduction transactions or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code. This discussion does not address the tax consequences under sections 1045 and 1202 of the Internal Revenue Code with respect to shares of "qualified small business stock" or under section 1244 of the Internal Revenue Code with respect to "section 1244 stock." Furthermore, it does not address the tax consequences particular to Ubarter.com stockholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions, and does not address the effects of the merger on holders of Ubarter.com stock options or warrants. In addition, this summary does not address the tax consequences of the merger to any holders of any debt instruments of Ubarter.com. Moreover, it does not address the tax consequences of the merger under foreign, state or local tax laws.



It is a condition to the completion of the merger that Ubarter.com receive an opinion from Dorsey & Whitney LLP that the merger will constitute a reorganization under section 368 of the Internal Revenue Code. ShopNow.com will receive a similar opinion from Perkins Coie LLP. The tax opinions will be based on and subject to certain assumptions and limitations as well as truth and accuracy of factual representations received from Ubarter.com and ShopNow.com, as of the effective time of the merger (or afterward, if relevant) as discussed below. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind, and contrary positions may be taken by the Internal Revenue Service or a court considering the issues. Neither Ubarter.com nor ShopNow.com has requested or will request a ruling from the IRS with regard to any of the United States federal income tax consequences of the merger. The tax opinion and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations and current administrative rulings and court decisions. Future legislative, judicial or administrative changes or interpretations may adversely affect the accuracy of the tax opinion or of the statements and conclusions in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

Assuming the merger qualifies as a reorganization for purposes of the Internal Revenue Code, then the merger will result in the following federal income tax consequences:

    - NATURE OF THE MERGER. Ubarter.com, ShopNow.com and Shamu Acquisition will each be "a party to a reorganization" within the meaning of section 368(b) of the Internal Revenue Code if the merger is carried out in the manner provided in the merger agreement.

    - CONSEQUENCES TO UBARTER.COM'S STOCKHOLDERS. No gain or loss will be recognized by Ubarter.com's stockholders upon their receipt in the merger of ShopNow.com common stock in exchange for their Ubarter.com common stock.

The aggregate tax basis of ShopNow.com common stock you receive in the merger will be the same as the aggregate tax basis of the Ubarter.com common stock you surrendered in exchange for the ShopNow.com common stock. The holding period of each share of ShopNow.com common stock you receive in the merger will include the period during which you held your Ubarter.com common stock. Ubarter.com stockholders will be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.


If you receive solely cash for your Ubarter.com common stock by exercising dissenters' rights, you will be obligated to report either (a) capital gain or loss equal to the difference between the cash you received and your basis in your Ubarter.com common stock or (b) ordinary dividend income, depending on whether the deemed redemption resulting from the exercise of dissenters' rights qualifies for sale or exchange treatment under the tests set forth in section 302(b) of the Internal Revenue Code. Under those tests, most Ubarter.com stockholders who exercise their dissenters' rights should receive capital gain or loss treatment, rather than dividend treatment, if the deemed redemption of their Ubarter.com common stock constitutes a "complete redemption" of their interests in Ubarter.com (and ShopNow.com, after the merger). To the extent that persons related to any such shareholder continue to hold stock in ShopNow.com after the merger, the rules of section 318 of the Internal Revenue Code may require dividend treatment unless section 302 of the Internal Revenue Code permits those rules to be waived in a particular instance. Amounts received as interest pursuant to the exercise of dissenters' rights with respect to a share of Ubarter.com common stock will be treated as ordinary income. Shareholders who exercise dissenters' rights in the merger are urged to consult their own tax advisors in regard to the consequences of such dissent from the merger, including, but not limited to, the potential application of sections 302 and 318 of the Internal Revenue Code.


INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments related to Ubarter.com common stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to you, or another payee, if you or the payee completes and signs the substitute Form W-9, Request for Taxpayer Identification Number and Certification, that we will include as part of the transmittal letter, or otherwise proves to ShopNow.com and the exchange agent that you or the payee is exempt from backup withholding.


LIMITATIONS ON OPINION AND DISCUSSION. A successful challenge by the IRS to the tax-free reorganization status of the merger would result in Ubarter.com's stockholders recognizing a taxable gain or loss for each share of Ubarter.com common stock surrendered, equal to the difference between the shareholder's basis in that share and the fair market value, as of the effective date of the merger, of the ShopNow.com common stock received in exchange for the Ubarter.com share. This gain or loss would be treated as capital gain or loss for each shareholder. In that event, a shareholder's aggregate basis in ShopNow.com common stock received would equal its fair market value at the effective date of the merger and the holding period for the stock would begin on the day after the effective date of the merger.


THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, UBARTER.COM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE LAW.

ACCOUNTING TREATMENT OF THE MERGER

ShopNow.com and Ubarter.com intend to account for the merger under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. After the merger, the results of operations of Ubarter.com will be included in the consolidated financial statements of ShopNow.com. ShopNow.com intends to allocate a portion of the purchase price to the market value of the assets acquired and the liabilities assumed as of the closing date. The excess of the purchase price over the fair market value of the acquired assets and assumed liabilities of Ubarter.com has been preliminarily allocated to acquired customer lists, assembled workforce, technology and goodwill and other intangible assets. These intangible assets will be amortized over a period of 3 years, the estimated expected period of the benefit. This allocation is preliminary and may be subject to change upon the evaluation of the fair value of the acquired assets and liabilities of Ubarter.com at the date of acquisition, final outcome of valuations and appraisals as well as the potential identification of certain intangible assets.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

Under the Hart-Scott-Rodino Antitrust Improvements Act certain transactions may not be completed until required information and materials are filed with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice and the waiting period under the Hart-Scott-Rodino Act expires or is terminated. In the event that Steven White or New Horizons, L.P. receive shares of ShopNow.com common stock in the merger that are valued at more than $15 million, then notification and report forms will need to be filed under the Hart-Scott-Rodino Act, which could result in a significant delay to the completion of the merger. Based on the estimated maximum number of shares Steven White and New Horizons, L.P. will receive in the merger, the date by which the merger is expected to be completed and the value of those shares as calculated under the rules promulgated under Hart-Scott-Rodino Act, neither ShopNow.com nor Ubarter.com believe that such a filing will be required. However, should these estimates and expectations prove incorrect, a filing may be required.

EXCHANGE OF UBARTER.COM STOCK CERTIFICATES FOR SHOPNOW.COM STOCK CERTIFICATES

After the closing of the merger, ShopNow.com will send a letter of transmittal to all former Ubarter.com stockholders. In order to exchange Ubarter.com common stock for ShopNow.com common stock, you must deliver the letter of transmittal to the exchange agent, Continental Stock Transfer & Trust. To be effective, the letter of transmittal must be properly completed, signed and submitted to the exchange agent in the return envelope mailed with the letter of transmittal and accompanied by (a) the certificates as to which the exchange is proposed to be made or (b) an appropriate guarantee of delivery of the certificates from a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, provided that you do in fact deliver the certificates to the exchange agent within three Nasdaq trading days after the date you executed the guarantee of delivery.

ShopNow.com has the reasonable discretion, which it may delegate in whole or in part to the exchange agent, to determine whether any letter of transmittal has been properly completed, signed and submitted or revoked and to disregard immaterial defects in the form of election or letter of transmittal. The exchange agent will make all computations contemplated by the merger agreement, and, in the absence of manifest error, all such computations will be conclusive and binding on the holders of Ubarter.com common stock.

As soon as practicable after receipt of your properly completed letter of transmittal, the exchange agent will deliver to you a certificate representing the appropriate number of shares of ShopNow.com common stock.

LISTING OF SHOPNOW.COM COMMON STOCK; DEREGISTRATION OF UBARTER.COM COMMON STOCK

If the merger is completed, ShopNow.com is obligated to cause the shares of ShopNow.com common stock that will be issued in connection with the merger to be quoted on the Nasdaq National Market. Ubarter.com common stock will be deregistered under the Securities Exchange Act of 1934.

OPERATIONS AFTER THE MERGER

After the merger, Ubarter.com will operate as a wholly owned subsidiary of ShopNow.com.

Steven White, Ubarter.com's president and chief executive officer, will provide consulting services to ShopNow.com as needed pursuant to a consulting agreement. Liad Meidar, who now serves as Ubarter.com's Senior Vice President of Strategic Development, will become a vice president of ShopNow.com, reporting to an Executive Vice President of ShopNow.com. Mr. Meidar will oversee the integration and implementation of Ubarter.com's online exchange service, which will be offered to businesses on the ShopNow Network.

                              THE MERGER AGREEMENT


THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES THE MERGER AGREEMENT. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER AGREEMENT, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THE MERGER AGREEMENT, AS AMENDED, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A AND INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE.


CONDITIONS TO COMPLETION OF THE MERGER

The obligations of each of ShopNow.com and Ubarter.com to effect the merger are subject to the satisfaction before the closing date of specific conditions, any or all of which may be waived, including:

    - the accuracy of the other party's representations and warranties in the agreement in all material respects, except for changes contemplated by the merger agreement, and the receipt by each party of a certificate to that effect from a designated executive officer of the other party;

    - the performance in all material respects by both parties of their obligations under the merger agreement, and the receipt by each party of a certificate to that effect from a designated executive officer of the other party;

    - the transferring of all licenses and permits and the obtaining of all legally required consents and approvals, including, if applicable, expiration of the applicable waiting period under the Hart-Scott-Rodino Act, which is necessary for the consummation of the merger;

    - the approval by Ubarter.com's stockholders of the merger agreement as required by Nevada law;

    - the effectiveness of the registration statement relating to the ShopNow.com common stock to be issued in connection with the merger;

    - the absence of any rule, regulation, order, decree or injunction from any court or administrative agency prohibiting the merger and the absence of litigation, investigation, or administrative proceeding, which is threatened or pending that would restrain, condition or prevent the consummation of the merger;

    - the absence of any laws and regulations to which each of ShopNow.com and Ubarter.com and its stockholders are subject that would legally prohibit the effectiveness of the merger and the performance of the obligations contemplated by the merger agreement;

    - the absence of any material adverse change with respect to Ubarter.com's business, financial condition, operations, properties of prospects since September 30, 1999;

    - receipt by each of Ubarter.com and ShopNow.com of an opinion from its tax counsel that the merger will qualify as a reorganization for federal income tax purposes;

    - receipt by each of Ubarter.com and ShopNow.com of a legal opinion from the other party's legal counsel;

    - the termination of any and all rights of refusal, co-sale rights and registration rights for the benefit of the holders of Ubarter.com common stock, including the termination of all outstanding share purchase agreements, notes and warrants between Ubarter.com and third parties, including various employees of Ubarter.com, and the withdrawal of Ubarter.com's Registration Statement on Form SB-2, as amended;

    - the termination, exercise or conversion of all outstanding rights to purchase Ubarter.com stock, including options to purchase Ubarter.com common stock and securities and notes convertible into shares of Ubarter.com common stock, whether vested or unvested, and regardless of restrictions on exercise or conversion;

    - the termination of all employment agreements with current Ubarter.com employees;

    - the acceleration of vesting under Ubarter.com's option plan, provided that Ubarter.com makes all tax withholdings for the exercise of options as required by law, and any amendment to the option plan as reasonably requested by ShopNow.com; and

    - delivery of notice from not more than 10% of the holders of Ubarter.com common stock of the holders' intent to demand payment as dissenting stockholders.


In addition, Ubarter.com shall deliver to ShopNow.com the following documents:

    - all consents or waivers required by agreements, leases, notes and other arrangements between Ubarter.com and various third parties;

    - resignations of all officers and directors of Ubarter.com;

    - Foreign Investment in Real Property Tax Act Affidavit;

    - a certificate from the Secretary of Ubarter.com as to the authenticity and effectiveness of actions taken by Ubarter.com's board of directors and stockholders with respect to the merger;

    - release of liens with respect to Ubarter.com's assets, except for those liens incurred in the ordinary course of Ubarter.com's business and not material;

    - tax clearance certificates from all states in which Ubarter.com is engaged in business;

    - letters from all affiliates as defined by Rule 145 of the rules and regulations promulgated under the Securities Act; and

    - evidence that all corporate action reflected in Ubarter.com's minutes and all stock and option issuances have been duly authorized by Ubarter.com's board of directors.

The following agreements must be executed:

    - Agreement between Astra Ventures and ShopNow.com pursuant to which Ubarter.com's obligations to Astra Ventures are terminated in exchange for cash and shares to be paid by ShopNow.com;

    - Consulting Agreement between Steven White and ShopNow.com;

    - Employment Agreement between Liad Meidar and ShopNow.com; and

    - Lock-Up Agreements between ShopNow.com and Steven White, Liad Meidar and New Horizons, L.P.


If ShopNow.com elects to postpone the closing date once these conditions are satisfied, the obligations of each party to effect the merger will no longer be subject to any of the conditions. See the section entitled "Structure of the merger; completion and effectiveness of the merger" on page 39.


REPRESENTATIONS AND WARRANTIES

The merger agreement contains customary representations and warranties of each of Ubarter.com and ShopNow.com relating to, among other things:

    - organization and related matters;

    - capital structure;

    - authorization, execution, delivery, performance and enforceability of the merger agreement related matters;

    - an absence of defaults and violations under charter documents, instruments and laws;

    - documents filed by the parties with the SEC and the accuracy of the information contained in those documents and compliance of accompanying financial statements with applicable accounting requirements;

    - the accuracy of information supplied by the parties for inclusion in filings and other documents contemplated by the merger agreement; and

    - an absence of undisclosed material facts.

Ubarter.com has made additional customary representations and warranties relating to, among other things:

    - litigation;

    - an absence of questionable payments;

    - ownership in subsidiaries and affiliates;

    - an absence of defaults under any obligations;

    - an absence of undisclosed material adverse changes;

    - an absence of violations of any applicable law, rule, regulation, judgment, decree or order of any governmental entity;

    - employee benefit plans;

    - major contracts;

    - taxes;

    - interests of officers, directors and stockholders of Ubarter.com;

    - intellectual property;

    - the vote required for approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

    - leases; and

    - environmental matters.

CONDUCT OF BUSINESS BEFORE CLOSING OF THE MERGER

ShopNow.com and Ubarter.com have each agreed that until the earlier of the termination of the merger agreement or the effective time of the merger, except as expressly contemplated by the merger agreement or with the prior written consent of the other party, it will take specified actions and decline to take specified actions, as described below.

Each of ShopNow.com and Ubarter.com has agreed that it will, among other things:

    - not take any action that would breach its respective representations and warranties under the merger agreement, and promptly notify the other party of any event or occurrence that is material and adverse to its business condition;

    - use its commercially reasonable efforts to effectuate the transactions contemplated by the merger agreement and fulfill the conditions to the closing of the merger, subject to certain exceptions;

    - use its commercially reasonable efforts to obtain all consents and approvals required for the consummation of the transactions contemplated by the merger agreement;

    - not issue any press release or statement to any third party regarding the merger agreement or the transactions contemplated by the merger agreement, except as required by law, in which event, the party required to make a public statement shall provide the other party with advance disclosure; and

    - execute all documents required to be executed by the merger agreement at or prior to the closing of the merger.

Ubarter.com has agreed that it will carry on its business in the ordinary course and consistent with past practice, and use all reasonable best efforts consistent with past practice to preserve intact their business organizations, keep their present officers, consultants and employees and preserve their relationships with customers, suppliers and others having business with them. Ubarter.com has agreed that, except with ShopNow.com's prior written consent, it will not:

    - amend its corporate charter documents;

    - issue or agree to issue any capital stock, options, warrants, calls, conversion rights or other similar securities, subject to certain exceptions;

    - dispose of any assets, except in the ordinary course of business and consistent with past practice;

    - declare or pay any dividends or make any other distributions with respect to its capital stock, split or reclassify its capital stock, issue or authorize the issuance of any other securities in respect of or in substitution for its capital stock, or acquire any of its capital stock;

    - acquire or agree to acquire any corporation, partnership or other business organization or assets that are material to Ubarter.com's business condition;

    - incur material indebtedness, except in the ordinary course of business and consistent with past practice;

    - authorize any single capital expenditure in excess of $50,000 or capital expenditures, which are in excess of $200,000 in aggregate;

    - enter into or amend any agreement in which Ubarter.com's obligation exceeds $50,000 or which will not terminate or is not terminable at the parties' convenience within 30 days;

    - enter into or amend any agreement, other than in the ordinary course of business and consistent with past practice;

    - transfer to any person or entity any license or other rights to Ubarter.com's intellectual property;

    - enter into or amend any employment, consulting or agency agreement or grant any severance pay to any officer, director or employee, except in the ordinary course of business and consistent with past practice;

    - take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures;

    - pay, discharge or satisfy any claim, liability or obligation, except in the ordinary course of business and consistent with past practice, including making a tax election or settling any tax liability;

    - enter into or materially amend employee benefit plans, except in the ordinary course of business, for the benefit of any director, officer or employee; or

    - take any action that that would or is reasonably likely to result in any of the representations or warranties in being untrue in any material respect, or result in the breach of any covenant.

In addition, Ubarter.com has agreed that it will:

    - call a special meeting of Ubarter.com stockholders for the consideration and approval of the merger agreement and the transactions contemplated by the merger agreement;

    - provide ShopNow.com with such information for inclusion in this proxy statement/prospectus and the related registration statement as ShopNow.com may reasonably request;

    - provide ShopNow.com access at all reasonable times access to Ubarter.com's officers, employees, properties, books and records, and furnish financial statements to ShopNow.com as they become available; and

    - provide ShopNow.com with an updated capitalization schedule no later than three days prior to the closing of the merger.

ShopNow.com has agreed that it will:

    - use its commercially reasonable best efforts to cause the shares of ShopNow.com common stock to be issued in connection with the merger to be quoted at the effective time on the Nasdaq National Market or listed on the same national exchange as ShopNow.com common stock is listed and

    - pay off all outstanding indebtedness Ubarter.com owes to Alpine Capital.

EXCLUSIVITY

Ubarter.com has agreed that it will not, directly or indirectly, through any of its officers, directors, agents or otherwise, take or cause to take any of the following actions with any party other than ShopNow.com:

    - solicit, initiate or encourage the submission of any proposal relating to the acquisition of all, or any material portion of all, the assets or equity interest in Ubarter.com or any business combination with Ubarter.com;

    - enter into any agreement related to such an acquisition; or

    - furnish any information or otherwise facilitate or encourage any effort or attempt to make such an acquisition.

However, Ubarter.com's board of directors may recommend to stockholders that they tender their shares in connection with a bona fide offer by an acquiror other than ShopNow.com if the board determines in good faith and after consultation with legal counsel that its fiduciary duty to its stockholders requires such a recommendation. Ubarter.com's acceptance of another offer or proposal is a breach for which a termination fee must be paid to ShopNow.com. Ubarter.com has agreed to promptly inform ShopNow.com of any inquiry or proposal that it receives with respect to an acquisition transaction. Prior to accepting another offer or proposal, Ubarter.com has agreed to provide ShopNow.com with the material facts relating to any such offer or proposal, including the identity of the third party making the inquiry or proposal, and offer to enter into an agreement with ShopNow.com on substantially the same terms and conditions of the other offer or proposal. ShopNow.com will then have ten days to inform Ubarter.com in writing that it accepts the terms of the other offer or proposal. Ubarter.com has agreed that it will not accept or enter into a definitive agreement with respect to the other offer or proposal during this ten-day period. If ShopNow.com accepts the terms and conditions of the other offer or proposal prior to the expiration of the ten-day period, ShopNow.com and Ubarter.com will have 20 days to enter into a definitive agreement, the final terms and conditions to be negotiated in good faith.

TERMINATION OF THE MERGER AGREEMENT

Even if Ubarter.com's stockholders approve the merger agreement, the merger agreement may be terminated by the mutual agreement of the parties at any time before the effective time of the merger. In addition, the merger agreement may be terminated by either Ubarter.com or ShopNow.com under any of the following circumstances:

    - as a result of a material breach of a representation, warranty, covenant or agreement by the other party, if the breach has not been cured or is not curable by June 22, 2000;

    - if the merger has not been consummated before June 22, 2000, provided that the right to terminate is not available to the party whose failure to fulfill any obligation caused or resulted in failure to consummate the merger by June 22, 2000;

    - if Ubarter.com stockholders have voted on but not approved the merger agreement; or

    - if any law or regulation makes consummation of the merger illegal, or if any permanent injunction or other order preventing the merger has become final and nonappealable.

In the event of termination, neither ShopNow.com nor Ubarter.com has further obligations, except that each of ShopNow.com and Ubarter.com is subject to liability for willful and material breaches of its respective representations, warranties, covenants or agreements and except that a termination fee may be payable by Ubarter.com to ShopNow.com under certain circumstances.

TERMINATION FEE

In the event a third party other than ShopNow.com consummates an acquisition of Ubarter.com on or before the one-year anniversary of the termination date, then Ubarter.com must pay ShopNow.com a termination fee of 20% of the aggregate cash and noncash acquisition consideration in excess of $45 million if the merger agreement was terminated for one of the following reasons:

    - Ubarter.com failed or was unable to satisfy the conditions to the merger;

    - Ubarter.com breached its obligation to conduct its business as agreed upon between the signing and closing of the merger; or

    - Ubarter.com entered into an alternative agreement to be acquired or to combine with a party other than ShopNow.com.

The termination fee may increase the likelihood of the completion of the merger in accordance with the terms of the merger agreement. The termination fee may also discourage persons from making an offer to acquire all of or a significant interest in Ubarter.com by increasing the cost of an acquisition.

EXTENSION; WAIVER

At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, extend the time for the performance of any other party's obligations under the merger agreement, waive any inaccuracies in the representations and warranties of any other party in the merger agreement or related documents, and waive compliance with any of the agreements, conditions or covenants in the merger agreement that are for the benefit of the waiving party.

AMENDMENT OF MERGER AGREEMENT

The merger agreement may be further amended by ShopNow.com and Ubarter.com at any time before or after approval by Ubarter.com's stockholders, except that, after shareholder approval, Ubarter.com and ShopNow.com may not make any amendment that by law requires the further approval of Ubarter.com's stockholders without obtaining that approval.

                               RELATED AGREEMENTS

THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES AGREEMENTS RELATED TO THE MERGER AGREEMENT, INCLUDING THE CALL OPTION AGREEMENT, THE VOTING AGREEMENTS, LOCK-UP AGREEMENTS, THE CONVERTIBLE NOTES, AND THE AGREEMENTS WITH ASTRA VENTURES AND MOMENTOUS. WHILE WE BELIEVE THAT THESE DESCRIPTIONS COVER THE MATERIAL TERMS OF THESE AGREEMENTS, THESE SUMMARIES MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE RELATED AGREEMENTS, WHICH ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS OR FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT FILED BY SHOPNOW.COM WITH THE SEC, OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART.

CALL OPTION AGREEMENT


Pursuant to a call option agreement, as amended, Steven White has given ShopNow.com the option to buy up to 1,337,896 shares of his Ubarter.com common stock, or approximately 22% of Ubarter.com's issued and outstanding shares as of the record date. The exercise price of the option is $6.00 per share. The option is exercisable, in whole or in part, at any time but not later than May 31, 2000.


The option is intended to increase the likelihood that the merger between ShopNow.com and Ubarter.com will be completed. The option may have the effect of discouraging persons who might now or in the future be interested in acquiring all of, or a significant interest in, Ubarter.com's securities or its assets before the completion of the merger between ShopNow.com and Ubarter.com.


The call option agreement, as amended, is attached to this proxy statement/prospectus as Annex B.


VOTING AGREEMENTS

As a condition to the merger, ShopNow.com required Steven White and New Horizons, L.P., who collectively held approximately 34% of Ubarter.com's outstanding common stock as of March 31, 2000, the record date, to enter into voting agreements with ShopNow.com.

The voting agreements require Steven White and New Horizons, L.P. to vote all the shares of Ubarter.com common stock beneficially owned by them (a) in favor of the merger agreement with ShopNow.com and (b) against any proposal by a party other than ShopNow.com to (i) merge or consolidate with Ubarter.com or any of its subsidiaries or (ii) to sell all or substantially all of the assets or equity interest of Ubarter.com or any of its subsidiaries.

Steven White and New Horizons, L.P. also agreed that they will not deposit any of the Ubarter.com shares owned by them, or any entity controlled by each of them, respectively, into a voting trust that will vote in any manner inconsistent with the voting agreements. They also agreed not to sell or otherwise dispose of any shares of Ubarter.com, except to ShopNow.com, during the term of the voting agreements and waived any dissenters' rights and any similar rights related to the merger between ShopNow.com and Ubarter.com by virtue of their ownership of the outstanding shares.

The form of voting agreement is attached to this proxy statement/prospectus as Annex C.

EMPLOYMENT AND CONSULTING AGREEMENTS

On the date of the merger, ShopNow.com will enter into an employment agreement with Liad Meidar and a consulting agreement with Steven White.


The employment agreement will have a one year term and require ShopNow.com to pay Mr. Meidar a base salary of $125,000. In addition, ShopNow.com has agreed to grant to Mr. Meidar options to purchase 250,000 shares of ShopNow.com common stock at a per share exercise price equal to the average of the closing sales prices of ShopNow.com common stock for the five trading days immediately prior to the completion of the merger, which options will vest over a period of three years unless Mr. Meidar is terminated for cause or resigns for good reason, in which case the options become immediately vested and exercisable.

The consulting agreement will require ShopNow.com to pay Mr. White a fee of $5,000 per month for so long as Mr. White provides consulting services for ShopNow.com. In addition, Mr. White will receive options to purchase up to 24,406 shares of ShopNow.com common stock with a per share exercise price equal to the average of the closing sales prices of ShopNow.com common stock for the five trading days immediately prior to the completion of the merger, which options vest on a monthly basis over a 12-month period. The consulting agreement can be terminated by either party on 30 days notice.


The employment agreement with Liad Meidar is attached to this proxy statement/prospectus as Annex D and the consulting agreement with Steven White is attached to this proxy statement/prospectus as Annex E.

LOCK-UP AGREEMENTS


Steven White, who held approximately 22% of Ubarter.com's outstanding common stock as of the record date, has agreed not to sell more than 50% of the ShopNow.com shares he receives in the merger until the one-year anniversary of the completion of the merger and will not sell any of his ShopNow.com shares until the six-month anniversary of the completion of the merger, provided that he may sell up to $1 million in ShopNow.com common stock at any time after the merger. New Horizons, L.P., which held approximately 12% of Ubarter.com's outstanding common stock, has agreed not to sell more than 10% of the ShopNow.com shares it receives in the merger for the first 180 days following the completion of the merger.


The form of lock-up agreement for Steven White and the form of lock-up agreement for New Horizons are attached to this proxy statement/prospectus as Annex F and Annex G, respectively.

CONVERTIBLE NOTES

On December 22, 1999, prior to the execution of the merger agreement, ShopNow.com provided Ubarter.com with a $2 million short-term bridge loan in the form of a convertible promissory note due upon demand at any time after June 22, 2000. If the merger does not take place for any reason (other than as a result of the closing conditions of Ubarter.com not being satisfied on or prior to such date due to an omission or affirmative act of ShopNow.com) within three days after the later to occur of (a) the date the registration statement on Form S-4 (of which this proxy/ statement prospectus is a part) is declared effective by the SEC and (b) the date the stockholders of Ubarter.com approve the merger, then the unpaid principal balance of the note will convert into shares of Ubarter.com common stock at a conversion price of $2.15 per share and Ubarter.com will issue ShopNow.com a warrant to purchase a number of shares of Ubarter.com common stock equal to 125% of the shares issued upon the conversion of the note at a per share exercise price of $2.15. If the merger does not take place because the closing conditions of Ubarter.com are not satisfied due to an omission or affirmative act of ShopNow.com, then the unpaid principal balance of the note will convert into shares of Ubarter.com common stock at a conversion price of $3.58 per share and Ubarter.com will issue ShopNow.com a warrant to purchase a number of shares of Ubarter.com common stock equal to 50% of the shares issued upon the conversion of the note at a per share exercise price of $3.58.


ShopNow.com provided Ubarter.com with a $338,389 short-term bridge loan on February 28, 2000 and a $2,577,250 short-term bridge loan on April 11, 2000, each in the form of a convertible promissory note containing substantially the same terms and conditions as the December 1999 note.



ShopNow.com expects to provide an additional $2.5 million in short-term bridge loans to Ubarter.com between the date of this proxy statement/prospectus and the completion of the merger.


AGREEMENTS WITH ASTRA VENTURES AND MOMENTOUS

It is a condition to ShopNow.com's obligations under the merger agreement that ShopNow.com enter into agreements with Astra Ventures LLC and Momentous Inc. Pension and Trust.

The agreement with Astra Ventures will provide that in exchange for the termination of all obligations of the Company with Astra Ventures, ShopNow.com will pay to Astra Ventures $675,000 in cash and 38,995 shares of ShopNow.com Common Stock.

The agreement with Momentous will provide that ShopNow.com will issue to Momentous a warrant to purchase 20,000 shares of ShopNow.com common stock. Such warrant will have a one-year term and an exercise price equal to 90% of the average closing sales prices of ShopNow.com common stock as reported on Nasdaq for the five trading days immediately preceding the day on which the merger is completed.



Astra Ventures is a consulting firm owned by Liad Meidar and Momentous is owned by Mr. Meidar's father.


AGREEMENT WITH AXC

In December 1999, Ubarter.com retained AXC Interactive, a Seattle-based Internet software development and consulting firm, to develop the next phase of the Ubarter.com web site. AXC was acquired by ShopNow.com in January 2000. The expected cost of this development phase is approximately $1.2 million. Upon execution of the agreement with AXC, Ubarter.com paid AXC $150,000 (consisting of 33,333 shares of Ubarter.com common stock and $50,000 in cash) and later made an additional cash payment of $100,000 as a retainer against the final AXC invoice.

                    DESCRIPTION OF SHOPNOW.COM CAPITAL STOCK

ShopNow.com's authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. The following description of ShopNow.com's capital stock does not purport to be complete and is subject to and qualified in its entirety by its articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Washington law.

COMMON STOCK

As of February 20, 2000, there were outstanding 51,677,590 shares of common stock held of record by approximately 805 shareholders of record and options to purchase 11,814,253 shares of common stock.

The holders of common stock are entitled to one vote on each matter submitted to a vote of the shareholders. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock shall be entitled to receive ratably dividends at such times and in such amounts as may be determined by the board of directors. In the event of any dissolution, liquidation or winding up, the holders of common stock are entitled to share ratably in all of the assets remaining after payment or provision for payment of the debts and other liabilities and the liquidation preference of any outstanding shares of preferred stock. The holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the common stock. The holders of common stock are not entitled to cumulative voting at any election of directors. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued in the offering will be fully paid and nonassessable.

PREFERRED STOCK

The board of directors has authority, pursuant to ShopNow.com's articles of incorporation and without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors may also determine or alter for each series such voting powers, designations, preferences, and special rights, qualifications, limitations or restrictions as permitted by law. The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of ShopNow.com and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. There presently are no shares of preferred stock outstanding, and ShopNow.com has no current plans to issue any shares of preferred stock.

COMMON STOCK WARRANTS

As of December 31, 1999, ShopNow.com had warrants outstanding to purchase an aggregate of 3,806,281 shares of common stock at exercise prices ranging from $1.25 to $18.93 per share. These warrants contain anti-dilution provisions providing for adjustments to the exercise price and the number of shares of common stock underlying these warrants upon the occurrence of specified events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction.

OTHER EQUITY-BASED AGREEMENTS

From time to time in connection with the negotiation of material agreements, ShopNow.com may use equity-based arrangements, including warrants to purchase shares of common stock, as an incentive for a party with which ShopNow.com has a business relationship to enter into an agreement with ShopNow.com.

REGISTRATION RIGHTS

As of December 31, 1999, the holders of 15,062,453 shares of outstanding common stock and 1,735,771 shares issuable upon exercise of ShopNow.com's outstanding warrants will be entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. Under the terms of ShopNow.com's registration rights agreement, the holders of more than 50% of the registrable securities issued and issuable may request, by written notice nine months after September 28, 1999, the effective date of ShopNow.com's initial public offering of securities, that ShopNow.com register any registrable securities specified in the notice in a public offering with a public offering price of at least $5.00 per share of common stock and the anticipated aggregate proceeds of which would exceed $4 million. Also under the terms of ShopNow.com's registration rights agreement, the holders of more than 50% of the registrable securities issued and issuable may require that ShopNow.com register their shares for public resale on Form S-2, Form S-3 or similar short-form registration statement, provided that ShopNow.com is a registrant entitled to use such a form and that the value of the securities to be registered is at least $750,000. ShopNow.com is not obligated to effect any such short-form registration at any time more than three years after the initial public offering or if it has effected one such registration during the immediately preceding 12-month period. In addition, the agreement requires it to provide 60 days' notice to holders of registrable securities of its intention to register its securities. A holder may then elect to include his or her shares in the proposed registration. ShopNow.com has obtained written waivers of this notice and registration provision from each shareholder subject to the provision. These registration rights are subject to the right of the managing underwriter to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration will be borne by ShopNow.com. A holder's registration rights will terminate if the holder is entitled to immediately sell all of its shares under Rule 144 of the Securities Act during any 90-day period and the holders of the registrable stock own less than 1% of the outstanding common stock.

WASHINGTON ANTITAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

Certain provisions of Washington law and ShopNow.com's articles of incorporation and bylaws could make more difficult the acquisition of ShopNow.com by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of ShopNow.com to first negotiate with it. ShopNow.com believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure ShopNow.com outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

ELECTION AND REMOVAL OF DIRECTORS. ShopNow.com's articles of incorporation provide for the division of its board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by ShopNow.com's shareholders. The initial term of the Class I directors expires at ShopNow.com's annual meeting of shareholders to be held in 2000; the initial term of the Class II directors expires at ShopNow.com's annual meeting of shareholders to be held in 2001; and the initial term of the Class III directors expires at ShopNow.com's annual meeting of shareholders to be held in 2002. Thereafter, the term of each class of directors will be three years. This system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the members of ShopNow.com's board of directors and may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of ShopNow.com and may have the effect of maintaining the incumbency of ShopNow.com's board of directors.

SHAREHOLDER MEETING. ShopNow.com's bylaws provide that, except as otherwise required by law or by its articles of incorporation, special meetings of the shareholders may only be called pursuant to a resolution adopted by its board of directors, the chairman of its board of directors or its president. These provisions of ShopNow.com's articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change of control. ShopNow.com's intent in using these provisions is to enhance the likelihood of continuity and stability in the composition of its board of directors and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce its vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for its shares and, as a consequence, they could inhibit fluctuations in the market price of ShopNow.com's shares that could result from actual or rumored takeover attempts. Such provisions could have the effect of preventing changes in ShopNow.com's management.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF SHAREHOLDER NOMINATIONS AND
PROPOSALS. ShopNow.com's bylaws contain advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

WASHINGTON ANTITAKEOVER LAW. Washington law imposes restrictions on some transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Such prohibited transactions include, among others things:

    - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

    - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

    - allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of ShopNow.com.

SHAREHOLDER ACTION BY WRITTEN CONSENT. ShopNow.com's articles of incorporation permit shareholders to act by written consent without a meeting only with the written consent of all shareholders entitled to vote on the subject matter.

ELIMINATION OF CUMULATIVE VOTING. ShopNow.com's articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ShopNow.com. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of ShopNow.com.

  COMPARISON OF RIGHTS OF HOLDERS OF UBARTER.COM COMMON STOCK AND SHOPNOW.COM
                                  COMMON STOCK

Ubarter.com is incorporated under the laws of the State of Nevada. The rights of Ubarter.com stockholders are currently governed by the Nevada Revised Statutes and the articles of incorporation and bylaws of Ubarter.com. ShopNow.com is incorporated under the laws of the State of Washington. The rights of ShopNow.com stockholders are currently governed by the Washington Business Corporation Act (WBCA) and the articles of incorporation and bylaws of ShopNow.com. After the merger, Ubarter.com's stockholders will become stockholders of ShopNow.com and Ubarter.com's stockholders' rights will cease to be defined and governed by the Nevada Revised Statutes and the articles of incorporation and bylaws of Ubarter.com, and instead will be defined and governed by the WBCA and the articles of incorporation and bylaws of ShopNow.com.

While the rights and privileges of stockholders of a Washington corporation (such as ShopNow.com) are, in many instances, comparable to those of stockholders of a Nevada corporation (such as Ubarter.com), there are differences. The following is a summary of certain material differences between the rights of holders of Ubarter.com common stock and the rights of holders of ShopNow.com common stock at the date of this proxy statement/prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the articles of incorporation and bylaws of Ubarter.com, the certificate of incorporation and bylaws of ShopNow.com, and Nevada and Washington law. Ubarter.com's articles of incorporation and bylaws and ShopNow.com articles of incorporation and bylaws are filed as exhibits to SEC filings that are incorporated by reference in the registration statement of which this proxy statement/prospectus is a part.

The laws of Nevada and Washington provide that some of the statutory provisions as they affect various rights of holders of shares may be modified by provisions in the articles or certificate of incorporation or bylaws of the relevant corporation. The following summary of provisions contained in Nevada law is subject to modification by provisions contained in the articles of incorporation and bylaws of Ubarter.com and the following summary of provisions contained in Washington law is subject to modification by provisions contained in the articles of incorporation and bylaws of ShopNow.com.

ADOPTING, AMENDING OR REPEALING BYLAWS

Subject to the bylaws, if any, adopted by the stockholders, Nevada law permits the directors to make the bylaws of the corporation. Even if the bylaws confer this power on the board of directors, the stockholders also have the power to adopt, amend or repeal bylaws. Ubarter.com Inc.'s bylaws state that new bylaws may be adopted, and the current bylaws may be amended or repealed, only by a vote of the stockholders entitled to exercise a majority of the voting power of the corporation.

The WBCA vests the authority to amend the bylaws of a Washington corporation in the hands of the board of directors, unless the articles of incorporation reserve this power exclusively for the shareholders. The WBCA also grants shareholders the right to amend the bylaws and provides that the board may not amend or repeal a bylaw adopted by the shareholders that expressly provides that it may not be amended or repealed.

ShopNow.com's articles grant the board and the shareholders the power to amend the bylaws. The ShopNow.com bylaws provide that shareholders holding a majority of ShopNow.com's outstanding voting stock and the board of directors may each adopt, amend or repeal the bylaws, provided that the board may not adopt or repeal any bylaw that the shareholders have expressly provided may not be amended or repealed by the board.

SIZE OF THE BOARD OF DIRECTORS

Under Nevada law, a corporation must have at least one director, and a corporation may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors within a fixed minimum and maximum and for the manner in which the number of directors may be increased or decreased. If the articles or bylaws so provide, Nevada law permits a corporation's board of directors to change the initial number or range of directors by amendment of the corporation's bylaws or by resolution. Ubarter.com's articles of incorporation provide that the number of directors of Ubarter.com may be increased or decreased in the manner set forth in Ubarter.com's bylaws provided that the number of directors shall never be less than one. Ubarter.com's bylaws state that the number of directors shall be no fewer than one nor more than nine and that the number of directors may be increased or decreased by a resolution of the board of directors duly adopted by 75% of all directors. Ubarter.com currently has three directors.

The WBCA provides that the board of directors of a Washington corporation shall consist of one or more directors as fixed by the corporation's articles of incorporation or bylaws.

ShopNow.com's bylaws provide that the specific number of directors shall be set by board resolution.

ELECTION OF DIRECTORS

Nevada law permits directors to be divided into separate classes with staggered terms of office. However, at least one-fourth in number must be elected annually. The board of directors of Ubarter.com is currently not classified and the terms of directors are not staggered. All directors hold office until their respective successors are elected or until their resignation, death or removal.

The WBCA permits classification of a Washington corporation's board of directors and for staggered terms if authorized by the articles of incorporation. The WBCA provides for cumulative voting for directors, unless a corporation' articles of incorporation provide otherwise.

ShopNow.com's articles and bylaws provide that the board is divided into three classes as nearly equal in number as possible, with each director elected to a staggered three-year term. ShopNow.com's articles expressly state that no cumulative voting exists with respect to shares of ShopNow.com capital stock.

REMOVAL OF DIRECTORS

Under Nevada law, any director may be removed by the vote of the holders of not less than two-thirds of the voting stock, subject to specific provisions concerning the vote needed to remove individual directors of a Nevada corporation having cumulative voting, or classes or series of shares entitled to elect one or more directors. Currently, none of these exceptions apply.

The WBCA provides that a corporation's shareholders at a special meeting called expressly for that purpose may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause.

ShopNow.com's articles of incorporation do not provide specific restrictions on the rights of shareholders to remove directors. The ShopNow.com bylaws provide that at a meeting of the shareholders called expressly for that purpose, any director or the entire board of directors may be removed by the holders of shares entitled to elect the director or directors whose removal is sought if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

FILLING NEW SEATS OR VACANCIES ON THE BOARD OF DIRECTORS

Under Nevada law, all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum. Ubarter.com's bylaws provide that the Ubarter.com board may fill all vacancies created by reason of death, resignation or removal, or if the authorized number of directors is increased or otherwise, by a majority vote of the remaining directors, although less than a quorum, or by a sole remaining director. Furthermore, the stockholders of Ubarter.com may elect a director or directors at anytime to fill any vacancy or vacancies not filled by the directors.

The WBCA provides that a vacancy occurring on a board of directors may be filled by the shareholders, the board of directors and, if the remaining directors are less than a quorum, by a majority of the remaining directors.

The ShopNow.com bylaws provide that vacancies may be filled by the shareholders or by a majority of the remaining directors even if less than a quorum.

LIMITATION OF PERSONAL LIABILITY

Under Nevada law, a corporation may include in its articles of incorporation a provision that would, subject to the limitations described below, limit or eliminate the personal liability of directors and officers to the corporation and its stockholders for damages for breaches of their fiduciary duty. Under Nevada law, a provision in the articles of incorporation may not, however, eliminate or limit the liability of a director or officer for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or of distributions in violation of Section 78.300 of the Nevada Revised Statutes. The Ubarter.com articles of incorporation state that no director or, to the extent specified by the board of directors, officer will be liable to Ubarter.com or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (b) the unlawful payment of dividends.

The WBCA provides that a corporation's articles of incorporation may include provisions that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director. However, the provisions may not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, unlawful distributions, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

ShopNow.com's articles of incorporation authorize ShopNow.com to limit or eliminate the liability of directors to the fullest extent permitted by the WBCA.

INDEMNIFICATION

Nevada law provides that a corporation may indemnify any person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, other than in an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity for another enterprise; provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. For actions or suits by or in the right of the corporation, Nevada law provides that a person may be indemnified if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that in such an action or suit by or in the right of the corporation, the corporation may not indemnify a person for any claim, issue or matter as to which the person has been adjudged by a court, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification. To the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of the matter or any claim, issue or matter therein, the corporation must indemnify him or her against all expenses, including attorneys' fees actually and reasonably incurred in the defense. Nevada law provides that the determination of whether indemnification is proper must be made by the stockholders; the board of directors by a vote of a of directors who were not parties to the action, suit or proceeding; by independent legal counsel if a majority of a quorum of directors who were not parties so orders or if a quorum of directors who were not parties cannot be obtained.

Ubarter.com's bylaws require the corporation to provide indemnification to the fullest extent permitted by law.

Under the WBCA, if authorized by the articles of incorporation or a bylaw adopted or ratified by the shareholders or by a resolution adopted or ratified by the shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding under any circumstances except that no indemnification is allowed on account of:

    - acts or omissions of a director or officer finally adjudged to be an intentional misconduct or a knowing violation of the law;

    - conduct of a director or officer finally adjudged to be an unlawful distribution; and

    - any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

ShopNow.com's articles of incorporation and bylaws provide a right to indemnification to directors and officers of ShopNow.com to the fullest extent permitted under the WBCA. Advancement of expenses may be made to a director upon an undertaking by the director to repay the expenses if it is later determined that the director was not entitled to indemnification. The bylaws provide that the right to indemnification is a contract right. The bylaws provide that ShopNow.com may maintain insurance to protect any director or officer against any loss, liability or expense whether or not ShopNow.com would have the power to indemnify such person against such loss, liability or expense under the WBCA. ShopNow.com's bylaws also authorize ShopNow.com to enter into contracts with any director or officer in furtherance of the provisions of the bylaws regarding indemnification.

Unless limited by the corporation's articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing with or before notice of the next shareholders meeting. ShopNow.com's articles of incorporation do not limit indemnification if the director or officer is wholly successful on the merits of the action or otherwise.

TRANSACTIONS INVOLVING DIRECTORS AND OFFICERS

Under Nevada law, there is no specific provision concerning or prohibition against loans or guarantees made by a corporation for the benefit of a director or officer of the corporation.

A contract or transaction between a Nevada corporation and one or more of its directors or officers, or between a Nevada corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, is not void or voidable solely for that reason, or solely because the common or interested director or officer was present, participates or votes at the board or board committee meeting or joins in the execution of the written consent that authorizes the contract or transaction, if any one of the following circumstances exists:

    - the fact of the common directorship, office or financial interest is known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote of the common or interested director;

    - the fact of the common directorship, office or financial interest is known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of the voting power;

    - the fact of the common directorship, office or financial interest is not known to the director as of the time the transaction is brought before the board of directors for action; or

    - the contract or transaction is fair as to the corporation at the time that it is authorized or approved.

Ubarter.com's bylaws state that Ubarter.com shall not enter into any contract or other transaction with any corporation, firm or association or entity of which one of the directors is an employee, officer or financially interested, unless such contract or transaction has been approved by a majority of the disinterested directors or the stockholders.

The WBCA generally provides that a transaction by a corporation in which a director has a conflicting interest may not be enjoined, set aside or result in damages or other sanctions in a shareholder's proceeding or derivative proceeding if:

    - any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

    - a majority of the disinterested directors on the board voted for the transaction after disclosure to them of the director's conflicting interest and related material facts to the extent this information was not known to the disinterested directors;

    - a majority of votes entitled to be cast (other than votes relating to shares beneficially owned, or the voting of which is controlled, by the director with the conflicting interest or a related person or entity of that director) were cast in favor of the transaction after notice to the shareholders describing the director's conflicting interest transaction and disclosure of the director's conflicting interest an related material facts to the extent this information was not known to the shareholders; or

    - the transaction is established to have been fair to ShopNow.com.

INSPECTION OF STOCKHOLDERS' LIST AND OTHER CORPORATE DOCUMENTS

Nevada law allows any person who has been a stockholder of record for at least six months or who holds an aggregate of 5% or more of the corporation's outstanding shares to inspect and copy the stockholders' list, articles and bylaws. The corporation may deny inspection if the stockholder refuses to furnish an affidavit that the inspection is not desired for a purpose which is the business or object other than the business of the corporation and that he or she has not at any time sold or offered for sale any stockholders' list of any corporation or aided or abetted any person in procuring a list for that purpose. A Nevada corporation must allow stockholders of record who own or represent at least 15% of a corporation's shares the right, upon at least five days written demand, to inspect the books of account and financial records of the corporation, to make copies from them and to conduct an audit of those records, except that any corporation listed and traded on any recognized stock exchange or any corporation that furnishes to a detailed, annual financial statement is exempt from this requirement. The corporation may deny inspection to any stockholder who refuses to furnish an affidavit that the inspection or audit is not desired for any purpose not related to his or her interest as a stockholder. Ubarter.com's bylaws state that its stockholders have the right to inspect such corporate records at such times and based upon the limitations of such rights as may be set forth in the Nevada Revised Statutes from time to time.

Under the WBCA, there is no minimum time period for which shares must be held before a shareholder can demand inspection of a corporation's books and records, nor is there a statutory limitation tied to a minimum number of shares, or percentage of shareholdings of the corporation. A shareholder must provide written notice to the corporation at least five business days prior to the date of inspection. The WBCA provides access to two types of records: the first category is core records, to which the shareholder has automatic access, regardless of good faith or proper purpose. The second category, consisting of the corporation's shareholders records and relevant excerpts from minutes of both board and shareholder meetings, can be inspected only in good faith ad for a proper purpose directly connected to the requested records.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

Nevada law does not specify who may call special meetings of stockholders. Ubarter.com's bylaws provide that special meetings of stockholders may be called by the President or the board of directors or by the President at the request of the holders of not less than a majority of the outstanding shares of Ubarter.com entitled to vote at the meeting.

Under the WBCA, a special meeting of shareholders may be called by a corporation's board of directors or other persons authorized by the corporation's articles of incorporation or bylaws, or, unless limited by the articles of incorporation, on written demand by holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

The ShopNow.com bylaws provide that special meetings of the shareholders may be called only by the chairman of the board, a majority of the board of directors or the president of ShopNow.com.

The ShopNow.com bylaws require that notice of each special meeting of the shareholders be provided at least ten days and not more than 60 days prior to such meeting, provided that notice of a meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the corporation's assets other than in the regular course of business or the dissolution of the corporation shall be given not less than 20 nor more than 60 days before such meeting.

DISTRIBUTIONS

Under Nevada law, no distribution to or for the benefit of stockholders to their shares may be made if after giving effect to the distribution either of the following two conditions are met: (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) the sum of the corporation's assets would be less than the sum of its total liabilities plus any amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of the distribution. Under Nevada law a distribution includes the payment of a dividend, a distribution of indebtedness and the repurchase or the redemption of shares.

Under the WBCA, a corporation may make a distribution in case or in property to its shareholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution,
(i) the corporation would be unable to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Nevada and Washington law contain other differences with respect to distributions, including differences relating to the time at which a distribution is deemed to have been made.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Certain of these laws that have been adopted in Nevada and Washington are summarized below.

Sections 78.411 to 78.444 of the Nevada Revised Statutes restrict the ability of a Nevada corporation having at least 200 stockholders of record to engage in any "combination" with an "interested stockholder" for three years after the interested stockholder's date of acquiring the shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before that date. Under these statutes:

    - an "interested stockholder" means (i) the "beneficial owner," as defined in the Revised Nevada Statutes, of 10% or more of the voting power of the corporation, or (ii) an affiliate or associate of the corporation who at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation and

    - a "combination" is broadly defined to include a merger or consolidation of the corporation or any subsidiary of the corporation with the interested stockholder; any sale, mortgage or other disposition of assets to or with the interested stockholder exceeding certain amounts; the issuance or transfer of shares of the corporation or its subsidiaries to the interested stockholder exceeding a specified market value; the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the interested stockholder; transactions that would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the interested stockholder; or the receipt of any benefit, except proportionately as a stockholder, of any loans, advances or other financial benefits by an interested stockholder. A combination also generally includes any of the foregoing transactions with an affiliate or associate of the interested stockholder.

If the combination was not previously approved, the interested stockholder may effect the combination after the three-year period only if the combination is either:

    - approved by the holders of stock representing a majority of the outstanding shares not beneficially owned by the interested stockholder at a meeting called for that purpose no earlier than three years after the date of acquiring shares or

    - the combination meets statutory fair price criteria.

The above provisions do not apply to any business combination involving a corporation:

    - whose original articles of incorporation expressly elect not to be governed by such provisions;

    - which does not, as of the date of acquiring shares, have a class of voting shares registered with the SEC under Section 12 of the Exchange Act, unless the corporation's articles of incorporation provide otherwise;

    - whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Exchange Act on the effective date of that amendment, if the combination is with an interested stockholder whose date of acquiring shares is before the effective date of such amendment; or

    - that amends its articles of incorporation, as approved by a majority of the disinterested shares, to expressly elect not to be governed by the above provisions. This type of amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after the effective date of the amendment.

In addition, the above provisions will not apply to any combination with an interested stockholder on January 1, 1991 or who became an interested stockholder inadvertently and satisfies certain other conditions.

The Ubarter.com's articles of incorporation do not exempt Ubarter.com from the restrictions imposed by Sections 78.411 to 78.444 of the Nevada Revised Statutes.

Nevada's Control Share Acquisition Law, Nevada Revised Statutes 78.378 through 78.3793, generally prohibits an acquirer from voting shares of a Nevada corporation's stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the corporation's stockholders. The Control Share Acquisition Law only applies to Nevada corporations doing business directly or through an affiliated corporation in Nevada with at least 200 stockholders of record, at least 100 of whom have addresses in Nevada. Ubarter.com currently does/does not have at least 100 stockholders of record in Nevada and/or does not do business in Nevada. The ownership thresholds are at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more of all of the outstanding voting power.

Once an acquirer crosses one of these thresholds, a special meeting of stockholders may be called at the acquirer's request to consider the voting rights of its shares. If the acquirer does not make a request, consideration of the voting rights must be taken at the next special or annual meeting of stockholders. If the corporation's articles or bylaws provide, the corporation may call for redemption certain of the acquirer's shares if the stockholders do not grant full voting rights or the acquirer fails to timely deliver information to the corporation. Ubarter.com's articles of incorporation and bylaws do not currently provide for redemption of an acquirer's shares in such circumstances.

If an acquirer's shares are accorded full voting rights and the acquirer has acquired control shares with at least a majority of all the voting power, any stockholder of record who has not voted for approval of voting rights is entitled to demand payment for the fair value of his or her shares, which is generally not less than the highest price per share paid in the transaction subjecting the acquirer to the Control Share Acquisition Law. The Control Share Acquisition Law does not apply if the articles of incorporation or bylaws in effect on the tenth day following the crossing the thresholds described above provide that the law does not apply to the corporation or to the acquisition specifically by types of existing or future stockholders, whether or not identified. Neither the articles of incorporation or bylaws of Ubarter.com currently include such a provision.

Chapter 23B.19 of the WBCA, which applies to Washington corporations which have a class of voting stock registered with the SEC under the Exchange Act, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with an acquirer which beneficially owns 10% or more of the voting securities of the target corporation for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. These prohibited transactions include, among other things, a merger, share exchange or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquirer, termination of 5% or more of the employees of the target corporation employed in Washington as a result of the acquirer's acquisition of 10% or more of the shares, or allowing the acquirer to receive any disproportionate benefit as a shareholder. After the five-year period, a "significant business transaction" may take place if it complies with certain "fair price" provisions of the statute. A public corporation may not "opt out" of this statute, and ShopNow.com is subject to it.

MERGERS

Nevada law requires that certain extraordinary corporate actions, such as most mergers, share exchanges and sales of all of a corporation's assets, be approved by the affirmative vote of a majority of the corporation's outstanding shares. Nevada law does not require a stockholder vote of the surviving corporation in a merger if (a) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, (b) each stockholder of the surviving corporation whose shares were outstanding before the merger holds an identical number of shares with identical characteristics after the merger, and
(c) the number of voting shares (shares that entitle their holders to vote unconditionally in elections of directors) and participating shares (shares that entitle their holders to participate without limitation in distributions) to be issued by the surviving corporation in the merger plus in each case the number of voting or participating shares issued or issuable, as the case may be, as a result of the merger either by conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger does not exceed by more than 20% such voting and participating shares outstanding immediately before the merger.

The WBCA generally provides that a merger or share exchange, or sale of substantially all of a corporation's assets other than in the regular course of business, must be approved by the board of directors and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another percentage, but not less than a majority of all votes entitled to be cast, is specified in the articles of incorporation. The WBCA also specifies some limited exceptions where shareholder approval of a merger is not required, such as a merger where among other things, each shareholder of the surviving corporation of the merger whose shares were outstanding immediately before the merger will hold the same number of shares, with identical rights and preferences, immediately after the merger.

ShopNow.com's articles provide that the affirmative vote of a majority of all the votes entitled to be cast by the voting group shall be sufficient to approve a merger or share exchange, or sale of substantially all of a corporation's assets other than in the regular course of business.

DISSOLUTION

Under Nevada law, the board of directors of a corporation that has issued stock must recommend dissolution to the stockholders and the stockholders must approve dissolution. Under Washington law, a dissolution must be approved by stockholders holding 100% of the total voting power or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation. The procedures contained in Nevada law relating to the dissolution and liquidation of a corporation differ somewhat from the procedures contained in Washington law.

AUTHORIZED CAPITAL STOCK

Ubarter.com's articles of incorporation authorize Ubarter.com to issue up to 25,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. With respect to Ubarter.com's undesignated preferred stock, the Ubarter.com board is authorized, without stockholder approval, to designate one or more series of preferred stock and to determine the number of shares included in any series and the designation, preferences, limitations and relative rights of the shares of any series.

ShopNow.com's articles of incorporation authorize ShopNow.com to issue up to 200,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. With respect to ShopNow.com's undesignated preferred stock, the ShopNow.com board is authorized, without shareholder approval, to designate one or more series of preferred stock and to determine the number of shares included in any series and the designation, preferences, limitations and relative rights of the shares of any series.

DISSENTERS' RIGHTS


For a discussion of dissenters' rights under Nevada law, please see the section entitled "Rights of Dissenting Ubarter.com Stockholders" on page 67.


Under the WBCA, a shareholder of a Washington corporation may exercise dissenters' rights in connection with:

    - a plan of merger providing for a shareholder vote;

    - a plan of exchange involving the acquisition of the corporation's shares providing for a shareholder vote;

    - a sale or exchange of all, or substantially all, the property of the corporation other than in the usual and regular course of business, if a shareholder is entitled to vote on the sale or exchange;

    - a reverse stock split that results in the shareholder owning a fractional share if that fractional share is to be acquired for cash; and

    - any other corporate action taken by shareholder vote for which the articles of incorporation, bylaws, or resolution of the board of directors provide for dissenters' rights.

THIS SUMMARY OF CERTAIN MATERIAL DIFFERENCES IN THE CORPORATION LAWS OF NEVADA AND WASHINGTON, THE UBARTER.COM ARTICLES AND THE SHOPNOW.COM ARTICLES, AND THE UBARTER.COM BYLAWS AND THE SHOPNOW.COM BYLAWS DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF HOLDERS OF SHARES OF NEVADA, AS OPPOSED TO WASHINGTON, CORPORATIONS, OR STOCKHOLDERS OF UBARTER.COM AND SHOPNOW.COM IN PARTICULAR. THE DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO NEVADA LAW AND WASHINGTON LAW, TO THE UBARTER.COM ARTICLES OF INCORPORATION AND THE SHOPNOW.COM ARTICLES OF INCORPORATION, AND TO THE UBARTER.COM BYLAWS AND THE SHOPNOW.COM BYLAWS. IN ADDITION, THE LAWS OF NEVADA AND WASHINGTON PROVIDE THAT SOME OF THE STATUTORY PROVISIONS AS THEY AFFECT VARIOUS RIGHTS OF HOLDERS OF SHARES MAY BE MODIFIED BY PROVISIONS IN THE ARTICLES OF INCORPORATION OR BYLAWS OF THE CORPORATION.

                 RIGHTS OF DISSENTING UBARTER.COM STOCKHOLDERS

The following is a brief summary of the rights of holders of Ubarter.com common stock to dissent from the merger and receive cash equal to the fair value of their Ubarter.com common stock instead of receiving shares of ShopNow.com common stock. This summary is not exhaustive, and you should read the applicable sections of chapter 92A of the Nevada Revised Statutes, which are attached to this proxy statement/prospectus as Annex H.

IF YOU ARE CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE MERGER, YOU SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX H, PARTICULARLY THE PROCEDURAL STEPS REQUIRED TO PERFECT DISSENTERS' RIGHTS, WHICH ARE COMPLEX. YOU SHOULD ALSO CONSULT YOUR LEGAL COUNSEL. IF YOU DO NOT FULLY AND PRECISELY SATISFY THE PROCEDURAL REQUIREMENTS OF THE NEVADA REVISED STATUTES, YOU WILL LOSE YOUR DISSENTERS' RIGHTS.


Under the Nevada Revised Statutes, the holders of Ubarter.com common stock are entitled to certain dissenters' rights with respect to the merger. The following is a summary of the rights of Ubarter.com stockholders who dissent from the merger. It does not purport to be complete and is qualified in its entirety by reference to Sections 92A.300 through 92A.500 of the Nevada Revised Statutes (the Dissenters' Rights Statute, a copy of which is attached as Annex H to this proxy statement/prospectus).



Any Ubarter.com shareholder may, as an alternative to receiving a consideration specified in the merger agreement, dissent from the merger and obtain payment of the fair value of such shareholder's Ubarter.com common stock pursuant to the Dissenters' Rights Statute. Ubarter.com stockholders will be bound by the terms of the merger unless they dissent by complying with all the requirements of the Dissenters' Rights Statute. Any Ubarter.com shareholder contemplating exercising the right to demand such payment should carefully review the Dissenters' Rights Statute, a copy of which is included as Annex H to this proxy statement/prospectus and in particular the required procedural steps. A UBARTER.COM SHAREHOLDER WHO FAILS TO COMPLY WITH THESE PROCEDURAL REQUIREMENTS MAY LOSE THE RIGHT TO DISSENT.


Set forth below, to be read in conjunction with the full text of the Dissenters' Rights Statute, is a summary of the procedures relating to the exercise of dissenters' rights by Ubarter.com stockholders.

Any Ubarter.com shareholder who wishes to dissent must deliver to Ubarter.com, prior to the vote on the merger agreement, a written notice of intent to demand payment for such shareholder's shares if the merger is effectuated. In addition, such shareholder must not vote their shares of Ubarter.com common stock in favor of the merger agreement. A Ubarter.com shareholder who fails to deliver the notice on time or who votes in favor of the merger agreement will not have any dissenters' rights. If a Ubarter.com shareholder returns a signed proxy but does not specify a vote AGAINST approval of the merger agreement or a direction to abstain, the proxy will be voted for approval of the merger agreement, which will have the effect of waiving such shareholder's dissenters' rights.

If the merger agreement is approved by Ubarter.com stockholders, Ubarter.com is required to deliver a written dissenters' notice to all Ubarter.com stockholders who gave a timely notice of intent to demand payment and who did not vote in favor of the merger agreement. The notice must be sent no later than ten days after the merger agreement is approved and must (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited, (b) inform stockholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received,
(c) supply a form for demanding payment that includes the date of the first announcement to the news media or to stockholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not such shareholder acquired beneficial ownership of the shares before that date, (d) set a date by which Ubarter.com must receive the payment demand, which may not be fewer than 30 or more than 60 days after the date the required dissenters' notice is delivered, and (e) be accompanied by a copy of the Dissenters' Rights Statute.

A shareholder who is sent the dissenters' notice described above must
(i) demand payment, (ii) certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice, and (iii) deposit such shareholder's certificates in accordance with the terms of the notice. A shareholder who demands payment and deposits the shareholder's certificates of Ubarter.com common stock as requested by the dissenters' notice retains all other rights of a Ubarter.com shareholder until such rights are canceled by the consummation of the merger. A shareholder who does not demand payment or deposit the shareholder's certificates of Ubarter.com common stock where required, each by the date set forth in the dissenters' notice, is not entitled to payment. Ubarter.com may restrict the transfer of uncertificated shares from the date of the demand for payment until the merger is consummated; however, the holder of uncertificated shares retains all other rights of a shareholder until those rights are canceled by the consummation of the merger.

Except for shares of Ubarter.com common stock acquired by a dissenter after the date set forth in the dissenters' notice as the date of first announcement to stockholders or the news media of the terms of the merger, as soon as the merger is effectuated or upon receipt of the payment demand, Ubarter.com must pay each dissenter who complied with the foregoing requirements the amount Ubarter.com estimates to be the fair value of the dissenters' share of Ubarter.com common stock plus accrued interest. The payment must be accompanied by certain financial information concerning Ubarter.com, a statement of Ubarter.com's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with the payment offer, and a copy of the Dissenters' Rights Statute.

A dissenter may notify Ubarter.com in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due with respect thereto and may demand payment of the dissenter's estimate, by following the procedures set forth in the Dissenters' Rights Statute.

Ubarter.com stockholders considering exercising dissenters' rights should bear in mind that the fair value of their Ubarter.com common stock determined under the Dissenters' Rights Statute could be more than, the same as or less than the value of the consideration they will receive pursuant to the merger agreement if they do not exercise dissenters' rights.

Any Ubarter.com shareholder contemplating the exercise of dissenters' rights is urged to review the full text of the Dissenters' Rights Statute.

                            BUSINESS OF SHOPNOW.COM

OVERVIEW

ShopNow.com offers businesses a tailored end-to-end solution that addresses the challenges associated with implementing a successful e-commerce strategy. It offers access to the ShopNow network and a comprehensive suite of products and services ranging from custom application and online store development to online and traditional sales and marketing services and transaction processing. The ShopNow marketplace, which includes the ShopNow.com portal and its affiliate and syndication sites, allows merchants to target specific groups of shoppers. ShopNow.com's recently launched business-to-business marketplace, b2bNow.com, allows businesses to buy, sell and exchange goods and services with one another. This combination of products, services and marketplace access enables businesses to create online stores and custom web sites, access customers and transact business efficiently.

INDUSTRY BACKGROUND

RAPID GROWTH OF THE INTERNET AND E-COMMERCE

The Internet has grown in less than a decade from a limited research tool into a global network consisting of millions of computers and users. The Internet is an increasingly significant medium for communication, information and commerce. International Data Corporation, or IDC, estimates that at the end of 1998 there were over 62 million web users in the United States and over 142 million web users worldwide and that by the end of 2003 the number of web users will increase to 177 million in the United States and to over 502 million worldwide.

The rapid growth of the Internet has given businesses, merchants and shoppers the opportunity to conduct an increasing amount of commerce online. ShopNow.com believes that e-commerce offers numerous advantages to businesses, merchants and shoppers. Shoppers receive increased selection, competitive prices and the convenience of being able to shop on the Internet 24 hours a day, 7 days a week from the location of their choice. The Internet enables merchants to reach a global audience and operate with limited infrastructure, reduced overhead and greater economies of scale. Merchants can customize web site content to match the needs and preferences of individual shoppers by transparently personalizing content for each shopper. By facilitating access to information, the Internet enables merchants to give customers more detailed product information while affording merchants the opportunity to obtain detailed information about the purchasers of their products. In addition, online merchants can reduce selling costs by reducing or eliminating investments in physical retail locations and automating much of the interaction with their customers. These advantages are resulting in a dramatic increase in the amount of commerce conducted over the Internet and the number of businesses and merchants advertising and selling goods and services online. According to IDC, worldwide transactions on the Internet are expected to increase from approximately $111 billion in 1999 to approximately $1.3 trillion in 2003, with the total number of users who purchase products and services online increasing from approximately 48 million to approximately 182 million worldwide during the same period.

CHALLENGES TO CONDUCTING COMMERCE OVER THE INTERNET

Businesses and merchants increasingly are determining that they need an online presence to take advantage of the rapid growth and benefits of e-commerce. To conduct commerce online effectively and efficiently, however, businesses and merchants must address a number of challenges:

    - WEB SITE PLANNING AND STOREFRONT DESIGN. Businesses and merchants must design and implement the look and feel of their online stores and custom web sites in a way that provides a rich, easy-to-use and generally satisfying end-user experience that fosters buying and repeat visits. Storefront design must promote the merchants' brands, identities and product information through the use of graphics, images and text content.

    - VISIBILITY AND CUSTOMER ACQUISITION. Merchants need to effectively communicate with their targeted online audience to maximize the number of visits to, and purchases from, their web sites. Both online merchants seeking to establish a brand and traditional merchants with established brands need to create visibility online and to distinguish themselves from the significant number of competitors selling products and services on the Internet. Achieving widespread brand recognition and customer loyalty in a crowded market where consumers are inundated with Internet-related advertising requires a comprehensive and focused marketing strategy to reach the desired audience. These efforts require a broad range of both online and traditional techniques ranging from banner and hyperlink advertisements or e-mail communications to traditional methods, such as direct mail. In order to attract the highest number of desired online shoppers, merchants need to employ creative marketing solutions that position their products and services more effectively than those of their many competitors.

    - TRANSACTION PROCESSING. Businesses and merchants must implement solutions that enable them to efficiently and effectively process orders once they are placed. Online transaction processing is complex and involves a number of elements including secure, dependable, automated real-time payment authorization, calculation of tax and shipping charges, order tracking and customer service. Online orders for physical goods must be transmitted to fulfillment centers, distributors or merchant-owned distribution centers for shipment of the goods.

In light of these challenges, businesses and merchants who choose to internally develop and maintain an e-commerce presence must invest a significant amount of capital and technical resources. E-commerce technology evolves rapidly, necessitating timely implementation and upgrades. The lengthy and often cost-prohibitive nature of in-house development and maintenance has caused an increasing number of businesses and merchants to outsource some or all of their e-commerce capability development to third-party service providers. Outsourced solutions offer convenience and savings, but most service providers specialize in specific, limited aspects of an Internet merchant's business. Merchants who outsource their e-commerce capability development typically must devote significant technical expertise and other resources to coordinate multiple vendors and integrate the various components.

As e-commerce solutions evolve and online businesses and merchants proliferate, need and demand increase for outsourced e-commerce solutions that seamlessly integrate every aspect of an online business from storefront development to marketing services, transaction processing and fulfillment.

THE SHOPNOW SOLUTION

ShopNow.com is an end-to-end developer and provider of e-commerce enabling solutions for businesses and merchants. It provides a comprehensive suite of products and services that enable businesses and merchants to create, support and grow an efficient, scaleable and reliable online presence. ShopNow.com's marketing services use both traditional and online methods to bring businesses, merchants and shoppers together, while its other e-commerce products and services enable businesses and merchants to develop and complete online transactions. ShopNow.com's e-commerce platform includes custom application and online store development and design, hosting and maintenance, fraud prevention, payment processing and order fulfillment. ShopNow.com provides customers with a wide variety of supporting technologies in order to meet their specific needs. Its sales and marketing services include merchant and product listing on its online marketplaces, advertisements and e-mail promotions and other creative services. ShopNow.com also operates the ShopNow.com marketplace, a distributed network of web sites comprised of the ShopNow.com portal and more than 4,000 affiliate and syndication shopping sites, which together provide access to more than 45,000 merchants offering over 5 million products. In addition, ShopNow.com operates b2bNow.com, its business-to-business portal and online marketplace.

Key benefits of ShopNow.com's solution include:

    - END-TO-END INTEGRATED SOLUTION. ShopNow.com believes that it provides all the critical capabilities required to enable businesses and merchants to conduct commerce online. It offers businesses and merchants a comprehensive suite of e-commerce products and services and access to online marketplaces. Its marketing services include advertising, merchandising and e-mail services on its ShopNow marketplace and on its b2bNow.com marketplace. Its end-to-end solution minimizes the time, complexity, inconvenience and cost ordinarily associated with a multivendor or internally developed solution.

    - QUICK TIME TO MARKET. The pace of change and the rate of growth of the Internet require greater speed in implementing e-commerce solutions. ShopNow.com's extensive experience in web site planning and storefront development allows it to create commerce-enabled web sites for its clients
      - ranging from the basic to the highly customized - in less time than such tasks typically require of an in-house developer.

    - IMMEDIATE AND LONG-TERM SAVINGS. ShopNow.com enables businesses and merchants to improve their return on investment by allowing them to avoid the significant diversion or investment of resources required to develop and maintain e-commerce capabilities internally or to integrate a multivendor solution. Because ShopNow.com regularly reevaluates and updates its merchant services and network offerings, its clients can easily keep pace with rapidly evolving e-commerce technology.

    - FACILITATE CUSTOMER ACQUISITION. ShopNow.com allows merchants to market their products and services in an established online marketplace where shoppers congregate for the specific purpose of making purchases. ShopNow.com enables shoppers to search for products and services in an organized manner and to evaluate offerings from numerous merchants based on a variety of criteria. Unlike content and community-oriented portals, ShopNow.com is focused principally on, and identified with, shopping. As a result, it can attract visitors who are more likely to buy a product or service at its clients' sites. Its ability to utilize detailed demographic and shopper preference data enables it to offer targeted marketing services to its merchant customers. The ShopNow.com marketplace, together with ShopNow.com's merchant marketing services, allows merchants to quickly and efficiently attract a targeted group of customers.

    - COMPREHENSIVE TECHNOLOGY PLATFORM. ShopNow.com provides a flexible scaleable technology platform from which it can tailor solutions to meet the changing needs of its clients. Its platform is a combination of third-party technologies and technologies that it has developed. ShopNow.com also has serving and hosting capabilities that enable its clients to outsource the storage and transmission functions of their e-commerce operations. This technology provides merchants a high level of reliability, 24 hours a day, 7 days a week. Using data centers with redundant servers, continuous monitoring and high speed Internet connections, ShopNow.com can provide clients with the performance they require for uninterrupted e-commerce operations.

STRATEGY

ShopNow.com's goal is to be the leading e-commerce enabling company for businesses and merchants. ShopNow.com plans to achieve this goal through the following strategies:

    - EXPAND ITS BUSINESS-TO-BUSINESS PORTAL. Through its recently launched business-to-business portal and online marketplace, b2bNow.com, ShopNow.com provides e-commerce enabling solutions for businesses and merchants seeking to transact business with one another online. Currently, b2bNow.com includes the following features: a request for quotation/request for proposal search engine, a business directory, online store building tools, sales and marketing services and information and content relevant to businesses. ShopNow.com intends to further expand b2bNow.com by adding features such as a procurement system, by entering into additional key relationships and by encouraging merchants on the ShopNow marketplace to participate in b2bNow.com. Upon completion of the acquisition of Ubarter.com, ShopNow.com plans to integrate Ubarter.com's online barter marketplace into b2bNow.com. In addition, ShopNow.com plans to offer its suite of merchant services on b2bNow.com.

    - EXPAND THE SHOPNOW.COM MARKETPLACE. ShopNow.com intends to aggressively expand the ShopNow.com marketplace primarily by using the technology and services acquired through its recent acquisitions to broaden the range of features available to listed merchants. ShopNow.com will continue to promote a high volume of shopper traffic on its network and attempt to increase the number of quality customer leads generated for listed merchants. ShopNow.com plans to rapidly expand the number of new ShopNow.com affiliate and syndication shopping sites to increase revenues and make the ShopNow.com marketplace more visible and accessible. In addition, ShopNow.com is currently exploring the use of technologies and applications relating to commerce transactions over wireless communication devices. ShopNow.com also intends to enrich shoppers' experiences on the ShopNow.com marketplace through applications that take advantage of broadband technologies.

    - ENHANCE AND EXTEND SHOPNOW.COM'S SUITE OF E-COMMERCE ENABLING PRODUCTS AND SERVICES. ShopNow.com intends to continue to add new features to its suite of e-commerce enabling solutions. ShopNow.com believes that, for little incremental cost, it can easily integrate into its suite new features that will contribute additional revenues from lead generation, advertising, upselling merchant services and licensing and syndication. For example, it is attempting to expand its merchant marketing services by updating its technology to increase the quality and amount of data provided by shoppers on the ShopNow marketplace. To provide additional and better quality leads to merchants, it recently expanded the tools available to shoppers to include price search engines and merchant rating systems.

    - PROMOTE BRAND VISIBILITY. ShopNow.com will continue to promote the ShopNow.com and b2bNow.com brands as the best means for conducting business on the Internet. To accelerate the acceptance and penetration of its brands among businesses, merchants and shoppers, ShopNow.com will continue to advertise its brands through both online and traditional channels such as radio and newspapers. Online efforts include placing banner and other hyperlink advertisements on portal and other destination web sites. To reach a mass audience, ShopNow.com will continue to conduct national advertising campaigns in traditional media. ShopNow.com will also expand its efforts to promote its brands through trade publication advertisements, direct mail and promotional activities, trade shows and media events.

    - PURSUE ACQUISITIONS AND STRATEGIC BUSINESS RELATIONSHIPS. ShopNow.com intends to make acquisitions and enter into business relationships that enhance the effectiveness of its products and services and the quality of its online marketplaces. To date, it has focused on acquisitions and strategic business relationships that provide it access to improved technology, new domestic and international markets and prospective clients. In the future, it expects to focus principally on acquisitions and strategic business relationships that will enhance and grow b2bNow.com.

    - EXPAND INTERNATIONALLY. ShopNow.com will seek to leverage the anticipated global growth in e-commerce by expanding its online marketplaces internationally. ShopNow.com plans to commence its international expansion with the development of business opportunities in Japan in the first half of 2000. It intends to accelerate its international expansion by entering into strategic alliances with foreign businesses. ShopNow.com also plans to register its web sites on international search engines, seek relationships with foreign portal web sites and develop foreign-language user interfaces. It believes that these features will enable international shoppers to more easily access its online marketplaces, thereby increasing the number of participants on the ShopNow.com network.

SHOPNOW.COM'S PRODUCTS AND SERVICES

    MERCHANT SERVICES

    ShopNow.com offers businesses and merchants a wide variety of enabling products and services, including:

    - SECURE PAYMENT AND ORDER PROCESSING. ShopNow.com provides online payment and order processing software and services. Its software and services assist its merchant clients with credit card authorization, address verification, automated tax and shipping calculations, order tracking and customer service. Its payment processing system currently interacts with 21 credit card processors. For security, ShopNow.com uses advanced encryption methods. To exchange information with merchants and shoppers on its web sites, its network servers use software that complies with the Secure Sockets Layer specification, the predominant method for managing the security of transmissions over a network.

    - FRAUD PREVENTION. ShopNow.com's fraud prevention services use artificial intelligence programs, a database of historical transactions and validation by an authorized financial institution to confirm shoppers' identities and to assess their credit status. ShopNow.com can adjust the stringency of the fraud screening process based on a merchant's requirements and the nature of the transaction to assist the merchant in maximizing sales opportunities. Under an agreement with HNC Software, ShopNow.com has licensed the right to use their eFalcon fraud management system.

    - E-COMMERCE HOSTING AND MAINTENANCE. ShopNow.com provides services to operate and maintain online stores on behalf of its listed merchants. It uses data centers with redundant servers, 24-hour monitoring and support and high speed Internet connections to provide customers with continuous e-commerce operations. ShopNow.com also provides merchants with detailed electronic and hard copy reports summarizing visits to and transactions made on their online stores.

    - CUSTOM APPLICATION AND ONLINE STORE DEVELOPMENT. ShopNow.com provides businesses and merchants with design and technical development services for their web sites and online stores, including design and advertisement copy services and image management and production. It creates commerce-enabled web sites ranging from the basic to the highly customized.

    - MARKETING AND CUSTOMER ACQUISITION SERVICES. ShopNow.com's marketing services are designed to enable merchants to enhance their visibility on the ShopNow.com marketplace, facilitate customer acquisition and retention and increase sales. ShopNow.com offers a range of online advertising and listing services, e-mail promotions and lead delivery programs for merchants. It offers merchants a variety of listing positions in its merchant database, which shoppers access through ShopNow.com. The merchant listing positions differ by length of store description, number of search engine keywords that refer to the merchant's products, order in which the merchant is listed within a product category and availability of certain promotional listings. Advertisements can be prominently displayed on ShopNow.com or on the web site networks of ShopNow.com's marketing affiliate, 24/7 Media. From these advertisements, shoppers can hyperlink directly to an advertiser's web site, enabling the advertiser to directly interact with an interested shopper. Merchants can also reach a more focused audience by sponsoring a specific product category or, alternatively, a wider audience by marketing to visitors on ShopNow.com's affiliate and syndication shopping sites. ShopNow.com's e-mail promotions enable merchants to alert shoppers registered with ShopNow.com to special merchant product or service offerings. ShopNow.com also offers a lead delivery program that provides merchants with a specific number of visits by shoppers to the merchants' web sites over a given period of time. If ShopNow.com fails to deliver the specified number of visits, the contractual term is extended until ShopNow.com has delivered the required number of leads.

    - CUSTOMER ORDER FULFILLMENT AND CALL CENTER MANAGEMENT. ShopNow.com has preferred supplier agreements with several companies that specialize in providing customer order fulfillment services for merchants that lack such capabilities. These services include warehousing, packaging and distribution and call center services. ShopNow.com's preferred supplier agreements allow it to obtain pricing discounts and other favorable terms from these companies by aggregating several of its clients' order fulfillment and call center activities under one contract that ShopNow.com enters into and manages on behalf of its clients. ShopNow.com also has relationships with several vendors whose warehouses it uses to fill orders that it takes on behalf of its clients through its web sites and to deliver the purchased merchandise directly to shoppers. ShopNow.com has integrated its order processing, payment processing and fraud prevention systems with those of its preferred suppliers to provide its merchants with an integrated e-commerce platform.

ShopNow.com's various merchant services can be purchased as an integrated suite or individually, which allows businesses and merchants to tailor their service package to their particular needs. Fee arrangements are based on the specific service purchased and may be computed on a project basis, a monthly fee basis, a per transaction basis or a combination thereof.

THE SHOPNOW.COM MARKETPLACE

The ShopNow.com marketplace aggregates merchants and shoppers over a distributed network of web sites. The ShopNow.com marketplace consists of ShopNow.com, its shopping portal, and more than 4,000 affiliate and syndication sites. Its marketplace aggregates more than 5 million products and services offered by more than 45,000 merchants, including retailers, catalog companies, manufacturers and individuals. The ShopNow.com directory lists merchants under 28 different product categories. ShopNow.com's web site provides shoppers with multiple ways to search its merchant database. To reach a specific merchant's web site, a shopper clicks on the hyperlink to that site. Shoppers complete transactions directly at a merchant's web site, allowing merchants to conduct e-commerce under their own brand names. In some cases, ShopNow.com acts as the merchant-of-record and offers products directly to consumers from the ShopNow.com marketplace. These products usually are shipped directly from the manufacturer or distributor. ShopNow.com principally offers these products to drive traffic to the ShopNow.com marketplace.

During the last quarter of 1999, ShopNow.com completed three acquisitions to enhance the ShopNow.com marketplace. They were the acquisition of the SpeedyClick community web site, the bottomdollar.com comparison shopping engine and the Cortix merchant rating system. The acquired businesses also provide additional means for shoppers to access the web sites of ShopNow.com's merchants. ShopNow.com believes that these enhancements will generate additional consumer traffic on the ShopNow.com marketplace, which in turn will attract additional participating merchants to whom ShopNow.com can cross-sell its e-commerce enabling products and services.

ShopNow.com recently launched eBuy, ShopNow.com's proprietary transactional banner service. eBuy allows a shopper to click on a banner advertisement from within any web site and purchase the product or service in the banner advertisement without leaving the site where the shopper originally saw the banner advertisement. ShopNow.com has licensed the eBuy technology to 24/7 Media, GiftSpot.com, AthleteNow.com, ChickClick.com and ArtGalleryLive.com. The private label version of eBuy for 24/7 Media is marketed as Click2Buy.

b2bNow.com is a global business-to-business portal that enables businesses to buy, sell and promote their products and services to other businesses in a single online marketplace. Launched in January 2000, b2bNow.com's e-commerce features currently include a request for quotation/request for proposal search engine, enhanced business listings and placements, business web hosting, business web store building tools, business headlines, financial news, targeted newsletters, stock quotes, site traffic reports and other sales and marketing services. In addition, following completion of ShopNow.com's proposed acquisition of Ubarter.com, ShopNow.com plans to integrate Ubarter.com's online barter marketplace into b2bNow.com. ShopNow.com believes barter provides a valuable and flexible alternative to cash transactions for businesses wishing to exchange goods and services without disadvantaging their distribution partners. The availability of an online barter marketplace will allow ShopNow.com's clients to better manage sales of business assets, excess inventory, surplus production and other goods and services.

CUSTOMERS

The following is a list of ShopNow.com's top ten customers in terms of revenues from merchant services and revenues from its top ten advertising and merchandising customers on the ShopNow.com marketplace for the year ended December 31, 1999:

MERCHANT SERVICES             SHOPNOW MARKETPLACE
-----------------             -------------------
ArtGalleryLive.com            Accounting.net
AthleteNow.com                AuctioNet.com
Birkenstock                   Damark
Hallmark Cards                eBay
The Nature Company            ephones.com
Palm Computing                FashionMall.com
SelfCare                      iWin.com
Service Merchandise           MVP.com
Snowball.com                  Perfumania.com
Sony                          Social Net

ShopNow.com's top ten merchant services customers accounted for 19% of its total revenues for the year ended December 31, 1999. Its top ten advertising and merchandising customers on the ShopNow.com marketplace accounted for 8% of its total revenues for the year ended December 31, 1999.

RECENT ACQUISITIONS

ShopNow.com has acquired a number of businesses that expand the range of its e-commerce enabling products and services, enhance its technology and facilitate its international expansion. ShopNow.com intends to continually evaluate acquisition opportunities. In the future, it expects to focus principally on acquisitions that will enhance and grow b2bNow.com.

Since January 1999, ShopNow.com has acquired seven companies that possess attributes complementary to its products and services for an aggregate consideration of approximately $132 million in common stock (valued as of the date of each acquisition) and $19 million in cash. The companies acquired include:

SPEEDYCLICK. On November 12, 1999, ShopNow.com acquired SpeedyClick, Corp., one of the fastest growing web communities for women. SpeedyClick is highly targeted, with a special focus on creating a fun, interactive and commerce-oriented community for women. Of the sites specifically targeted to women, SpeedyClick has had the first or second largest number of hits from women Internet users in each of the seven months between June and December 1999, according to PC Data Online. SpeedyClick is headquartered in Glendale, California.

CORTIX (20-20CONSUMER.COM).  On December 3, 1999, ShopNow.com acquired
Cortix Inc., an operator of comparison-shopping services, which include online reviews and ratings of commerce-oriented businesses, merchants and products. Cortix's independent and unbiased online comparison-shopping service saves online shoppers time and money and generates qualified leads for merchants. The service tracks prices and information on thousands of products. Shoppers can comparison shop and retrieve and post ratings of Internet merchants using Cortix technology. ShopNow.com believes that this technology will enhance the shopping experience on ShopNow.com.

WEBCENTRIC (BOTTOMDOLLAR.COM). On December 17, 1999, ShopNow.com acquired WebCentric, Inc., a developer of e-commerce integration technology and applications, including bottomdollar.com. Bottomdollar.com is a comparison shopping engine that provides shoppers with comparisons of products offered by Internet merchants in the United States, the United Kingdom, France and Canada. The bottomdollar.com shopping engine also provides comparison services on affiliate web sites.


FREEMERCHANT.COM. On April 13, 2000, ShopNow.com acquired Freemerchant.com, an e-commerce technology and application service provider that offers e-commerce products and services to small and medium sized businesses. ShopNow.com will include the Freemerchant Network of over 65,000 business in ShopNow.com's b2bNow Network. In addition, ShopNow.com intends to integrate Freemerchant's commerce technology into its existing networks, thereby expanding ShopNow.com's e-commerce enabling services, and to license the Freemerchant business store builder technology and commerce services to business, community sites, commerce sites and other third party-e-commerce providers.


In addition, in January 2000, ShopNow.com entered into a definitive agreement to acquire Ubarter.com Inc., as described in this proxy statement/prospectus.

STRATEGIC BUSINESS RELATIONSHIPS

ShopNow.com has entered into strategic business relationships with the following companies:

PRIVASEEK. On January 5, 2000, ShopNow.com announced a strategic alliance with PrivaSeek, Inc., a developer of permission marketing and privacy management solutions. ShopNow.com intends to jointly launch Persona, PrivaSeek's suite of identity and permission management tools, by the end of 2000. Persona will allow shoppers and merchants to conveniently exchange and effectively manage shopper information, permissioning and usage online across the ShopNow marketplace. Currently, an online shopper's personal information is stored on individual web sites, and use of the information is determined by the web sites' operators. After ShopNow.com launches Persona, shoppers visiting the ShopNow marketplace will experience personalized advertisements or special offers relevant to their interests or personal life events.

TRADEX TECHNOLOGIES. On January 27, 2000, ShopNow.com entered into a strategic relationship with TRADEX Technologies, Inc., a platform provider for business-to-business marketplaces that enables businesses to exchange goods, services and information over the Internet. ShopNow.com intends to integrate the TRADEX platform on b2bNow.com to enable the businesses using its business-to-business portal to simplify their procurement and trading processes. ShopNow.com expects to receive transaction fees from businesses that buy or sell products or services in the b2bNow marketplace using this and other online trading technologies. ShopNow.com expects that this integration will be complete by the end of the second quarter of 2000. On December 16, 1999, TRADEX and Ariba Inc. announced the execution of a definitive agreement for Ariba's acquisition of TRADEX. ShopNow.com believes that its strategic relationship with TRADEX and Ariba will allow the businesses on b2bNow.com to satisfy their procurement needs in a competitive e-commerce marketplace while enabling such businesses to buy and sell more efficiently.

ESCROW.COM. On October 25, 1999, ShopNow.com entered into a three-year agreement to serve as the exclusive payment processing service provider to escrow.com, Inc., a developer of e-commerce processing and fulfillment for buyer and seller sites, including online auctions, online business-to-business sites and online business-to-consumer sites. As part of the agreement, ShopNow.com will receive a fee for each escrow transaction processed by escrow.com through ShopNow.com's payment processing technology.

CHASE MANHATTAN BANK. In July 1999, ShopNow.com entered into an agreement with Chase Manhattan Bank, through one of its affiliates, to launch an Internet shopping site featuring Chase and ShopNow.com. This site, ChaseShop.com, was launched in October 1999 and is part of Chase's online banking site. It possesses the same core functionality as ShopNow.com with the design, color scheme and branding of Chase.com. Similar to ShopNow.com, visitors can shop at the sites of over 45,000 merchants, as well as shop for particular products and brands. ShopNow.com jointly sells advertising and merchandising on the site. Pursuant to this agreement, Chase pays ShopNow.com a licensing fee to use the technology underlying the site. Chase is a preferred provider of financial services for ShopNow.com and the exclusive marketer of credit cards featuring the ShopNow.com brand. Each party shares in the revenues of the other based on the amount of business generated through the agreement. The agreement has an initial term of 27 months, with a three-year renewal at Chase's option.

ABOUT.COM. In July 1999, ShopNow.com entered into an agreement with About.com, Inc., a leading Internet network of commerce communities. Under this agreement, ShopNow.com became the exclusive generalized shopping directory service on About.com, obtained designated placement on About.com of a hyperlink to the ShopNow.com site and is guaranteed to receive a minimum number of banner ads annually from About.com. This shopping section gives ShopNow.com access to all visitors to the About.com network, which ShopNow.com believes will attract additional visitors to its online marketplaces. The agreement has a five-year term, and each party has the right to terminate upon 90 days' notice after April 1, 2000.

HNC SOFTWARE. In May 1999, ShopNow.com entered into a three-year agreement with HNC Software, Inc. Under the agreement, HNC will provide ShopNow.com with a number of e-commerce products including marketing, fraud detection and customer support software at preferential prices. Integration of these products with ShopNow.com's technology platform will allow ShopNow.com to provide merchants with better tools to manage their customer relationships.

24/7 MEDIA. In April 1999, ShopNow.com entered into a three-year cross promotion agreement with 24/7 Media, Inc., an online advertising network. Under the agreement, 24/7 Media promotes ShopNow.com's e-commerce and marketing services to 24/7 Media's network of affiliated web sites in exchange for ShopNow.com's promotion of 24/7 Media's advertising, representation and e-mail management services to ShopNow.com's merchant customers. 24/7 Media is primarily a point of distribution for advertising campaigns that serve banner advertisements on web sites or by e-mail. ShopNow.com's marketing services are oriented toward strategic planning and creative implementation of the online marketing or advertising campaigns distributed by companies such as 24/7 Media.

Although ShopNow.com views its business relationships as an important factor in its overall business strategy, the other parties to these relationships may reassess their significance at any time. These relationships generally do not establish minimum performance requirements but instead rely on the contractual best efforts of the parties. In addition, several of ShopNow.com's strategic business relationships may be terminated with little notice.

SALES AND MARKETING

SALES

ShopNow.com's sales strategy is designed to increase market awareness of the ShopNow.com and b2bNow.com brands, expand the ShopNow.com and b2bNow marketplaces, and develop additional revenue opportunities by cross-selling and upselling additional e-commerce and marketing services to ShopNow.com's existing clients.

ShopNow.com sells its merchant services primarily through its direct sales force. Its sales organization targets businesses and merchants seeking online marketing services and custom e-commerce services. These employees are currently located at ShopNow.com's headquarters in Seattle, Washington. ShopNow.com intends to increase its sales presence by opening field sales offices. Its success in doing so will depend on its ability to attract additional qualified sales personnel.

MARKETING

ShopNow.com currently employs a variety of traditional and online marketing programs, business development and promotional activities as part of its marketing strategy. ShopNow.com places advertisements on high-profile third-party web sites and on its own web sites. ShopNow.com also relies on relationship marketing, including word-of-mouth advertising by merchants and shoppers, indirect promotions by merchants with links to ShopNow.com's web sites and indirect advertising arising through use of ShopNow.com's services. Although ShopNow.com has reduced its reliance on traffic promotion agreements as awareness of the ShopNow.com brand has increased, it believes that relationship marketing will continue to generate a substantial number of new merchant customers and additional shopper traffic. ShopNow.com intends to introduce a number of other brand awareness and customer loyalty programs through its web sites.

To augment its online marketing efforts, ShopNow.com has initiated an aggressive brand promotion campaign using traditional media, including print, radio, billboard and television advertising. ShopNow.com also relies on public relations activities, attendance at industry trade shows and direct mail programs to increase merchant awareness of its products and services and to generate additional sales. ShopNow.com intends to continue to participate in joint promotions using online and traditional advertising media.

TECHNOLOGY AND INFRASTRUCTURE

ShopNow.com's e-commerce enabling products and services and online marketplaces require the development and deployment of advanced e-commerce technologies and methodologies. Consequently, ShopNow.com has invested heavily in licensing advanced technologies and in developing a core set of technologies. Its third-party vendors provide relational databases, such as Oracle and Microsoft SQL server, search technologies, ad servers, catalog engines and various back-end automation technologies. ShopNow.com's proprietary technologies include interfaces to customer order fulfillment systems and payment systems. ShopNow.com provides fraud prevention software through a proprietary interface with HNC Software.

ShopNow.com's software runs on system hardware that is hosted in leased and third-party data centers located in Seattle, Washington and Sterling, Virginia. These data centers are connected to ShopNow.com's headquarters in Seattle, Washington through high speed networks. These data centers, as well as the system hardware located at ShopNow.com's headquarters, are connected to back-up generators to maintain uninterrupted electrical service and to the Internet through multiple Internet service providers to avoid connectivity problems. ShopNow.com's systems are redundant, and ShopNow.com maintains multiple clustered high speed routers, multiple clustered load balancing hardware, multiple web servers and multiple application and database servers. Data for ShopNow.com's networks is stored on dedicated, high speed and redundant disk appliances that provide continuous access to the data even if individual disk drives, computers and power supplies fail. Data is backed up regularly and is stored off site at the third-party data centers to provide for data recovery in the event of a disaster. ShopNow.com employs extensive automated and manual monitoring to maintain a high level of network uptime.

ShopNow.com employs several relational databases to collect product stock keeping unit transaction data and to track multiple resellers or affiliates. Its databases have been designed for high levels of performance and scaleability. Shopper data is maintained in a profile database that is used for targeted shopper relationship management. The software architecture has been designed to accommodate ShopNow.com's expected growth over the next 24 months.

ShopNow.com believes that its future success will depend in part on its ability to license, develop and maintain advanced e-commerce technologies. Consequently, ShopNow.com expects to invest heavily in developing new technologies and to continue to make strategic acquisitions to increase its direct control and ownership of proprietary technology.

INTELLECTUAL PROPERTY

Intellectual property is critical to ShopNow.com's success, and ShopNow.com relies upon patent, trademark, copyright and trade secret laws in the United States and other jurisdictions to protect its proprietary rights and intellectual property. However, patent, trademark, copyright and trade secret protection may not be available in every country in which ShopNow.com's products and services are distributed or made available. Its proprietary software, documentation and other written materials are provided limited protection by international and United States copyright laws. In addition, ShopNow.com protects its proprietary rights through the use of confidentiality and license agreements with employees, consultants and affiliates.

ShopNow.com currently has five pending United States patent applications. It does not have any issued patents.

ShopNow.com has registered the trademark "ShopNow." It has applied for United States trademark registrations for the marks "ShopNow.com" and "b2bNow.com." These marks may also be protected in other jurisdictions.

ShopNow.com's transaction processing and advertisement serving technology collects and uses data derived from user activity on its web sites and those of its merchant customers that it maintains. This data is intended to be used for targeted marketing and for predicting advertisement performance. Although it believes that it has the right to use such data, trade secret, copyright or other protection may not be available for such information or others may claim rights to such information.

In December 1999, ShopNow.com acquired WebCentric, operator and creator of bottomdollar.com, a proprietary search engine capable of aggregating large amounts of product data and information (i.e., price, delivery times) from participating web sites.

RESEARCH AND DEVELOPMENT

ShopNow.com's research and development efforts are directed toward improving the design and functionality of its online marketplaces, improving its network systems and enhancing the technology underlying the features of its e-commerce products and services. Research and development expenses were $2.4 million in 1997, $4.4 million in 1998 and $8.9 million in 1999.

COMPETITION

The market for e-commerce enabling solutions and online marketplaces is new, intensely competitive, highly fragmented and rapidly changing. Barriers to entry are not significant, and ShopNow.com expects competition to intensify in the future. Although ShopNow.com believes no one company currently offers a range of e-commerce enabling solutions as comprehensive as its suite of products and services, many companies offer alternatives to one or more of ShopNow.com's products and services. These companies include InfoSpace, Go2Net, Yahoo! and Cybersource.

The number of companies providing products and services that compete with ShopNow.com's is large and increasing at a rapid rate. Many of ShopNow.com's competitors and potential competitors have substantially greater financial, technical, marketing and other resources. ShopNow.com expects that additional companies that to date have not had a substantial commercial presence on the Internet or in ShopNow.com's markets will offer competing products and services. In addition, as the use of the Internet and online products and services increases, larger well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of e-commerce products and services, and existing providers of e commerce solutions may continue to consolidate. Providers of Internet browsers and other Internet products and services who are affiliated with providers of web directories and information services may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends would increase the competition ShopNow.com faces.

EMPLOYEES

At December 31, 1999, ShopNow.com had 476 employees, including 208 in merchant services and b2bNow.com, 229 in the ShopNow.com marketplace, and 39 in general and administrative functions. ShopNow.com is not subject to any collective bargaining agreements and believes that its employee relations are good.

FACILITIES

ShopNow.com's principal executive offices are located in Seattle, Washington, where it leases approximately 57,000 square feet under a lease that expires in August 2001. It also leases space in various geographic locations for sales and marketing personnel and for its servers. ShopNow.com also leases space in San Francisco and Glendale, California; Phoenix, Arizona; Savannah, Georgia; and Wichita, Kansas for the operations of various subsidiaries. ShopNow.com believes that its current facilities are adequate to meet its needs through the end of 2000, at which time it may need to lease additional space. In December 1999, ShopNow.com executed a new lease for its principal executive offices in Seattle, Washington. This lease covers approximately 100,000 square feet and has a ten-year term. ShopNow.com expects to move into its new offices in February 2001. This move could cause a disruption in its operations and unexpected costs, which would adversely affect its business.

LEGAL PROCEEDINGS

From time to time ShopNow.com has been, currently is and expects to continue to be subject to legal proceedings and claims in the ordinary course of business. It does not believe that any of its currently pending litigation is material.

                           MANAGEMENT OF SHOPNOW.COM

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to the executive officers and directors of ShopNow.com as of January 20, 2000.

---------------------------------------------------------------------------------------------------
NAME                                           AGE      POSITION
-------------------------------------------  --------   -------------------------------------------
Dwayne M. Walker...........................     38      Chairman of the Board and Chief Executive
                                                        Officer
Joe E. Arciniega, Jr.......................     41      President, ShopNow.com USA and Chief
                                                        Operating Officer
Alan D. Koslow.............................     42      Executive Vice President, Chief Financial
                                                        Officer, General Counsel and Secretary
Ganapathy Krishnan, Ph.D...................     39      Executive Vice President and Chief
                                                        Technology Officer
Othniel D. Palomino........................     36      Executive Vice President
William D. Pittman.........................     38      Executive Vice President and Chief
                                                        Technical Architect
Anne-Marie K. Savage.......................     35      Executive Vice President
Jacob I. Friesel...........................     50      Director
Eytan J. Lombroso..........................     48      Director
David M. Lonsdale..........................     46      Director
Bret R. Maxwell............................     40      Director
Mark C. McClure............................     49      Director
John R. Snedegar...........................     50      Director
Mark H. Terbeek............................     29      Director

DWAYNE M. WALKER has been ShopNow.com's Chairman of the Board since March 1996, its Chief Executive Officer since August 1996 and a director since August 1995. Mr. Walker was ShopNow.com's President from March 1996 to January 2000. From April 1995 to April 1996, he was President and Chief Executive Officer of Integra Technologies, a wireless communications company. From September 1989 to March 1995, he was a Director for Microsoft Windows NT and Networking Products and a General Manager of Microsoft Corporation, a software company.

JOE E. ARCINIEGA, JR. has been the President of ShopNow.com USA since January 2000 and its Chief Operating Officer since November 1998. From May 1996 to November 1998, he was Vice President of Operations for GT Interactive Software, an entertainment software company. From November 1994 to May 1996, he was Vice President of Operations of Humongous Entertainment, a children's software company. From September 1994 to October 1994, he was the Operations Consultant for Humongous Entertainment. From October 1991 to July 1994, he served as Director at the Pritikin Longevity Center, a cardio-health facility.

ALAN D. KOSLOW has been ShopNow.com's Executive Vice President, Chief Financial Officer, General Counsel and Secretary since June 1998. From May 1997 to June 1998, he was of counsel to Graham & James LLP/Riddell Williams P.S., a law firm. From February 1990 to April 1997, he was an attorney at Foster Pepper & Shefelman PLLC, a law firm. Mr. Koslow received a B.A. in Economics and Accounting from Rutgers University and a J.D. from Rutgers Law School.
Mr. Koslow is a certified public accountant.

GANAPATHY KRISHNAN, PH.D. has been ShopNow.com's Executive Vice President and Chief Technology Officer since January 1997. From March 1996 to December 1996, he was Chief Executive Officer of Web Solutions, an e-commerce software company. From September 1991 to December 1996, he was Chief Executive Officer of Intelligent Software Solutions, an e-commerce software company. Dr. Krishnan received a B.S. in Technology, Chemical Engineering from IIT Madras in India, an M.S. in Chemical Engineering from the University of Louisville and an M.S. and Ph.D. in Computer Science from the State University of New York/Buffalo.

OTHNIEL D. PALOMINO has been an Executive Vice President since April 1997.
Mr. Palomino manages e-commerce services and the b2bNow.com portal. From September 1991 to March 1997, he was a Group Manager for Microsoft. He received a B.S. in Engineering from Princeton University and an M.B.A. from Stanford University.

WILLIAM D. PITTMAN has been ShopNow.com's Executive Vice President and Chief Technical Architect since June 1999. From 1993 to June 1999, he was founder and Chief Technical Officer of GO Software, a developer of e-commerce payment processing technologies. Mr. Pittman received a B.S. in Chemical Engineering from the University of Southern Florida and an M.B.A. from Georgia Southern University.

ANNE-MARIE K. SAVAGE has been an Executive Vice President since June 1999.
Ms. Savage has primary responsibility for the ShopNow.com marketplace. From February 1998 to June 1999, she was ShopNow.com's Senior Vice President, Marketing and Business Development. From March 1997 to February 1998, she was ShopNow.com's Vice President of Online Stores, and from July 1996 to March 1997, she was ShopNow.com's Director of Marketing. From April 1995 to April 1996, she was the Director of Marketing of Integra Technologies. From April 1994 to April 1995, she was an independent marketing consultant. Ms. Savage received a B.A. in Hotel and Restaurant Administration from Washington State University.

JACOB I. FRIESEL has served as a director since November 1999. Since February 1998, he has been the Executive Vice President-Sales and Marketing and a director of 24/7 Media, an Internet advertising and direct marketing firm. From 1997 to 1998, he was President of Katz Millennium Marketing, the Internet media sales division of Katz Media Group, Inc. From 1994 to 1997, he was Vice President, Strategic Planning for the Katz Television Group. From 1993 to 1994, he was a Vice President and General Sales Manager of Katz American Television, an advertising representative of major market television stations. Mr. Friesel was elected as one of ShopNow.com's directors pursuant to a provision of ShopNow.com's cross promotion agreement with 24/7 Media. Mr. Friesel received a B.A. from the City University of New York.

EYTAN J. LOMBROSO has served as a director since October 1999. Since May 1998, he has been Senior Vice President-Card Member Services at Chase Manhattan Bank. From September 1996 to May 1998, he was Senior Vice President-International Consumer at Chase. From August 1995 to September 1996, he was Senior Vice President-Merger Integration at Chase. From January 1993 to August 1995, he was Senior Vice President-Retail Bank Transformation at Chase. Mr. Lombroso was elected as one of ShopNow.com's directors pursuant to its agreement with Chase Manhattan Bank. Mr. Lombroso received a B.S. from Technion-Israel Institute of Technology and an M.B.A. from Pepperdine University.

DAVID M. LONSDALE has served as a director since October 1998. Since December 1998, he has been President and Chief Executive Officer of Uppercase, a Xerox subsidiary and software development company. From November 1996 to November 1998, he was the Chief Executive Officer and President of Major Connections, a software distribution company. From April 1995 to November 1996, he was Vice President of Worldwide Sales at Integrated Micro Products, a computer manufacturer. From May 1990 to April 1995, he was President and Chief Executive Officer of A.C. Nielsen Software and Systems, a direct marketing software company delivering software and solutions for direct marketing. Mr. Lonsdale received a B.S. in Physics and a B.S. in Mathematics from the University of Leeds in England and an M.B.A. from Cornell University.

BRET R. MAXWELL has served as a director since February 1997. Since June 1982, he has been co-Chief Executive Officer of First Analysis, a venture capital firm. He also serves on the board of directors and is a member of the compensation committee of Dynamic Healthcare Technologies, a healthcare information systems company. Mr. Maxwell received a B.S. in Engineering and an M.B.A. from Northwestern University.

MARK C. MCCLURE has served as a director since August 1998. From January 1979 to November 1997, he was President and Chief Executive Officer of Cobra Golf, a golf club manufacturer.

JOHN R. SNEDEGAR has served as a director since September 1998. Since April 1999, he has been President and Chief Executive Officer of Micro General, a telecommunications and commerce service provider. From September 1991 to March 1999, he was the President of United Digital Network, a long-distance telephone company. He also serves on the boards of directors of StarBase Corporation, a software configuration management company, STAR Telecommunications, a multinational telecommunications company, and Micro General, an information technology and telecommunications company. Mr. Snedegar received a B.A. from Kansas State University.

MARK H. TERBEEK has served as a director since February 1997. Since July 1999 he has been Vice President, Corporate Development at Vitaltone, Inc. From August 1997 to July 1999, he was an independent management consultant. From May 1995 to August 1997, he was an associate for First Analysis Corporation, a venture capital firm. From August 1993 to May 1995, he was a business analyst at McKinsey & Co., a management consulting company. He received a B.A. from DePauw University and an M.B.A. from Stanford University.

BOARD OF DIRECTORS

ShopNow.com's articles of incorporation provide for nine directors. ShopNow.com's board currently consists of eight directors with one vacancy. Its board of directors is divided into three classes. Class I consists of Messrs. Friesel, McClure and Terbeek, whose terms will expire at the annual meeting of shareholders to be held in 2000; Class II consists of Messrs. Maxwell, Lombroso and Snedegar, whose terms will expire at the annual meeting of shareholders to be held in 2001; and Class III consists of Messrs. Lonsdale and Walker, whose terms will expire at the annual meeting of shareholders to be held in 2002. At each annual meeting of shareholders, successor directors are elected to replace those whose terms have expired. Directors serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. This classification of the board of directors may have the effect of delaying or preventing a change in control or management. Pursuant to ShopNow.com's agreements with 24/7 Media and Chase Manhattan Bank, each company has the right to nominate one director. ShopNow.com's officers serve at the discretion of the board of directors. There are no family relationships among any of ShopNow.com's directors or executive officers.

BOARD COMMITTEES

The board has an audit committee and a compensation committee.

The audit committee reviews ShopNow.com's financial controls and its accounting, audit and reporting activities. The audit committee also makes recommendations to ShopNow.com's board of directors regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by ShopNow.com's independent auditors and reviews the accounting principles and auditing practices and procedures to be used for ShopNow.com's financial statements. Messrs. Lonsdale, Maxwell and McClure constitute the audit committee.

The compensation committee reviews and recommends to the board of directors the compensation and benefits for ShopNow.com's officers, directors and employees. The compensation committee also administers ShopNow.com's stock option plans and its employee stock purchase plan. Messrs. Lonsdale, McClure and Snedegar constitute the compensation committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 1999, Mr. Walker served both as ShopNow.com's President and Chief Executive Officer and as a member of the compensation committee. Currently, no member of the compensation committee is an officer or employee of ShopNow.com. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of ShopNow.com's board of directors or compensation committee.

 SHOPNOW.COM EXECUTIVE COMPENSATION, EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFITS

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by ShopNow.com to its Chief Executive Officer, other executive officers whose salary and bonus for fiscal 1999 exceeded $100,000 and certain other highly compensated employees:

                           SUMMARY COMPENSATION TABLE

                                                        ---------------------------------------------
                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                                                         ------------
                                                                   ANNUAL COMPENSATION     SECURITIES
                                                                   -------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                               YEAR       SALARY      BONUS        OPTIONS
------------------------------------------------------  --------   --------   --------   ------------
Dwayne M. Walker......................................    1999     $321,923   $101,566        950,175
Chairman and                                              1998      187,092     50,000        335,475
  Chief Executive Officer                                 1997       97,778         --        461,458

Joe E. Arciniega, Jr..................................    1999      173,672      1,566         50,175
President, ShopNow.com USA and                            1998       21,875         --        250,100
  Chief Operating Officer

Alan D. Koslow........................................    1999      173,654     26,566        160,175
Executive Vice President,                                 1998       95,996         --        190,475
  Chief Financial Officer,
  General Counsel and
  Secretary

Othniel D. Palomino...................................    1999      134,263     26,566         50,175
Executive Vice President                                  1998       80,000     12,000         40,475
  Corporate Development                                   1997       23,282         --        368,000

Anne-Marie K. Savage..................................    1999      134,263     26,566        122,850
Executive Vice President                                  1998       84,167     14,000         43,475
                                                          1997       68,750         --         48,750

Jeffrey B. Haggin.....................................    1999      173,654      1,566        300,175
Former Executive Vice President                           1998       29,167         --        220,100

------------------------

(1) Includes commission of $151,546 and bonus of $7,166.

(2) Includes commission only.

(3) Includes commission of $126,958 and bonus of $3,703.

OPTION GRANTS. During fiscal 1999, ShopNow.com granted options to purchase a total of 7,409,430 shares of common stock both outside of and under its stock option plans to its employees, directors and consultants, including the individuals listed in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1999.

The following table sets forth certain information with respect to stock options granted to each of the individuals listed in the Summary Compensation Table in fiscal 1999. In accordance with Securities and Exchange Commission rules, potential realizable values for the following table are:

    - net of exercise price before taxes;

    - based on the assumption that ShopNow.com's common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the term; and

    - based on the assumption that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect ShopNow.com's projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of ShopNow.com's common stock.

                          OPTION GRANTS IN FISCAL 1999

                       -----------------------------------------------------------------------------------------------------
                                              INDIVIDUAL GRANTS
                                     -----------------------------------                       POTENTIAL REALIZABLE
                                      % OF TOTAL                    FAIR                         VALUE AT ASSUMED
                         NUMBER OF       OPTIONS                  MARKET                          ANNUAL RATES OF
                        SECURITIES    GRANTED TO                VALUE ON                     STOCK PRICE APPRECIATION
                        UNDERLYING     EMPLOYEES    EXERCISE    THE DATE                          FOR OPTION TERM
                           OPTIONS       IN LAST       PRICE   OF GRANT*   EXPIRATION  -------------------------------------
NAME                       GRANTED   FISCAL YEAR   ($/SHARE)   ($/SHARE)        DATE            0%           5%          10%
---------------------  -----------   -----------   ---------   ---------   ---------   -----------  -----------  -----------
Dwayne M. Walker.....      450,000          6.46%  $   10.00   $    8.54     6/18/09   $        --   $1,759,842   $5,467,752
                               175            **        9.00        9.50     8/11/09            88        1,133        2,737
                           500,000          7.18       12.00        9.50     9/27/09            --    1,737,249    6,320,277

Joe E. Arciniega,
  Jr.................       50,000            **       10.00        8.54     6/18/09            --      195,538      607,528
                               175            **        9.00        9.50     8/11/09            88        1,133        2,737

Alan D. Koslow.......      110,000          1.58       10.00        8.54     6/18/09            --      430,184    1,336,562
                               175            **        9.00        9.50     8/11/09            88        1,133        2,737
                            50,000            **        2.00       11.63     10/1/09       481,250      846,795    1,407,613

Othniel D.
  Palomino...........       50,000            **       10.00        8.54     6/18/09            --      195,538      607,528
                               175            **        9.00        9.50     8/11/09            88        1,133        2,737

Anne-Marie K.
  Savage.............      122,675          1.76       10.00        8.54     6/18/09            --      479,752    1,490,570
                               175            **        9.00        9.50     8/11/09            88        1,133        2,737

Jeffrey B. Haggin....      300,000          4.31        2.00        7.22     9/15/08     1,566,000    2,760,177    4,507,315
                               175            **        9.00        9.50     8/11/09            88        1,133        2,737

------------------------

* Prior to ShopNow.com's initial public offering, fair market value was established in good faith by ShopNow.com's board of directors based on several factors; subsequent to ShopNow.com's initial public offering, fair market value is based on the closing price for the common stock as reported by the Nasdaq National Market on the date of grant.

**  Less than 1% of total options granted to employees in 1999.

FISCAL YEAR-END OPTION VALUES

The following table presents information about options held by the executive officers named in the Summary Compensation Table and the value of those options as of December 31, 1999. The value of in-the-money options is based on the closing price on December 31, 1999, net of the option exercise price.

                    AGGREGATED OPTION EXERCISES IN 1999 AND
                         FISCAL YEAR-END OPTION VALUES

                         --------------------------------------------------------------------------------------------------
                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING                    VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS
                               SHARES                         DECEMBER 31, 1999                AT DECEMBER 31, 1999
                          ACQUIRED ON            VALUE   ---------------------------   ------------------------------------
NAME                         EXERCISE         REALIZED    EXERCISABLE   UNEXERCISABLE        EXERCISABLE      UNEXERCISABLE
-----------------------  ------------   --------------   ------------   ------------   -----------------   ----------------
Dwayne M. Walker.......        25,650   $      203,588        704,792      1,016,666   $      11,976,342   $      8,736,446
Joe E. Arciniega,
  Jr...................            --               --         83,575        216,700           1,247,527          2,936,956
Alan D. Koslow.........       127,200        1,003,700         93,450        130,000           1,589,397          1,321,875
Othniel D. Palomino....        52,510          463,845        341,140         65,000           6,246,321            700,938
Anne-Marie K. Savage...        10,000           97,500         95,736        144,339           1,718,183          1,473,338
Jeffrey B. Haggin......            --               --        262,775        257,500           4,586,827          4,443,906

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

ShopNow.com has entered into a written employment agreement with Mr. Walker effective as of July 1, 1999. This agreement may be terminated by either
Mr. Walker or ShopNow.com at any time, upon written notice to the other. The agreement provides for an initial annual salary of $400,000 and a yearly bonus of up to $200,000 based on the achievement of performance criteria specified by the compensation committee. Mr. Walker's salary is to be reviewed at the end of each calendar year by the compensation committee and adjusted at the board's sole discretion; provided, however, that Mr. Walker's salary may not be adjusted downward without his consent. Pursuant to the agreement, Mr. Walker received, as of September 27, 1999, an option to purchase 500,000 shares of common stock at an exercise price equal to $12.00, which option will vest in four equal semiannual installments subject to Mr. Walker's continued employment with ShopNow.com. After the first year of the agreement, ShopNow.com will grant
Mr. Walker during each of the next eight quarters an option to purchase up to 125,000 shares of common stock at an exercise price equal to the closing price of ShopNow.com's common stock on the Nasdaq National Market on the date of grant, which option will vest in four equal semiannual installments subject to Mr. Walker's continued employment with ShopNow.com. Mr. Walker receives a $400 monthly car allowance and life insurance of $2,000,000. If Mr. Walker is terminated by ShopNow.com at any time without cause, or if he terminates his employment for "good reason" after ShopNow.com has received 30 days' notice and has failed to cure or leaves within six months after a change in control of ShopNow.com, ShopNow.com will pay him a lump-sum amount equal to his annual base salary and his salary for a period of 24 months following termination and all options granted to him under this agreement shall vest. In addition, upon such termination Mr. Walker may elect to borrow up to $2 million from ShopNow.com to finance the exercise of those options. For purposes of the agreement, "good reason" means and includes the occurrence without Mr. Walker's consent of a material reduction in his title, authority, status or responsibilities or ShopNow.com's material breach of the agreement.

EMPLOYEE BENEFIT PLANS

401(K) PLAN.  In November 1996, ShopNow.com established a discretionary
401(k) tax-qualified employee savings and retirement plan covering all employees who satisfy certain eligibility requirements relating to minimum age. Pursuant to ShopNow.com's 401(k) plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their base compensation or the statutorily prescribed annual limit, currently $10,500, and have the amount of such reduction contributed to the 401(k) plan. ShopNow.com's 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, so that contributions, and income earned on the contributions, are not taxable until withdrawn. The 401(k) plan permits ShopNow.com to make discretionary contributions based on compensation. To date, ShopNow.com has not made any contributions to the 401(k) plan.

STOCK OPTION PLAN. In October 1996, ShopNow.com's board and shareholders adopted ShopNow.com's stock option plan. The board of directors amended and restated the stock option plan in June 1999, and, in July 1999, the amendment was approved by ShopNow.com's shareholders. The stock option plan provides for the grant to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986 and for the grant to employees, directors and consultants of nonstatutory stock options and stock purchase rights. Unless sooner terminated, the stock option plan will automatically terminate in 2009. A total of 8,000,000 shares of common stock are reserved for issuance pursuant to the stock option plan. In addition, the stock option plan provides for automatic annual increases equal to the least of

    - 750,000 shares,

    - 3% of the outstanding shares under the plan on such date, or

    - an amount determined by the board of directors. As of December 31, 1999, options to purchase 538,776 shares of common stock had been exercised and options to purchase 7,390,900 shares of common stock were outstanding under the stock option plan with a weighted-average exercise price of $6.24 per share.

The stock option plan is administered by the board of directors. The board has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option, and the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the board of directors has the authority to amend, suspend or terminate the stock option plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the stock option plan without the option holder's consent.

The exercise price of all incentive stock options granted under the stock option plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options granted under the stock option plan is determined by the board of directors. The term of all options granted under the stock option plan may not exceed ten years.

Options and stock purchase rights granted under the stock option plan are not generally transferable by the optionee, and each option and stock purchase right is generally exercisable during the lifetime of the optionee only by such optionee. Options granted under the stock option plan must generally be exercised within three months following termination of an optionee's status as an employee, director or consultant of ShopNow.com or within 12 months following termination of an optionee by death or disability, but in no event later than the expiration of the option's the year term. In the case of stock purchase rights, unless the administrator determines otherwise, a restricted stock purchase agreement shall grant ShopNow.com a repurchase option that lapses at a rate determined by the plan administrator. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to ShopNow.com.

The stock option plan provides that in the event of ShopNow.com's merger with or into another corporation or a sale of all or substantially all of its assets, each option and stock purchase right will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee will have the right to exercise all the optioned stock, including shares as to which it would not otherwise be exercisable, for a period of 15 days from the date of notice from the administrator, after which date the option or stock purchase right will terminate.

1999 EMPLOYEE STOCK PURCHASE PLAN. ShopNow.com's employee stock purchase plan was adopted by the board of directors in June 1999, and approved by its shareholders in July 1999. A total of 2,000,000 shares of common stock is reserved for issuance under the employee stock purchase plan. Additionally, the employee stock purchase plan provides for an automatic annual increase in the number of shares reserved for issuance beginning on the first day of ShopNow.com's fiscal year 2002 equal to the least of

    - 600,000 shares,

    - 2% of the reserved shares, or

    - an amount determined by the board of directors.

The employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, will be administered by the board of directors or by a committee appointed by the board. ShopNow.com's employees, including officers and employee directors, are eligible to participate in the employee stock purchase plan if they are employed for at least 20 hours per week and for more than five months in any calendar year. The employee stock purchase plan will be implemented with consecutive offering periods, generally six months in duration. However, the initial offering period under the employee stock purchase plan began on September 28, 1999, the effective date of ShopNow.com's initial public offering, and will terminate on April 30, 2000. The board of directors may change the timing or duration of the future offering periods.

The employee stock purchase plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the lesser of the fair market value per share of the common stock on the first day of the offering period or on the purchase date. Participants generally may not purchase shares if, immediately after the grant, the participant would own stock or options to purchase shares of common stock totaling 5% or more of the total combined voting power of all of ShopNow.com's capital stock, or more than $25,000 of ShopNow.com's capital stock in any calendar year. In addition, a participant may not purchase more than 5,000 shares during any offering period. In the event of a sale of all or substantially all of ShopNow.com's assets or the merger of ShopNow.com with or into another corporation, the board of directors may accelerate the exercise date of the current purchase period to a date prior to the change in control.

1999 NONOFFICER EMPLOYEE STOCK OPTION PLAN. On December 8, 1999, ShopNow.com's board of directors adopted the 1999 nonofficer employee stock option plan. The purposes of the plan are to attract and retain personnel, to provide additional incentive to ShopNow.com's employees and consultants and to promote the success of its business. The plan permits the issuance of nonqualified stock options and shares of common stock or units denominated in common stock, all of which may be subject to restrictions determined by the plan administrator. All employees and consultants who are not directors or Section 16 officers of ShopNow.com at the time of grant of an award are eligible to participate in the plan.


ShopNow.com's board has reserved a total of (a) 5,000,000 shares of common stock plus (b) an automatic increase that was effective on January 1, 2000 equal to 10,000 shares multiplied by the number of individuals who began employment or services with ShopNow.com in the preceding fiscal quarter in connection with ShopNow.com's acquisition of other corporations or businesses plus (c) an automatic increase to be added on the first day of each month beginning on or after March 1, 2000 equal to 10,000 shares multiplied by the number of individuals who began employment or services with the Company or its subsidiaries in the immediately preceding month. The aggregate maximum number of shares available for issuance under the plan cannot exceed 8,000,000 shares, and no more than 30% of the shares authorized for issuance may be issued to officers of ShopNow.com who are not subject to Section 16 of the Securities Exchange Act of 1934.


The compensation committee of the board of directors administers the plan and determines the individuals to whom awards are granted. In addition, ShopNow.com's board has authorized Mr. Walker to grant options to new and current employees, up to an aggregate maximum of 50,000 shares of common stock per employee in any calendar year. Unless the plan administrator permits otherwise, awards may not be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution, and, during the holder's lifetime, awards generally may be exercised only by the holder. The board may suspend, amend or terminate the plan at any time, provided that no action may affect any share of common stock previously issued and sold or any option previously granted without the holder's consent.

The plan administrator has the authority to specify the terms and conditions of each option granted under the plan, including the vesting schedule, the term and the exercise price. Options granted under the plan generally must be exercised within three months following termination of employment or consulting services at ShopNow.com or within 12 months following termination by death or disability, but in no event later than the expiration of the option's term.

The plan administrator may also award stock awards subject to terms and conditions determined by the plan administrator, including conditions on how the shares subject to restrictions must be held while restricted and the circumstances under which a holder will forfeit the shares if services with ShopNow.com are terminated. Holders of restricted stock are shareholders of ShopNow.com and have, subject to certain restrictions, all the rights of shareholders with respect to their shares.

In the event of ShopNow.com's merger with or into another corporation or a sale of all or substantially all of its assets, each outstanding award will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the award, the forfeiture restrictions applicable to stock awards will lapse and outstanding options will become fully exercisable for a period of 15 days from the date of notice from the plan administrator, after which date the options will terminate and no longer be exercisable.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

ShopNow.com's articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to ShopNow.com or its shareholders for monetary damages resulting his or her conduct as a director of ShopNow, except liability for

    - acts or omissions involving intentional misconduct or knowing violations of law,

    - unlawful distributions, or

    - transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

Any repeal of or modification to ShopNow.com's articles of incorporation may not adversely affect any right or protection of a director of ShopNow who is or was a director at the time of such repeal or modification.

In addition, Shopnow.com's bylaws provide that ShopNow.com will indemnify any individual who was, is or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, claim or proceeding by reason of the fact that he or she is or was a director or officer of ShopNow. This right to indemnification will continue as to an individual who has ceased to be a director or officer. ShopNow.com's bylaws will provide that it may indemnify its other officers and employees and other agents. ShopNow.com has obtained and maintain directors' and officers' liability insurance, under which ShopNow.com's directors and officers may be indemnified against liability they incur for serving in their capacities as directors and officers.

ShopNow.com understands that the current position of the Securities and Exchange Commission is that any indemnification of ShopNow.com's directors and officers for liabilities arising under the Securities Act of 1933 is against public policy and is, therefore, unenforceable.

ShopNow.com believes that the limitation of liability provision in its articles of incorporation, the indemnification provisions in its bylaws and its liability insurance will facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers.

                        CERTAIN SHOPNOW.COM TRANSACTIONS

In connection with ShopNow.com's acquisition of Media Assets in September 1998, Jeff Haggin, the sole shareholder of Media Assets, joined ShopNow.com as an executive officer and he received 600,000 shares of ShopNow.com's common stock based upon an agreed-upon value of $6.00 per share, $300,000 in cash, a convertible promissory note in the aggregate principal amount of $1,050,000 and options to purchase an aggregate of 1,120,000 shares of ShopNow.com's common stock. These options included an option to purchase 220,000 shares at an exercise price of $1.00 per share and performance-based options to purchase 900,000 shares of common stock at an exercise price of $2.00 per share. The total value of the package Mr. Haggin received at the time of the acquisition equaled $4,941,500. In May 1999, Mr. Haggin exchanged his performance-based options for options to purchase 300,000 shares of common stock at an exercise price of $2.00 per share.

In April 1999, ShopNow.com issued to 24/7 Media 4,300,000 shares of Series G convertible preferred stock at $7.00 per share in exchange for $30.1 million in consideration, consisting of cash, 466,683 shares of 24/7 Media common stock and 24/7 Media's majority interest in CardSecure. A portion of the shares of Series G convertible preferred stock were placed in escrow pending consummation of ShopNow.com's acquisition of CardSecure, which occurred on June 15, 1999. 24/7 Media also received warrants to purchase 860,000 shares of common stock at $7.00 per share. As of December 31, 1999, 24/7 Media beneficially owned 11.8% of ShopNow.com's outstanding common stock. In connection with the acquisition of CardSecure, ShopNow.com acquired an additional 9,727 shares of 24/7 Media common stock. As of December 31, 1999, ShopNow.com owned 476,410 shares of 24/7 Media common stock. In connection with this purchase, ShopNow.com also entered into both a cross promotion agreement and a mutual promotion agreement with 24/7 Media.

Under the cross promotion agreement, 24/7 Media promotes ShopNow.com's e-commerce and direct marketing services to its network of over 2,500 affiliated web sites in exchange for ShopNow.com's promotion of 24/7 Media's advertising, representation and e-mail management services to merchants. This agreement entitles each party to share in the revenues of the other party based on the amount of business generated through this relationship. The agreement prohibits 24/7 Media from engaging other specifically identified providers of e-commerce services as co-marketing partners for e-commerce technologies that ShopNow.com offers. ShopNow.com also has a right of first refusal on any partnership with 24/7 Media for e-commerce technology or services from other third parties, assuming ShopNow.com provides similar products and services. 24/7 Media is the only third party authorized to sell advertising on ShopNow.com's web sites. Under this agreement, ShopNow.com is obligated to purchase at least
$1.0 million annually in shopping traffic from 24/7 Media. In connection with 24/7 Media's investment in ShopNow.com, 24/7 Media has the right to nominate a director of ShopNow.com. 24/7 Media has designated Jacob Friesel as that nominee.

Under the mutual promotion agreement, ShopNow.com jointly brands 24/7 Media's Click2Buy transactional banner service with the ShopNow.com name and receives fees for processing all Click2Buy transactions. Click2Buy is the process whereby a shopper can click on a banner advertisement from within a specific web site and purchase the product or service in the banner advertisement without having to leave the web site where the shopper originally saw the banner advertisement.

In connection with ShopNow.com's acquisition of GO Software in June 1999, William Pittman joined ShopNow.com as an executive officer and he received, in exchange for his shares of capital stock in GO Software, 814,688 shares of ShopNow.com's common stock, $2.0 million in cash, and options to purchase an aggregate of 100,000 shares of ShopNow.com's common stock at an exercise price of $7.00 per share. The total value of the package Mr. Pittman received at the time of the acquisition equaled $8,517,504.

In June 1999, ShopNow.com entered into a stock purchase agreement with CB Capital Investors pursuant to which ShopNow.com issued 2,100,000 shares of Series I convertible preferred stock at $9.00 per share in exchange for $18.9 million in cash. CB Capital Investors also received warrants to purchase 555,556 shares of common stock. As of December 31, 1999, CB Capital Investors beneficially owned 6.1% of ShopNow.com's shares of common stock. In July 1999, ShopNow.com entered into a licensing agreement with Chase Manhattan Capital, an affiliate of CB Capital Investors, which agreement has been assigned to Chase Manhattan Bank. Pursuant to this agreement, Chase paid ShopNow.com a licensing fee to use the technology underlying the site. As part of the agreement, Chase is a preferred provider of financial services for ShopNow.com and the exclusive marketer of credit cards featuring the ShopNow.com brand. The agreement provides that each party shares in the revenues of the other party based on the amount of business generated through this relationship. As part of the agreement, ShopNow.com participates equally with Chase in a cooperative marketing fund to promote the services being offered under this agreement. ShopNow.com's marketing obligations to Chase include placing an advertisement on the ShopNow.com home page, making direct mailings regarding Chase's merchant services to merchants on the ShopNow.com network and mentioning Chase's merchants in ShopNow.com's own advertising. ShopNow.com's obligation to the fund is to contribute at least $3.0 million annually. The agreement has an initial term of 27 months, with a three-year renewal period at Chase's option. In connection with Chase's investment in ShopNow.com, Chase has the right to designate one nominee to serve as a director of ShopNow.com. Chase has designated Eytan Lombroso as its nominee.

On various occasions during fiscal 1999 and fiscal 1998, ShopNow.com granted the following options to purchase shares of its common stock to the following executive officers and directors:

    - On January 1, 1998, August 1, 1998, November 30, 1998 and December 11, 1998, ShopNow.com granted Mr. Walker options to purchase 25,000, 310,000, 375 and 100 shares of common stock, respectively, with exercise prices of $2.00, $4.00, $2.50 and $4.00, respectively;

    - On September 15, 1998, September 30, 1998 and December 11, 1998, ShopNow.com granted Mr. Haggin options to purchase 300,000, 220,000 and 100 shares of common stock, respectively, with exercise prices of $2.00, $1.00 and $4.00, respectively; the 300,000 options granted to Mr. Haggin on September 15, 1998 were regranted on May 15, 1999 with the same exercise price and vesting terms;

    - On June 8, 1998, November 30, 1998, December 11, 1998 and December 31, 1998, ShopNow.com granted Mr. Koslow options to purchase 150,000, 375, 100 and 40,000 shares of common stock, respectively, with exercise prices of $1.75, $2.50, $4.00 and $2.00, respectively;

    - On March 18, 1998, June 1, 1998, November 30, 1998 and December 11, 1998,
      ShopNow.com granted Dr. Krishnan options to purchase 10,000, 100,000, 375 and 100 shares of common stock, respectively, with exercise prices of $2.00, $2.00, $2.50 and $4.00, respectively;

    - On January 1, 1998, November 30, 1998, December 11, 1998 and December 31, 1998, ShopNow.com granted Mr. Palomino options to purchase 10,000, 375, 100 and 30,000 shares of common stock, respectively, with exercise prices of $2.00, $2.50, $4.00 and $2.00, respectively;

    - On January 1, 1998, November 30, 1998, December 11, 1998 and December 31, 1998, ShopNow.com granted Ms. Savage options to purchase 13,000, 375, 100 and 30,000 shares of common stock, respectively, with exercise prices of $2.00, $2.50, $4.00 and $2.00, respectively;

    - On November 16, 1998 and December 11, 1998, ShopNow.com granted
      Mr. Arciniega options to purchase 250,000 and 100 shares of common stock, respectively, with an exercise price of $4.00;

    - On both September 30, 1998 and May 3, 1999, ShopNow.com granted
      Mr. Lonsdale options to purchase 50,000 shares of common stock with exercise prices of $4.00 and $7.00, respectively;

    - On May 3, 1999, ShopNow.com granted Mr. Maxwell options to purchase 50,000 shares of common stock with an exercise price of $7.00;

    - On both September 30, 1998 and May 3, 1999, ShopNow.com granted Mr. McClure options to purchase 50,000 shares of common stock with exercise prices of $4.00 and $7.00, respectively;

    - On both September 30, 1998 and May 3, 1999, ShopNow.com granted
      Mr. Snedegar options to purchase 50,000 shares of common stock with exercise prices of $4.00 and $7.00, respectively;

    - On May 3, 1999, ShopNow.com granted Mr. Terbeek options to purchase 50,000 shares of common stock with an exercise price of $7.00;

    - In June 1999, ShopNow.com granted Mr. Walker, Mr. Koslow, Dr. Krishnan, Mr. Palomino, Ms. Savage and Mr. Arciniega options to purchase 450,000, 110,000, 35,525, 50,000, 122,675 and 50,000 shares of common stock, respectively, at an exercise price of $10.00 per share;

    - On August 11, 1999, ShopNow.com granted each of Mr. Arciniega,
      Mr. Haggin, Mr. Koslow, Mr. Krishnan, Mr. Palomino, Ms. Savage and
      Mr. Walker options to purchase 175 shares of common stock with exercise prices of $9.00;

    - On October 1, 1999, ShopNow.com granted Mr. Koslow options to purchase 50,000 shares of common stock with an exercise price of $2.00; and

    - On September 27, 1999, ShopNow.com granted Mr. Walker options to purchase 500,000 shares of common stock with an exercise price of $12.00.

On October 28, 1999, ShopNow.com entered into a Stock Purchase Agreement with escrow.com, Inc., pursuant to which ShopNow.com purchased 500,000 of escrow.com's common stock and 2,000,000 shares of its Series A Preferred Stock, representing in the aggregate approximately 11.9% of the outstanding equity securities of escrow.com. Dwayne Walker, ShopNow.com's Chief Executive Officer and Chairman of the Board, is a director of escrow.com. John Snedegar, a member of ShopNow.com's board of directors, is the Chief Executive Officer and a director of escrow.com. Mr. Walker and Mr. Snedegar also beneficially own approximately 1.9% and 2.8%, respectively, of the outstanding common stock of escrow.com. In connection with the share purchase, ShopNow.com and escrow.com also entered into a Services Agreement, pursuant to which ShopNow.com agreed to serve as the exclusive provider of payment processing services for all escrow transactions effected by escrow.com. In addition, under the Services Agreement, escrow.com agreed to serve as the exclusive provider of escrow services for transactions via the ShopNow.com Network. Under the agreement, ShopNow.com will receive 9% of escrow.com's net revenues and will receive monthly payments in the amount of $100,000 per month for a period of at least 12 months commencing on October 25, 1999, which may be extended by ShopNow.com for an additional six months upon the satisfaction of certain criteria. In addition, ShopNow.com received the right to acquire warrants to purchase an additional 500,000 shares of escrow.com's common stock by introducing escrow.com to partnering Internet sites for affiliation.

On September 28, 1999, ShopNow.com entered into a Promissory Note in the principal amount of $212,500 with Alan Koslow, ShopNow.com's Executive Vice President, Chief Financial Officer, General Counsel and Secretary. The execution of the promissory note in favor of ShopNow.com was made pursuant to the exercise of Mr. Koslow's stock options. The promissory note is secured by the shares of common stock issued pursuant to such stock options, matures on the earlier of September 28, 2001 or the sale of the shares subject to the security interest, and bears interest at 6.25% per annum.

ShopNow.com believes that all of these transactions were made on terms as favorable to ShopNow.com as it would have received from unaffiliated third parties. Any future transactions between ShopNow.com and its officers, directors and greater than 5% shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of ShopNow.com's disinterested, nonemployee directors.

                     PRINCIPAL SHAREHOLDERS OF SHOPNOW.COM


The following table sets forth information known to ShopNow.com with respect to the beneficial ownership of its common stock as of February 20, 2000 by
(a) each shareholder known by ShopNow.com to own beneficially more than 5% of its common stock, (b) each of the individuals listed on the Summary Compensation Table, (c) each director of ShopNow.com, and (d) all directors and executive officers as a group.



The percentage ownership in the table below is based on 51,667,590 shares outstanding as of February 20, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 20, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned subject to community property laws where applicable.



The post-merger percentage ownership includes 2,593,876 shares of ShopNow.com common stock which is the maximum number of shares that could be issued to Ubarter.com stockholders.



                                         ------------------------------------   ------------------------------------
                                                      PRE-MERGER                            POST-MERGER
                                         ------------------------------------   ------------------------------------
                                         NUMBER OF SHARES      PERCENT OF       NUMBER OF SHARES      PERCENT OF
                                          OF SHOPNOW.COM       SHOPNOW.COM       OF SHOWNOW.COM       SHOPNOW.COM
                                           COMMON STOCK       COMMON STOCK        COMMON STOCK       COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL             BENEFICIALLY       BENEFICIALLY        BENEFICIALLY       BENEFICIALLY
OWNERS(1)                                     OWNED               OWNED              OWNED               OWNED
---------------------------------------  ----------------   -----------------   ----------------   -----------------
NAMED EXECUTIVE OFFICERS, DIRECTORS AND
  5% SHAREHOLDERS
24/7 Media, Inc.(2)....................         5,168,500                9.84%         5,168,500                9.37%
Jacob I. Friesel(3)....................         5,168,500                9.84          5,168,500                9.37
Bret R. Maxwell(4).....................         2,937,130                5.68          2,937,130                5.41
Mark H. Terbeek(5).....................         2,937,130                5.68          2,937,130                5.41
Eytan Lombroso(6)......................         2,655,556                5.08          2,655,556                4.84
Chase Manhattan Capital, L.P.(7).......         2,655,556                5.08          2,655,556                4.84
Dwayne M. Walker(8)....................         2,897,964                5.50          2,897,964                5.24
Othniel Palomino(9)....................           773,236                1.49            773,236                1.42
Mark C. McClure(10)....................           122,221                   *            122,221                   *
Anne-Marie K. Savage(11)...............           145,618                   *            145,618                   *
Alan D. Koslow(12).....................           220,950                   *            220,950                   *
Joe E. Arciniega, Jr.(13)..............            96,075                   *             96,075                   *
John R. Snedegar(13)...................            37,510                   *             37,510                   *
David M. Lonsdale(13)..................            37,510                   *             37,510                   *
All directors and executive officers as
  a group(14)(14 persons)..............        16,845,762               30.60         16,845,762               29.23


------------------------------

*   Less than 1% of the outstanding shares of common stock.


(1) The address of 24/7 Media, Inc. and Mr. Friesel is 1250 Broadway, 28th Floor, New York, New York 10001. The address of Messrs. Maxwell and Terbeek is c/o First Analysis Corporation, the Sears Tower, Suite 950, 233 South Wacker Drive, Chicago, Illinois 60606. The address of Chase Manhattan Capital, L.P. and Mr. Lombroso is 2 Chase Manhattan Plaza, 16th Floor, New York, New York 10081. The address of Messrs. Walker, Arciniega, Pittman, Palomino, Koslow, McClure, Lonsdale and Snedegar and Dr. Krishnan and
    Ms. Savage is c/o ShopNow.com, Inc., 411 First Avenue South, Suite 200 North, Seattle, Washington 98104.


(2) Includes 860,000 shares issuable pursuant to warrants held by 24/7 Media, Inc. that are currently exercisable.

(3) Represents 4,308,500 shares held by 24/7 Media, Inc. and 860,000 shares issuable pursuant to warrants held by 24/7 Media, Inc. that are currently exercisable. Mr. Friesel is a director and an Executive Vice President of 24/7 Media, Inc. Mr. Friesel disclaims beneficial ownership of all shares held by 24/7 Media, Inc.


(4) Includes 1,456,065 shares held by each of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. Also includes 6,250 shares issuable pursuant to warrants held by each of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. that are currently exercisable. Also includes 12,500 shares issuable pursuant to options held by Mr. Maxwell that are currently exercisable or are exercisable within 60 days of February 20, 2000. Mr. Maxwell is Chief Executive Officer of First Analysis Corporation, which is the manager of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. Mr. Maxwell disclaims beneficial ownership of all shares held by Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. except to the extent of his pro rata pecuniary interest therein.



(5) Includes 1,456,065 shares held by each of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. Also includes 6,250 shares issuable pursuant to warrants held by each of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. that are currently exercisable. Also includes 12,500 shares issuable pursuant to options held by Mr. Terbeek that are currently exercisable or are exercisable within 60 days of February 20, 2000. Mr. Terbeek was formerly an associate with First Analysis Corporation, which is the manager of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. Mr. Terbeek disclaims beneficial ownership of all shares held by Environmental Private Equity Fund II, L.P. and the Productivity Fund III, L.P., except to the extent of his pro rata pecuniary interest therein. The shares listed under "Shares Being Offered" are those of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P.


(6) Represents 2,100,000 shares held by Chase Manhattan Capital, L.P. and 555,556 shares issuable pursuant to a warrant held by Chase Manhattan Capital, L.P. that is currently exercisable. Mr. Lombroso is an executive officer of Chase Manhattan Bank, an affiliate of Chase Manhattan Capital, L.P.

(7) Represents 2,100,000 shares held by Chase Manhattan Capital, L.P. and 555,556 shares issuable pursuant to a warrant held by Chase Manhattan Capital, L.P. that is currently exercisable.


(8) Includes 6,400 shares owned by family members of Mr. Walker over which Mr. Walker holds voting power and 75,000 shares held by various trusts over which Mr. Walker has voting power. Also includes 1,008,958 shares issuable pursuant to options held by Mr. Walker that are currently exercisable or exercisable within 60 days of February 20, 2000.



(9) Includes 357,390 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of February 20, 2000.



(10) Represents 84,711 shares held jointly with Mr. McClure's wife, and 37,510 shares issuable pursuant to options held by Mr. McClure that are currently exercisable or exercisable within 60 days of February 20, 2000.



(11) Includes 135,618 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of February 20, 2000.



(12) Includes 100,950 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of February 20, 2000.



(13) Represents shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of February 20, 2000.



(14) Includes 1,937,652 shares issuable pursuant to options and 1,428,056 shares issuable pursuant to warrants that are currently exercisable or exercisable within 60 days of February 20, 2000.

              SHOPNOW.COM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

ShopNow.com provides an end-to-end solution that enables businesses to engage in e-commerce with other businesses, merchants and shoppers. ShopNow.com's end-to-end solution consists of access to online marketplaces combined with a comprehensive suite of e-commerce enabling products and services. These products and services include custom application and online store development and design, hosting and maintenance, sales and marketing services and transaction processing. The ShopNow.com marketplace aggregates merchants and shoppers over a distributed network of web sites. ShopNow.com's recently launched business-to-business portal and marketplace, b2bNow.com, is designed to enable businesses to conveniently engage in online transactions with one another.

ShopNow.com was incorporated in January 1994 and initially operated as a computer services company. In 1996, ShopNow.com began to change the focus of its business to conducting commerce over the Internet. In May 1997, ShopNow.com launched BuySoftware.com, an online computer products store. During 1998, ShopNow.com completed three acquisitions, including the acquisition of Media Assets, Inc., a direct marketing company, launched ShopNow.com and began offering merchants e-commerce enabling products and services. In April 1999, ShopNow.com changed its name from TechWave Inc. to ShopNow.com, Inc. In
June 1999, ShopNow.com ceased operation of BuySoftware.com because ShopNow.com determined it was inconsistent with ShopNow.com's evolving strategy. ShopNow.com consummated three acquisitions in the fourth quarter of 1999 and two acquisitions in January 2000, and it recently launched its business-to-business portal, b2bNow.com.

ShopNow.com currently derives substantially all of its revenues from merchant services and the ShopNow.com marketplace. With the recent launch of b2bNow.com, ShopNow.com expects to derive additional revenues from the purchase, sale and exchange of goods and services through that portal.

Revenues from merchant services are generated principally through development fees, hosting fees and sales and marketing services. ShopNow.com's merchant services can be purchased as a complete end-to-end suite of services or separately, allowing businesses and merchants to select only those services they desire. ShopNow.com recognizes revenues from development of custom applications and online stores and marketing projects on a percentage of completion basis over the period of development or the period of the marketing project. These projects generally range from two to five months. Hosting contracts typically have a term of one year, with fees charged on a monthly basis.

Revenues from the ShopNow.com marketplace, exclusive of BuySoftware.com, are generated primarily from advertising and merchandising fees paid by merchants, leads and orders delivered to merchants, as well as transaction processing and licensing fees. Advertising consists of the sale of impressions on the ShopNow.com site and merchandising consists of the sale of specific positions or category sponsorships on the site. These agreements typically have a term of one to four months. ShopNow.com generates transaction processing and licensing fees from its payment processing and fraud prevention products and services.

In limited circumstances, ShopNow.com offers products directly to shoppers on the ShopNow.com marketplace. ShopNow.com principally offers these products to increase the number of leads it generates for merchants on the ShopNow.com marketplace. In these instances where ShopNow.com acts as merchant-of-record, ShopNow.com records as revenues the full sales price of the product sold and records the full cost of the product to ShopNow.com as its cost of revenues. These sales revenues represented approximately 20% of ShopNow.com's pro forma (excluding BuySoftware.com) revenues in 1999, and ShopNow.com anticipates that this percentage will decrease in 2000 and thereafter. ShopNow.com's gross profit on the products it sells is generally lower than the gross profit on its other revenues.

ShopNow.com expects to derive revenues from transactions, advertising, merchandising and services fees from b2bNow.com, its business-to-business portal and online marketplace. In addition, in January 2000, ShopNow.com entered into a definitive agreement to acquire Ubarter.com, which operates an online business-to-business barter marketplace. ShopNow.com plans to incorporate the barter marketplace as an additional feature of b2bNow.com to provide businesses with an alternative way to conduct transactions with each other. As of December 31, 1999, ShopNow.com had not recorded any revenues from b2bNow.com.

Cost of revenues generated from merchant services includes all direct labor costs incurred in connection with the provision of services, as well as fees charged by third-party vendors that have directly contributed to the design, development and implementation of ShopNow.com's merchant services. Cost of revenues generated from the ShopNow.com marketplace consists primarily of the portion of ShopNow.com's Internet telecommunications connections that are directly attributable to traffic on the ShopNow.com marketplace and the direct labor costs incurred in maintaining and enhancing its network infrastructure. In order to fulfill its obligations under its lead and order delivery programs, ShopNow.com occasionally purchases shopping traffic from third parties by placing on their web sites advertisements that, when clicked on by a visitor, send the visitor to the ShopNow.com marketplace. Any shopping traffic that ShopNow.com purchases from a third party that is used to fulfill these obligations is included as cost of revenues. Cost of revenues on the products that ShopNow.com sells as merchant-of-record includes the cost of the product, credit card fees and shipping costs.

RESULTS OF OPERATIONS

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

REVENUES

Revenues for the year ended December 31, 1999 were $37.0 million compared to $7.2 million for the year ended December 31, 1998, an increase of $29.8 million. The increase in revenues was due primarily to the expansion of the ShopNow.com marketplace and increased demand for merchant services, including the services of Media Assets, which ShopNow.com acquired in September 1998. The BuySoftware.com portion of revenues for the year ended December 31, 1999 was $9.9 million compared to $4.5 million for the year ended December 31, 1998, an increase of $5.4 million, or 18.3% of the total increase in revenues for the year.

SHOPNOW.COM MARKETPLACE AND TRANSACTION PROCESSING. The ShopNow.com marketplace and transaction processing portion of revenues for the year ended December 31, 1999 was $25.8 million compared to $4.2 million for the year ended December 31, 1998, an increase of $21.6 million. The BuySoftware.com portion of these revenues was 37.7% for the year ended December 31, 1999, compared to 93.4% for the year ended December 31, 1998. During 1999, ShopNow.com experienced a significant increase in its merchant listings, shopper traffic and affiliate and syndication shopping sites, which resulted in an increase in merchandising and advertising revenues, transaction processing fees and sales of products to shoppers, exclusive of BuySoftware.com.

MERCHANT SERVICES. The merchant services portion of revenues for the year ended December 31, 1999 was $11.1 million compared to $2.9 million for the year ended December 31, 1998, an increase of $8.2 million. The increase in ShopNow.com's merchant services revenues was due primarily to increased demand for merchant services, including the services of Media Assets.

COST OF REVENUES

The cost of revenues for the year ended December 31, 1999 was $27.3 million compared to $5.8 million for the year ended December 31, 1998, an increase of $21.5 million. The increase in ShopNow.com's cost of revenues was due primarily to increased product sales from the ShopNow marketplace and cost of revenues for merchant services, including the services of Media Assets. The BuySoftware.com portion of cost of revenues for the year ended December 31, 1999 was $11.2 million compared to $4.5 million for the year ended December 31, 1998, an increase of $6.7 million, or 31.4% of the total increase in the cost of revenues.

SHOPNOW.COM MARKETPLACE AND TRANSACTION PROCESSING. The ShopNow.com marketplace and transaction processing portion of cost of revenues for the year ended December 31, 1999 was $20.2 million compared to $4.5 million for the year ended December 31, 1998, an increase of $15.7 million. The BuySoftware.com portion of these cost of revenues was 55.3% for the year ended December 31, 1999, compared to 96.8% for the year ended December 31, 1998. The increase in ShopNow.com's ShopNow.com marketplace and transaction processing cost of revenues, exclusive of BuySoftware.com, was due primarily to increased merchandising revenues and product sales from the ShopNow.com marketplace.

MERCHANT SERVICES. The merchant services portion of cost of revenues for the year ended December 31, 1999 was $7.2 million compared to $1.4 million for the year ended December 31, 1998, an increase of $5.8 million. The increase in ShopNow.com's merchant services cost of revenues was due primarily to increased demand for merchant services, including the services of Media Assets.

GROSS PROFIT. Gross profit for the year ended December 31, 1999 was $9.6 million, compared to a gross profit of $1.3 million for the year ended December 31, 1998, an increase of $8.3 million. This increase in gross profit was due primarily to the increase in revenues from advertising and merchandising over the ShopNow.com marketplace and merchant services, which contribute greater gross profits than revenues generated on the sales of products over the ShopNow.com marketplace. Discontinuing the BuySoftware.com business in June 1999 also had a positive effect on ShopNow.com's overall gross profit. The BuySoftware.com business had historically operated with minimal or negative gross profits. ShopNow.com expects that any future sales of products on the ShopNow marketplace will be sold at minimal or negative gross profits.

SALES AND MARKETING. Sales and marketing expenses consist primarily of costs associated with marketing programs such as advertising and public relations, as well as salaries and commissions. Sales and marketing expenses for the year ended December 31, 1999 were $55.1 million compared to $12.2 million for the year ended December 31, 1998, an increase of $42.9 million. This increase was due primarily to increased spending as a result of the expansion of ShopNow.com merchant services and of the ShopNow.com marketplace, including additional personnel and nationwide print, radio and television advertisements. ShopNow.com expects to continue to increase its sales and marketing expenses in 2000 to promote its merchant services offerings and the ShopNow.com network.

GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resources, information services and other administrative personnel, as well as legal, accounting and insurance costs. General and administrative expenses for the year ended December 31, 1999 were $8.3 million, compared to $3.5 million for the year ended December 31, 1998, an increase of $4.8 million. This increase was due primarily to an increase in personnel from internal growth and acquisitions. ShopNow.com anticipates continued growth in its general and administrative expenses at least through 2000. In
September 1999, ShopNow.com settled a lawsuit brought by a party with which ShopNow.com had entered into a contract. As a result of the terms of this settlement, in the quarter ended September 30, 1999, ShopNow.com recognized additional general and administrative expenses in the amount of $1.5 million.

RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related costs associated with the development of new products and services, the enhancement of existing products and services, and the performance of quality assurance and documentation activities. Research and development expenses for the year ended December 31, 1999 were $8.9 million, compared to $4.4 million for the year ended December 31, 1998, an increase of $4.5 million. This increase was due primarily to the development and enhancement of ShopNow.com's technology platform and to an increase in technology personnel. These employees focus on developing ShopNow.com's technology platform as well as building the overall infrastructure that supports its merchant services and the ShopNow.com marketplace. ShopNow.com anticipates continued growth in its research and development expenses at least through 2000.

AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets resulting from acquisitions is primarily related to the amortization of customer lists, domain names, acquired technology, proprietary concepts and goodwill. Amortization of intangible assets expense for the year ended December 31, 1999 was $8.8 million, compared to $730,000 for the year ended December 31, 1998, an increase of $8.1 million. This increase was due primarily to the increase in intangible assets and related amortization expenses from business acquisitions completed during 1999, including the acquisitions of GO Software, Inc., SpeedyClick, Corp.,
Cortix, Inc. and WebCentric, Inc. ShopNow.com expects continued growth in its amortization of intangible assets expense resulting from future business acquisitions.

STOCK-BASED COMPENSATION. Stock-based compensation expense is related to the amortization of deferred compensation resulting from stock option grants to employees with an option exercise price below the estimated fair market value of ShopNow.com's common stock as of the date of grant. Stock-based compensation expense for the year ended December 31, 1999 was $7.2 million, compared to $182,000 for the year ended December 31, 1998, an increase of $7.0 million. The amount of deferred compensation resulting from these grants is generally amortized over a three-year vesting period. During the fourth quarter of 1999, the contingent performance criteria relating to a stock option grant for 310,000 shares of the Company's common stock with an exercise price of $4.00 were satisfied. Accordingly, a stock-based compensation charge of approximately
$3.3 million was recognized in the fourth quarter of 1999.

GAIN ON SALE OF MARKETABLE EQUITY SECURITIES. Gain on sale of marketable equity securities consists primarily of the gains recognized from the sale of ShopNow.com's investment in 110,000 shares of common stock of FreeShop.com in the fourth quarter of 1999. There were no gains on sales of marketable equity securities in 1998.

OTHER INCOME (EXPENSE), NET. Other income (expense), net consists primarily of interest income on cash and cash equivalents and interest expense on ShopNow.com's outstanding debt obligations. Other expense, net for the year ended December 31, 1999 was $127,000, compared to other income, net of $171,000 for the year ended December 31, 1998, a decrease of $298,000. Although interest income in 1999 increased due to the increase in ShopNow.com's cash and short-term investments realized from its initial public offering, the amount of additional interest charges from ShopNow.com's notes and leases payable, as well as the amortization of debt financing costs incurred during 1999, resulted in an overall other expense, net position for the year ended 1999.

NET LOSS. Net loss for the year ended December 31, 1999 was $75.9 million, compared to a net loss of $24.7 million for the year ended December 31, 1998, an increase of $51.2 million. This increase was due primarily to an increase in ShopNow.com's operating expenses, most significantly sales and marketing expenses, partially offset by ShopNow.com's increase in gross profit during the same period. ShopNow.com expects to incur additional net losses in 2000.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES

Revenues for the year ended December 31, 1998 were $7.2 million compared to $604,000 for the year ended December 31, 1997, an increase of $6.6 million. The increase in revenues was due primarily to increased product sales from the BuySoftware.com business and revenues generated by Media Assets, which ShopNow.com acquired in September 1998. The BuySoftware.com portion of revenues for the year ended December 31, 1998 was $4.5 million compared to $69,000 for the year ended December 31, 1997, an increase of $4.4 million, or 67.0% of the total increase in revenues for the year.

SHOPNOW.COM MARKETPLACE AND TRANSACTION PROCESSING. The ShopNow.com marketplace and transaction processing portion of revenues for the year ended December 31, 1998 was $4.2 million compared to $69,000 for the year ended December 31, 1997, an increase of $4.1 million. The increase in ShopNow.com's ShopNow.com marketplace and transaction processing revenues was due primarily to increased product sales from the BuySoftware.com business.

MERCHANT SERVICES. The merchant services portion of revenues for the year ended December 31, 1998 was $2.9 million compared to $535,000 for the year ended December 31, 1997, an increase of $2.4 million. The increase in ShopNow.com's merchant services revenues was due primarily to revenues generated from Media Assets. Revenues in 1997 were generated from ShopNow.com's previous business of providing computer services to clients, which was completely phased out in early 1998. These computer services consisted primarily of providing computer training, consulting and Internet site design to businesses.

COST OF REVENUES

The cost of revenues for the year ended December 31, 1998 was $5.8 million compared to $515,000 for the year ended December 31, 1997, an increase of $5.3 million. The increase in ShopNow.com's cost of revenues was due primarily to increased product sales from the BuySoftware.com business and cost of revenues incurred by Media Assets. The BuySoftware.com portion of cost of revenues for the year ended December 31, 1998 was $4.4 million compared to $124,000 for the year ended December 31, 1997, an increase of $4.3 million, or 81.2% of the total increase in cost of revenues.

SHOPNOW.COM MARKETPLACE AND TRANSACTION PROCESSING. The ShopNow.com marketplace and transaction processing portion of cost of revenues for the year ended December 31, 1998 was $4.5 million compared to $159,000 for the year ended December 31, 1997, an increase of $4.3 million. The increase in ShopNow.com's ShopNow.com marketplace and transaction processing cost of revenues was due primarily to increased product sales from the BuySoftware.com business.

MERCHANT SERVICES. The merchant services portion of cost of revenues for the year ended December 31, 1998 was $1.4 million compared to $356,000 for the year ended December 31, 1997, an increase of $1.0 million. The increase in ShopNow.com's merchant services cost of revenues was due primarily to cost of revenues incurred by Media Assets. Cost of revenues for 1997 was comprised of direct labor and related costs to provide computer services to clients.

GROSS PROFIT. Gross profit for the year ended December 31, 1998 was $1.3 million compared to $89,000 for the year ended December 31, 1997, an increase of $1.2 million. This increase in gross profit was due primarily to the positive gross profit contributed from Media Assets.

SALES AND MARKETING.  Sales and marketing expenses for the year ended
December 31, 1998 were $12.2 million compared to $1.2 million for the year ended December 31, 1997, an increase of $11.0 million. The increase was due primarily to increased spending as a result of the development and expansion of the ShopNow.com marketplace. Substantially all of the selling expenses incurred in 1997 were in support of ShopNow.com's previous computer services business, which was discontinued in early 1998.

GENERAL AND ADMINISTRATIVE. General and administrative expenses for the year ended December 31, 1998 were $3.5 million compared to $918,000 for the year ended December 31, 1997, an increase of $2.6 million. The increase was due primarily to an increase in personnel from internal growth and acquisitions.

RESEARCH AND DEVELOPMENT. Research and development expenses for the year ended December 31, 1998 were $4.4 million compared to $2.4 million for the year ended December 31, 1997, an increase of $2.0 million. The increase was due primarily to the development of ShopNow.com's technology platform, an increase in ShopNow.com's technology personnel and expansion of the overall infrastructure that supports the ShopNow.com marketplace.

AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets expense for the year ended December 31, 1998 was $730,000 compared to $136,000 for the year ended December 31, 1997, an increase of $594,000. The acquisition of Media Assets and The Internet Mall resulted in $387,000 of this increase. The remainder of this increase resulted from other purchases of intangible assets, including domain names and customer lists.

STOCK-BASED COMPENSATION. Stock-based compensation expense for the year ended December 31, 1998 was $182,000 compared to no expense for the same period ended December 31, 1997. The expenses are related to employee stock option grants with option exercise prices below the estimated fair market value of ShopNow.com's common stock as of the date of grant. The amount of deferred compensation resulting from these grants is generally amortized over a three-year period.

UNUSUAL ITEM--IMPAIRMENT OF ACQUIRED TECHNOLOGY. In June 1998, ShopNow.com acquired e-Warehouse and CyberTrust with the intent of integrating the acquired technologies with its own e-commerce product and service offerings. The amount it paid for these acquisitions was $5.4 million. It is presently not utilizing the acquired technologies and has determined that they have no alternative future use or value to it, as its technology platform provides superior functionality. As a result, ShopNow.com wrote off
$5.2 million of the purchase price during the fourth quarter of 1998.

OTHER INCOME (EXPENSE), NET. Other income, net for the year ended December 31, 1998, was $171,000, compared to $164,000 of other expense, net for the year ended December 31, 1997, an increase of $335,000. The increase was due primarily to an increase in interest income earned by ShopNow.com's increased cash reserves as a result of its financing activities during 1998 as compared to 1997.

NET LOSS. Net loss for the year ended December 31, 1998 was $24.7 million, compared to a net loss of $4.8 million for the year ended December 31, 1997, an increase of $19.9 million. This increase was due primarily to an increase in ShopNow.com's operating expenses, most significantly sales and marketing expenses, partially offset by its increase in gross profit during the same period.

NET OPERATING LOSS CARRYFORWARDS

As of December 31, 1999, ShopNow.com had net operating loss carryforwards of approximately $76.4 million. If not used, the net operating loss carryforwards will expire at various dates beginning in 2012. The Tax Reform Act of 1986 imposes restrictions on the use of net operating losses and tax credits in the event that there has been an ownership change of a corporation since the periods in which the net operating losses were incurred. ShopNow.com's ability to use net operating losses incurred prior to July 1999 is limited to an aggregate of approximately $14.3 million per year due to sales of Series D and Series E convertible preferred stock to third parties in April 1998 and the sale of Series I convertible preferred stock to Chase Manhattan Bank in July 1999, which resulted in ownership changes. ShopNow.com has provided a full valuation allowance on its deferred tax assets because of the uncertainty regarding their realization. ShopNow.com's accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of its deferred tax assets. In concluding that a full valuation allowance was required, management considered such factors as ShopNow.com's history of operating losses, potential future losses and the nature of its deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, ShopNow.com has experienced net losses and negative cash flows from operations. As of December 31, 1999, ShopNow.com had an accumulated deficit of $105.3 million. ShopNow.com has financed its activities largely through issuances of common stock and preferred stock, from the issuance of short-term and long-term obligations and from capital leasing transactions for certain of its fixed asset purchases. Through December 31, 1999, its aggregate net proceeds have been $161.4 million from issuing equity securities and $21.8 million from issuing debt securities. As of December 31, 1999, ShopNow.com had $62.8 million in cash and short-term investments. During the fourth quarter of 1999, it closed its initial public offering of 8,337,500 shares of common stock and received net proceeds of $91.1 million.

Net cash used in operating activities was $48.0 million for the year ended December 31, 1999, compared to $16.0 million for the year ended December 31, 1998. The increase was due primarily to the increase in ShopNow.com's net loss for the year ended December 31, 1999, to $75.9 million compared to $24.7 million for the year ended December 31, 1998.

Net cash used in investing activities was $82.0 million for the year ended December 31, 1999, compared to $5.3 million for the year ended December 31, 1998. The increase was due primarily to the net increase in purchases of short-term investments of $52.0 million during 1999, compared to $150,000 during 1998, and due to the increase in purchases of property and equipment of $13.5 million during 1999, compared to $2.2 million during 1998.

Net cash provided by financing activities was $130.8 million for the year ended December 31, 1999, compared to $30.8 million for the year ended December 31, 1998. The increase was due primarily to net proceeds from the issuance of common stock of $92.8 million during 1999, compared to $25,000 during 1998, and to the increase in the amount of proceeds from issuances of debt of $12.4 million during 1999, compared to $3.7 million during 1998.

In March 1999 ShopNow.com entered into a loan and security agreement with Transamerica Business Credit Corporation for a term loan and line of credit. In May 1999, the agreement was amended and restated allowing ShopNow.com to borrow up to $8.5 million at any one time, consisting of a $3.5 million term loan, a $4.0 million bridge loan and a line of credit of up to $2.5 million, initially capped at $1.0 million until the bridge loan was repaid. The line of credit bears interest at Transamerica Business Credit Corporation's base rate plus 2%, is secured by substantially all of ShopNow.com's assets and was amended in January 2000 to expire on March 31, 2001. The term loan bears interest at 12%, is secured by substantially all of ShopNow.com's assets and matures in March 2002. The bridge loan bore interest at 12% and was repaid in October 1999 after the closing of ShopNow.com's initial public offering.

ShopNow.com's capital requirements depend on numerous factors, including the rate of expansion of the b2bNow.com and ShopNow.com marketplaces, the investments ShopNow.com makes in its technology platform, the number of acquisitions that are completed and the composition of the consideration between cash, debt and stock for any future acquisitions, and the resources it devotes to expansion of its sales, marketing and branding programs. ShopNow.com has also entered into agreements with Chase Manhattan Bank, About.com and 24/7 Media, which together require it to make aggregate advertising and marketing expenditures of approximately $6.0 million in 2000, decreasing annually to $1.0 million in 2004. ShopNow.com believes that existing cash balances and cash generated from operations, together with the net proceeds from its initial public offering and the net proceeds from this offering, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures in the short-term (the next 12 months), and at least through the next 18 months. After that time, it may be required to raise additional financing. It cannot be sure that the assumed levels of revenues and expenses underlying its anticipated cash needs will prove to be accurate. The sale of additional equity or convertible debt securities could result in additional dilution to its shareholders. ShopNow.com cannot be sure that financing will be available in amounts or on terms acceptable to it, if at all.

SELECTED CONSOLIDATED PRO FORMA QUARTERLY FINANCIAL DATA

The following table sets forth selected consolidated quarterly financial data on a pro forma basis for 1999. The financial data presented below excludes ShopNow.com's BuySoftware.com business for all periods presented and includes the operations of GO Software, SpeedyClick and WebCentric as if it had acquired them on January 1, 1999. The financial data below does not include the operations of Ubarter.com. ShopNow.com believes that the pro forma information below provides a better reflection of its existing business than the historical data provided elsewhere in this prospectus. All data is unaudited, has been prepared on the same basis as the audited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, considered necessary for a full presentation of such information when read in conjunction with the financial statements and accompanying notes appearing elsewhere in this prospectus.

                                            -----------------------------------------------------------------
                                                                   THREE MONTHS ENDED
                                            -----------------------------------------------------------------
                                                 MARCH 31,         JUNE 30,    SEPTEMBER 30,     DECEMBER 31,
                                                      1999             1999             1999             1999
                                            --------------   --------------   --------------   --------------
DOLLARS IN THOUSANDS
Consolidated Statements of Operations
  Data:
  Revenues:
    ShopNow.com marketplace and
      transaction processing..............  $          995   $        2,305   $        5,105   $       10,678
    Merchant services.....................           1,729            2,447            3,189            3,573
                                            --------------   --------------   --------------   --------------
      Total revenues......................           2,724            4,752            8,294           14,251
                                            --------------   --------------   --------------   --------------
  Cost of revenues:
    ShopNow.com marketplace and
      transaction processing..............             419              844            2,762            5,630
    Merchant services.....................             969            1,538            2,250            2,402
                                            --------------   --------------   --------------   --------------
      Total cost of revenues..............           1,388            2,382            5,012            8,032
                                            --------------   --------------   --------------   --------------
        Gross profit......................           1,336            2,370            3,282            6,219
                                            --------------   --------------   --------------   --------------
  Operating expenses:
    Sales and marketing...................           4,712           11,555           15,965           21,984
    General and administrative............           1,421            1,554            3,273            3,098
    Research and development..............           1,741            1,525            2,611            3,621
    Amortization of intangible assets.....          13,687           13,811           14,027           14,335
    Stock-based compensation..............             133            1,822              592            4,669
                                            --------------   --------------   --------------   --------------
      Total operating expenses............          21,694           30,267           36,468           47,707
                                            --------------   --------------   --------------   --------------
        Loss from operations..............  $      (20,358)  $      (27,897)  $      (33,186)  $      (41,488)
                                            ==============   ==============   ==============   ==============

The growth in total revenues for each quarter in the year ended December 31, 1999 is attributable to increased advertising and merchandising revenues from the expansion of the ShopNow.com marketplace as well as increased revenues from merchant services, particularly from increased development and hosting revenues. Although ShopNow.com has experienced significant growth in revenues from its current operations and increases in the number of advertisers, merchants and shoppers on the ShopNow.com network, these historical growth rates are not sustainable and are not indicative of future growth rates that it may achieve. ShopNow.com believes that period-to-period comparisons of its operating results are not meaningful and that you should not rely on the performance of any period as an indication of future performance.

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

The following table sets forth ShopNow.com's unaudited selected consolidated quarterly financial data for the years ended December 31, 1998 and 1999.

                                         THREE MONTHS ENDED 1998                             THREE MONTHS ENDED 1999
                             ------------------------------------------------   -------------------------------------------------
                              MAR. 31,     JUNE 30,    SEPT. 30,     DEC. 31,     MAR. 31,     JUNE 30,    SEPT. 30,     DEC. 31,
                                  1998         1998         1998         1998         1999         1999         1999         1999
                             ---------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
DOLLARS IN THOUSANDS,
  EXCEPT PER SHARE DATA
Revenues...................     $  399       $  740      $ 1,858      $ 4,157      $ 7,568      $ 8,414      $ 7,555     $ 13,418
Cost of revenues...........        431          753        1,629        3,036        7,140        7,543        4,811        7,835
                             ---------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Gross profit.............        (32)         (13)         229        1,121          428          871        2,744        5,583
                             ---------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating expenses:
  Sales and marketing......      1,345        3,133        3,212        4,493        5,472       12,808       15,265       21,527
  General and
    administrative.........        509          699        1,069        1,272          960        1,521        3,012        2,849
  Research and
    development............        459          983        1,560        1,368        1,600        1,334        2,433        3,518
  Amortization of
    intangible assets......         57           61          223          389          558        1,080        2,096        5,071
  Stock-based
    compensation...........         --            2           35          145          133        1,822          592        4,669
  Unusual item--write-off
    of acquired
    technology.............         --           --           --        5,207           --           --           --           --
                             ---------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Total operating
    expenses...............      2,370        4,878        6,099       12,874        8,723       18,565       23,398       37,634
                             ---------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Loss from operations...     (2,402)      (4,891)      (5,870)     (11,753)      (8,295)     (17,694)     (20,654)     (32,051)
Nonoperating income
  (expense), net...........         12           97           68           (6)          15         (260)        (360)       3,356
                             ---------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net loss...............    $(2,390)     $(4,794)     $(5,802)    $(11,759)     $(8,280)    $(17,954)    $(21,014)    $(28,695)
                             =========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

Basic and diluted pro forma
  net loss per share(1)....    $ (0.28)     $ (0.37)     $ (0.41)     $ (0.75)     $ (0.48)     $ (0.80)     $ (0.82)     $ (0.77)
                             =========   ==========   ==========   ==========   ==========   ==========   ==========   ==========
Weighted average shares
  used to calculate pro
  forma basic and diluted
  net loss per share(1)....  8,639,544   13,022,436   14,017,673   15,661,418   17,168,592   22,538,696   25,776,927   37,313,691
                             =========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

(1) Basic and diluted pro forma net loss per share is computed based on the weighted average number of shares outstanding, giving effect to the conversion of convertible preferred stock on an as-if converted basis from the original issuance date.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE." Statement of Position 98-1 is effective for financial statements for years beginning after December 15, 1998. Statement of Position 98-1 provides guidance on accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. The implementation of Statement of Position 98-1 did not have a material impact on ShopNow.com's financial position or operating results.

In April 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES." Statement of Position 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As ShopNow.com has expensed these costs historically, the implementation of Statement of Position 98-5 did not have a material effect on its financial condition or operating results.

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS," to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. ShopNow.com believes that its revenue recognition practices are in conformity with the guidelines prescribed in SAB No. 101.

SEASONALITY

ShopNow.com believes that its advertising and merchandising revenues on the ShopNow.com marketplace are subject to seasonality changes as retail transactions and advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. In addition, Internet usage typically declines during the summer and certain holiday periods. If ShopNow.com's market makes the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop in its industry and in the usage of, and transactions on, its web sites and those of its merchants. Seasonal and cyclical patterns in online transactions and advertising would affect its revenues. Those patterns may also develop on its web sites. Given the early stage of the development of the Internet and the company, however, ShopNow.com cannot predict to what extent, if at all, its operations will prove to be seasonal.

IMPACT OF THE YEAR 2000 COMPUTER PROBLEM

Prior to January 1, 2000, ShopNow.com devoted substantial resources in an effort to ensure that its proprietary software, the third-party software on which it relies, and the underlying systems and protocols did not contain errors associated with Year 2000 date functions. Since January 1, 2000, ShopNow.com has not experienced any disruption as a result of any Year 2000 problems or otherwise.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

ShopNow.com's board of directors has selected Arthur Andersen LLP to serve as independent public accountants. Arthur Andersen LLP has served as ShopNow.com's independent public accountants since August 1998. On August 7, 1998, ShopNow.com dismissed Ernst & Young LLP as its independent accountants. Ernst & Young LLP's report on ShopNow.com's consolidated financial statements for the two years ended December 31, 1997 does not cover the consolidated financial statements included in this proxy statement/prospectus. Ernst & Young LLP's reports on the financial statements for the years ended December 31, 1996 and 1997 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The decision to change independent accountants was approved by the board of directors. During the years ended December 31, 1996 and 1997 and through August 1998, there were no reportable events, as defined in regulations of the Securities and Exchange Commission, or disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Prior to retaining Arthur Andersen LLP, ShopNow.com had not consulted with Arthur Andersen LLP regarding accounting principles.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

ShopNow.com currently has instruments sensitive to market risk relating to exposure to changing interest rates and market prices. ShopNow.com does not enter into financial instruments for trading or speculative purposes and does not currently utilize derivative financial instruments. Its operations are conducted primarily in the United States and as such are not subject to material foreign currency exchange rate risk.

The fair value of ShopNow.com's investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of the major portion of its investment portfolio. All the potential changes noted above are based on sensitivity analysis performed on ShopNow.com's balances as of December 31, 1999.

                            BUSINESS OF UBARTER.COM

OVERVIEW

Ubarter.com provides business-to-business barter services for retail, professional, media and other corporate members. Currently, Ubarter.com offers services primarily through its offices in Seattle, Washington, and Toronto, Ontario. Ubarter.com has developed a technologically advanced business-to-business barter system which includes an Internet web site at http://www.ubarter.com, to provide its members an e-commerce solution to barter over the Internet. With the launch of its web site in September 1999, Ubarter.com is developing a web-based barter community in which buyers and sellers are brought together in an efficient and convenient manner. Ubarter.com believes a Web-based barter community will offer the opportunity to significantly expand the number of members and products and services offered through its barter system.


Ubarter.com's revenue is derived primarily from transaction fees. Ubarter.com charges a cash transaction fee to both the seller and buyer in each barter transaction. Ubarter.com currently has approximately 5,900 members who offer products and services.


Ubarter.com manages a private barter currency, "Ubarter Dollars," to enable its members to sell their products or services to other members for Ubarter Dollars. In turn, these members use their Ubarter Dollars to purchase products and services for which they would otherwise spend cash. Ubarter.com markets products and services offered by its members on the Ubarter.com web site and via e-mails, faxes, trade strategists and other means. Sales are generally conducted by members directly with other members, but can be facilitated by Ubarter.com's trade strategists. Generally, sales are made at or near prevailing retail prices.

By using Ubarter.com's services, businesses have the potential to increase sales and market share, decrease cash expenditures, reduce surplus inventory, take advantage of underutilized capacity and increase cash flow. Barter is especially useful to businesses where the variable costs of products or services are low such as hospitality and professional businesses.

Ubarter.com engages in barter to pay for some of its operating costs, such as printing, advertising and employee incentives. Ubarter.com also occasionally engages in consignment and sells acquired merchandise to other members for Ubarter Dollars. For example, Ubarter.com acquires merchandise for its own account and then remarkets and trades the merchandise to other members for Ubarter Dollars. Typically, Ubarter.com does this to establish or maintain member relationships, to take advantage of favorable opportunities and to facilitate and enhance its barter business for members.

Through Ubarter.com's data processing system, it acts as a third party record keeper of member barter transactions and account balances. When members make barter purchases and sales, Ubarter.com debits Ubarter Dollars from the buyer's account and credits the seller's account. Members receive a monthly account statement showing all activity for the period. Ubarter.com also provides a direct payment system by charging its members' credit cards or through automatic withdrawals from their bank accounts. Ubarter.com encourages members to use the direct payment system by offering lower transaction fees if they elect direct payment.

Ubarter Dollars are based on the U.S. dollar in the United States and the Canadian dollar in Canada. Ubarter.com will expand this "currency conversion" to other countries as it moves into other markets. Ubarter.com uses the Ubarter Dollar as an accounting unit to record the value of transactions as established by the parties to the transactions. Ubarter.com does not redeem Ubarter Dollars for cash.

Ubarter.com was incorporated in Nevada in September 1996 under the name International Barter Corp. for the purpose of assuming the operations of Cascade Trade Association, a Seattle-based trade exchange, in Nevada. Cascade Trade, founded in 1983 by Steven White, Ubarter.com's President and Chief Executive Officer, had approximately 500 members in the Seattle area at the time of the acquisition. In March 1999, Ubarter.com acquired all of the outstanding stock of BBE, a large trade exchange in Canada. In April 1999, International Barter Corp.'s name was changed to Ubarter.com Inc. to reflect its change to an Internet-based business model.

BUSINESS STRATEGY

Ubarter.com's goal is to be the leading online hub for business-to-business barter transactions. Ubarter.com seeks to accomplish this goal by expanding the range and availability of products and services offered through Ubarter.com, by increasing the number of its members, by expanding geographically, by offering an efficient and easy-to-use e-commerce barter site for members, and by focusing on customer service.

DEVELOP TECHNOLOGICALLY ADVANCED MULTICHANNEL BARTER SYSTEM, INCLUDING AN ONLINE BARTER SYSTEM. Ubarter.com is in the process of further developing front- and back-end technology systems to enhance its technologically advanced barter system. Ubarter.com's members are able to execute barter transactions through any of the following three channels:

    - electronically through Ubarter.com's Internet site,

    - by speaking with a trade strategist located at one of Ubarter.com's offices, or

    - directly with another member using a Ubarter.com card.

CREATE STRATEGIC MARKETING ALLIANCES. Ubarter.com has and will pursue strategic marketing alliances in order to obtain access to thousands of businesses that do not engage in bartering and/or may be unaware of the advantages of bartering. Ubarter.com has agreements in place, and intends to enter into more agreements, to create strategic relationships with online and offline companies with numerous business clients to which Ubarter.com will obtain access. Since these types of alliances are critical to the growth of its member base, Ubarter.com is spending significant time and resources developing these opportunities and working to build its brand recognition.

ACQUIRE OR ESTABLISH STRATEGIC RELATIONSHIPS WITH BARTER COMPANIES IN THE BARTER INDUSTRY. Ubarter.com intends to continue expanding its business by acquiring or establishing strategic relationships with other barter exchanges in the United States and Canada. In considering acquisitions of or strategic relationships with barter exchanges Ubarter.com intends to look for candidates with the following attributes:

    - regional presence complimenting Ubarter.com's presence,

    - significant member base offering a wide variety of products and services,

    - sound credit management, and

    - positive cashflow.

These acquisitions and strategic relationships would provide Ubarter.com's with the critical mass of products and services in particular regions and, therefore, would support its online growth plans.

INTERNET SITE

In September 1999, Ubarter.com launched its business-to-business e-commerce site for its barter business. Ubarter.com's web site allows new members to register for membership, all members to post and update product or service offerings and anyone with access to the Internet to browse through its directory of items, 24 hours a day, 7 days a week.


In December 1999, Ubarter.com retained AXC Interactive, a Seattle-based Internet software development and consulting firm, to develop the next phase of the Ubarter.com web site. The next phase will include additional functionality for major applications, such as the membership and trading systems, and back-end enhancements. The next version of the web site is expected to be released in the second half of 2000. The expected cost of this development phase is approximately $1.2 million. Upon execution of the agreement with AXC, Ubarter.com paid AXC $150,000 (consisting of 33,333 shares of Ubarter.com common stock and $50,000 in cash) and later made an additional cash payment of $100,000 in December 1999 as a retainer against the final AXC invoice. In January 2000, ShopNow.com acquired AXC Interactive.

MEMBERS


Ubarter.com currently has approximately 5,900 active members in North America. These members are in businesses such as media and advertising, travel and entertainment, printing, hospitality, professional services, construction and trade services and healthcare.


Ubarter.com's members may engage in barter activity for a number of reasons including their desire to accomplish the following goals:

    - generate new sales, add new channels of distribution and increase market share,

    - decrease cash expenditures,

    - reduce slow moving inventory,

    - exchange unproductive assets and excess capacity for useful products or services,

    - reduce need for financing, and

    - maximize efficiencies.

Ubarter.com's members earn Ubarter Dollars which they are able to spend on products or services offered by other members in any denomination. The following is a representative example of a barter transaction: A dentist needs to have her office remodeled. Through Ubarter.com, she hires a contractor who agrees to perform the remodeling work for $500 in Ubarter Dollars. The dentist has Ubarter Dollars in her account to spend because she had previously provided dental work to the owner of a vacation resort, a restaurant and a lawyer, all members of Ubarter.com, in exchange for Ubarter Dollars. The other members originally acquired Ubarter Dollars by providing services for other Ubarter.com members.

Barter is especially useful to those businesses where the variable costs of products or services are low such as hotels, media and other travel-related businesses. For example, a hotel that has not filled its rooms by the end of the day has lost potential revenue but still has the same overhead associated with owning and maintaining its facility. A radio station or newspaper that has not filled available advertising space has lost the opportunity to generate revenue but still has incurred virtually the same costs. In short, businesses can leverage their low variable cost products and services into more purchasing dollars. For example, America Online Canada, a Ubarter.com member, sells Internet services to new accounts for Ubarter Dollars. Their marginal cost of providing these services is minimal; however, they are able to use the Ubarter Dollars they receive from the sale of Internet service to purchase printing and other promotional materials.

In order to facilitate trading, creditworthy members may be granted Ubarter Dollar lines of credit. Ubarter.com issues the credit lines under its own guidelines. These guidelines include the financial stability of the member and the demand for the member's product or service by other members. Eventually, Ubarter.com intends to process online credit applications and offer immediate lines of credit based on past credit records of the member applying.

SALES, MARKETING AND TRADING

SALES

The primary function of Ubarter.com's sales department is to grow its member base. Ubarter.com uses standardized marketing and support materials, advertising, ongoing training, promotion and support to expand its member base. The sales effort is led by Ubarter.com Account Executives (AE). Ubarter.com had 4 AEs as of December 31, 1999. Ubarter.com anticipates hiring additional AEs in the near future. AEs contact prospective members and strategic partners to market the benefits of barter and participation as a member in Ubarter.com.

MARKETING

Ubarter.com's marketing strategy is to promote its brand and attract buyers and sellers to its barter system. Among other things, Ubarter.com markets the company through online banner ads, promotions and hyperlinks, print advertising, radio spots and e-mail campaigns. To promote its services to members, Ubarter.com markets products and services of existing members on its web site and via e-mails, faxes, trade strategists and other means. In addition, Ubarter.com is actively pursuing strategic affiliations with companies with access to large numbers of potential members. Ubarter.com also has agreements with a number of search engines on the web, such as Yahoo, Excite, America Online and Lycos, for keyword searches using the word "barter."

TRADING

The trading department is responsible for facilitating and maximizing barter transactions between members. Trading and ongoing customer service are handled by Trade Strategists (TS) and Customer Service Representatives (CSR). Ubarter.com has 14 people in the trading department including TSs and CSRs as of December 31, 1999. Certain TSs are assigned to specific industries such as travel or media.

The trading department facilitates trading between members by searching to fulfill member needs or making members aware of products that have become available within the system. Ubarter.com's trading staff takes a proactive approach to marketing products and services. Staff in the trading department have goals set by management relating to trading volume as well as cash collection.

The duties of the TSs and CSRs will change significantly as Ubarter.com's web site gains acceptance by members. TSs and CSRs will focus more on customer service and support and managing key accounts. Members on the Internet will have access to an online directory of products and services and, as needed, will be able to get support from TSs and CSRs.

SYSTEMS AND TECHNOLOGIES

Ubarter.com currently relies on one software vendor to supply the software necessary for the centralized processing of its trade transactions. Ubarter.com uses TradeWorks-Registered Trademark- and TradeWorks
Online-Registered Trademark-, products and services of DWW Software. This vendor also supplies its software as a stand-alone product to other barter exchanges. Ubarter.com believes that software and other materials are generally available for its systems and services and that it could locate replacement software and materials in the event it had to replace products of its vendors.

INDUSTRY OVERVIEW AND COMPETITION

GENERAL

The modern commercial barter industry developed along with the development of an accepted index of valuation for establishing barter credits and debits. The accepted index of valuation in the industry is the "trade dollar." Barter exchanges act as third party record keepers for the exchange of products and services among their members. For every transaction, barter exchanges debit and credit trade dollars to the buyer's and seller's trade account. Members can transact business directly with other members or use the services of a trade strategist who helps match buyers and sellers.

BARTER STATISTICS

The International Reciprocal Trade Association (IRTA), a trade association that prepares annual estimates of commercial bartering in the United States and Canada, estimates that $600 billion of products and services are bartered or traded annually worldwide, $200 billion of which occurs in North America. These figures include products and services that are traded directly between companies or countries as well as those traded through organized trade companies. In 1996, the last year for which IRTA provides statistical information, IRTA estimated that $9 billion of sales in North America were transacted through business-to-business barter companies.

IRTA also estimates that in 1996 approximately 400,000 firms in North America were members of retail trade exchanges and that there were approximately 400 retail trade exchanges in North America and another 200 worldwide. Most of these trade exchanges are smaller companies with several hundred members and several hundred thousand dollars of annual revenues.

Ubarter.com believes the commercial barter industry has significant growth potential and that barter exchanges can capitalize on this growth potential. Because only a relatively small percentage of businesses in the United States and Canada currently use the services of a barter exchange, Ubarter.com believes there are significant growth opportunities for well-positioned barter exchange companies in the commercial barter market.

THE INTERNET

The Internet has emerged as a mass communications and commerce medium enabling millions of people worldwide to share information, create community among individuals with similar interests and conduct business electronically. The Internet Industry Almanac projects that the number of Internet users will grow from approximately 100 million in 1997 to over 300 million by year end 2000. In addition to its emergence as a mass communications medium, the Internet has features and functions that are unavailable in traditional media, which enable online merchants to communicate effectively with customers and advertisers to target users with specific needs and interests. As a result, the Internet has emerged as an attractive medium for electronic commerce as well as for barter.

Along with the overall growth of the Internet, business-to-business usage is also growing rapidly, as businesses are increasingly leveraging the Internet's ability to reach customers globally, deliver personalized content and open new distribution channels. According to Forrester Research, business-to-business electronic commerce is projected to grow from $109 billion in 1999 to $1.3 trillion by 2003.

COMPETITION

Ubarter.com's online bartering business model competes with other business models, including online business-to-consumer or consumer-to-consumer auctions, such as eBay and Yahoo!Auctions; business-to-business auctions/liquidators such as FreeMarkets.com and TradeOut.com; and name your price services such as Priceline.com. In addition, Ubarter.com competes with other barter companies for traditional offline barter business. Ubarter.com expects the competition with competing business models and other barter companies which do business online will continue to intensify in the future.

Certain Internet-based companies with unique purchasing or sales models such as eBay and Priceline.com have significant technical, financial and marketing resources and could be potential competition for Ubarter.com. These companies would be strong competitors if they decided to enter the business-to-business sector and compete with barter companies. Since Ubarter.com members are able to sell their products or services without discounting their regular prices for Ubarter Dollars, Ubarter.com believes the Ubarter.com private currency system may be able to compete favorably with online liquidators or auction sites.

The current barter industry is fragmented with over 400 barter exchanges in North America. Ubarter.com believes ITEX Corporation (ITEX) of Portland, Oregon is the largest barter exchange in North America with over 30,000 members and approximately 120 affiliated broker offices in North America. ITEX's strategy has been to use license or similar arrangements in opening their regional offices as opposed to its strategy of owning and operating all of its regional offices. Other competing barter companies in North America include BarterTrust.com, BarterCard, BarterCorp, Barter Network Inc., Illinois Trade Association, Trade Exchange America and ValueCard. For the most part, these companies are regional barter companies which have not experienced significant growth in recent years. Ubarter.com is aware of two exchanges that have attempted international expansion, ITEX and Business Exchange International Corp. (BXI). In July 1998, ITEX acquired BXI.

Ubarter.com believes it competes primarily on the basis of service, including the number of available products and services and the liquidity of Ubarter Dollars. Ubarter.com also competes on price to a lesser extent. Some of the existing competitors in the barter industry are larger or have greater financial resources than Ubarter.com. Ubarter.com expects to encounter competition in its efforts to expand its barter business and to acquire desirable independent trade exchanges. Similarly, Ubarter.com expects to encounter competition in its efforts to develop Ubarter.com into a premier online e-commerce barter web site. Ubarter.com expects competition to increase in the future, as there are no substantial barriers to initial entry. Ubarter.com believes, though, that the more market penetration it achieves, the higher the barrier to entry will become for others contemplating a similar system.

Ubarter.com believes there are only a few companies that have attempted to establish an online trade exchange, including companies such as Bartertrust.com, Bigvine.com and BarterExpress.com. Also, ITEX has a service that it has made available only to its members on the Internet called "ITEX Online." Ubarter.com believes a major shortcoming of these online barter exchanges has been their inability to develop the critical mass of product or services offerings to have significant sales or purchases made on their sites. Ubarter.com believes it may have an advantage over these companies, since Ubarter.com launched its online exchange with over 3,500 members.

Customer demands for wider availability of products and services, stronger customer service, better computer servicing technology and the emergence of the Internet as a medium for communication and business have resulted in a more competitive industry. Ubarter.com believes the introduction of a global barter marketplace on the Internet will encourage new members to incorporate barter into their business plans. Ubarter.com believes that in order to capture greater market share, barter companies will need to expand into larger regional or national organizations that possess the ability to offer a wider selection of products and services, service a more diverse and dispersed clientele and have greater access to growth capital.

REGULATORY

The barter industry is not currently subject to direct regulation by any U.S. or Canadian government agency, other than regulations generally applicable to businesses. Certain tax regulations require U.S. barter exchanges to report to the Internal Revenue Service the totals of the barter sales of their members on an annual basis, since trade dollars received are taxable in the year received. Similarly, there are currently few laws or regulations that directly apply to access to, or commerce on, the Internet. It is possible that governing bodies may adopt a number of laws and regulations governing such issues as user privacy on the Internet and the pricing, characteristics and quality of products and services offered over the Internet. It is also possible that government authorities will adopt sales or other taxes involving Internet business.

PROPRIETARY RIGHTS

Ubarter.com relies on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure and confidentiality agreements to protect its proprietary rights and software products. Much of Ubarter.com's proprietary information may not be patentable. Ubarter.com does not have any patents. Ubarter.com also relies on certain technology that it licenses from third parties, including software Ubarter.com uses to perform key functions in delivering its services.

Ubarter.com has registered the Internet domain name "ubarter.com" and other related domain names and intends to file trademark applications for the word "a-commerce" (alternative commerce), "Quick Sale," "Ubarter Dollars" and "Udollars." Ubarter.com also has federal service mark applications pending for "Ubarter.com."

RESEARCH AND DEVELOPMENT


During the year ended March 31, 1999, Ubarter.com incurred product development expenses of $216,300, primarily related to compensation for product development staff and payments to outside contractors related to web site development. During the year ended March 31, 1998, Ubarter.com incurred product development expenses of $29,900, primarily related to web site development. Ubarter.com expects to spend approximately $750,000 in product development costs in fiscal 2000 as the web site is further developed.


EMPLOYEES

At December 31, 1999, Ubarter.com had 45 full-time employees. From time to time, Ubarter.com may employ independent consultants or contractors to support its research and development, marketing, sales and support and administrative organizations. No collective bargaining units represent its employees. Ubarter.com believes its relations with its employees are good.

LEGAL MATTERS



In December 1999, Ubarter.com received a letter asserting claims from a party with whom Ubarter.com had previously worked in connection with certain financing alternatives considered by Ubarter.com. No such financings were ever concluded. The parties formally mediated the issues in early 2000 but could not reach agreement. In March 2000, the party filed a demand with the American Arbitration Association for binding arbitration of the dispute. It demanded an award of 300,000 shares of common stock, damages of $1,350,000 for the alleged breach of the agreement of the parties, an undeclared amount for alleged incidental and consequential damages and the costs and expenses of the arbitration including its attorney's fees. Ubarter.com responded to the arbitration demand and denied liability on all claims.



In March 2000, a former officer of Ubarter.com asserted claims resulting from the termination of his employment. The claim is based on an employment agreement dated March 1999. The former officer has alleged he was terminated as a result of a change of control arising out of an agreement with ShopNow.com and accordingly is entitled to a payout pursuant to the employment agreement. The former officer seeks damages in the amount of $500,000 and full vesting of stock options among other matters. Ubarter.com believes the allegations made against it are without merit. Ubarter.com intends to vigorously defend itself against the allegations being made.

                           MANAGEMENT OF UBARTER.COM

DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information as of March 6, 2000 concerning Ubarter.com directors and executive officers.

--------------------------------------------------------------------------------------------------
NAME                                       AGE      POSITION
---------------------------------------  --------   ----------------------------------------------
Steven M. White........................  41         Chief Executive Officer, President, Director
                                                    and Chairman of the Board
Richard L. Mayer.......................  60         Vice President, Chief Credit Officer,
                                                    Secretary
Alan N. Zimmelman......................  55         Vice President
Kevin R. Andersen......................  48         Chief Financial Officer
Eric T. Best...........................  28         Director
John A. Wade...........................  37         Director

Following is a discussion of the business background of each of Ubarter.com's directors and executive officers.

STEVEN M. WHITE has been a member of the Board of Directors and has served as President and Chief Executive Officer since September 1996. From July 1983 until its acquisition by Ubarter.com in November of 1996, Mr. White served as President of Cascade Trade Association, a private company involved in the barter business. He has over nineteen years' experience in sales and management, including over fifteen years affiliated with companies involved in the barter business. He served as Chairman of the Board of Directors of the National Association of Trade Exchanges for the 1999-2000 term and served as its President for the 1998-1999 term. See "Certain Relationships and Related Transactions--Merger with Cascade Trade Association."

RICHARD L. MAYER joined Ubarter.com as a Vice President in November 1996 and was appointed Corporate Secretary in November 1998 and Chief Credit Officer in
March 1999. From November 1995 until its merger with Ubarter.com, he was Vice President of Marketing for Cascade Trade Association, a private company involved in the barter business. He has over thirty years' experience in sales and management, including over six years affiliated with companies involved in the barter business. Mr. Mayer was a member of the Board of Directors from September 1996 to September 1999. From April 1989 to November 1995, he was the owner of Money Mailer of the Sound, a private company involved in direct mail. From 1960 until 1989, he was employed by General Electric Capital Corp.

ALAN N. ZIMMELMAN joined Ubarter.com as its Vice President of Operations in November 1997. Mr. Zimmelman was a member of the Board of Directors from November 1997 to September 1999. From November 1987 to August 1996, he was President of BXI West Los Angeles, a private company involved in the barter business. He has over 26 years' experience in sales and management, including over ten years affiliated with companies involved in the barter business, 12 years affiliated with companies in the hotel industry and five years affiliated with companies in hospital administration.

KEVIN R. ANDERSEN has served as Chief Financial Officer since joining Ubarter.com in August 1998. Mr. Andersen has been a partner with the firm of Andersen Andersen & Strong L.C. since 1990. He was formerly with the national accounting firm of Laventhol & Horwath where he served in the Las Vegas, Nevada office and in the firm's national tax office in Washington, D.C. Mr. Andersen was on the Laventhol & Horwath Teaching Faculty and has been a Professor of Taxation at the Washington College of Law. Mr. Andersen received a B.S. degree in Accounting from the University of Utah in 1977, a Master of Accountancy (Taxation) from UNLV in 1988, and has been a CPA since 1980.

ERIC T. BEST was elected as a director on September 30, 1999. Mr. Best has served as Group Category Manager for Amazon.com since October 1999, and manages all aspects of Amazon.com's Auctions and zShops for a selected group of vertical markets. Mr. Best was co-founder and Chief Officer Sales & Marketing of MindCorps, Inc., a company specializing in enterprise-scale Internet projects from October 1996 to September 1999. MindCorps provided development services for Ubarter.com's web site, www.ubarter.com until MindCorps' acquisition by Amazon.com.

Mr. Best was a Professional Consultant to Microsoft in Internet development, business operations and marketing for The Microsoft Network from June 1995 to October 1996. Prior to that, Mr. Best served as Technical Advisor, Rural Telemedicine Network at the University of Washington School of Medicine from June 1994 to June 1995.

JOHN A. WADE was elected as a director on September 30, 1999. Mr. Wade is currently Secretary, Vice President, Finance and Chief Financial Officer for FreeShop.com. FreeShop.com is a leading provider of direct marketing services on the Internet. Prior to joining FreeShop.com in May 1998, Mr. Wade served six years as the Chief Financial Officer/Chief Operating Officer for Buzz Oates Enterprises, a real estate development company. Prior to that, Mr. Wade served as the controller for A&A Properties, an asset management corporation, the controller for Labels West, a manufacturing concern, and as an auditor and taxation specialist at McGladrey and Pullen, an international accounting firm.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

Ubarter.com employs several administrative, technical, sales and support personnel who perform various day-to-day tasks and conduct operations. In addition, Ubarter.com from time to time uses consultants or consulting firms to assist it in developing its business plan and operations. The following individuals are significant employees or consultants of Ubarter.com.


LIAD Y. MEIDAR, 25, is President of Astra Ventures LLC and since October 1998 has performed the duties of Ubarter.com's Vice President, Strategic Development. Ubarter.com retained Astra Ventures in October 1998 to advise the Chief Executive Officer and Board of Directors on corporate planning, mergers and acquisitions. From July 1997 to September 1998, Mr. Meidar was an investment banker in the Financial Sponsors Group at BT Alex. Brown Incorporated where he served financial sponsor members in transactions involving high yield debt issuances, senior debt underwriting and syndication and international acquisitions. Mr. Meidar received a B.A. degree in Economics from Princeton University in June 1997. See the section entitled "Certain Ubarter.com Transactions--Relationship with Liad Meidar" on page 116.


DAN C. SCHNEIDER, 46, has served as Chief Technology Officer since joining Ubarter.com in August 1998. From 1985 to 1998, he worked at Darigold Inc. as manager of its PC-related activities. He was responsible for the deployment of UNIX-based, DOS-based, and Windows-based systems and networks, and managed hardware and software support. In 1997, he developed the corporate web site for Darigold, and established a password-protected database allowing milk producers to check daily quality control testing data. Mr. Schneider received a B.A. degree in Business Administration from Central Washington University in 1977.

          UBARTER.COM EXECUTIVE COMPENSATION AND EMPLOYMENT CONTRACTS

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid to or earned by Ubarter.com's President and Chief Executive Officer. None of Ubarter.com's executive officers received total annual salary, bonus and other compensation in excess of $100,000 in the fiscal year ended March 31, 1999.

                           SUMMARY COMPENSATION TABLE


                                                            -------------------------------------------
                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                  ANNUAL          ---------------------
                                                               COMPENSATION                  SECURITIES
                                                            -------------------              UNDERLYING
NAME AND PRINCIPAL POSITION                                     YEAR     SALARY      BONUS      OPTIONS
---------------------------                                 --------   --------   --------   ----------
Steven M. White,..........................................    1999     $85,000         --
President and CEO                                             1998     $75,000         --       45,000


EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

STEVEN M. WHITE.  Pursuant to an Employment Agreement effective as of
November 24, 1998, Ubarter.com employs Steven White as President and Chief Executive Officer. His term of employment commenced on December 1, 1998 and continues for a period of three years. Mr. White's salary is $85,000 per annum, which may be increased annually at the discretion of the Board of Directors.


RICHARD L. MAYER.  Pursuant to an Employment Agreement effective as of
November 24, 1998, Ubarter.com employs Richard Mayer as Vice President and Chief Credit Officer. His term of employment commenced on December 1, 1998, and continues for a period of three years. Mr. Mayer's initial salary is $60,000 per annum, which may be increased annually at the discretion of the Board of Directors.


ALAN N. ZIMMELMAN. Pursuant to an Employment Agreement effective as of November 24, 1998, Ubarter.com employs Alan Zimmelman as a Vice President. His term of employment commenced on December 1, 1998, and continues for a period of three years. Mr. Zimmelman's initial salary is $50,000 per annum, which may be increased annually at the discretion of the Board of Directors.

KEVIN R. ANDERSEN.  Pursuant to an Employment Agreement effective as of
August 1, 1998, Ubarter.com employs Kevin Andersen on a part-time basis as Chief Financial Officer. His term of employment commenced on August 1, 1998, and continues for a period of three years. Mr. Andersen's base salary is $75,000 per annum, which may be increased on a temporary basis for additional project-related accounting duties, or increased annually at the discretion of the Board of Directors.

Each of the agreements for Messrs. White, Zimmelman, Mayer and Andersen entitle them to receive options to purchase 40,000 shares of common stock for each year of employment, which will vest 50% on the first anniversary of the date of grant, 75% on the date which is 18 months from the grant date and be fully vested on the second anniversary of the grant date. Mr. Andersen's initial grant of 40,000 options were fully vested as of their date of grant. All agreements contain a change of control provision in the event of a merger, acquisition of Ubarter.com or sale of substantially all of Ubarter.com's assets. Upon the change of control event the agreements provide that in addition to any individuals will receive additional payments as follows: $150,000 each for Messrs. White, Mayer and Zimmelman, and $50,000 for Mr. Andersen.

STOCK OPTIONS

The following tables summarize option grants made by Ubarter.com to its Chief Executive Officer during the fiscal year ended March 31, 1999, and the value of options granted during fiscal 1999 and held by such person at March 31, 1999. No stock options were exercised during fiscal 1999.

               OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 1999


                            -----------------------------------------------------------------------------------------------------
                                                                                                          POTENTIAL REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                                                                                             ANNUAL RATES OF
                                  NUMBER OF     PERCENT OF TOTAL                                        STOCK PRICE APPRECIATION
                                 SECURITIES   OPTIONS GRANTED TO                                             FOR OPTION TERM
                                 UNDERLYING         EMPLOYEES IN   EXERCISE OR BASE                     -------------------------
NAME                        OPTIONS GRANTED     FISCAL YEAR 1998    PRICE ($/SHARE)   EXPIRATION DATE            5%           10%
----                        ---------------   ------------------   ----------------   ---------------   -----------   -----------
Steven M. White, President
  and CEO.................        45,000(1)               14.4%            $0.8125      June 1, 2003    $    92,300   $   111,180


------------------------------

(1) The options become fully vested upon completion of the merger, which has been assumed in the above calculation.

              AGGREGATED OPTION EXERCISES DURING FISCAL YEAR ENDED
             MARCH 31, 1999 AND VALUE OF OPTIONS AT MARCH 31, 1999

                               -----------------------------------------------------------------------------------
                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING              VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS
                                    SHARES                     MARCH 31, 1999(1)         AT MARCH 31, 1999(1)(2)
                               ACQUIRED ON         VALUE   --------------------------   --------------------------
NAME                              EXERCISE      REALIZED   EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------   -----------   -----------   ------------   -----------   ------------
Steven M. White..............           --            --            --         45,000            --   $     75,960

------------------------

(1) Ubarter.com will accelerate the vesting of all outstanding options, including Mr. White's options, prior to the effective time of the merger.


(2) "Value" has been determined based upon the difference between the per share exercise price ($0.8125) and the market value ($2.50 per share) of the Common Stock at March 31, 1999. Based on a price of $1.625 per share on May 3, 2000 (the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus), the "Value" would be approximately $36,563.


LIMITATION OF LIABILITY

Ubarter.com's bylaws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising because such person is or was an agent of the Company. Ubarter.com's bylaws also allow it, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising because such person is or was an agent of the Company.

Ubarter.com's Articles of Incorporation limit or eliminate the personal liability of officers and directors for damages resulting from breaches of their fiduciary duty, except for damages resulting from acts or omissions that involve intentional misconduct, fraud, a knowing violation of the law or the payment of dividends in violation of the Nevada Revised Statutes.

Ubarter.com's four executive officers have entered into employment agreements which provide that, in addition to all other rights of indemnification they may have as officers of the Company, Ubarter.com will indemnify them for all reasonable expenses and liabilities of any type or nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they may be a party by reason of, or in connection with their positions as Ubarter.com's officers. Ubarter.com has also indemnified these officers against all amounts they might pay in settlement of these legal proceedings provided that independent legal counsel selected by it approve the settlement. Ubarter.com has not, however, indemnified these officers for expenses relating to matters for which they are adjudged to be liable for willful misconduct.

Ubarter.com maintains director and officer liability insurance with an aggregate coverage amount of $1,000,000.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, Ubarter.com has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                        CERTAIN UBARTER.COM TRANSACTIONS

CASCADE TRADE ASSOCIATION OPERATIONS

Prior to the November 1996 transfer of Cascade Trade Association's business to Ubarter.com, Steven White and Richard Mayer were executive officers of Cascade Trade Association. In November 1996, Mr. White and Mr. Mayer were appointed directors of Ubarter.com and Mr. White was appointed an officer. Mr. White was the principal shareholder of Cascade Trade Association. In connection with such transaction, Mr. White was issued 1,800,000 shares of common stock of Ubarter.com.

RELATIONSHIP WITH LIAD MEIDAR

Ubarter.com has entered into a consulting agreement with Astra Ventures LLC, of which Liad Meidar is president and owner. Astra Ventures has agreed to serve as Ubarter.com's advisor through December 31, 2001, focusing on potential acquisitions, strategic planning and business development. As a part of the consulting arrangement with Astra Ventures, Mr. Meidar acts as Ubarter.com's Vice President, Strategic Development. For their services, Astra Ventures will receive cash compensation of $100,000 per year and an aggregate total of 630,000 stock options on a fully diluted basis. All such options were fully vested as of their date of grant and terminate on October 1, 2003. Of these options, 50,000 are exercisable at the price of $4.00; 40,000 at $6.00; 60,000 at $8.00; 80,000 at $10.00; 160,000 at $12.00; and 240,000 at $14.00. If Ubarter.com consummates a merger or acquisition transaction during the term of the agreement or within one year thereafter, Astra Ventures will receive a fee equal to 3% of the consideration paid by Ubarter.com, payable in cash or, at Astra Ventures' option, in shares of Ubarter.com common stock valued at fair market value. In connection with Ubarter.com's acquisition of Barter Business Exchange Inc. in March 1999, Astra Ventures elected to receive options to purchase 40,000 shares of Ubarter.com common stock at an exercise price of $2.75 per share in lieu of cash compensation. These options become 50% vested on March 2, 2000, 75% vested on September 2, 2000 and fully vested on March 2, 2001. The options expire upon the earlier of (i) March 2, 2004 or (ii) in the event the consulting agreement with Astra Ventures is terminated or not renewed, on the expiration of 90 days from the date of termination of such agreement.

In December 1999, Ubarter.com issued a $100,000 8% convertible promissory note to Momentous Inc. Pension and Trust, which is owned by Mr. Meidar's father. Momentous had the right to convert the note into a future round of financing completed by Ubarter.com prior to repayment or conversion or the note, upon the same terms and conditions as other investors participating in such financings. If the Note was not repaid by March 1, 2000, Momentous had the option to convert the note into shares of Ubarter.com common stock equal to the lower of $1.50 per share or 50% of the average closing price of the common stock on the ten days prior to March 1, 2000. Ubarter.com repaid the note, in full, on February 29, 2000.

RELATIONSHIP WITH NEW HORIZONS L.P.

New Horizons L.P. is one of Ubarter.com's significant stockholders. The general partner of New Horizons LP is Sors Inc., which is managed by Joseph MacDonald. The spouse of Mr. MacDonald, Mary Martin, entered into a consulting agreement with Ubarter.com in August 1998. In exchange for investor relations and consulting services rendered and for reimbursement of expenses, Ubarter.com paid Ms. Martin $2,000 per month and granted her 40,000 options, which were fully vested as of their grant date, and are exercisable at $.8125 per share. The agreement was terminated in April 1999.

In July 1998, New Horizons L.P. purchased 400,000 units, consisting of one share of common stock and one warrant, offered by Ubarter.com in a private placement for $1.25 per unit. The warrants entitle New Horizons, L.P. to purchase 400,000 shares of common stock at a price of $1.50 per share.

LOANS WITH CERTAIN PERSONS

In July and August 1999, Steve White, Alan Zimmelman and New Horizons, L.P. made non-interest bearing loans to Ubarter.com. All of the loans were repaid, in full, on September 1, 1999. Mr. White's loan was in the amount of approximately $131,000. Mr. Zimmelman's loan was in the amount of approximately $18,300. New Horizon's loan was in the amount of approximately $16,300.

                   SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                    MANAGEMENT AND DIRECTORS OF UBARTER.COM

The following table provides information concerning the beneficial ownership of the Ubarter.com common stock as of March 31, 2000, the record date, for the following:

    - each person or entity who is known by Ubarter.com to beneficially own more than 5% of the outstanding shares of Ubarter.com common stock;

    - each of Ubarter.com's current directors;

    - Ubarter.com's chief executive officer and its four other executive officers; and

    - all of Ubarter.com's directors and executive officers as a group.


This table includes percentage ownership data reflecting ownership both before and after consummation of the merger with ShopNow.com. The pre-merger percentage ownership is based on 6,077,253 shares of Ubarter.com common stock outstanding as of the record date. The post-merger percentage ownership includes 2,593,876 shares of ShopNow.com common stock which is the maximum number of shares that could be issued to Ubarter.com stockholders in the merger. All shares subject to options exercisable within 60 days after March 31, 2000 are deemed to be beneficially owned by the person or entity holding that option and to be outstanding solely for calculating that person's or entity's percentage ownership.


Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


                                  ---------------------------------------------------------------------------------------
                                                PRE-MERGER                                   POST-MERGER
                                  ---------------------------------------   ---------------------------------------------
                                    NUMBER OF SHARES           PERCENT OF     NUMBER OF SHARES OF              PERCENT OF
                                      OF UBARTER.COM          UBARTER.COM             SHOPNOW.COM             SHOPNOW.COM
NAME AND ADDRESS OF BENEFICIAL          COMMON STOCK         COMMON STOCK            COMMON STOCK            COMMON STOCK
OWNER                             BENEFICIALLY OWNED   BENEFICIALLY OWNED   BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED(2)
------------------------------    ------------------   ------------------   ---------------------   ---------------------
PRINCIPAL STOCKHOLDERS
Steven M. White(3)..............          1,371,646                 22.4%                502,022                       *
ShopNow.com Inc.(4).............          1,337,896                   22%                489,670                       *
New Horizons LP(5)..............          1,121,100                 17.3%                410,323                       *
Astra Ventures LLC(6)...........            651,500                 10.6%                238,449                       *

DIRECTORS
Eric T. Best(7).................                 --                   --                      --                      --
John A. Wade(7)(8)..............              2,250                    *                     824                       *

EXECUTIVE OFFICERS
Kevin Andersen(9)...............             40,000                    *                  14,640                       *
Richard L. Mayer(10)............             47,750                    *                  17,477                       *
Steven M. White(3)..............          1,371,646                 22.4%                502,022                       *
Alan N. Zimmelman(11)...........             60,650                    *                  22,198                       *
All directors and officers as
  group(12).....................          1,522,296                 24.5%                557,160                    1.03%


------------------------

   * Less than one percent.


(1) Assumes an exchange ratio of 0.366 share of ShopNow.com common stock for each share of Ubarter.com common stock. The actual exchange ratio could vary significantly from this number. See the section entitled "The Merger -- Merger Consideration; conversion of Ubarter.com common stock" on page 40.



 (2) Based on 51,667,590 shares of ShopNow.com common stock outstanding as of February 20, 2000 and assumes ShopNow.com will issue 2,593,876 shares in connection with the merger.

 (3) The business address of Steven White and all other officers and directors is 2815 2(nd) Ave., Suite 500, Seattle, WA 98121. Includes 33,750 shares issuable pursuant to options that are currently exercisable or exercise within 60 days of March 31, 2000.



 (4) Represents shares issuable upon the exercise of the Call Option which is described in the section entitled "Related Agreements--Call option agreement" on page 52. ShopNow.com disclaims beneficial ownership of such shares. Shopnow.com's address is 411 First Avenue South, Suite 200 North, Seattle, WA 98104.



 (5) Sors Inc., as general partner, is also deemed the beneficial owner of the shares of the common stock owned by New Horizons LP because of its power to vote and dispose of those shares. Includes 400,000 shares that could be acquired through the exercise of outstanding warrants. New Horizons LP's address is 248 West Park Avenue, Long Beach, NY 11561.



 (6) Includes 650,000 shares issuable pursuant to options that are currently exercisable or excising within 60 days of March 31, 2000. Liad Meidar, President and controlling equity owner of Astra Ventures LLC, is also deemed the beneficial owner of the options. See the section entitled "Certain Ubarter.com Transactions--Relationship with Liad Meidar" on page 116. The address of Astra Ventures, LLC is 2440 Western Avenue, Apt 804, Seattle, WA 98121.



 (7) Messrs. Best and Wade were elected as directors. The business addresses of Messrs. Best and Wade are c/o Amazon.com--c/o Pac. Med. Office 3302, PO Box 81226, Seattle WA 98108 and c/o Freeshop.com, 95 So. Jackson Street, Ste. 300, Seattle, WA 98104, respectively.



 (8) Represents 2,250 shares of common stock owned by Mr. Wade's wife, which he is deemed to beneficially own.



 (9) Represents shares issuable pursuant to options that are currently exercisable or exercisable within 60 days if March 31, 2000.



 (10) Includes 33,750 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of March 31, 2000.



 (11) Includes 33,750 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of March 31, 2000.



 (12) Includes 141,250 shares issuable pursuant to options that were currently exercisable or exercisable within 60 days of March 31, 2000.

             UBARTER.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


Ubarter.com provides business-to-business barter services for retail, professional, media and other corporate members primarily through its offices in Seattle, Washington and Toronto, Ontario. It manages a private barter currency, Ubarter Dollars, to enable its members to sell their products or services to other members for Ubarter Dollars. Ubarter.com currently has approximately 5,900 members who offer products and services. In September 1999, Ubarter.com launched the initial phase of its e-commerce solution to barter over the Internet.


Substantially all cash revenues are derived from transaction fees paid in cash by buyers and sellers in a barter transaction. Ubarter.com currently charges a 5% cash fee on both sides (i.e. to both the seller and buyer) of most barter transactions. Ubarter.com has also derived revenues from monthly and set-up fees charged to members. Ubarter.com does not anticipate charging set-up or monthly fees for members doing business over the Internet. Revenues from transaction fees are billed on a monthly basis. Ubarter.com recognizes revenue equal to the cash to be received from its commission earned when the buyer has made an unconditional commitment to pay and the earnings process has been completed by the finalization of a transaction commission. Revenue is recognized for monthly fees after the fees have been earned and collected.

A Ubarter Dollar is an accounting unit used to record the value of transactions as determined by the buying and selling parties in barter transactions. Ubarter Dollars denote the right to receive goods or services available from other members or the obligation to provide products or services to other members. Ubarter Dollars may not be redeemed for cash. When Barter Business
Exchange, Inc. (BBE) was acquired, all of the BBE Trade Dollars were converted to Ubarter Dollars.

Ubarter.com uses the ratio of one Ubarter Dollar to one local currency dollar (currently, United States or Canadian) in measuring and accounting for purchases and sales. This one-to-one ratio is consistent with industry standards. Ubarter.com does not recognize any accounting implications if differences are noted between Ubarter Dollars and the applicable local currency dollar prices that are within reasonable ranges that might exist between prices of similar U.S. dollar or Canadian dollar transactions.

NINE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 1998

Total revenue in the first nine months of fiscal 2000 was $2,670,800 compared with total revenue of $476,400 in the first nine months of fiscal 1999. This was a 560% increase in fiscal 2000 from fiscal 1999. Revenue increased primarily as a result of the acquisition of BBE effective March 1, 1999. Excluding revenues from BBE, revenues decreased in the nine months ended December 31, 1999 compared with the comparable period in 1998 as a result of concentrating a large portion of its financial and labor resources on the development of its business-to-business e-commerce site for barter. Much of the effort, which in prior years focused on increasing transaction fees from barter transactions, was shifted to its web site development and to e-commerce strategic development activities in the first quarter of fiscal 2000.

COSTS AND OPERATING EXPENSES

Cost of revenue consists of the cost of inventories acquired for resale and sold during the period. The cost of revenue for the first nine months of fiscal 2000 was $475,300. These costs were all incurred by BBE. No costs were incurred by Ubarter.com because inventory sales were made on consignment, as described above. In the first nine months of fiscal 1999, the cost of revenue was $68,200.

Other costs and operating expenses (including depreciation) increased to $5,013,900 in the first nine months of fiscal 2000 from $647,100 in the first nine months of fiscal 1999. The increase in operating expenses related primarily to recurring operating expenses incurred by BBE, significant increases in product development and general administrative expenses and an increase in sales and marketing expense in the first six months of fiscal 2000.

Product development expense increased to $598,600 in the first nine months of fiscal 2000 compared with minimal expenses in the first nine months of fiscal 1999. Product development expenses consist primarily of payments to outside contractors related to web site development and, to a lessor extent, of depreciation on equipment used for development and overhead costs. Ubarter.com's policy is to expense product development costs as they are incurred. The increase in the first nine months of fiscal 2000 was primarily attributable to development efforts, including retaining outside consultants related to technologies necessary to support an e-commerce barter site.

General and administrative expenses increased to $4,116,900 in the first nine months of fiscal 2000 from $647,100 in the first nine months of fiscal 1999. This increase was primarily due to recurring operating expenses incurred by BBE, the addition of several key personnel and additional employees hired to work on developing Ubarter.com's web site. In addition, Ubarter.com incurred substantially greater legal and other professional fees, such as accounting and investor/public relations, as a result of its public company status and to assist it in executing its business strategy. Other significant noncash expenses in the first nine months of fiscal 2000 related to the amortization of the cost of goodwill resulting from the acquisition of BBE and amortization of interest expense on the note payable to Alpine Capital Group. Amortization expense of $1,184,000 was recognized during the first nine months of fiscal 2000 from these two items. Goodwill resulting from the acquisition of BBE was estimated by management to be primarily associated with the acquired workforce, infrastructure and technological expertise. As a result of the rapid technological changes occurring in the Internet industry and the intense competition for qualified professionals, goodwill is amortized on a straight-line basis over the estimated life of the benefit of 24 months.

COMPARISON OF FISCAL YEAR ENDED MARCH 31, 1999 TO FISCAL YEAR ENDED MARCH 31,
  1998

REVENUE

Total revenue in fiscal 1999 was $504,500 compared with total revenue of $586,100 in fiscal 1998, a 14% decrease in fiscal 1999 from fiscal 1998. Revenue decreased primarily as a result of Ubarter.com concentrating a large portion of its financial and labor resources on the development of its business-to-business e-commerce barter site. Much of the effort, which in prior years focused on increasing transaction fees from barter transactions, was shifted to web site development and to e-commerce strategic development activities in fiscal 1999.

Corporate trade revenue is included as a separate component of total revenue. Corporate trade revenue consists primarily of sales of inventories Ubarter.com has purchased from trade exchange members. There is typically little or no profit markup on such items. The revenue and corresponding expense for fiscal 1999 and 1998 were $43,900 and $45,500, respectively.

The acquisition of BBE significantly impacted gross revenues in fiscal 2000. For its year ended February 28, 1999, BBE reported gross revenues of $2,732,000.

COSTS AND OPERATING EXPENSES

Costs and operating expenses (including depreciation) increased to $1,345,500 in fiscal 1999 from $556,300 in fiscal 1998. The increase in operating expenses related primarily to significant increases in product development and general administrative expenses and a modest increase in sales and marketing expense in fiscal 1999.

Product development expense increased to $216,300 in fiscal 1999 compared with $29,900 in fiscal 1998. Product development expenses consist primarily of payments to outside contractors related to web site development and, to a lessor extent, of depreciation on equipment used for development and overhead costs. The Company's policy is to expense product development costs as they are incurred. The increase in fiscal 1999 was primarily attributable to development efforts, including retaining outside consultants related to technologies necessary to support an e-commerce barter site.

General and administrative expenses increased to $990,600 in fiscal 1999 from $407,000 in fiscal 1998. This increase was primarily due to the addition of several key personnel and staff in fiscal 1999, including a Chief Financial Officer, Chief Technology Officer and several new staff members in the trading department and additional employees hired to work on developing the web site. In addition, Ubarter.com incurred substantially greater legal and other professional fees, such as accounting and investor/public relations, as a result of its public company status and to assist it in executing its business strategy. Another significant noncash expense in fiscal 1999 related to the recognition of stock-based compensation as a result of issuance of stock options to non-employees and certain issuance costs related to employees. The value of the options at the time of issuance (as estimated by Ubarter.com) totaled $379,000, of which $173,000 was recognized as an operating expense during fiscal 1999. The audited consolidated financial statements contain a material adjustment to the results of operation for the second quarter of fiscal 1999 relating to stock-based compensation as a result of the issuance of stock options to non-employees and certain issuance costs related to employees.

Sales and marketing expense primarily consists of advertising and other promotional costs. Ubarter.com expects sales and marketing expense to increase significantly in fiscal 2000 primarily related to the launch of its web site. At December 31, 1999, Ubarter.com had $135,000 of prepaid advertising which Ubarter.com expects to utilize in the future promotion and marketing of its web site.

COMPARISON OF FISCAL YEAR ENDED MARCH 31, 1998 TO FISCAL YEAR ENDED MARCH 31,
  1997

REVENUE

Total revenue in fiscal 1998 was $684,100 compared with total revenue of $452,700 in fiscal 1997, a 51% increase in fiscal 1998 from fiscal 1997. Revenue increased primarily as a result of Ubarter.com's increased focus on marketing and sales which resulted in bringing additional members into the trading system. Efforts were also focused on increasing transaction fees from barter transactions. Corporate trade revenue, which consists primarily of sales of inventories, also increased during fiscal 1998.

COSTS AND OPERATING EXPENSES

Costs and operating expenses (including depreciation) increased to $654,200 in fiscal 1998 from $513,200 in fiscal 1997. Cost of sales increased from $108,800 in fiscal 1997 to $143,400 in fiscal 1998 due to increased sales of inventories. General and administrative expenses increased to $510,800 in fiscal 1998 from $404,400 in fiscal 1997. This increase was primarily due to the addition of staff in fiscal 1998, increased marketing and advertising costs, and greater legal and other professional fees, such as accounting and investor/public relations, as a result of the public company status and to assist Ubarter.com in executing its business strategy. Product development expense increased to $27,300 in fiscal 1998 compared with no related expense in fiscal 1997. Product development expenses consist primarily of payments to outside contractors related to web site development. Ubarter.com's policy is to expense product development costs as they are incurred.

LIQUIDITY AND CAPITAL RESOURCES

Since its inception in 1996, Ubarter.com has financed its operations primarily from the sale of common stock and warrants and proceeds from the exercise of those warrants.

At December 31, 1999, Ubarter.com had a working capital (deficit) of $2,366,700. Working capital was $1,190,600 at December 31, 1998. The decrease in working capital resulted primarily from a $2,255,000 (deficit) balance of Ubarter Dollars issued in excess of earned that existed on the books of BBE as of August 31, 1999. Excluding the deficit balance of Ubarter Dollars, Ubarter.com had working capital of $145,300 at December 31, 1999.

In accordance with the guidelines established by the International Reciprocal Trade Association, Ubarter.com has the right to borrow from its exchange and spend within its exchange system. Such a practice is commonly used by barter exchanges, worldwide, to cover inventory purchases, capital purchases, operating expenses and to control the supply of trade dollars. Ubarter.com engages in barter to pay for some of its operating costs. Ubarter.com is ultimately obligated to provide products and services to clients to offset any amount of Ubarter Dollars issued in excess of earned. BBE also engaged in barter to pay for some of its operating costs. At December 31, 1999, Ubarter.com had expended $2,221,400 of Ubarter Dollars in excess of the amount of Ubarter Dollars earned by it compared with $18,130 Ubarter Dollars earned in excess of issued at December 31, 1998. Ubarter.com considers the current level manageable.

The cash provided by financing activities was $3,218,300 in the first nine months of fiscal 2000 compared with $1,154,100 in the first nine months of fiscal 1999. Net cash provided by financing activities in the first nine months of 2000 and 1999 resulted primarily from the exercise of warrants and proceeds from notes payable. In August 1999, funds totaling $1,000,000 were loaned to Ubarter.com by Alpine Capital Group, LLC. In December 1999, funds totaling $2,000,000 and $100,000 were loaned to Ubarter.com by ShopNow.com and Momentous Inc. Pension and Trust, respectively. Ubarter.com currently has a $67,000 revolving note payable with a bank. The note payable is subject to annual renewal. There was a balance of $26,000 at December 31, 1999. Borrowings under the note require security deposits of cash and cash equivalents with the bank. Ubarter.com did not have any credit facility in the first nine months of fiscal 1999.

The net cash used by operating activities was $1,543,200 in the first nine months of fiscal 2000 and $368,200 in the first nine months of fiscal 1999. For the nine months ended December 31, 1999, Ubarter.com had a net loss of $3,013,200. The primary adjusting items were $1,433,400 in depreciation and amortization of goodwill and interest, $84,300 in noncash charges for stock issued for services and option grants, and $29,400 net expenditure in Ubarter Dollars. During the first nine months of fiscal 2000, there were decreases in accounts receivable of $17,000, decreases in other assets of $136,300, and increases in accounts payable and other liabilities of $116,200. In
December 1999, Ubarter.com entered into an agreement with ACX Corporation to retain future services with the firm to provide Internet-related software-consulting. Ubarter.com paid $150,000 in cash and issued 33,333 shares of common stock valued at $3.00 per share as a retainer to be applied against future invoices. Total Internet related software-consulting costs of $250,000 have been classified as prepaid expenses. The cash used in operating activities of $368,200 for the nine months ended December 31, 1998, reflected a net loss of $211,900. The increase in cash used in operations was primarily attributable to increased personnel and product development costs in the first nine months of fiscal 2000 compared with the first nine months of fiscal 1999. In the first nine months of fiscal 2000, Ubarter.com used net cash of $272,200 for the acquisition of property, equipment and leaseholds, compared to $27,100 in the first nine months of fiscal 1999.

Ubarter.com maintains its major U.S. cash balances at two financial institutions located in Las Vegas, Nevada and Seattle, Washington and maintains its major Canadian cash balances at one financial institution located in Toronto, Canada. Funds not required for our immediate needs may be invested in certificates of deposit, short-term government obligations, or money market funds.

As of December 31, 1999, Ubarter.com had no material commitments for capital expenditures. Ubarter.com leases its U.S. office facilities in Seattle, Washington and leases its Canadian office facilities in Toronto, Vancouver and Windsor. Future minimum rental commitments as of December 31, 1999 pursuant to these leases are approximately $348,000.

Ubarter.com expects to complete the merger with ShopNow.com in the second quarter of 2000. Ubarter.com believes its existing working capital and cash from financing activities will be sufficient to fund our operating activities through the end of fiscal year 2000. Unless Ubarter.com is successful in raising additional capital, it may not be able to achieve its expansion goals, including further development of its web site. There is no assurance that Ubarter.com will have or be able to access sufficient capital or other resources. Ubarter.com believes that a portion of its short-term capital resources, up to $1,059,000 may be provided through the exercise of outstanding E Warrants. The E Warrants are exercisable at a price of $1.50 and expire in June 2000. The perceived value of these warrants at any given time is related to the market price of Ubarter.com's common stock, which trades over the counter on the OTC Bulletin Board. In addition, Ubarter.com will likely seek to raise additional capital in the near term through additional equity issuances. If Ubarter.com is unable to obtain financing through the exercise of warrants or other means, it may be unable to meet its working capital requirements or implement its short-term plans for expansion. Additionally, under the terms of certain outstanding notes, if Ubarter.com is unable to repay such borrowings, the lenders would have the ability to convert such notes into shares of Ubarter.com's common stock. See
Note 6 to the financial statements.

If Ubarter.com does not complete the proposed merger with ShopNow.com, Inc., it anticipates having to raise additional capital by equity issuance during the next several years, as it expects to grow at rates that will require more funds than will be generated by its operations. Ubarter.com's ability to obtain additional capital may be dependent on market conditions, the national and international economies and other factors outside its control. If adequate funds are not available or are not available at acceptable terms, Ubarter.com's long-term ability to finance its expansion, develop or enhance services or respond to competitive pressures would be significantly limited.

In December 1999, Ubarter.com received a letter from a party with whom Ubarter.com had previously worked in connection with certain financing alternatives considered by Ubarter.com. No such financings were ever concluded. The letter demands reimbursement for out-of-pocket expenses (not to exceed $125,000) incurred by the third party, the issuance of 300,000 shares of Ubarter.com's common stock, and the right to act as exclusive financial advisor in connection with the proposed acquisition of Ubarter.com by ShopNow.com as a result of Ubarter.com's termination of the relationship. Ubarter.com believes the allegations made against it are without merit. Ubarter.com intends to vigorously defend itself against the allegations being made. The parties have agreed to submit the matter to nonbinding mediation in March 2000.

IMPACT OF THE YEAR 2000 COMPUTER PROBLEM

Prior to January 1, 2000, Ubarter.com devoted resources in an effort to ensure that its proprietary software, the third-party software on which Ubarter.com relies, and the underlying systems and protocols did not contain errors associated with Year 2000 date functions. Since January 1, 2000, Ubarter.com has not experienced any disruption as a result of any Year 2000 problems or otherwise.

                       CHANGES IN CERTIFYING ACCOUNTANTS

Andersen Andersen & Strong L.C. audited Ubarter.com's financial statements annually since fiscal 1996. Subsequent to the completion of the 1998 fiscal year audit, Ubarter.com retained a partner of Andersen Andersen & Strong L.C. to serve as its Chief Financial Officer. Because it could no longer serve Ubarter.com as an independent accounting firm for the 1999 fiscal year, the former accounting firm declined to stand for re-election at the 1998 Annual Meeting of Stockholders. During January 1999, Ubarter.com engaged the firm of Moss Adams LLP, as its independent accountants for the fiscal year ended
March 31, 1999.

The reports of Andersen Andersen & Strong L.C. for prior fiscal years have not contained an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                      WHERE YOU CAN FIND MORE INFORMATION

ShopNow.com and Ubarter.com file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by either company at the Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, or at any of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. ShopNow.com's and Ubarter.com's filings with the Commission are also available to the public from commercial document-retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

ShopNow.com filed a registration statement to register the shares of ShopNow.com common stock to be issued to Ubarter.com stockholders pursuant to the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ShopNow.com in addition to being a proxy statement of Ubarter.com for use at its special meeting of stockholders.

ShopNow.com has supplied all information contained in this proxy statement/prospectus relating to ShopNow.com, and Ubarter.com has supplied all information contained in this proxy statement/prospectus relating to Ubarter.com.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND THE MERGER. NEITHER SHOPNOW.COM NOR UBARTER.COM HAS AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED MAY 4, 2000. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHOPNOW.COM COMMON STOCK PURSUANT TO THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


If you have any questions about the merger, please call Robert Benson at Ubarter.com at (206) 239-2728.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions identify forward-looking statements, and any statements regarding the benefits of the merger and ShopNow.com's and Ubarter.com's financial condition, results of operations and business are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, contingencies and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

Factors that may affect such forward-looking statements include:

    - the ability to retain Ubarter.com's key employees after the consummation of the merger;

    - competitive factors in the businesses in which ShopNow.com and Ubarter.com compete;

    - changes in governmental regulation; and

    - overall economic and business conditions.

For a description of some of the factors or uncertainties in Ubarter.com's and ShopNow.com's respective operations and business environment that could cause actual results to differ from those discussed in forward-looking statements, see ShopNow.com's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, other documents ShopNow.com has subsequently filed with the SEC, Ubarter.com's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999 and other documents Ubarter.com has subsequently filed with the SEC.

                                 LEGAL MATTERS

The validity of the ShopNow.com common stock to be issued to Ubarter.com stockholders in the merger will be passed upon by Perkins Coie LLP, Seattle, Washington. It is a condition to the completion of the merger that Ubarter.com receive an opinion from Dorsey & Whitney LLP, and that ShopNow.com receive an opinion from Perkins Coie LLP, with respect to the tax treatment of the merger.

                                    EXPERTS

The audited financial statements for ShopNow.com, Inc. and SpeedyClick, Corp. and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The audited financial statements for WebCentric, Inc. have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

The financial statements of GO Software, Inc. at December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, appearing in the prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements for Ubarter.com for the fiscal year ended
March 31, 1999 have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

The audited financial statements for Ubarter.com for the fiscal years ended March 31, 1998 and 1997 have been audited by Andersen Andersen & Strong L.C., independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.


                             STOCKHOLDER PROPOSALS


Although it is expected that the closing of the merger with ShopNow.com will occur promptly after the special meeting of stockholders, in the event the closing of the merger is delayed and Ubarter.com is required to hold an annual meeting in 2000, it is expected that such annual meeting will be held on or about September 30, 2000. In such event, shareholder proposals for inclusion in the proxy materials for Ubarter.com's annual meeting of stockholders should be submitted to the secretary of Ubarter.com in writing and received at the executive offices of Ubarter.com a reasonable time before Ubarter.com begins to print and mail its proxy materials for the 2000 annual meeting, which printing and mailing date is expected to be on or about August 30, 2000. Such proposals must also have met the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Unaudited Pro Forma Combined Financial Information..........     F-2
  Unaudited Pro Forma Combined Balance Sheet................     F-3
  Unaudited Pro Forma Combined Statement of Operations......     F-4
  Notes to Unaudited Pro Forma Combined Financial
    Statements..............................................     F-5

ShopNow.com Inc.
  Report of Independent Public Accountants..................     F-7
  Consolidated Balance Sheets...............................     F-8
  Consolidated Statements of Operations.....................     F-9
  Consolidated Statements of Comprehensive Loss.............    F-10
  Consolidated Statements of Shareholders' Equity...........    F-11
  Consolidated Statements of Cash Flows.....................    F-13
  Notes to Consolidated Financial Statements................    F-15

Ubarter.com Inc.
  Unaudited Interim Consolidated Balance Sheet..............    F-36
  Unaudited Interim Consolidated Statement of Operations....    F-37
  Unaudited Interim Consolidated Statement of Cash Flows....    F-38
  Notes to Unaudited Interim Consolidated Financial
    Statements..............................................    F-39
  Independent Auditor's Report by Moss Adams, LLP...........    F-43
  Report of Independent Certified Public Accountants by
    Andersen Andersen & Strong, L.C.........................    F-44
  Consolidated Balance Sheet................................    F-45
  Consolidated Statement of Operations......................    F-46
  Consolidated Statement of Stockholders' Equity............    F-47
  Consolidated Statement of Cash Flows......................    F-48
  Notes to Consolidated Financial Statements................    F-49

GO Software, Inc.
  Report of Independent Auditors............................    F-60
  Balance Sheets............................................    F-61
  Statements of Operations..................................    F-62
  Statements of Shareholders' Equity (Deficit)..............    F-63
  Statements of Cash Flows..................................    F-64
  Notes to Financial Statements.............................    F-65

WebCentric, Inc.
  Independent Auditor's Report..............................    F-70
  Balance Sheets............................................    F-71
  Statements of Operations..................................    F-72
  Statements of Shareholders' Equity (Deficit)..............    F-73
  Statements of Cash Flows..................................    F-74
  Notes to Financial Statements.............................    F-75

SpeedyClick, Corp.
  Report of Independent Public Accountants..................    F-79
  Balance Sheets............................................    F-80
  Statements of Operations..................................    F-81
  Statements of Cash Flows..................................    F-82
  Statements of Stockholders' Equity (Deficit)..............    F-83
  Notes to Financial Statements.............................    F-84

                                SHOPNOW.COM INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined balance sheet as of December 31, 1999 gives effect to the proposed acquisition of Ubarter.com Inc. as if this transaction had occurred on December 31, 1999. The unaudited pro forma combined statement of operations for the year ended December 31, 1999 gives effect to the acquisitions of GO Software, Inc., SpeedyClick, Corp., WebCentric, Inc., the proposed acquisition of Ubarter.com Inc. and the disposition of BuySoftware.com as if these transactions had occurred January 1, 1999.

The pro forma combined financial statements are presented for illustrative purposes only and should not be construed to be indicative of the actual combined results of operations as may exist in the future. The pro forma adjustments are based on the cash and common stock consideration exchanged by ShopNow.com Inc. for the fair value of the assets acquired and liabilities assumed.

                                SHOPNOW.COM INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                               ---------------------------------------------------------
                                                                 SHOPNOW.COM   UBARTER.COM
                                                                        INC.          INC.   ADJUSTMENTS(G)        TOTAL
                                                               -------------   -----------   --------------   ----------
Current Assets:
  Cash and cash equivalents.................................   $      10,660   $     1,846   $          --     $ 12,506
  Short-term investments....................................          52,172            --              --       52,172
  Accounts receivable, net..................................           6,591           321              --        6,912
  Unbilled services.........................................           2,102            --              --        2,102
  Prepaid expenses and other................................           5,559           621              --        6,180
                                                               -------------   -----------   -------------     --------
    Total current assets....................................          77,084         2,788              --       79,872

Property and equipment, net.................................          19,385           406              --       19,791

Goodwill and other intangible assets, net...................         128,573         2,150          (2,150)     189,924
                                                                                                    61,351
Investments in marketable equity securities.................          30,884            --              --       30,884

Other assets, net...........................................          18,248           159              --       18,407
                                                               -------------   -----------   -------------     --------
    Total assets............................................   $     274,174   $     5,503   $      59,201     $338,878
                                                               =============   ===========   =============     ========

Current Liabilities:
  Accounts payable..........................................   $       8,330   $        93   $          --     $  8,423
  Accrued liabilities.......................................           8,778           349              --        9,127
  Current portion of notes and leases.......................           8,565         2,492          (2,000)       9,057
  Customer deposits.........................................           2,194            --              --        2,194
  Deferred revenue and trade dollars........................           5,786         2,221              --        8,007
                                                               -------------   -----------   -------------     --------
    Total current liabilities...............................          33,653         5,155          (2,000)      36,808

Notes and leases payable, less current portion..............           5,409           771              --        6,180

Put warrant liability.......................................           1,388            --              --        1,388

Deferred tax liability......................................           4,511            --          16,893       21,404

Shareholders' Equity (Deficit):
  Common stock..............................................         325,502         3,483          40,402      369,387
  Common stock warrants.....................................           8,260            --              --        8,260
  Deferred compensation.....................................          (6,713)           --              --       (6,713)
  Accumulated other comprehensive income....................           7,470            17             (17)       7,470
  Accumulated deficit.......................................        (105,306)       (3,923)          3,923     (105,306)
                                                               -------------   -----------   -------------     --------
    Total shareholders' equity (deficit)....................         229,213          (423)         44,308      273,098
                                                               -------------   -----------   -------------     --------
    Total liabilities and shareholders' equity (deficit)....   $     274,174   $     5,503   $      59,201     $338,878
                                                               =============   ===========   =============     ========

        See notes to unaudited pro forma combined financial statements.

                                SHOPNOW.COM INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                          --------------------------------------------------------------------------------------------------------
                                            (1/1/99 TO     (1/1/99 TO    (1/1/99 TO    (1/1/99 TO
                                              6/15/99)      11/12/99)     12/17/99)     12/31/99)
                            SHOPNOW.COM   GO SOFTWARE,   SPEEDYCLICK,   WEBCENTRIC,   UBARTER.COM     PRO FORMA           COMBINED
                                   INC.           INC.          CORP.          INC.          INC.   ADJUSTMENTS              TOTAL
                          -------------   ------------   ------------   -----------   -----------   -----------         ----------
Revenues................  $      36,955   $        728   $       646    $     1,661   $     2,671   $   (10,073)(c)(e)  $   32,588

Cost of Revenues........         27,329             45            --            626           475       (11,190)(c)         17,285
                          -------------   ------------   -----------    -----------   -----------   -----------         ----------
  Gross profit..........          9,626            683           646          1,035         2,196         1,117             15,303
                          -------------   ------------   -----------    -----------   -----------   -----------         ----------
Operating Expenses:
  Sales and marketing...         55,072            172           914            512           298        (3,036)(c)(e)      53,932
  General and
    administrative......          8,342            514           405            559         4,117           (84)(c)(f)      13,853
  Research and
    development.........          8,885            182           186            405           599           (10)(c)         10,247
  Amortization of
    intangible assets...          8,805             --            --             --            --        52,678 (a)         61,483
  Stock-based
    compensation........          7,216             --            --             --            --            --              7,216
                          -------------   ------------   -----------    -----------   -----------   -----------         ----------
    Total operating
      expenses, net.....         88,320            868         1,505          1,476         5,014        49,548            146,731
                          -------------   ------------   -----------    -----------   -----------   -----------         ----------
Loss from operations....        (78,694)          (185)         (859)          (441)       (2,818)      (48,431)          (131,428)

Nonoperating income
  (expense), net........          2,751             12            (3)           (10)         (195)          (50)(b)          2,505
                          -------------   ------------   -----------    -----------   -----------   -----------         ----------
Loss before provision
  for income taxes......        (75,943)          (173)         (862)          (451)       (3,013)      (48,481)          (128,923)

Provision for income
  taxes.................             --             12            --            151            --          (163)(d)             --
                          -------------   ------------   -----------    -----------   -----------   -----------         ----------
  Net loss..............  $     (75,943)  $       (161)  $      (862)   $      (300)       (3,013)  $   (48,644)        $ (128,923)
                          =============   ============   ===========    ===========   ===========   ===========         ==========
Basic and diluted net
  loss per share (h)....  $       (5.80)                                                                                $    (6.07)
                          =============                                                                                 ==========
Weighted average shares
  outstanding used to
  compute basic and
  diluted net loss per
  share.................     13,095,893                                                                                 21,225,153
                          =============                                                                                 ==========
Basic and diluted pro
  forma net loss per
  share (h).............  $       (2.95)                                                                                $    (3.80)
                          =============                                                                                 ==========
Weighted average shares
  used to compute basic
  and diluted pro forma
  net loss per share....     25,754,882                                                                                 33,884,142
                          =============                                                                                 ==========

        See notes to unaudited pro forma combined financial statements.

                                SHOPNOW.COM INC.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

NOTE 1. BASIS OF PRESENTATION:

The unaudited pro forma combined balance sheet as of December 31, 1999 gives effect to the proposed acquisition of Ubarter.com Inc. as if this transaction had occurred on December 31, 1999. The unaudited pro forma combined statement of operations for the year ended December 31, 1999 gives effect to the acquisitions of GO Software, Inc., SpeedyClick, Corp., and WebCentric, Inc., and the proposed acquisition of Ubarter.com Inc. and the cessation of BuySoftware.com as if these transactions had occurred January 1, 1999.

The pro forma combined financial statements are presented for illustrative purposes only and should not be construed to be indicative of the actual combined results of operations as may exist in the future. The pro forma adjustments are based on the cash and common stock consideration exchanged by ShopNow.com Inc. for the fair value of the assets acquired and liabilities assumed.

NOTE 2. PRO FORMA ADJUSTMENTS:

    (a) To record amortization of intangible assets based on the excess purchase price. As GO Software, Inc., SpeedyClick, Corp. and WebCentric, Inc. were acquired prior to December 31, 1999, amortization is based on the actual purchase price allocations and is computed for the period from January 1, 1999 to the respective dates of acquisition. As the proposed acquisition of Ubarter.com Inc. is to occur after December 31, 1999, amortization is based on the estimated purchase price allocation and is computed for the year ended December 31, 1999. Intangible assets acquired are assumed to have a three-year life.

                                                              -------------------
                                                                       YEAR ENDED
                                                                DECEMBER 31, 1999
DOLLARS IN THOUSANDS                                          -------------------
Five months of GO Software, Inc.............................  $             1,998
Eleven months of SpeedyClick, Corp..........................               16,984
Twelve months of WebCentric, Inc............................               13,248
Twelve months of Ubarter.com Inc............................               20,448
                                                              -------------------
Total pro forma amortization................................  $            52,678
                                                              ===================

    (b) To record five months of interest expense associated with the GO Software, Inc. convertible promissory note of $50,000.

    (c) To eliminate the results of operations of BuySoftware.com. Given the Company's continued involvement in certain retailing activities, the results of BuySoftware.com have been reflected in the historical continuing operations of ShopNow.com Inc. through June 1999. However, the Company believes that it is meaningful to present the disposal as if it had occurred as of January 1, 1999. As BuySoftware.com was run as a separate business segment, the revenues, cost of revenues and operating expenses directly attributable to the business segment were removed.

    (d) To eliminate tax benefits recorded by GO Software, Inc. and WebCentric, Inc., which may not be realized by the Company.

    (e) To eliminate revenues recognized by SpeedyClick, Corp. of $25,000 and WebCentric, Inc. of $125,000 related to cash received from ShopNow.com Inc. for advertising on these companies' web sites. As the pro forma statements of operations are prepared as if the merger had occurred on January 1, 1999, these revenues and the related marketing expense have been eliminated.

                                SHOPNOW.COM INC.
     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

NOTE 2. PRO FORMA ADJUSTMENTS: (CONTINUED)
    (f) To record compensation of SpeedyClick, Corp. executives of $352,000 per employment agreements for the period from January 1, 1999 through November 12, 1999, the date of acquisition. This amount represents compensation above historical levels.

    (g) To record the proposed acquisition of Ubarter.com Inc. for $60.8 million. The acquisition assumes the issuance of 2,250,000 shares of ShopNow.com Inc. common stock valued at $20.00 per share, reduced by certain debt obligations of Ubarter.com Inc. of approximately $1.3 million, to be assumed by ShopNow.com Inc. Also, Ubarter.com Inc.'s historical balance sheet has been adjusted to eliminate Ubarter.com Inc.'s existing goodwill and to eliminate the note payable to/note receivable from Ubarter.com Inc. and ShopNow.com Inc., respectively. Approximately $16.9 million of additional goodwill is also reflected relating to the recognition of deferred tax liabilities assumed by ShopNow.com Inc. as a result of this proposed acquisition. The excess purchase price of this acquisition has been determined as follows:

                                                              ------------
                                                               UBARTER.COM
                                                                      INC.
DOLLARS IN THOUSANDS                                          ------------
Stock consideration issued, reduced by certain
  debt obligations assumed..................................  $     43,884
Additional goodwill resulting from recognition of deferred
  taxes.....................................................        16,894
Net liabilities assumed.....................................           573
                                                              ------------
Excess purchase price.......................................  $     61,351
                                                              ============

    (h) Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period assuming that shares issued for acquisitions were outstanding for the entire period. Pro forma basic and diluted net loss per share is computed based on the weighted average number of shares outstanding, giving effect to both shares issued in acquisitions as if they were outstanding for the entire period and to conversion of convertible preferred stock on an as-if converted basis from the original issuance date.

NOTE 3. RECONCILIATION OF HISTORICAL WEIGHTED AVERAGE SHARES TO PRO FORMA WEIGHTED AVERAGE SHARES:

                                                              --------------
                                                                DECEMBER 31,
                                                                        1999
                                                              --------------
Historical..................................................      13,095,893
GO Software, Inc., January 1, 1999 - June 14, 1999..........         511,076
SpeedyClick, Corp., January 1, 1999 - November 11, 1999.....       3,289,202
WebCentric, Inc., January 1, 1999 - December 16, 1999.......       2,078,982
Ubarter.com Inc., January 1, 1999 - December 31, 1999.......       2,250,000
                                                              --------------
Pro forma...................................................      21,225,153
                                                              ==============

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ShopNow.com Inc.:

We have audited the accompanying consolidated balance sheets of ShopNow.com Inc. (a Washington corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, comprehensive loss, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ShopNow.com Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Seattle, Washington,
January 19, 2000

                                SHOPNOW.COM INC.
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               ---------------------------
                                                                   AS OF DECEMBER 31,
                                                               ---------------------------
                                                                       1998           1999
                                                               ------------   ------------

ASSETS
Current Assets:
  Cash and cash equivalents.................................   $      9,849   $     10,660
  Short-term investments....................................            150         52,172
  Accounts receivable, net of allowance for doubtful
    accounts of $230 in 1998 and $291
    in 1999.................................................          2,266          6,591
  Unbilled services.........................................          1,448          2,102
  Prepaid expenses and other................................            709          5,559
                                                               ------------   ------------
    Total current assets....................................         14,422         77,084
Property and equipment, net.................................          4,185         19,385
Goodwill, net...............................................            515         23,860
Other intangible assets, net................................          3,944        104,713
Investments in marketable equity securities.................             --         30,884
Other assets, net...........................................            717         18,248
                                                               ------------   ------------
    Total assets............................................   $     23,783   $    274,174
                                                               ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................   $      3,551   $      8,330
  Accrued liabilities.......................................          1,132          8,778
  Line of credit............................................            238             --
  Current portion of notes and leases.......................          1,133          8,565
  Customer deposits.........................................          2,155          2,194
  Deferred revenue..........................................            535          5,786
                                                               ------------   ------------
    Total current liabilities...............................          8,744         33,653
Notes and leases payable, less current portion..............          1,837          5,409
Put warrant liability.......................................             --          1,388
Deferred tax liabilities....................................             --          4,511
                                                               ------------   ------------
    Total liabilities.......................................         10,581         44,961
                                                               ------------   ------------
Commitments (Note 11)
Shareholders' Equity:
  Convertible preferred stock, $0.001 par value: Authorized
    shares - 20,000,000 in 1998 and 5,000,000 in 1999;
    issued shares - 12,299,896 in 1998 and none in 1999,
    preference in liquidation of $41,753 in 1998............         35,070             --
  Common stock, $0.001 par value: Authorized
    shares - 200,000,000; issued shares - 4,602,573 in 1998
    and 42,923,035 in 1999..................................          6,559        325,502
  Common stock warrants.....................................          1,866          8,260
  Deferred compensation.....................................           (930)        (6,713)
  Accumulated other comprehensive income....................             --          7,470
  Accumulated deficit.......................................        (29,363)      (105,306)
                                                               ------------   ------------
  Total shareholders' equity................................         13,202        229,213
                                                               ------------   ------------
  Total liabilities and shareholders' equity................   $     23,783   $    274,174
                                                               ============   ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                                SHOPNOW.COM INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                          ------------------------------------------
                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                          ------------------------------------------
                                                                  1997           1998           1999
                                                          ------------   ------------   ------------
Revenues:
  ShopNow marketplace and transaction processing........  $         69   $      4,211   $     25,841
  Merchant services.....................................           535          2,943         11,114
                                                          ------------   ------------   ------------
    Total revenues......................................           604          7,154         36,955
                                                          ------------   ------------   ------------
Cost of Revenues:
  ShopNow marketplace and transaction processing........           159          4,493         20,169
  Merchant services.....................................           356          1,356          7,160
                                                          ------------   ------------   ------------
    Total cost of revenues..............................           515          5,849         27,329
                                                          ------------   ------------   ------------
Gross profit............................................            89          1,305          9,626
                                                          ------------   ------------   ------------
Operating Expenses:
  Sales and marketing...................................         1,201         12,183         55,072
  General and administrative............................           918          3,549          8,342
  Research and development..............................         2,436          4,370          8,885
  Amortization of intangible assets.....................           136            730          8,805
  Stock-based compensation..............................            --            182          7,216
  Unusual item - impairment of acquired technology......            --          5,207             --
                                                          ------------   ------------   ------------
    Total operating expenses............................         4,691         26,221         88,320
                                                          ------------   ------------   ------------
      Loss from operations..............................        (4,602)       (24,916)       (78,694)
                                                          ------------   ------------   ------------
Nonoperating Income (Expense):
  Gain on sale of marketable equity securities..........            --             --          2,878
  Interest income (expense), net........................          (164)           171           (127)
                                                          ------------   ------------   ------------
    Total nonoperating income (expense).................          (164)           171          2,751
                                                          ------------   ------------   ------------
Net loss................................................  $     (4,766)  $    (24,745)  $    (75,943)
                                                          ============   ============   ============
Basic and diluted net loss per share....................  $      (1.83)  $      (7.01)  $      (5.80)
                                                          ============   ============   ============
Weighted average shares outstanding used to compute
  basic and diluted net loss per share..................     2,608,398      3,532,054     13,095,893
                                                          ============   ============   ============
Basic and diluted pro forma net loss per share..........                                $      (2.95)
                                                                                        ============
Weighted average shares outstanding used to compute
  basic and diluted pro forma net loss per share........                                  25,754,882
                                                                                        ============

 The accompanying notes are an integral part of these consolidated statements.

                                SHOPNOW.COM INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                                          ------------------------------------------
                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                          ------------------------------------------
                                                                  1997           1998           1999
                                                          ------------   ------------   ------------
Net loss................................................  $     (4,766)  $    (24,745)  $    (75,943)
Unrealized gain on marketable equity securities.........       --             --               7,470
                                                          ------------   ------------   ------------
Comprehensive loss......................................  $     (4,766)  $    (24,745)  $    (68,473)
                                                          ============   ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                                SHOPNOW.COM INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                    ----------------------------------------------------------------------------------------
                                    CONVERTIBLE PREFERRED
                                            STOCK                 COMMON STOCK          COMMON
                                    ----------------------   ----------------------      STOCK   SUBSCRIPTION       DEFERRED
                                         SHARES     AMOUNT       SHARES      AMOUNT   WARRANTS     RECEIVABLE   COMPENSATION
                                    -----------   --------   ----------   ---------   --------   ------------   ------------
Balances, December 31, 1996.......           --   $     --    1,995,722   $    275    $     --   $        --    $         --
  Net loss January 1, 1997 through
    February 25, 1997.............           --         --           --         --          --            --              --
  Conversion from S Corporation to
    C Corporation.................           --         --           --     (1,252)         --            --              --
  Conversion of shareholder notes
    into Series A preferred
    stock.........................      699,612        350           --         --          --            --              --
  Issuance of Series B preferred
    stock.........................    2,334,079      1,800           --         --          --            --              --
  Issuance of common stock........           --         --      600,000         90          --            --              --
  Repurchase of common stock......           --         --      (10,000)       (10)         --            --              --
  Conversion of shareholder notes
    into Series C preferred
    stock.........................      835,205      1,253           --         --          --            --              --
  Conversion of shareholder notes
    into common stock.............           --         --      177,333         89          --            --              --
  Net loss, February 26, 1997
    through December 31, 1997.....           --         --           --         --          --            --              --
                                    -----------   --------   ----------   --------    --------   -----------    ------------
Balances, December 31, 1997.......    3,868,896      3,403    2,763,055       (808)         --            --              --
  Issuance of Series D preferred
    stock.........................    4,250,000     13,461           --         --         673            --              --
  Common stock, options and
    warrants issued for businesses
    acquired......................           --         --    1,744,692      6,105          --            --              --
  Issuance of Series E preferred
    stock and warrants to acquire
    common stock..................    2,125,000      7,672           --         --         328            --              --
  Issuance of Series F preferred
    stock and warrants to acquire
    common stock..................    2,056,000     10,534           --         --         865            --              --
  Exercise of common stock
    options.......................           --         --       32,499         25          --            --              --
  Issuance of common stock in
    consideration for professional
    services......................           --         --       62,327        125          --            --              --
  Issuance of compensatory stock
    options.......................           --         --           --      1,112          --            --          (1,112)
  Compensation attributable to
    stock options vesting.........           --         --           --         --          --            --             182
  Net loss........................           --         --           --         --          --            --              --
                                    -----------   --------   ----------   --------    --------   -----------    ------------
Balances, December 31, 1998.......   12,299,896     35,070    4,602,573      6,559       1,866            --            (930)

                                    -------------------------------------------
                                      ACCUMULATED
                                            OTHER                         TOTAL
                                    COMPREHENSIVE   ACCUMULATED   SHAREHOLDERS'
                                           INCOME       DEFICIT          EQUITY
                                    -------------   -----------   -------------
Balances, December 31, 1996.......  $          --   $    (1,104)  $       (829)
  Net loss January 1, 1997 through
    February 25, 1997.............             --          (148)          (148)
  Conversion from S Corporation to
    C Corporation.................             --         1,252             --
  Conversion of shareholder notes
    into Series A preferred
    stock.........................             --            --            350
  Issuance of Series B preferred
    stock.........................             --            --          1,800
  Issuance of common stock........             --            --             90
  Repurchase of common stock......             --            --            (10)
  Conversion of shareholder notes
    into Series C preferred
    stock.........................             --            --          1,253
  Conversion of shareholder notes
    into common stock.............             --            --             89
  Net loss, February 26, 1997
    through December 31, 1997.....             --        (4,618)        (4,618)
                                    -------------   -----------   ------------
Balances, December 31, 1997.......             --        (4,618)        (2,023)
  Issuance of Series D preferred
    stock.........................             --            --         14,134
  Common stock, options and
    warrants issued for businesses
    acquired......................             --            --          6,105
  Issuance of Series E preferred
    stock and warrants to acquire
    common stock..................             --            --          8,000
  Issuance of Series F preferred
    stock and warrants to acquire
    common stock..................             --            --         11,399
  Exercise of common stock
    options.......................             --            --             25
  Issuance of common stock in
    consideration for professional
    services......................             --            --            125
  Issuance of compensatory stock
    options.......................             --            --             --
  Compensation attributable to
    stock options vesting.........             --            --            182
  Net loss........................             --       (24,745)       (24,745)
                                    -------------   -----------   ------------
Balances, December 31, 1998.......             --       (29,363)        13,202

                                SHOPNOW.COM INC.

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                    ----------------------------------------------------------------------------------------
                                    CONVERTIBLE PREFERRED
                                            STOCK                 COMMON STOCK          COMMON
                                    ----------------------   ----------------------      STOCK   SUBSCRIPTION       DEFERRED
                                         SHARES     AMOUNT       SHARES      AMOUNT   WARRANTS     RECEIVABLE   COMPENSATION
                                    -----------   --------   ----------   ---------   --------   ------------   ------------
  Issuances of Series F preferred
    stock and warrants to acquire
    common stock..................      280,000   $  1,400           --   $     --    $     --   $        --    $         --
  Issuance of Series G preferred
    stock and warrants to acquire
    common stock..................    5,014,286     33,200           --         --       1,900            --              --
  Issuance of Series H preferred
    stock and warrants to acquire
    common stock..................      333,334      2,840           --         --         160            --              --
  Issuance of Series I preferred
    stock and warrants to acquire
    common stock..................    2,100,000     16,621           --         --       2,188            --              --
  Exercise of Series C preferred
    stock warrants................      161,545        220           --         --          --            --              --
  Preferred stock converted to
    common stock upon closing of
    initial public offering.......  (20,189,061)   (89,351)  20,189,061     89,351          --            --              --
  Common stock issued upon closing
    of initial public offering,
    net of issuance costs.........           --         --    8,337,500     91,084          --            --              --
  Common stock issued for
    businesses acquired...........           --         --    8,039,363    116,345          --            --              --
  Issuance of warrants for loan
    origination fees..............           --         --           --         --         588            --              --
  Issuance of options and warrants
    to marketing partners.........           --         --           --         46       2,041            --              --
  Exercise of common stock
    options.......................           --         --      800,347      1,541          --          (390)             --
  Exercise of common stock
    warrants......................           --         --      576,156        994        (483)           --              --
  Issuance of common stock in
    consideration for professional
    services......................           --         --        7,000          4          --            --              --
  Issuance of common stock in
    consideration for investing
    activities....................           --         --      500,263      7,669          --            --              --
  Repurchase of common stock......           --         --     (129,228)       (46)         --            --              --
  Issuance of compensatory stock
    options.......................           --         --           --     12,345          --            --         (12,183)
  Compensation attributable to
    stock options vesting.........           --         --           --         --          --            --           6,400
  Unrealized gain on
    investments...................           --         --           --         --          --            --              --
  Net loss........................           --         --           --         --          --            --              --
                                    -----------   --------   ----------   --------    --------   -----------    ------------
Balances, December 31, 1999.......           --   $     --   42,923,035   $325,892    $  8,260   $      (390)   $     (6,713)
                                    ===========   ========   ==========   ========    ========   ===========    ============

                                    -------------------------------------------
                                      ACCUMULATED
                                            OTHER                         TOTAL
                                    COMPREHENSIVE   ACCUMULATED   SHAREHOLDERS'
                                           INCOME       DEFICIT          EQUITY
                                    -------------   -----------   -------------
  Issuances of Series F preferred
    stock and warrants to acquire
    common stock..................  $          --   $        --   $      1,400
  Issuance of Series G preferred
    stock and warrants to acquire
    common stock..................             --            --         35,100
  Issuance of Series H preferred
    stock and warrants to acquire
    common stock..................             --            --          3,000
  Issuance of Series I preferred
    stock and warrants to acquire
    common stock..................             --            --         18,809
  Exercise of Series C preferred
    stock warrants................             --            --            220
  Preferred stock converted to
    common stock upon closing of
    initial public offering.......             --            --             --
  Common stock issued upon closing
    of initial public offering,
    net of issuance costs.........             --            --         91,084
  Common stock issued for
    businesses acquired...........             --            --        116,345
  Issuance of warrants for loan
    origination fees..............             --            --            588
  Issuance of options and warrants
    to marketing partners.........             --            --          2,087
  Exercise of common stock
    options.......................             --            --          1,151
  Exercise of common stock
    warrants......................             --            --            511
  Issuance of common stock in
    consideration for professional
    services......................             --            --              4
  Issuance of common stock in
    consideration for investing
    activities....................             --            --          7,669
  Repurchase of common stock......             --            --            (46)
  Issuance of compensatory stock
    options.......................             --            --            162
  Compensation attributable to
    stock options vesting.........             --            --          6,400
  Unrealized gain on
    investments...................          7,470            --          7,470
  Net loss........................             --       (75,943)       (75,943)
                                    -------------   -----------   ------------
Balances, December 31, 1999.......  $       7,470   $  (105,306)  $    229,213
                                    =============   ===========   ============

 The accompanying notes are an integral part of these consolidated statements.

                                SHOPNOW.COM INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                          ------------------------------------------
                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                          ------------------------------------------
                                                                  1997           1998           1999
                                                          ------------   ------------   ------------
Operating Activities:
  Net loss..............................................  $     (4,766)       (24,745)  $    (75,943)
  Adjustments to reconcile net loss to net cash used in
    operating activities -
      Unusual item - impairment of acquired
        technology......................................            --          5,207             --
      Depreciation and amortization.....................           277          1,602         13,180
      Write down of long-term investments...............            34             --             --
      Amortization of deferred compensation.............            --            182          6,562
      Operating expenses paid in stock and warrants.....            --            125          2,041
      Changes in operating assets and liabilities,
        excluding effect of businesses acquired:
        Accounts receivable.............................           (51)         2,107         (3,389)
        Prepaid expenses and other current assets.......          (189)           (77)        (4,640)
        Other assets....................................            --             --         (1,559)
        Unbilled services and customer deposits, net....            --         (3,713)          (615)
        Accounts payable................................           831          2,303          4,453
        Accrued liabilities.............................           417            521          7,222
        Deferred revenue................................            --            535          4,676
                                                          ------------   ------------   ------------
Net cash used in operating activities...................        (3,447)       (15,953)       (48,012)
                                                          ------------   ------------   ------------
Investing Activities:
  Purchases of property and equipment...................          (481)        (2,189)       (13,457)
  Purchase of short-term investments....................            --           (150)      (101,734)
  Sale of short-term investments........................            --             --         49,712
  Sale of marketable equity securities..................            --             --            112
  Investments in equity securities and other assets.....          (943)          (147)        (7,251)
  Acquisition of businesses, net of cash acquired of
    $2,850 in 1998 and $711 in 1999.....................          (250)        (2,851)        (9,387)
                                                          ------------   ------------   ------------
Net cash used in investing activities...................        (1,674)        (5,337)       (82,005)
                                                          ------------   ------------   ------------

                                SHOPNOW.COM INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                 (IN THOUSANDS)

                                                          ------------------------------------------
                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                          ------------------------------------------
                                                                  1997           1998           1999
                                                          ------------   ------------   ------------
Financing Activities:
  Borrowings under bank line of credit..................  $        200   $         38   $      1,000
  Principal payments under bank line of credit..........           (78)            --         (1,238)
  Proceeds from convertible subordinated notes..........         1,253             --             --
  Proceeds from debt obligations........................         2,562          3,700         12,410
  Payments on debt obligations..........................          (242)        (6,034)        (7,544)
  Proceeds from sale of preferred stock and warrants,
    net of issuance costs...............................         1,800         33,034         33,429
  Proceeds from sale of common stock, net of issuance
    costs...............................................            --             25         92,817
  Common stock repurchased..............................           (10)            --            (46)
                                                          ------------   ------------   ------------
Net cash provided by financing activities...............         5,485         30,763        130,828
                                                          ------------   ------------   ------------
Net increase in cash and cash equivalents...............           364          9,473            811
Cash and cash equivalents at beginning of period........            12            376          9,849
                                                          ------------   ------------   ------------
Cash and cash equivalents at end of period..............  $        376   $      9,849   $     10,660
                                                          ============   ============   ============
Supplementary disclosure of cash flow information:
  Cash paid during the period for interest..............  $         11   $        232   $        962
                                                          ============   ============   ============
  Non-cash investing and financing activities:
    Conversion of note payable and convertible
      subordinated debt to preferred stock..............  $      1,603   $        500   $         --
                                                          ============   ============   ============
    Conversion of note payable to common stock..........  $         89   $         --   $         --
                                                          ============   ============   ============
    Preferred stock issued as part of investment in
      marketable equity securities......................            --             --         25,100
                                                          ============   ============   ============
    Common stock, options and warrants issued and
      liabilities
      assumed as part of business and technology
      acquisitions......................................  $         90   $      6,105   $    129,825
                                                          ============   ============   ============
    Assets acquired under capital leases................  $        125   $      2,092   $      4,607
                                                          ============   ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

NOTE 1. ORGANIZATION AND BACKGROUND:

THE COMPANY

ShopNow.com Inc. (the Company), formerly TechWave, Inc., provides an end-to-end solution that enables businesses to engage in e-commerce with other businesses, merchants and shoppers. The Company's end-to-end solution consists of access to online marketplaces combined with a suite of e-commerce enabling products and services, referred to as merchant services. These merchant services include custom application and online store development and design, hosting and maintenance, sales and marketing services and transaction processing. The Company also maintains an online marketplace, referred to as the ShopNow marketplace, which aggregates merchants and shoppers over a distributed network of web sites. In January 2000, the Company launched a business-to-business portal and marketplace, located at b2bNow.com, which is designed to enable businesses to engage in online transactions with other businesses.

In June, 1999 the Company ceased operating its BuySoftware.com business. Given the Company's continued involvement in certain retailing activities over the ShopNow marketplace, the results of BuySoftware.com have been reflected in continuing operations until the date operations ceased, as the disposal did not meet the criteria for discontinued operations under Accounting Principles Board
(APB) No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions".

The Company is subject to the risks and challenges associated with other companies at a similar stage of development, including dependence on key management personnel, successful development and marketing of its products and services, the continued acceptance of the Internet as a medium for electronic commerce, competition from substitute products and services from companies with greater financial, technical management and marketing resources and risks associated with recent acquisitions. Further, during the period required to develop or enhance commercially viable products, services and sources of revenues, the Company may require additional funds that may not be readily available.

INITIAL PUBLIC OFFERING

On October 4, 1999, the Company closed its initial public offering (IPO) of 7,250,000 shares of common stock at $12.00 per share, for proceeds net of underwriters' fees and commissions of $80.9 million. At closing, all of the Company's issued and outstanding shares of convertible preferred stock were converted into shares of common stock on a one-for-one basis. On November 2, 1999, the underwriters of the IPO exercised their over-allotment option and sold an additional 1,087,500 shares at $12.00 per share, for proceeds net of underwriters' fees and commissions of $12.1 million. The combined net proceeds to the Company, less additional offering costs of approximately $1.9 million, were $91.1 million. In addition, a $1 million promissory note in connection with the Company's acquisition of GO Software, Inc. (GO) and a $4 million bridge loan with a financial institution plus accrued interest were repaid.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The Company's consolidated financial statements include 100% of the assets, liabilities and results of operations of all subsidiaries in which the Company has a controlling ownership interest of greater than 50%. Equity investments in which the Company holds less than a 20% ownership interest are recorded at cost and are included in other assets,

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) net in the accompanying consolidated balance sheets. All significant intercompany transactions and balances have been eliminated.

Pro forma basic and diluted net loss per share is computed based on the weighted average number of shares of common stock outstanding giving effect to the conversion of convertible preferred stock outstanding that automatically converted upon completion of the Company's initial public offering (using the if-converted method from the original issuance date) during the fourth quarter of 1999 (See Note 2). Pro forma diluted net loss per share excludes the impact of stock options and warrants as the effect of their inclusion would be antidilutive.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company derives substantially all of its revenues from the ShopNow marketplace and from providing merchant services to businesses.

Revenues from the ShopNow marketplace are generated from advertising and merchandising paid by merchants, leads and orders delivered to merchants, as well as transaction processing and licensing fees. Advertising consists of the sale of impressions on one or more of the Company's network of web sites; merchandising consists of the sale of specific positions or category sponsorships on the sites. These agreements typically have a term of one to four months. Advertising and merchandising revenues are recognized ratably over the term of the applicable agreement. The Company generates transaction processing and licensing fees from its payment processing and fraud prevention products and services. In these cases, the merchant bears the full credit risk and the Company recognizes a transaction fee upon the consummation of the sale. In addition, the Company offers products directly to shoppers over the ShopNow marketplace. In these instances where the Company acts as merchant-of-record, the Company records as revenue the full sales price of the product sold and records the full cost of the product to the Company as cost of revenues, upon shipment of the product. Revenues generated from the Company's BuySoftware.com business are included in ShopNow marketplace and transaction processing revenues in the accompanying consolidated statements of operations through June 1999, at which point management ceased operations of BuySoftware.com.

Revenues from merchant services are generated principally through development fees, hosting fees and sales and marketing services. Merchant services can be purchased as a complete end-to-end suite of services or separately. The Company recognizes revenues from development of custom applications and online stores and marketing projects on a percentage of completion basis over the period of development or the period of the marketing project. These projects generally range from two to five months. Hosting contracts typically have a term of one year, with fees charged on a monthly basis. The Company bears full credit risk with respect to these sales. Anticipated losses on these contracts are recorded when identified. To date, losses have not been significant. Contract costs include all direct labor, material, subcontract and other direct project costs and certain indirect costs related to contract performance. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements that may result in revision to costs and income, are recognized in the period in which the revisions are determined. Unbilled services typically represent amounts earned under the Company's

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) contracts not billed due to timing or contract terms, which usually consider passage of time, achievement of certain milestones or completion of the project. Where billings exceed revenues earned on contracts, the amounts are included in the accompanying consolidated balance sheets as customer deposits, as the amounts typically related to ancillary services, whereby the Company is acting in an agency capacity. Fee revenue from ancillary services provided by the merchant services division is recognized upon completion of the related job by the applicable third party vendor. Deferred revenue consists primarily of prepaid licensing fees which are being amortized over their contract life (see
Note 13).

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

SHORT-TERM INVESTMENTS AND MARKETABLE EQUITY SECURITIES

The Company classifies these securities as available for sale and are stated at fair value in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This statement specifies that available for sale securities are reported at fair value with changes in unrealized gains and losses recorded directly to shareholders' equity, which are reflected in accumulated other comprehensive income in the accompanying consolidated balance sheets. Fair value is based on quoted market prices. The Company's short-term investments consist of corporate notes and bonds, commercial paper, municipal notes and bonds, auction preferreds and US government securities and are stated at cost, which approximates fair value. Marketable equity securities consist solely of investments in the common stock of publicly-traded companies and are recorded at fair value. Unrealized holding gains and losses, net of tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. Dividend and interest income are recognized as earned.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Assets purchased under capital leases are recorded at cost (based on the present value of future minimum lease payments discounted at the contractual interest rates). Depreciation is computed using the straight-line method over the assets' estimated useful lives of two to seven years, or in the case of leasehold improvements, three years or the life of the lease, whichever is shorter. Betterments are capitalized. Repairs and maintenance expenditures are expensed as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS

Intangible assets consist primarily of acquired technology, proprietary concepts, customer lists, domain names and goodwill related to acquisitions accounted for under the purchase method of accounting. Amortization of these purchased intangibles is provided on the straight-line basis over the respective useful lives of the assets, primarily three years. The Company identifies and records impairment losses on intangible and other assets when events and circumstances indicate that such assets might be impaired. The Company considers factors such as significant changes in the regulatory or business climate and projected future cash flows from the respective asset. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset (see Note 3).

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
COST-BASIS INVESTMENTS

The Company's cost-based equity investments, which consist primarily of investments in the equity securities of certain early-stage technology companies, were approximately $43,000 and $14.6 million at December 31, 1998 and 1999, respectively, and are classified as other assets, net in the accompanying consolidated balance sheets. The Company monitors its cost-basis investments for impairment. There can be no assurance that the Company's investments in these early-stage technology companies will be realized.

ADVERTISING COSTS

The cost of advertising is expensed as incurred. For the years ended
December 31, 1997, 1998 and 1999, the Company incurred advertising and direct marketing expenses of approximately $470,000, $5.7 million and $29.1 million, respectively.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred and consist primarily of salaries, supplies and contract services.

The Company's accounting policy is to capitalize eligible computer software development costs upon the establishment of technological feasibility, which the Company has defined as a completion of a working model. For the years ended December 31, 1997, 1998 and 1999, the amount of eligible costs to be capitalized has not been significant, and accordingly, the Company has charged all software development costs to research and development in the accompanying consolidated statements of operations.

STOCK COMPENSATION

The Company has adopted the disclosure-only provisions of the SFAS No. 123, "Accounting for Stock-Based Compensation", and instead applies APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's common stock over the stock option exercise price at the date of grant. Options and warrants issued to non-employees are accounted for using the fair value method of accounting as prescribed by SFAS No. 123.

INCOME TAXES

The shareholders of the Company elected to be treated as an S Corporation under the Internal Revenue Code until February 26, 1997. As a result, taxable income until that date was included in the taxable income of the individual shareholders, and no income tax provision was recorded. In addition, in accordance with Staff Accounting Bulletin Topic 4B, the Company has reclassified accumulated losses incurred prior to the date of conversion to C Corporation status from retained earnings to common stock.

The Company terminated its S Corporation status on February 26, 1997 (Termination) and implemented SFAS No. 109, "Accounting for Income Taxes," upon becoming a taxable entity. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the tax rates that will be in effect when the differences are expected to reverse. Deferred taxes were not recorded at Termination as the temporary differences between recognition of income and expense for financial reporting and tax purposes were not significant.

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
NET LOSS PER SHARE

In accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares of common stock issuable upon the conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of common stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is antidilutive. The Company has not had any issuances or grants for nominal consideration as defined under Staff Accounting Bulletin 98. Diluted net loss per share for all periods shown does not include the effects of the convertible preferred stock and shares issuable upon the exercise of stock options and warrants as the effect of their inclusion is antidilutive during each period.

STATEMENTS OF COMPREHENSIVE LOSS

There were no reclassification adjustments as defined in SFAS 130, "Reporting Comprehensive Income" or income tax provision related to the unrealized gain on investments during the year ended December 31, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The implementation of SOP 98-1 did not have a material impact on the Company's financial position or results of operations.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The implementation of SOP 98-5 did not have a material impact on the company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. The Company believes its revenue recognition practices are in conformity with the guidelines prescribed in SAB No. 101.

RECLASSIFICATIONS

Certain information reported in previous periods has been reclassified to conform to the current period presentation.

NOTE 3. ACQUISITIONS:

In January 1997, the Company formed a wholly owned subsidiary, TechWave Acquisition, Inc. (TechWave Acquisition). In January 1997, Web Solutions, Inc. (Web Solutions) and Intelligent Software Solutions, Inc. (Intelligent Software)

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 3. ACQUISITIONS: (CONTINUED)
merged with and into TechWave Acquisition in exchange for 600,000 shares of the Company's common stock valued at approximately $90,000, a convertible note payable for $250,000 ($226,000 in principal and $24,000 in interest), and $25,000 in cash, aggregating a total purchase price of $341,000. The acquisition was accounted for in accordance with the purchase method of accounting. The excess purchase price was principally allocated to acquired technology, which is amortized over a five-year life. In November 1997, the unpaid principal balance of $89,000 was converted into 177,333 shares of common stock. Both Web Solutions and Intelligent Software were software development companies with core technologies that were incorporated into the Company's electronic software distribution products. Additionally, the sole shareholder of Web Solutions and Intelligent Software became an officer of the Company.

In June 1998, the Company acquired e-Warehouse, Inc. and CyberTrust, Inc., wholly owned subsidiaries of a publicly traded Canadian company. The sellers had developed certain payment processing technologies that the Company had planned to utilize in their e-commerce offerings. Consideration for these acquisitions consisted of $4.0 million in cash and 422,710 shares of the Company's common stock (valued at $3.30 per share), with a total value of approximately
$5.4 million. The acquisition was recorded using the purchase method of accounting. The Company never fully utilized the acquired technology and had determined that it had no alternative future use or value in the Company's transaction processing systems, as the Company's existing technology platform provided the enhanced functionality needed in the Company's business operations. Due to the impairment of the acquired technology, the Company wrote off all of the excess purchase price, except for value assigned to domain names, in the accompanying 1998 consolidated statement of operations. As a result of the impairment, the Company commenced legal proceedings in December 1998 against two of the executives associated with the acquired companies. In January 1999, the two executives filed a counterclaim against the Company. On August 10, 1999, all legal proceedings were settled, resulting in an insignificant charge to the Company.

In August 1998, the Company completed its acquisition of The Internet Mall, which was doing business as ShopNow, Inc. (ShopNow). The Internet Mall, Inc. operated a shopping aggregation Web site and provided the Company with technology and merchant relationships to assist in the development of an online shopping portal. In connection with this acquisition, the Company issued 719,915 shares of common stock, valued at $3.30 per share, and warrants to purchase common stock for a total purchase price of approximately $2.6 million. The acquisition was accounted for using the purchase method of accounting. Of the total excess purchase price of $2.6 million, approximately $1.5 million was allocated to customer lists and domain names, which are amortized over a three-year life, with the remainder being allocated to acquired technology, workforce and goodwill, which are amortized over three-year lives.

In September 1998, the Company entered into a purchase and merger agreement with Media Assets, Inc. (doing business as The Haggin Group). The Haggin Group is a creative design and direct marketing firm with offices in California. The Company paid The Haggin Group consideration including $300,000 in cash, a promissory note for $1.0 million, 600,000 shares of the Company's common stock, valued at $3.30 per share, and options to acquire common stock for a total purchase price of approximately $3.3 million. The terms of the promissory note require payments, by the Company, of eight equal quarterly installments of approximately $113,000 on the first day of each quarter commencing January 1, 1999 until fully paid on October 1, 2000. The acquisition was accounted for using the purchase method of accounting. The excess purchase price of approximately $1.7 million was allocated to customer lists and domain names and is being amortized over a three-year life. In connection with this acquisition, three employees were granted a total of 1.2 million options at exercise prices between $2.00 and $3.00 per share to acquire the Company's common stock. The vesting of these options was dependent upon the achievement of certain

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 3. ACQUISITIONS: (CONTINUED)
performance measures related to business unit revenue and customer growth as defined in the stock option agreements. The performance measures initially established were well beyond the historical financial results achieved during prior periods. As such, during the period these options were outstanding, the thresholds established to trigger vesting were not considered achievable and were not achieved. As no measurement date for the options occurred and since the price of the options was fixed, the number of shares to be ultimately issued was not known. Since these thresholds were not considered achievable, these options were cancelled in May of 1999. The three employees were granted fixed-price options to purchase 405,000 shares of the Company's common stock with time vesting provisions not dependent upon performance. These options had the same strike prices and vesting terms as the original grants. As the grant of the new options created a new measurement date, the Company recorded $1.9 million of deferred compensation for the difference between the strike price and the underlying fair market value of the common stock at May 1999, which was determined to be $7.22 per share. The Company also recognized a compensation charge of $831,000 for the immediately vested portion of these grants in the accompanying consolidated December 31, 1999 financial statements.

In June 1999, the Company acquired GO Software, Inc. (GO). GO develops and markets transaction processing software for personal computers that can function on a stand-alone basis or can interface with core corporate accounting systems. The Company paid GO $4.7 million in cash, issued a $1 million promissory note bearing interest at 10%, and issued 1,123,751 shares of common stock, valued at $8.54 per share, for a total purchase price of $15.4 million. The acquisition was accounted for using the purchase method of accounting. Of the excess purchase price of approximately $14.4 million, $13.8 million was allocated to acquired technology and $556,000 was allocated to goodwill, which are both being amortized over a three-year life. The note bore interest at 10% and was repaid in full upon completion of the Company's IPO.

Also in June 1999, the Company acquired CardSecure, Inc. (CardSecure) for a purchase price of approximately $3.5 million. CardSecure is a developer of e-commerce enabled Web sites. The acquisition was accounted for using the purchase method of accounting. The excess purchase price of approximately
$3.5 million was allocated to acquired technology and is being amortized over a three-year life (see Note 3).

On November 12, 1999, the Company acquired SpeedyClick, Corp. (SpeedyClick), a California corporation, for $55.6 million of cash, common stock and common stock options. SpeedyClick, a privately held company, maintains an Internet web site that focuses on entertainment and interactivity. Upon effectiveness of the acquisition, a total of 3,799,237 shares of common stock valued at $13.31 per share were issued to the owners of SpeedyClick. Options to purchase SpeedyClick common stock were assumed by the Company and converted into 157,537 options to purchase the Company's common stock. The Company also paid cash consideration of $3.0 million to the owners of SpeedyClick. The Company accounted for this transaction as a purchase. Of the $55.6 million in consideration paid, approximately $27.9 was allocated to proprietary concepts, $14.7 million to customer lists and $13.0 million to goodwill. These intangible assets are being amortized over a three-year life.

On December 3, 1999, the Company acquired Cortix, Inc. (Cortix), an Arizona corporation doing business as 20-20Consumer.com, for $14.4 million of cash and common stock. Cortix, a privately held company, is an operator of comparison shopping services including online reviews and ratings for commerce-oriented businesses, merchants and products. Upon effectiveness of the acquisition, 711,435 shares of common stock valued at $18.81 per share were issued to the owners of Cortix. The Company also paid cash consideration of $1.0 million to the owners of Cortix. The Company accounted for this transaction as a purchase. Of the $14.4 million in consideration paid, approximately $11.4 million was allocated to acquired technology, $1.6 million to customer lists and $1.3 million to goodwill. These intangible assets are being amortized over a three-year life.

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 3. ACQUISITIONS: (CONTINUED)
On December 17, 1999, the Company acquired WebCentric Inc., (WebCentric) a Kansas corporation doing business as bottomdollar.com, for $40.2 million of common stock, common stock options and including approximately $1.4 million of cash. WebCentric, a privately held company, develops e-commerce integration technology and applications, including a comparison shopping engine that allows consumers to search and compare the products and services of several leading Internet merchants. Upon effectiveness of the acquisition, a total of 2,161,904 shares of common stock valued at $16.89 per share were issued to the owners of WebCentric. In addition, the Company issued replacement stock options to purchase an aggregate of 121,544 shares of the Company's common stock to certain employees and owners of WebCentric. The Company accounted for this transaction as a purchase. Of the $40.2 million in consideration paid, approximately
$31.8 million was allocated to acquired technology, $3.3 million to customer lists and $4.6 million to goodwill. These intangible assets are being amortized over a three-year life.

In January 2000, the Company entered into a definitive agreement to acquire Ubarter.com, Inc. (Ubarter), for approximately $45 million of common stock, common stock options and common stock warrants. Ubarter, a publicly traded company, is an e-commerce company specializing in online business-to-business barter exchange. The acquisition is expected to close in the second quarter of 2000 subject to the Company's effectiveness of a registration statement on Form S-4 with the Securities and Exchange Commission and the approval of the shareholders of Ubarter.

UNAUDITED PRO FORMA COMBINED RESULTS

The following summarizes the unaudited pro forma results of the Company's operations for the years ended December 31, 1997, 1998 and 1999, assuming the Media Assets, Inc., and The Internet Mall, Inc. transactions occurred as of January 1, 1997 and the GO, CardSecure, SpeedyClick, Cortix and WebCentric transactions occurred as of January 1, 1998. Pro forma information for the e-Warehouse, Inc. and CyberTrust, Inc. transactions is not presented, as it is not considered meaningful. The pro forma results are presented for the purposes of additional analysis only and do not purport to present the results of operations that would have occurred for the periods presented or that may occur in the future.

                                                              -------------------------------
                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                  1997       1998        1999
                                                              --------   --------   ---------
                                                                   (IN THOUSANDS, EXCEPT
                                                                    PER SHARE AMOUNTS)
Revenues....................................................  $ 6,426    $ 14,202   $  40,144
Net loss....................................................  $(4,917)   $(61,542)  $(114,209)
Net loss per share..........................................  $ (0.98)   $  (4.88)  $   (5.79)

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 4. SHORT-TERM INVESTMENTS:

Short-term investments are summarized as follows (in thousands):

                                                              -------------------
                                                                 DECEMBER 31,
                                                              -------------------
                                                                  1998       1999
                                                              --------   --------
Auction preferreds..........................................    $ --     $14,647
Municipal notes and bonds...................................      --      13,453
Commercial paper............................................      --      11,452
Corporate notes and bonds...................................      --       6,298
U.S. government securities..................................      --       6,172
Certificate of deposit......................................     150         150
                                                                ----     -------
Total short-term investments................................    $150     $52,172
                                                                ====     =======

Included in the U.S. government securities category is $2.6 million pledged as a letter of credit for certain of the Company's office facilities.

NOTE 5. PROPERTY AND EQUIPMENT:

Property and equipment consists of the following (in thousands):

                                                              -------------------
                                                                 DECEMBER 31,
                                                              -------------------
                                                                  1998       1999
                                                              --------   --------
Equipment...................................................  $ 3,313    $11,065
Software....................................................      759     10,645
Furniture and fixtures......................................      568      1,618
Leasehold improvements......................................      548        817
                                                              -------    -------
                                                                5,188     24,145
Less - Accumulated depreciation and amortization............   (1,003)    (4,760)
                                                              -------    -------
Property and equipment, net.................................  $ 4,185    $19,385
                                                              =======    =======

Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was approximately $186,000, $816,000 and $3.6 million, respectively.

Property and equipment shown above include assets under capital leases of approximately $2.2 million and $6.9 million at December 31, 1998 and 1999, with corresponding accumulated amortization of approximately $270,000 and $1.0 million at December 31, 1998 and 1999, respectively.

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 6. OTHER INTANGIBLE ASSETS:

Other intangible assets consist of the following (in thousands):

                                                              -------------------
                                                                 DECEMBER 31,
                                                              -------------------
                                                                  1998       1999
                                                              --------   --------
Acquired technology.........................................   $  840    $ 61,297
Proprietary concept.........................................       --      27,910
Customer lists..............................................    1,978      22,297
Domain names................................................    1,533       1,775
Other.......................................................      386         402
                                                               ------    --------
                                                                4,737     113,681
Less - Accumulated amortization.............................     (793)     (8,968)
                                                               ------    --------
                                                               $3,944    $104,713
                                                               ======    ========

NOTE 7. INVESTMENTS IN MARKETABLE EQUITY SECURITIES:

At December 31, 1999, the Company held 476,410 shares of 24/7 Media and 85,122 shares of FreeShop.com, Inc. (FreeShop), both of which are publicly traded companies subject to the reporting requirements of the Securities and Exchange Commission. During the fourth quarter of 1999, the Company sold 110,000 of its original 195,122 shares of FreeShop for a recognized gain of $2.4 million. The Company's cost basis in these investments was $200,000 and $23.4 million as of December 31, 1998 and 1999, respectively, resulting in net unrealized holding gains of zero and $7.5 million, for the years ended December 31, 1998 and 1999, respectively.

NOTE 8. ACCRUED LIABILITIES:

Accrued liabilities consists of the following (in thousands):

                                                              -------------------
                                                                 DECEMBER 31,
                                                              -------------------
                                                                  1998       1999
                                                              --------   --------
Accrued compensation and benefits...........................   $  576     $4,422
Accrued marketing expenses..................................       --      2,145
Other accrued liabilities...................................      556      2,211
                                                               ------     ------
                                                               $1,132     $8,778
                                                               ======     ======

NOTE 9. LINE OF CREDIT:

The Company had a line of credit with a financial institution with a maximum balance of $300,000. The line of credit bore interest at prime plus 2% (9.75% at December 31, 1998), with interest payable monthly. The line of credit expired and the principal balance was paid in February 1999. The line of credit was secured by assets of the Company.

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 9. LINE OF CREDIT: (CONTINUED)
In March 1999, the Company entered into a loan and security agreement (agreement) with a financial institution for a term loan and line of credit. In May 1999, the agreement was amended and restated allowing the Company to borrow up to $8.5 million at any one time, consisting of a $3.5 million term loan (term loan), a $4.0 million bridge loan (bridge loan) and a line of credit of up to $2.5 million, initially capped at $1.0 million until the bridge loan was repaid. The line of credit bears interest at the financial institution's base rate plus 2%, is secured by substantially all assets of the Company and was amended in January 2000 to expire on March 31, 2001. The term loan bears interest at 12%, is secured by substantially all assets of the Company and matures in March 2002. The bridge loan bore interest at 12% and was repaid in October 1999 after the closing of the Company's initial public offering. In conjunction with the agreement, the Company issued warrants to acquire 72,000 shares of common stock at an exercise price of $6.25 per share. The warrants are exercisable immediately and expire in March 2006. In May 1999 in connection with the modification, the Company issued additional warrants to acquire 70,000 shares of common stock at an exercise price of $7.00 per share. The warrants are exercisable immediately and expire in June 2006.

NOTE 10. NOTES AND LEASES PAYABLE:

Notes and leases payable consist of the following (in thousands):

                                                              -------------------
                                                                 DECEMBER 31,
                                                              -------------------
                                                                  1998       1999
                                                              --------   --------
Convertible note payable to shareholder, interest at
  applicable short-term federal rate, quarterly principal
  and interest payments totaling $113,000; final payment due in October 2000. The note is convertible to common stock
  at $8.00 per share........................................  $   859    $   437
Term note payable bearing interest at 12% per year,
  principal and interest payments payable monthly, final
  payment due in March 2002.................................       --      3,086
Capital lease obligations and other notes payable, interest, and principal payable monthly, interest at rates from 6%
  to 18% with maturity dates between 2000 and 2005..........    2,111     10,451
                                                              -------    -------
                                                                2,970     13,974
Less - current portion......................................   (1,133)    (8,565)
                                                              -------    -------
                                                              $ 1,837    $ 5,409
                                                              =======    =======

In September 1997, the Company issued 9% Subordinated Demand Notes totaling $500,000 to each of two shareholders. In January 1998, the principal amount of these Demand Notes was converted to 125,000 shares of Series D preferred stock and interest of approximately $13,000 was paid in cash.

In November 1997, the Company completed a bridge financing with individual investors and executed Promissory Notes with principal totaling $1.8 million. The interest on this principal was 12% per year, increasing by 1% per year each 30 days to a maximum of 18% per year. In connection with the closing of the Company's Series D equity placement in January 1998, the $1.8 million plus interest of approximately $61,000 was paid in full. The placement agent and the holders of the Promissory Notes also received warrants to purchase 177,500 and 62,125 shares of the Company's common stock, respectively, at $1.50 per share. The warrants are exercisable immediately and expire in October 2000.

In October 1998, the Company completed a bridge financing with individual investors and executed Promissory notes with principal totaling $3.7 million. The interest on this principal was 13% per year. In connection with the

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 10. NOTES AND LEASES PAYABLE: (CONTINUED)
Company's Series F equity placement in December 1998, the $3.7 million plus interest of approximately $12,000 was paid in full. The placement agent and the holders of the promissory notes also received 129,500 and 129,500 warrants, respectively, to purchase a total of 259,000 shares of the Company's common stock at $4.00 per share. The warrants are exercisable immediately and expire in October 2001.

Notes and leases payable mature as follows for the periods ending December 31, 1999 (in thousands):

2000........................................................  $ 8,565
2001........................................................    4,115
2002........................................................    1,204
2003........................................................       82
2004........................................................        6
Thereafter..................................................        2
                                                              -------
                                                              $13,974
                                                              =======

Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair market value of long-term debt approximates the carrying amount at December 31, 1999.

NOTE 11. COMMITMENTS:

The Company is obligated under capital and operating leases for various equipment leases and its office facilities. The leases expire through 2011. Future minimum lease payments under these leases are as follows for the period ending December 31, 1999 (in thousands):

                                                              --------------------
                                                               CAPITAL   OPERATING
                                                                LEASES      LEASES
                                                              --------   ---------
2000........................................................  $ 7,498     $ 2,968
2001........................................................    3,064       6,219
2002........................................................      925       5,694
2003........................................................       98       5,609
2004........................................................        9       5,453
Thereafter..................................................        2      32,785
                                                              -------     -------
                                                               11,596     $58,728
                                                                          =======
Less - Amounts representing interest........................   (1,200)
                                                              -------
Net present value of minimum lease payment..................  $10,396
                                                              =======

In 1999, the Company issued 62,400 warrants to purchase common stock at $6.25 per share to two financial institutions in conjunction with certain leases included above. The warrants are exercisable immediately and expire between June 2004 and April 2006.

Rental expense for the years ended December 31, 1997, 1998 and 1999 was approximately $127,000, $225,000 and $1.3 million, respectively.

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 11. COMMITMENTS: (CONTINUED)
The Company has commitments under various business agreements to purchase advertising totaling approximately $6.0 million in 2000, decreasing to $1.0 million in 2004.

NOTE 12. INCOME TAXES:

The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for any of the periods presented because it has experienced operating losses since inception, and has historically provided full valuation allowances on deferred tax assets because of uncertainty regarding their realizability. In December 1999, the Company's valuation allowance was reduced to zero due to the increase in deferred tax liabilities recognized from business acquisitions, which as of December 31, 1999, exceed the amount of deferred tax assets recognized by the Company. Deferred tax assets consist primarily of net operating loss carryforwards, stock-compensation expense not recognized for tax purposes and deferred revenue recognized immediately for tax purposes during 1999. Deferred tax liabilities consist primarily of intangible assets not recognized for tax purposes and accelerated tax depreciation deductions exceeding the amounts recognized by the Company in its consolidated financial statements.

The difference between the expected income tax rate of 38% (federal statutory rate of 34% plus a blend of state income tax rates, net of the federal benefit) and the tax provision of zero recorded by the Company is primarily due to the Company's full valuation allowance against its deferred tax assets through the end of 1999.

At December 31, 1999, the Company had net operating loss carryforwards of approximately $76.4 million related to U.S. federal, foreign and state jurisdictions. Utilization of net operating loss carryforwards are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Our ability to use net operating losses incurred prior to July 1999 is limited to an aggregate of approximately $14.3 million per year due to sales of Series D and Series E convertible preferred stock to third parties in April 1998 and the sale of Series I convertible stock to Chase Manhattan Bank in July 1999, which resulted in ownership changes. These carryforwards will begin to expire at various times commencing in 2012.

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 12. INCOME TAXES: (CONTINUED)
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes were as follows (in thousands):

                                                              -------------------
                                                                 DECEMBER 31,
                                                              -------------------
                                                                  1998       1999
                                                              --------   --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 7,500    $ 29,021
  Stock-based compensation..................................       62       2,730
  Deferred revenue..........................................       --       1,889
  Other.....................................................      138         311
  Valuation allowance for deferred tax assets...............   (6,400)         --
                                                              -------    --------
Total deferred assets.......................................    1,300      33,951
                                                              -------    --------
Deferred tax liabilities:
  Intangible assets.........................................   (1,281)    (38,398)
  Property and equipment....................................      (19)        (64)
                                                              -------    --------
Total deferred liabilities..................................   (1,300)    (38,462)
                                                              -------    --------
Net deferred tax liabilities................................  $    --    $ (4,511)
                                                              =======    ========

NOTE 13. SHAREHOLDERS' EQUITY:

CONVERTIBLE PREFERRED STOCK

At December 31, 1999, the Company had authorized 200,000,000 shares of common stock and 5,000,000 shares of convertible preferred stock. Shares of convertible preferred stock may be issued from time to time in one or more series, with designations, preferences and limitations established by the Company's board of directors. As of

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 13. SHAREHOLDERS' EQUITY: (CONTINUED)
December 31, 1999, the Company had designated nine series of convertible preferred stock (designated Series A through I). Amounts outstanding were as follows:

                                                              -----------------------
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                    1998         1999
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Series A preferred stock: Issued 699,612 shares in 1997,
  aggregate liquidation preference $350,000.................  $     350    $      --
Series B preferred stock: Issued 2,334,079 shares in 1997,
  aggregate liquidation preference $1,800,000...............      1,800           --
Series C preferred stock: Issued 996,748 shares in 1997,
  aggregate liquidation preference $1,473,000...............      1,253           --
Series D preferred stock: Issued 4,250,000 shares in 1998,
  aggregate liquidation preference $17,000,000..............     13,461           --
Series E preferred stock: Issued 2,125,000 shares in 1998,
  aggregate liquidation preference $8,500,000...............      7,672           --
Series F preferred stock: Issued 2,056,000 shares in 1998
  and 2,336,000 in 1999, aggregate liquidation preference
  $12,850,000...............................................     10,534           --
                                                              ---------    ---------
                                                              $  35,070    $      --
                                                              =========    =========

Shareholders of convertible preferred stock have the right to one vote for each share of common stock into which the preferred stock could be converted. In the event of liquidation, preferred shareholders are entitled to a per-share distribution in preference to common shareholders equal to the original issue price. In the event the funds are insufficient to make a complete distribution to the preferred shareholders, then all of the funds available shall be distributed ratably based on their respective liquidation preferences among the holders of preferred stock. All series of the Company's outstanding preferred stock were converted into common stock on a one-for-one basis upon completion of the Company's IPO during the fourth quarter of 1999.

During the period from January 23, 1998 through April 15, 1998, the Company completed a $25.5 million private equity placement. The Company issued
4.25 million shares of Series D and 2.125 million shares of Series E preferred stock each at $4.00 per share, for a total of 6.375 million shares. In conjunction with this sale, the Company issued 637,500 warrants to purchase common stock at $5.00 per share. The warrants are currently exercisable and expire on their third anniversary. In addition, the Company issued to the placement agent 625,000 warrants to purchase common stock at $4.40 per share. The warrants are exercisable immediately and expire on their third anniversary.

During the fourth quarter of 1998 and the first quarter of 1999, the Company completed a $14.6 million private equity placement. The Company issued 2,336,000 shares of Series F preferred stock at $6.25 per share. In conjunction with this sale, the Company issued 233,600 warrants to purchase common stock at $7.50 per share. The warrants are exercisable on the first anniversary of their issuance and expire on their third anniversary. In addition, the Company issued to the placement agent 233,600 warrants to purchase common stock at $6.25 per share. The warrants are exercisable immediately and expire on their third anniversary.

As a condition to the commencement of the Series D private equity placement described above, the holders of the Series A, Series B, and Series C stock agreed to an amended and restated Articles of Incorporation that amended and

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 13. SHAREHOLDERS' EQUITY: (CONTINUED) deleted certain rights of the Series A, Series B, and Series C stock, including redemption and preferential dividend rights.

In March and April 1999, the Company completed a $5 million private equity placement. The Company issued 714,286 shares of Series G preferred stock at $7.00 per share and 35,715 warrants to purchase common stock at $7.50 per share. The warrants are exercisable immediately and expire on their third anniversary.

In April 1999, the Company entered into a cross promotion agreement and equity exchange agreement with 24/7 Media. As a part of the equity exchange agreement, 24/7 Media acquired 4.3 million shares of the Company's Series G preferred stock at $7.00 per share and 860,000 warrants to acquire common stock at $7.00 per share in exchange for consideration valued at $30.1 million. The warrants are exercisable immediately and expire on their third anniversary. The purchase price consists of three parts: $5.0 million in cash, 466,683 shares of 24/7 Media's common stock, and the right to acquire 24/7 Media's interest in CardSecure. In June, 1999, the Company acquired 24/7 Media's interest in CardSecure and also acquired the remaining minority interest from CardSecure's founders and received 9,727 additional shares of 24/7 Media's common stock by issuing 243,036 shares of the Company's common stock valued at $8.54 per share.

In May 1999, the Company completed a $3 million private equity placement. The Company issued 333,334 shares of Series H preferred stock at $9.00 per share and 50,000 warrants to purchase common stock at $9.00 per share. The warrants are exercisable immediately and expire on their third anniversary.

In July 1999 the Company closed an $18.9 million private equity placement with a financial institution pursuant to the terms of a stock purchase agreement which had been entered into on June 17, 1999. The Company issued 2,100,000 shares of Series I preferred stock at $9.00 per share and 555,556 warrants to purchase common stock at $9.00 per share. The warrants are exercisable immediately and expire on their third anniversary. The Series I preferred stock contains substantially the same rights and preferences as the previous series of preferred stock. In conjunction with the Series I preferred stock, the Company entered into an agreement with the financial institution and received
$6.1 million in cash, which represents prepaid licensing fees. These prepaid fees are being recognized as revenue over a 27-month period on a straight-line basis, which represents the term of the agreement.

STOCK OPTION PLANS

The Company adopted a combined incentive and nonqualified stock option plan (the
Plan) to provide incentive to employees, directors, consultants and advisors. The Company originally reserved 5,000,000 shares of common stock for issuance under the Plan. During 1999, the Company amended the Plan and increased the shares reserved for issuance under the Plan to 8,000,000. The Company has granted options to purchase 2,331,733 shares to Company executives outside the Plan. In December 1999, the Company adopted a nonexecutive officer stock option plan (the NOE Plan) to provide incentive to certain employees and consultants. The Company reserved 1,000,000 shares of common stock for issuance under the NOE Plan, which also allows for automatic increases in the number of shares issuable based on certain events, up to a maximum number of 4,000,000 shares. In
December 1999, in connection with our acquisition of SpeedyClick, Corp., the Company assumed the SpeedyClick 1999 Stock Incentive Plan (the SpeedyClick
Plan). The SpeedyClick Plan was designed to provide incentive to employees, directors, consultants and advisors. The Company has reserved 157,537 shares of common stock for issuance under the SpeedyClick Plan. There are 375,000 shares of common stock reserved for issuance under the SpeedyClick Plan, however the Company does not intend to make further grants of options under this Plan.

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 13. SHAREHOLDERS' EQUITY: (CONTINUED)
Options under the Plan, the NOE Plan, the SpeedyClick Plan and options granted outside of the Plan (the Plans) generally expire 10 years from the date of grant. The Board of Directors determines the terms and conditions of options granted under the Plans, including the exercise price. Options are generally granted at fair market value on the date of grant and generally vest ratably over a three-year period from the date of grant.

Under APB No. 25, the Company records compensation expense over the vesting period for the difference between the exercise price and the deemed fair market value for financial reporting purposes of stock options granted. Prior to the Company's IPO, the fair value of common stock had been based on factors including, but not limited to, preferred stock sales, milestones achieved in the development of the Company, comparisons to competitive public companies and general market conditions. Subsequent to the IPO, fair value has been determined using the Company's closing stock price as quoted in the public market. In conjunction with grants made in 1997, 1998 and 1999, the Company recorded zero, $182,000 and $6.6 million as stock compensation expense in the accompanying December 31, 1997, 1998 and 1999 consolidated statements of operations, respectively.

The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation expense been recognized on stock options issued based on the fair value of the options at the date of grant and recognized over the vesting period, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                              ------------------------------
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                  1997       1998       1999
                                                              --------   --------   --------
Net loss:
  As reported...............................................  $(4,766)   $(24,745)  $(75,943)
  Pro forma.................................................   (4,766)    (25,067)   (83,443)
Basic and diluted net loss per share:
  As reported...............................................  $ (1.83)   $  (7.01)  $  (5.80)
  Pro forma.................................................    (1.83)      (7.10)     (6.37)

The fair value of each option is estimated using the Black-Scholes option pricing model that takes into account: (1) the fair value stock price at the grant date, (2) the exercise price, (3) estimated lives ranging from two to three years, (4) no dividends, (5) risk-free interest rates ranging from 5.3% to 6.5% and (6) volatility ranging from 0% through June 18, 1999, 72.0% subsequent to June 18, 1999 through September 30, 1999, and 88.3% subsequent to
September 30, 1999. The initial impact on pro forma net loss may not be representative of compensation expense in future years when the effect of the amortization of multiple awards would be reflected in results from operations.

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 13. SHAREHOLDERS' EQUITY: (CONTINUED)
A summary of activity related to stock option grants under the Plans follows:

                                            -------------------------------------------------------------------
                                                                       DECEMBER 31,
                                            -------------------------------------------------------------------
                                                            1997                   1998                    1999
                                            --------------------   --------------------   ---------------------
                                                        WEIGHTED               WEIGHTED                WEIGHTED
                                                         AVERAGE                AVERAGE                 AVERAGE
                                                        EXERCISE               EXERCISE                EXERCISE
                                              OPTIONS      PRICE     OPTIONS      PRICE      OPTIONS      PRICE
                                            ---------   --------   ---------   --------   ----------   --------
Outstanding at beginning of period........    145,500    $0.47     1,793,515    $0.54      4,333,566    $1.91
  Granted.................................  1,813,482     0.55     3,087,379     2.60      7,409,430     6.83
  Exercised...............................         --       --       (27,499)    0.77       (672,004)    2.09
  Canceled................................   (165,467)    0.60      (519,829)    2.28       (758,009)    4.06
                                            ---------              ---------              ----------
Outstanding at end of period..............  1,793,515     0.54     4,333,566     1.91     10,312,983     5.28
                                            =========              =========              ==========
Exercisable at the end of the period......    436,653     0.68     1,681,026     1.06      3,231,952     2.17
                                            =========              =========              ==========

The following information is provided for all stock options outstanding and exercisable at December 31, 1999:

                                      -----------------------------------------------------------------------
                                                     OUTSTANDING                          EXERCISABLE
                                      ------------------------------------------   --------------------------
                                                                        WEIGHTED
                                                                         AVERAGE
                                                         WEIGHTED      REMAINING                     WEIGHTED
                                       NUMBER OF          AVERAGE    CONTRACTUAL   NUMBER OF          AVERAGE
EXERCISE PRICE RANGE                     OPTIONS   EXERCISE PRICE   LIFE (YEARS)     OPTIONS   EXERCISE PRICE
--------------------                  ----------   --------------   ------------   ---------   --------------
$0.00 to $2.24......................   2,993,280     $     1.07           6.9      2,190,418     $     0.97
$2.25 to $6.73......................   2,513,008           3.81           8.8        826,637           3.79
$6.74 to $8.96......................   1,159,460           7.00           9.3        144,733           7.00
$8.97 to $11.21.....................   2,292,946           9.58           9.6         54,678           9.04
$11.22 to $17.93....................   1,078,289          12.97           9.8         10,236          13.41
$17.94 to $22.42....................     276,000          21.25          10.0          5,250          21.25
                                      ----------     ----------          ----      ---------     ----------
                                      10,312,983     $     6.08           8.6      3,231,952     $     2.17
                                      ==========     ==========          ====      =========     ==========

During the fourth quarter of 1999, the contingent performance criteria relating to a stock option grant made outside of the Plan for 310,000 shares of the Company's common stock with an exercise price of $4.00 were satisfied. Accordingly, a stock-based compensation charge of approximately $3.3 million was recognized in the accompanying December 31, 1999 consolidated statement of operations.

At December 31, 1999, 1,554,974 shares of common stock were available for future grants under the Plans. Also, 11,867,957 shares of common stock were authorized but unissued relating to outstanding and available stock option grants under the Plans.

WARRANTS AND OPTIONS ISSUED TO BUSINESS PARTNERS

On April 29, 1999, pursuant to a distribution and marketing agreement with a telecommunications company, the Company issued warrants to purchase 100,000 shares of the Company's common stock at $10 per share. The warrants are exercisable immediately and expire in April 2002. Simultaneously, the Company entered into a put

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 13. SHAREHOLDERS' EQUITY: (CONTINUED) agreement, which allows the telecommunications company to put the shares back to the Company for $25.00 per share during the period from June 2001 to August 2001. The number of shares subject to the put warrant declines over time as the Company generates revenue under the marketing and distribution agreement. In accordance with EITF 96-13, the Company recorded the fair value of the put warrant in the accompanying consolidated balance sheet as of December 31, 1999.

On May 19, 1999, the Company entered into a distribution agreement with a software manufacturer. As part of this agreement, the Company issued warrants to purchase 100,000 shares of common stock at $9.00 per share, options to purchase 300,000 shares of common stock at $4.80 per share and 200,000 shares of common stock valued at $9.00 per share.

During the third and fourth quarters of 1999, the Company granted warrants to purchase 183,782 shares of the Company's common stock to certain marketing partners at exercise prices ranging from $9.50 to $18.94. These warrants were immediately exercisable when granted and expire between 1 and 5 years from the date of grant.

EMPLOYEE STOCK PURCHASE PLAN

During 1999, the Company's Board of Directors and shareholders approved and adopted an employee stock purchase plan (the ESPP). A total of 2,000,000 shares of common stock have been reserved for issuance under the ESPP, which allows for future increases. During two six-month purchase periods each year, eligible employees may withhold up to 10% of their salary, plus commissions, to purchase common stock at a price equal to 85% of the lesser of the fair market value of the Company's common stock on the first or the last day of the applicable six month purchase period. The ESPP will continue for a term of 10 years, unless terminated earlier by the Company's Board of Directors. As of December 31, 1999, no shares had been sold to employees under the ESPP. The first sale of shares to employees is scheduled to occur on April 30, 2000.

The following shares of common stock were reserved at December 31, 1999:

Convertible preferred stock.................................          --
Stock options...............................................  11,867,957
Common stock warrants.......................................   3,806,281
Employee stock purchase plan................................   2,000,000
                                                              ----------
                                                              17,674,238
                                                              ==========

NOTE 14. SEGMENT INFORMATION:

The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during the first quarter of 1998. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available, evaluated regularly by the chief operating decision makers, or a decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision making group is comprised of the chief executive officer and various executive vice presidents and general managers of the Company. The Company has identified three distinct reportable segments: merchant services, the ShopNow

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 14. SEGMENT INFORMATION: (CONTINUED) marketplace and transaction processing and retail product sales through the BuySoftware.com Web site. While the decision making group evaluates results in a number of different ways, the line of business management structure is the primary basis for which it assesses financial performance and allocates resources. The accounting policies of the line of business operating segments are the same as those described in the summary of significant accounting policies.

The following table represents the Company's segment information for the years ended December 31, 1997, 1998 and 1999 (in thousands):

                                                              ------------------------------
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                  1997       1998       1999
                                                              --------   --------   --------
Revenues from unaffiliated customers:
ShopNow marketplace and transaction processing (excluding
  BuySoftware.com)..........................................  $    35    $    280   $ 16,094
Merchant services (excluding BuySoftware.com)...............      500       2,416     10,938
BuySoftware.com.............................................       69       4,458      9,923
                                                              -------    --------   --------
                                                                  604       7,154     36,955
                                                              -------    --------   --------
Cost of revenues:
ShopNow marketplace and transaction processing (excluding
  BuySoftware.com)..........................................       35         142      9,016
Merchant services (excluding BuySoftware.com)...............      356       1,255      7,123
BuySoftware.com.............................................      124       4,452     11,190
                                                              -------    --------   --------
                                                                  515       5,849     27,329
                                                              -------    --------   --------
Gross profit:
ShopNow marketplace and transaction processing (excluding
  BuySoftware.com)..........................................       --         138      7,078
Merchant services (excluding BuySoftware.com)...............      144       1,161      3,815
BuySoftware.com.............................................      (55)          6     (1,267)
                                                              -------    --------   --------
                                                              $    89    $  1,305   $  9,626
                                                              =======    ========   ========
Profit reconciliation:
Gross profit for reportable segments........................  $    89    $  1,305   $  9,626
Operating expenses..........................................   (4,691)    (26,221)   (88,320)
Nonoperating expenses, net..................................     (164)        171      2,751
                                                              -------    --------   --------
Net loss....................................................  $(4,766)   $(24,745)  $(75,943)
                                                              =======    ========   ========

The Company does not track assets by operating segments. Consequently is it not practicable to show assets by operating segments.

NOTE 15. RELATED PARTY TRANSACTIONS:

During 1999, the Company purchased approximately $3.5 million in marketing and advertising from 24/7 Media, a significant shareholder of the Company. Also during 1999, the Company recognized approximately $539,000 in merchant services revenues from Art Gallary Live (AGL), in which the Company also owns a minority investment.

                                SHOPNOW.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (CONTINUED)

NOTE 16. SUBSEQUENT EVENTS:

On January 18, 2000, the Company acquired AXC Corporation, (AXC) a Washington corporation, for $16.0 million of total consideration, including common stock, common stock options, approximately $1.5 million of cash and $3.7 million in deferred tax liabilities. AXC, a privately held company, provides e-commerce consulting services to businesses. Upon effectiveness of the acquisition, a total of 540,296 shares of common stock valued at $17.60 per share were issued to the owners of AXC. In addition, the Company issued replacement stock options to purchase an aggregate of 72,089 shares of the Company's common stock to certain employees and owners of AXC. The Company accounted for this transaction as a purchase. Of the $16.0 million in consideration paid, approximately
$7.2 million was allocated to assembled workforce, $4.9 million to customer lists and $3.8 million to goodwill. These intangible assets are being amortized over a three-year life.

On January 13, 2000, the Company, through its wholly owned subsidiary 3037952 Nova Scotia Company, a Nova Scotia Company, acquired Pronet Enterprises Ltd., a Canadian company, for approximately $3.2 million in cash and $9.1 million in common stock and common stock options. Pronet, a privately held company, operates a business-to-business portal and marketplace that aggregates businesses that seek to transact with one another. Upon effectiveness of the acquisition, a total of 162,508 shares of common stock, valued at $17.60 per share, were issued to the shareholders Pronet. In addition, the Company issued options to purchase 351,666 shares of common stock to the two principals of Pronet. The Company accounted for this transaction as a purchase. Allocations of the excess purchase price of this acquisition has not yet been determined. All intangible assets acquired in the purchase are expected to be amortized over a three-year estimated useful life.

                                UBARTER.COM INC.
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999

                                                              -------------
                                                               DECEMBER 31,
                                                                       1999
                                                              -------------
                                                               (UNAUDITED)
                                  ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $1,846,400
  Accounts receivable, net..................................      321,200
  Inventory.................................................      347,700
  Other current assets......................................      273,200
                                                               ----------
    Total current assets....................................    2,788,500
                                                               ----------
EQUIPMENT AND LEASEHOLDS, net...............................      406,200
                                                               ----------
OTHER ASSETS
  Goodwill..................................................    2,150,000
  Prepaid advertising.......................................      135,000
  Notes receivable -- noncurrent............................       22,700
  Other assets..............................................        1,000
                                                                2,308,700
                                                               ----------
                                                               $5,503,400
                                                               ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................   $   92,800
  Accrued liabilities.......................................      349,300
  Trade dollars issued in excess of earned..................    2,221,400
  Note payable to shareholder...............................      302,800
  Current portion of long-term obligations..................    2,188,900
                                                               ----------
    Total current liabilities...............................    5,155,200
                                                               ----------
LONG-TERM OBLIGATIONS.......................................      771,100
                                                               ----------
COMMITMENTS
STOCKHOLDERS' EQUITY
  Common stock..............................................        6,100
  Additional paid-in capital................................    3,477,600
  Accumulated deficit.......................................   (3,922,700)
  Treasury stock............................................       (1,200)
  Accumulated other comprehensive income....................       17,300
                                                               ----------
                                                                 (422,900)
                                                               ----------
                                                               $5,503,400
                                                               ==========

                            See accompanying notes.

                                UBARTER.COM INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999

                                                              -----------------------------
                                                               DECEMBER 31,    DECEMBER 31,
                                                                       1998            1999
                                                              -------------   -------------
                                                               (UNAUDITED)     (UNAUDITED)
REVENUE
  Trade exchange revenue....................................   $  476,400      $ 2,015,200
  Corporate trading revenue.................................           --          655,600
                                                               ----------      -----------
                                                                  476,400        2,670,800
                                                               ----------      -----------
COSTS AND OPERATING EXPENSES
  Cost of corporate trading revenue.........................       68,200          475,300
  Sales and marketing.......................................           --          298,400
  Product development.......................................           --          598,600
  General and administrative................................      647,100        4,116,900
                                                               ----------      -----------
                                                                  715,300        5,489,200
                                                               ----------      -----------
LOSS FROM OPERATIONS........................................     (238,900)      (2,818,400)
                                                               ----------      -----------
OTHER INCOME (EXPENSE)
  Interest income...........................................       29,200         (203,500)
  Interest expense..........................................       (2,800)           8,700
                                                               ----------      -----------
                                                                   26,400         (194,800)
                                                               ----------      -----------
  Income tax expense........................................          600               --
                                                               ----------      -----------
NET LOSS....................................................   $ (211,900)     $(3,013,200)
                                                               ==========      ===========
AVERAGE COMMON AND EQUIVALENT SHARES
  Basic.....................................................    5,421,400        6,013,526
                                                               ==========      ===========
  Diluted...................................................    5,421,400        6,013,526
                                                               ==========      ===========
NET LOSS PER COMMON SHARE
  Basic.....................................................   $    (0.04)     $     (0.50)
                                                               ==========      ===========
  Diluted...................................................   $    (0.04)     $     (0.50)
                                                               ==========      ===========

                            See accompanying notes.

                                UBARTER.COM INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  NINE MONTHS ENDED DECEMBER 31, 1998 AND 1999

                                                              -----------------------------
                                                               DECEMBER 31,    DECEMBER 31,
                                                                       1998            1999
                                                              -------------   -------------
                                                               (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................   $  (211,900)    $(3,013,200)
  Adjustments to reconcile net loss to net cash provided by
    operating activities Depreciation.......................         9,800       1,433,400
    Deferred income taxes...................................          (600)             --
    Write-off of bad debts..................................         1,100           1,500
    Non-cash charges related to stock option grants.........            --          56,200
    Non-cash charges related to stock issuance..............            --          28,100
    Foreign currency loss...................................            --          17,300
    Net trade dollars expended/(earned).....................      (161,400)        (29,400)
  Change in operating assets and liabilities
    Accounts receivable.....................................        (1,300)        (17,000)
    Contracts receivable....................................         6,200              --
    Prepaid advertising and other assets....................       (20,000)       (136,300)
    Accounts payable and other liabilities..................         9,800         116,200
                                                               -----------     -----------
                                                                  (368,300)     (1,543,200)
                                                               -----------     -----------
CASH FROM INVESTING ACTIVITIES
  Acquisition of equipment and leaseholds...................       (27,100)       (272,200)
  Notes receivable collections..............................            --             800
                                                               -----------     -----------
                                                                   (27,100)       (271,400)
                                                               -----------     -----------
CASH FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock....................     1,493,900         124,300
  Increase in notes receivable..............................      (328,400)             --
  Proceeds from notes payable...............................            --       3,327,900
  Repayment of notes payable................................       (11,500)       (233,900)
                                                               -----------     -----------
                                                                 1,154,000       3,218,300
                                                               -----------     -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................       758,600       1,403,700
CASH AND CASH EQUIVALENTS
  Beginning of period.......................................       382,600         442,700
                                                               -----------     -----------
  End of period.............................................   $ 1,141,200     $ 1,846,400
                                                               ===========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid during the year for:............................
    Interest................................................   $     2,800     $        --
                                                               ===========     ===========

                            See accompanying notes.

                                UBARTER.COM INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999

NOTE 1 -- BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring adjustments) considered necessary for fair presentation have been included. The results of operations for the three and nine month periods ended December 31, 1999 and 1998 are not necessarily indicative of the results to be expected for the full year. The consolidated financial statement combines the Company's balance sheet as of December 31, 1999 with the balance sheet of Barter Business Exchange, Inc. ("BBE") as of November 30, 1999. The consolidated statement of operations presents the results of operations of the Company for the three and nine months ended December 31, 1999, however, due to the differing year-ends, the results of operations of BBE from March 1, 1999 (the date of purchase) through November 30, 1999 are consolidated with the Company's results of operations for the third quarter of 1999. Certain prior year amounts have been reclassified to conform with current year presentation. For further information, refer to the financial statements and footnotes included in the company's report on Form 10-KSB for the year ended March 31, 1999.

NOTE 2 -- TRADE DOLLARS

In accordance with the guidelines established by the International Reciprocal Trade Association, the Company has the right to borrow from the exchange and spend within the exchange systems. Such a practice is used by barter exchanges, worldwide, to cover inventory purchases, capital purchases, operating expenses and to control the supply of trade dollars in the exchange economy. The Company is obligated to provide goods and services to clients to offset any amounts of Ubarter Dollars TM (trade dollars) issued in excess of earned. At December 31, 1999, the Company had expended $2,221,400 Ubarter Dollars respectively, in excess of the amount of Ubarter Dollars earned by the Company.

NOTE 3 -- CAPITAL STOCK

In October 1999, the Company received approximately $2,000 from the exercise of stock options to purchase 2,500 shares of common stock. Also in October of 1998, 10,980 shares were repurchased for approximately $13,000 and classified as treasury stock and subsequently, in December of 1999, 10,000 of these shares were issued as payment for services, valued at $2.81 per share. Also in December of 1999, 33,333 shares of common stock, valued at $3.00 per share, were issued as part of a retainer against future invoices related to software-consulting services. At December 31, 1999, the Company had 6,076,233 shares (including treasury shares) of common stock issued and outstanding at a par value of $.001 per share, with total authorized shares of 25,000,000.

On July 9, 1998, the Board of Directors authorized a 2-for-1 split of its common stock to be distributed to stockholders of record at the close of business on July 24, 1998. All per-share and shares outstanding data in the accompanying consolidated financial statements have been restated to reflect the stock split.

                                UBARTER.COM INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

NOTE 4 -- INCOME (LOSS) PER SHARE

Following, is a reconciliation of the numerators of the basic and diluted income
(loss) per share for the three and nine months ended December 31, 1998 and 1999:

                                                              ------------------------
                                                                 NINE MONTHS ENDED
                                                              ------------------------
                                                              12/31/1998    12/31/1999
                                                              ----------   -----------
Net income (loss) available to common shareholders..........  $ (211,900)  $(3,013,200)
                                                              ==========   ===========

Weighted average shares.....................................   5,421,400     6,013,526
Effect of dilutive securities
  Options...................................................          --            --
  Warrants..................................................          --            --
                                                              ----------   -----------
                                                               5,421,400     6,013,526
                                                              ==========   ===========

Basic income (loss) per share (based on weighted average
  shares)...................................................  $    (0.04)  $     (0.50)
                                                              ==========   ===========

Diluted income (loss) per share.............................  $    (0.04)  $     (0.50)
                                                              ==========   ===========

Options and warrants to purchase shares of common stock were excluded from the computation in 1999 and 1998 because their effect would be antidilutive.

NOTE 5 -- STOCK OPTIONS

The Company adopted a Stock Option Plan ("the Plan") effective June 1, 1998 whereby, nonqualified and incentive stock options for shares of common stock may be granted to Directors, Officers, Employees and Consultants. Options granted under the Plan are not to have a life in excess of five years from the date of grant and vest 50% after 12 months, 75% after 18 months, and 100% after 24 months from the date grant. The provisions of the Plan allow the administrators to determine the vesting period of options granted.

In October through December of 1999, the Company granted options under the Plan to purchase 12,000 shares of common stock at exercise prices ranging from $2.63 per share to $3.13 per share.

NOTE 6 -- NOTES PAYABLE

ALPINE CAPITAL GROUP -- In August 1999, funds totaling $1,000,000 ("the Note") were loaned to the Company by Alpine Capital Group, LLC. The Note is payable on September 1, 2002, with interest accruing at the rate of 5 1/2% per annum on the unpaid principal amount. If the Company closes a financing or financings in the aggregate amount of at least $2,500,000 through public or private sale of its debt or equity securities on or before June 1, 2000, the Company must repay any unpaid principal and interest within 5 business days of such closing. If, on June 1, 2000, there remains unpaid principal on the Note, the Payee shall have the option exercisable at any time thereafter, but not later than September 1, 2002, to convert such unpaid principal into 1,333,333 shares of common stock at the rate of $.75 per share. After June 1, 2000, the holder of the note may exercise the conversion option any time prior to the maturity date of the note. Alpine Capital Group, Inc. also received 183,333 warrants to purchase common shares at $2.00 per share. Accordingly, the Company has allocated $451,700 of the proceeds to the warrants and is amortizing this amount of interest expense from the period of issuance to June 1, 2000. The effective rate of the note payable is 20.5%. The warrants may be exercised from September 1, 1999 through September 1, 2004.

                                UBARTER.COM INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

NOTE 6 -- NOTES PAYABLE (CONTINUED)
CONVERTIBLE NOTE PAYABLE -- In December 1999, the Company issued a $2,000,000 8.5% convertible promissory note to ShopNow.com Inc. which matures June 22, 2000. Upon the occurrence of certain events, the note will automatically be converted into common stock of the Company. The note may be converted at $2.15 per share or $3.58 per share, depending upon the event causing the conversion. In addition, warrants to purchase up to 1,200,000 common shares of the Company will be issued upon conversion. The warrants shall have a term of 7 years and an exercise price equal to the conversion price. (See Note 9.)

MOMENTOUS NOTE PAYABLE -- In December 1999, the Company issued a $100,000 convertible promissory note, to an entity related to a vice-president of the Company, which matures March 1, 2000. The holder of the note has the right to convert the note into a future round of financing that the Company completes prior to repayment or conversion of the note, upon the same terms and conditions as other investors participating in such future financings. If the note is not repaid by March 1, 2000, the holder of the note shall have the option to convert the note into shares of common stock of the Company equal to the lower of $1.50 per share or 50% of the average closing price of the common stock through the OTC Bulletin Board on the 10 days prior to March 1, 2000. If the note is not paid or converted by March 1, 2000, the note will remain outstanding and bear interest at 16% per annum until paid in full.

NOTE 7 -- REVENUE

The following table summarizes the cash and trade (consisting of Ubarter.com Trade Dollars) components of revenue for the three and nine months ended December 31, 1998 and 1999:

                                                              -----------------------
                                                                 NINE MONTHS ENDED
                                                              -----------------------
                                                              12/31/1998   12/31/1999
                                                              ----------   ----------
Trade.......................................................   $257,200    $1,461,400
Cash........................................................    219,200     1,209,400
                                                               --------    ----------
                                                               $476,400    $2,670,800
                                                               ========    ==========

NOTE 8 -- COMPREHENSIVE INCOME

As of April 1, 1999, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which established standards for the reporting and display of comprehensive loss and its components in the financial statements. Comprehensive loss for the nine month period ended December 31, 1999 was $3,905,400 which consisted of net loss and foreign currency translation adjustments. There was no difference between comprehensive income (loss) and net income (loss) in the periods prior to the nine months ended December 31, 1999.

NOTE 9 -- CONSULTING AGREEMENT

In December 1999, the Company entered into an agreement with AXC Corporation ("AXC") to retain future services with the firm to provide Internet related software-consulting. The Company paid AXC $250,000 ($100,000 in stock and $150,000 in cash) as a retainer against future invoices. The Company issued 33,333 shares of its common stock at $3.00 per share; such shares having "piggyback" registration rights that AXC may exercise in the event of a subsequent public offering of Company shares. The Company further agreed that in the event the price of Company shares at the close of market shall be less than $2.50 per share on the earlier of two events following (i) the one year

                                UBARTER.COM INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1999

NOTE 9 -- CONSULTING AGREEMENT (CONTINUED) anniversary of the transfer of these shares to AXC or (ii) the day immediately prior to a subsequent public offering of the Company shares; then the Company shall transfer to AXC sufficient additional shares of its common stock to compensate for the difference between $3.00 per share and the closing price on the dates mentioned in (i) and (ii).

NOTE 10 -- SUBSEQUENT EVENT

On January 20, 2000, the Company entered into a merger agreement with ShopNow.com Inc. ("ShopNow"). The agreement provides for ShopNow to acquire all of the Company's equity for approximately $45 million of ShopNow common stock. The purchase price will be reduced by certain adjustments, including an adjustment for the Company's outstanding liabilities at the closing of the merger. The merger is subject to satisfaction of conditions and receipt of applicable approvals, including approval of the Company's shareholders. The ShopNow common stock is to be exchanged at a price of $17.31 per share. The Company expects the transaction to close in the second quarter of 2000.


NOTE 11 -- LEGAL MATTERS



In December 1999, the Company received a letter asserting claims from a party with whom the Company had previously worked in connection with certain financing alternatives considered by the Company. No such financings were ever concluded. The parties formally mediated the issues in early 2000 but could not reach agreement. In March 2000, the party filed a demand with the American Arbitration Association for binding arbitration of the dispute. It demanded an award of 300,000 shares of common stock, damages of $1,350,000 for the alleged breach of the agreement of the parties, an undeclared amount for alleged incidental and consequential damages and the costs and expenses of the arbitration including its attorney's fees. The Company responded to the arbitration demand and denied liability on all claims.



In March 2000, a former officer of the Company asserted claims resulting from the termination of his employment. The claim is based on an employment agreement dated March 1999. The former officer has alleged he was terminated as a result of a change of control arising out of an agreement with ShopNow and accordingly is entitled to a payout pursuant to the employment agreement. The former officer seeks damages in the amount of $500,000 and full vesting of stock options among other matters. The Company believes the allegations made against it are without merit. The Company intends to vigorously defend itself against the allegations being made.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors of Ubarter.com Inc.

We have audited the consolidated balance sheet of Ubarter.com Inc. and subsidiary as of March 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ubarter.com Inc. and subsidiary as of March 31, 1999, and the results of their operations and their cash flows for the year then ended, in accordance with generally accepted accounting principles.

                                                    /s/ Moss Adams LLP

Seattle, Washington
June 16, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Ubarter.com Inc. (formerly International Barter Corp.) and Subsidiary

Seattle, Washington

We have audited the consolidated balance sheet of Ubarter.com (formerly International Barter Corp.) and subsidiary as of March 31, 1998 and the statement of operations, stockholders' equity and cash flows for the years ended March 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Barter Corp. and subsidiary as of March 31, 1998 and the results of their operations and their cash flows for the years ended March 31, 1998 and 1997, in accordance with generally accepted accounting principles.

                                           /s/ Andersen Andersen & Strong L.C.

June 19, 1998
Salt Lake City, Utah

                                UBARTER.COM INC.
                           CONSOLIDATED BALANCE SHEET
                            MARCH 31, 1998 AND 1999

                                                              ---------------------
                                                                  1998         1999
                                                              --------   ----------
                                      ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $382,600   $  442,700
  Accounts receivable, net..................................    63,300      305,700
  Inventory.................................................        --      310,400
  Other current assets......................................     2,900        9,200
                                                              --------   ----------
    Total current assets....................................   448,800    1,068,000
                                                              --------   ----------
EQUIPMENT AND LEASEHOLDS, net...............................    42,300      383,600
                                                              --------   ----------
OTHER ASSETS
  Goodwill..................................................        --    2,750,900
  Prepaid advertising.......................................        --      135,000
  Notes receivable..........................................    32,800       23,500
  Other assets..............................................     1,200       28,700
                                                              --------   ----------
                                                                34,000    2,938,100
                                                              --------   ----------
                                                              $525,100   $4,389,700
                                                              ========   ==========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $  9,300   $  111,400
  Accrued liabilities.......................................     7,700       28,200
  Unearned revenue..........................................        --      186,300
  Trade dollars issued in excess of earned..................     5,400    2,147,900
  Note payable to shareholder...............................        --       66,200
  Current portion of long-term obligations..................    13,100       35,400
                                                              --------   ----------
    Total current liabilities...............................    35,500    2,575,400
                                                              --------   ----------
LONG-TERM OBLIGATIONS.......................................    19,100       81,600
                                                              --------   ----------
COMMITMENTS (Note 9)
STOCKHOLDERS' EQUITY
  Common stock..............................................     3,800        5,900
  Additional paid-in capital................................   540,700    2,649,300
  Subscribed stock..........................................    37,500           --
  Accumulated deficit.......................................  (111,500)    (909,500)
  Treasury stock............................................        --      (13,000)
                                                              --------   ----------
                                                               470,500    1,732,700
                                                              --------   ----------
                                                              $525,100   $4,389,700
                                                              ========   ==========

                            See accompanying notes.

                                UBARTER.COM INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999

                                                              ----------------------------------
                                                                  1997         1998         1999
                                                              --------   ----------   ----------
REVENUE
  Trade exchange revenue....................................  $452,700   $  540,600   $  460,600
  Corporate trading revenue.................................        --       45,500       43,900
                                                              --------   ----------   ----------
                                                               452,700      586,100      504,500
                                                              --------   ----------   ----------
COSTS AND OPERATING EXPENSES
  Cost of corporate trading revenue.........................   108,900       45,500       43,900
  Sales and marketing.......................................        --       73,900       94,700
  Product development.......................................        --       29,900      216,300
  General and administrative................................   404,400      407,000      990,600
                                                              --------   ----------   ----------
                                                               513,300      556,300    1,345,500
                                                              --------   ----------   ----------
INCOME (LOSS) FROM OPERATIONS...............................   (60,600)      29,800     (841,000)
                                                              --------   ----------   ----------
OTHER INCOME (EXPENSE)
  Interest income...........................................     4,000        8,800       45,700
  Interest expense..........................................    (6,000)      (4,900)      (2,700)
                                                              --------   ----------   ----------
                                                                (2,000)       3,900       43,000
                                                              --------   ----------   ----------
INCOME (LOSS) BEFORE INCOME TAXES...........................   (62,600)      33,700     (798,000)
INCOME TAXES................................................       100        1,200           --
                                                              --------   ----------   ----------
NET INCOME (LOSS)...........................................  $(62,700)  $   32,500   $ (798,000)
                                                              ========   ==========   ==========
AVERAGE COMMON AND EQUIVALENT SHARES
  Basic.....................................................   875,000    2,632,424    5,521,583
                                                              ========   ==========   ==========
  Diluted...................................................   875,000    2,949,942    5,521,583
                                                              ========   ==========   ==========
NET INCOME (LOSS) PER COMMON SHARE
  Basic.....................................................  $  (0.07)  $     0.01   $    (0.14)
                                                              ========   ==========   ==========
  Diluted...................................................  $  (0.07)  $     0.01   $    (0.14)
                                                              ========   ==========   ==========

                            See accompanying notes.

                                UBARTER.COM INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999

                                  -----------------------------------------------------------------------------------------------
                                      COMMON STOCK       ADDITIONAL                                TREASURY STOCK
                                  --------------------      PAID-IN   SUBSCRIBED   ACCUMULATED   -------------------
                                     SHARES     AMOUNT      CAPITAL        STOCK       DEFICIT     SHARES     AMOUNT        TOTAL
                                  ---------   --------   ----------   ----------   -----------   --------   --------   ----------
BALANCE, March 31, 1996.........     20,000   $ 8,100    $       --   $      --     $ (81,300)        --    $     --   $  (73,200)
  Exchange of 1 share of CTA for
    100 shares of
    Ubarter.com, Inc.; change
    from no par to $.001 per
    share par...................  1,980,000    (6,000)        6,000          --            --         --          --           --
  Issuance of stock for
    services....................    500,000       500       124,500          --            --         --          --      125,000
  Shares subscribed.............         --        --            --     150,000            --         --          --      150,000
  Net loss......................         --        --            --          --       (62,700)        --          --      (62,700)
                                  ---------   -------    ----------   ---------     ---------     ------    --------   ----------
BALANCE, March 31, 1997.........  2,500,000     2,600       130,500     150,000      (144,000)        --          --      139,100
  Issuance of subscribed
    stock.......................    600,000       600       149,400    (150,000)           --         --          --           --
  Exercise of A and B
    warrants....................    492,900       400       189,000      37,500            --         --          --      226,900
  Issuance of stock.............    240,000       200        71,800          --            --         --          --       72,000
  Net income....................         --        --            --          --        32,500         --          --       32,500
                                  ---------   -------    ----------   ---------     ---------     ------    --------   ----------
BALANCE, March 31, 1998.........  3,832,900     3,800       540,700      37,500      (111,500)        --          --      470,500
  Issuance of subscribed
    stock.......................    100,000       100        37,400     (37,500)           --         --          --           --
  Exercise of B warrants........    563,500       500       278,000          --            --         --          --      278,500
  Exercise of C and D
    warrants....................    480,000       500       228,300          --            --         --          --      228,800
  Issuance of stock.............    800,000       800       999,200          --            --         --          --    1,000,000
  Issuance of stock in
    connection with
    acquisition.................    150,000       200       374,800          --            --         --          --      375,000
  Stock options granted.........         --        --       190,900          --            --         --          --      190,900
  Treasury stock acquired.......         --        --            --          --            --     10,980     (13,000)     (13,000)
  Net loss......................         --        --            --          --      (798,000)        --          --     (798,000)
                                  ---------   -------    ----------   ---------     ---------     ------    --------   ----------
BALANCE, March 31, 1999.........  5,926,400   $ 5,900    $2,649,300   $      --     $(909,500)    10,980    $(13,000)  $1,732,700
                                  =========   =======    ==========   =========     =========     ======    ========   ==========

                            See accompanying notes.

                                UBARTER.COM INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999

                                                              ---------------------------------
                                                                  1997        1998         1999
                                                              --------   ---------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................  $(62,700)  $  32,500   $ (798,000)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
    Depreciation............................................     9,100      10,800       18,400
    Stock issued for services...............................   125,000          --           --
    Non-cash charges related to stock option grants.........        --          --      172,800
    Net trade dollars earned................................   (39,600)   (106,600)      (3,700)
    Accrued interest on notes receivable....................        --          --       (2,400)
  Change in operating assets and liabilities
    Accounts receivable.....................................    (6,100)     (2,400)      38,700
    Prepaid advertising and other assets....................       200       4,800     (133,100)
    Accounts payable and other liabilities..................    (4,200)     12,900        7,300
                                                              --------   ---------   ----------
                                                                21,700     (48,000)    (700,000)
                                                              --------   ---------   ----------
CASH FROM INVESTING ACTIVITIES
  Acquisition of equipment and leaseholds...................        --     (13,900)     (84,800)
  Purchase of Barter Business Exchange Inc. stock...........        --          --     (647,300)
  Notes receivable collections..............................        --          --       11,700
                                                              --------   ---------   ----------
                                                                    --     (13,900)    (720,400)
                                                              --------   ---------   ----------
CASH FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock....................   150,000     298,900    1,507,300
  Treasury stock acquired...................................        --          --      (13,000)
  Repayment of notes payable................................   (14,400)    (16,700)     (13,800)
                                                              --------   ---------   ----------
                                                               135,600     282,200    1,480,500
                                                              --------   ---------   ----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................   157,300     220,300       60,100
CASH AND CASH EQUIVALENTS
  Beginning of period.......................................     5,000     162,300      382,600
                                                              --------   ---------   ----------
  End of period.............................................  $162,300   $ 382,600   $  442,700
                                                              ========   =========   ==========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest................................................  $  5,800   $   5,100   $    2,700
                                                              ========   =========   ==========
    Income taxes............................................  $     --   $      --   $       --
                                                              ========   =========   ==========
NON-CASH INVESTING AND FINANCING ACTIVITIES
  Furniture purchased with trade dollars....................  $     --   $  13,700   $       --
                                                              ========   =========   ==========
  See Note 3 for additional disclosure of noncash
    transaction

                            See accompanying notes.

                                UBARTER.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            MARCH 31, 1998 AND 1999

NOTE 1 -- DESCRIPTION OF BUSINESS AND ORGANIZATION

Ubarter.com Inc., formerly International Barter Corp., was incorporated on September 18, 1996, in the State of Nevada. Ubarter.com Inc. ("the Company") operates a trade exchange offering bartering services for retail, professional, media and corporate clients. Operations are primarily transacted in the State of Washington. Operations of the Company's subsidiary, Barter Business Exchange Inc. (see Note 3), are primarily transacted in the Canadian provinces of Ontario and British Columbia. The Company acts as a third-party record-keeper of clients' transactions and balances, which are denominated in Trade Dollars. A Trade Dollar is an accounting unit used to record the value of trades as determined by the buying and selling parties in barter transactions. Trade Dollars denote the right to receive goods or services available from other clients or the obligation to provide goods or services to other clients. Trade Dollars may not be redeemed for cash. Trade Dollars are not legal tender, securities, or commodities. Clients pay cash and Trade Dollar fees and commissions to the Company. The Company typically receives a cash commission on all transactions charging both the buyer and seller 5% on the purchase and sale.

On November 15, 1996, Ubarter.com Inc. acquired the operations of Cascade Trade Association (CTA) wherein Ubarter.com Inc. issued 1,000,000 shares of stock in exchange for the 100% of the issued and outstanding stock of CTA. For accounting purposes, the acquisition has been treated as a reverse acquisition of Ubarter.com Inc. by CTA and as a recapitalization of CTA. The historical financial statements prior to November 15, 1996 are those of CTA.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and, effective March 31, 1999, the balance sheet of its wholly-owned subsidiary, Barter Business Exchange Inc. (BBE). The Company's fiscal year end is March 31. BBE's fiscal year end is February 28. For purposes of consolidation the difference in fiscal year-ends is not significant. All significant intercompany accounts and transactions have been eliminated.

STOCK SPLIT -- On July 9, 1998 the Board of Directors authorized a 2-for-1 split of its common stock to be distributed to stockholders of record at the close of business on July 24, 1998. All per-share and shares outstanding data in the accompanying consolidated financial statements have been restated to reflect the stock split.

FOREIGN CURRENCY TRANSLATION -- Financial statements of the Company's Canadian subsidiary, BBE, are translated into U.S. dollars using the exchange rate at the balance sheet date for assets and liabilities. The functional currency of BBE is the local currency, the Canadian dollar. Translation adjustments, if necessary, are recorded as a separate component of Stockholders' Equity. There were no translation adjustments required as of March 31, 1999 and 1998.

COMPREHENSIVE INCOME -- In 1999, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "REPORTING COMPREHENSIVE INCOME". This statement establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS No. 130 had no impact on total stockholders' equity as of March 31, 1999.

REVENUE RECOGNITION -- The Company recognizes revenue equal to the cash to be received from the commission earned when the buyer has made an unconditional commitment to pay and the earnings process has been completed by the finalization of a trade transaction. Revenue is recognized for monthly dues after the fees have been earned. Initiation and annual renewal fees are nonrefundable, and are deferred and included in income over a twelve month period.

PRODUCT DEVELOPMENT COSTS -- Product development costs include expenses incurred by the Company to develop, enhance, monitor and operate the Company's website. Product development costs are expensed as incurred.

                                UBARTER.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            MARCH 31, 1998 AND 1999

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
TRADE DOLLAR TRANSACTIONS -- The Company uses the ratio of one Trade Dollar to one local currency dollar (United States or Canadian) in measuring and accounting for purchases and sales. This one-for-one ratio is the pervasive standard with the Company and throughout the barter industry. The Company does not recognize any accounting implications if differences are observed between trade dollar and the applicable local currency dollar prices that are within reasonable ranges that might exist between prices of similar U.S. dollar or Canadian dollar transactions.

The negative Trade Dollar balance of the Company is shown as a liability in the balance sheet. This occurs as a result of the Company "borrowing" trade dollars through the issuance of Trade Dollars in excess of the amounts earned by the Company.

CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

INVENTORY -- At times, the Company acquires inventory for resale from clients of the barter exchange. Inventory is stated at lower of cost (first-in, first-out basis) or market.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS -- The Company provides an allowance for accounts receivable which are doubtful of collection. The allowance is based upon management's periodic analysis of receivables, evaluation of current economic conditions, and other pertinent factors. Ultimate losses may vary from the current estimates and, as additions to the allowance become necessary, are charged against earnings in the period in which they become known. Losses are charged and recoveries are credited to the allowance. At March 31, 1999 and 1998, the allowance for doubtful accounts was $129,400 and $2,000, respectively.

DEPRECIATION AND AMORTIZATION -- Equipment and leaseholds are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, generally five to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives or the term of the lease.

GOODWILL -- Goodwill resulting from the acquisition of BBE was estimated by management to be primarily associated with the acquired workforce, infrastructure and technological expertise. As a result of the rapid technological changes occurring in the Internet industry and the intense competition for qualified professionals, goodwill is amortized on a straight-line basis over the estimated life of the benefit of 24 months (see
Note 3).

INCOME TAXES -- Income taxes are computed using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of its deferred tax assets will not be realized.

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE -- Basic net income (loss) per share is computed using the weighted average number of shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and common equivalent shares outstanding during the period. Common equivalent shares consist of shares issuable upon the exercise of stock options and stock warrants.

                                UBARTER.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            MARCH 31, 1998 AND 1999

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject the Company to significant concentration of credit risk consists primarily of cash and accounts receivable. Cash is deposited with high credit, quality financial institutions. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the Pacific Northwest and the Canadian provinces of Ontario and British Columbia. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management's expectations. At March 31, 1999 and 1998, no one customer accounted for 10% or more of the accounts receivable balance.

FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments, including cash, accounts receivable, accounts payable, notes payable and long-term obligations are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

ADVERTISING -- The Company recognizes advertising expenses in accordance with Statement of Position 93-7, "REPORTING ON ADVERTISING COSTS". As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. Advertising expenses amounted to $51,700 and $22,800 for the years ended March 31, 1999 and 1998, respectively.

STOCK-BASED EMPLOYEE COMPENSATION -- The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion (APB) No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", and complies with the disclosure provisions of SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION". Under APB 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

IMPAIRMENT OF LONG-LIVED ASSETS -- The Company evaluates the recoverability of long-lived assets in accordance with "SFAS" No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF". SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

RECENT ACCOUNTING PRONOUNCEMENTS -- In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE". This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP 98-1 will have a material impact on its consolidated financial statements.

In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES." SOP 98-5 is effective for the Company's fiscal year ending March 31, 2000. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Adoption is not expected to have a material effect on the Company's consolidated financial statements.

In June 1998, the FASB issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative

                                UBARTER.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            MARCH 31, 1998 AND 1999

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial statements because the Company does not currently hold any derivative instruments.

RECLASSIFICATIONS -- Certain prior year balances have been reclassified to conform to the current year presentation.

NOTE 3 -- ACQUISITION

ACQUISITION OF BARTER BUSINESS EXCHANGE, INC. -- On March 2, 1999, the Company entered into a stock purchase agreement to acquire all of the outstanding capital stock of Barter Business Exchange Inc. (BBE), a privately-held Canadian corporation which presently operates a trade exchange in the Canadian Provinces of Ontario and British Columbia. The total purchase price of approximately $1,270,200 is comprised of cash in the amount of $663,300; a promissory note in the principal amount of $66,200 (Note 7); Ubarter.com Trade Dollars in the amount of $165,700; the issuance of 150,000 shares of Ubarter.com common stock which had a value of $375,000 at the acquisition date. In addition, the purchase agreement provides for contingent consideration. The terms of the note payable provide for additional payments of up to $500,000 dependent upon attainment of certain operating results. Additionally, if 10% of the cash revenues, as defined in the agreement, exceed $500,000, the Company will be required to pay the amount exceeding $500,000 in common shares of the Company.

The purchase has been accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. The excess purchase price over the estimated fair value of the assets acquired and liabilities assumed has been allocated to goodwill. The Company estimated the economic useful life of the goodwill to be two years.

The consolidated financial statement combines the Company's balance sheet as of March 31, 1999 with the balance sheet of BBE as of February 28, 1999. The consolidated statement of operations presents the results of operations of the Company and excludes the results of operations of BBE. Results of operations of BBE will be consolidated with the Company from the date of purchase, March 1, 1999. However, due to the differing year-ends, the results of operations of BBE for the fiscal year from March 1, 1999 through February 28, 2000 will be consolidated with the Company's results of operations for the fiscal year ended March 31, 2000.

STATEMENT OF CASH FLOWS -- The acquisition of BBE resulted in a non-cash transactions which increased assets in the amount of $3,069,700 and liabilities in the amount of $2,610,400. Non-cash consideration included 150,000 shares of the Company's common stock, trade dollars, and a note payable (Note 7).

                                UBARTER.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            MARCH 31, 1998 AND 1999

NOTE 3 -- ACQUISITION (CONTINUED)
UNAUDITED PRO FORMA DISCLOSURES OF SIGNIFICANT ACQUISITION -- The following unaudited pro forma consolidated results of operations give effect to the acquisition of BBE as if it had occurred as of the beginning of the period.

                                                              -------------------------
                                                                YEAR ENDED MARCH 31,
                                                              -------------------------
                                                                     1999          1998
                                                              -----------   -----------
Revenue.....................................................  $ 3,289,900   $ 3,219,900
Net loss....................................................  $(2,682,100)  $(1,739,800)
Net loss per share - basic..................................  $     (0.49)  $     (0.66)
Net loss per share - diluted................................  $     (0.49)  $     (0.66)
Shares used in per share calculation - basic and diluted....    5,521,583     2,632,424

NOTE 4 -- NOTES RECEIVABLE

At March 31, 1999 and 1998, the Company had notes receivable amounting to $23,500 and $32,800 which bear interest ranging from 10% to 10.75%. Although the Company periodically receives payments, the notes are currently in default. The notes are collateralized by real estate.

NOTE 5 -- EQUIPMENT AND LEASEHOLDS

At March 31, 1999 and 1998, equipment and leaseholds consisted of the following:

                                                              ---------------------
                                                                   1999        1998
                                                              ---------   ---------
Computer equipment..........................................  $ 183,100   $  13,900
Equipment...................................................    121,800      81,200
Furniture and fixtures......................................    141,500      29,000
Leasehold improvements......................................     57,100      19,700
Automobile..................................................     25,600      25,600
                                                              ---------   ---------
                                                                529,100     169,400
Less: accumulated depreciation..............................   (145,500)   (127,100)
                                                              ---------   ---------
                                                              $ 383,600   $  42,300
                                                              =========   =========

NOTE 6 -- EXCESS OF TRADE DOLLARS ISSUED OVER TRADE DOLLARS EARNED

In accordance with the guidelines established by the International Reciprocal Trade Association, the Company has the right to borrow from the exchange and spend within the exchange systems. Such a practice is used by barter exchanges, worldwide, to cover inventory purchases, capital purchases, operating expenses and to control the supply of trade dollars in the exchange economy. The Company is obligated to provide goods and services to clients to offset any amounts of Trade Dollars issued in excess of earned. At March 31, 1999 and 1998, the Company had expended $2,147,900 and $5,400 Trade Dollars respectively, in excess of the amount of Trade Dollars earned by the Company.

                                UBARTER.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            MARCH 31, 1998 AND 1999

NOTE 7 -- NOTES PAYABLE

The Company has a $44,700 revolving note payable with a Canadian bank. The note payable is subject to annual renewal. There were no borrowings outstanding as of March 31, 1999. Borrowings on the line of credit are secured by cash and cash equivalents on deposit with the bank.

In connection with the acquisition of BBE (Note 3), the Company has a $66,200 note payable to a shareholder. The non-interest bearing note is due on March 1, 2000.

NOTE 8 -- LONG-TERM OBLIGATIONS

At March 31, 1999 and 1998, long-term obligations consisted of the following:

                                                              -------------------
                                                                  1999       1998
                                                              --------   --------
Note payable to Financial Services, Inc. at $800 per month,
  including interest at 10% per annum (collateralized by
  real estate), due 2002....................................  $ 18,400   $ 26,300

Note payable to bank, interest at prime plus 2 1/2%, payable in monthly installments of $1,400 plus interest, maturing
  July 2004, partially guaranteed by a stockholder and
  collateralized by equipment...............................    73,800         --

Capital lease for leasehold improvements, due in monthly
  installments of $900, including imputed interest of 19%,
  due December 2001.........................................    21,800         --

Note payable to bank, paid in full in 1999..................        --      5,900

Other.......................................................     3,000         --
                                                              --------   --------
                                                               117,000     32,200
Less current portion........................................   (35,400)   (13,100)
                                                              --------   --------
                                                              $ 81,600   $ 19,100
                                                              ========   ========

Maturities of long-term obligations for future years ending March 31 are as follows:

                                                              ---------------------------------
                                                                             CAPITAL
                                                              PRINCIPAL        LEASE
                                                               PAYMENTS   OBLIGATION      TOTAL
                                                              ---------   ----------   --------
2000........................................................   $28,400      $10,800    $ 39,200
2001........................................................    25,400       10,800      36,200
2002........................................................    17,800        7,600      25,400
2003........................................................    16,700           --      16,700
2004                                                             6,900           --       6,900
                                                               -------      -------    --------
                                                                95,200       29,200     124,400
Amount representing interest................................        --       (7,400)     (7,400)
                                                               -------      -------    --------
                                                               $95,200      $21,800    $117,000
                                                               =======      =======    ========

                                UBARTER.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            MARCH 31, 1998 AND 1999

NOTE 9 -- COMMITMENTS

The Company leases office space under non-cancelable operating leases expiring in May 2003. Future minimum lease payments under the leases are as follows for the years ending March 31:


2000........................................................  $119,100
2001........................................................    91,400
2002........................................................    79,300
2003........................................................    75,500
2004........................................................    18,900
                                                              --------
                                                              $384,200
                                                              ========

Rent expense amounted to $23,500 and $20,900 for the years ended March 31, 1999 and 1998, respectively.

NOTE 10 -- STOCKHOLDERS' EQUITY

The Company is authorized to issue 25,000,000 shares of $.001 par value common stock. As of March 31, 1999 and 1998, the Company has 5,915,420 and 3,832,900 shares of common stock outstanding, respectively.

During fiscal 1997, the Company completed a private placement (Offering) of its common stock pursuant to which 600,000 shares were subscribed for $150,000. Under the terms of the Offering, one "A" warrant and one "B" warrant were issued with each issued share of common stock issued. During fiscal 1998, "A" and "B" warrants were exercised for 492,900 shares of common stock for $226,800. During the fiscal year 1999, the remaining outstanding "B" warrants were exercised for 563,500 shares of common stock with proceeds totaling $278,500.

During fiscal 1998, the Company completed a private placement (Placement) of its common stock pursuant to which 240,000 shares of common stock were issued for $72,000. Under the terms of the Placement, one "C" warrant and one "D" warrant was issued with each one share of common stock issued. During fiscal 1999, all outstanding "C" and "D" warrants were exercised for 480,000 shares of common stock with proceeds totaling $228,800.

During fiscal 1999, the Company received cash for common stock and warrants through a private placement whereby, 800,000 units were sold at $1.25 per unit. Each unit consists of one share of common stock and one "E" warrant exercisable at $1.50 per share. The warrants expire June 20, 2000. At March 31, 1999, there were 800,000 "E" warrants issued and outstanding.

During fiscal 1999, a brokerage account was opened and funded for the sole purpose of repurchasing up to 250,000 shares of the Company's common stock in the open market. In October of 1998, 10,980 shares were repurchased for approximately $13,000 and classified as treasury stock.

NOTE 11 -- STOCK OPTIONS

The Company adopted a Stock Option Plan ("the Plan") effective June 1, 1998 whereby, non-qualified and incentive stock options for up to 1,155,040 shares of common stock may be granted to Directors, Officers, Employees and Consultants. Options granted under the Plan are not to have a life in excess of five years from the date of grant and vest 50% after 12 months, 75% after 18 months, 100% after 24 months from the date of grant. The provisions of the Plan allow the administrators to determine the vesting period of options granted.

                                UBARTER.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            MARCH 31, 1998 AND 1999

NOTE 11 -- STOCK OPTIONS (CONTINUED)
In June 1998, the Company granted options under the Plan to purchase 55,000 shares of common stock at an exercise price of $0.82 per share to the Company's non-employee Director and to certain consultants. The options granted to the non-employee Director vest 100% in November 1999, and the options granted to the consultants are fully vested. The options expire five years from the date of grant and were valued at $11,400, which was recognized as expense in 1999.

In October 1998, the Company granted options to purchase 630,000 shares of common stock to a consultant. The options are fully vested and expire five years from the date of grant. The exercise prices of the options range from $4.00 to $14.00 per share and have a weighted average exercise price of $11.11 per share. The options were valued at $243,800. The Company is recognizing consulting expense related to these options granted over the consultant's contractual period of 39 months. In 1999, the Company recognized consulting expense of $37,500 related to the stock options. The consulting agreement also contains an anti-dilutive provision whereby the consultant will be granted additional options from time to time so that the options will equal approximately 10.4% of common stock outstanding on a fully diluted basis.

In November 1998, the Company granted options under the Plan to purchase 25,000 shares of common stock at $2.00 per share to other service providers. The options vest over one year and expire five years from the date of grant. The options were valued at $11,400, which was recognized as consulting expense during 1999.

The following table summarizes the Company's stock option activity:

                                                              ---------------------
                                                                          WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                                 SHARES       PRICE
                                                              ---------   ---------
Balance, April 1, 1998......................................         --     $  --
  Options granted...........................................  1,069,000      7.80
  Options forfeited.........................................     (1,000)     2.75
  Options exercised.........................................         --        --
                                                              ---------     -----
Balance, March 31, 1999.....................................  1,068,000     $7.17
                                                              =========     =====

The following table summarizes information about options outstanding and exercisable at March 31, 1999:

                                            ---------------------------------------------------------------
                                                     OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                            -------------------------------------   -----------------------
                                                            WEIGHTED-
                                                              AVERAGE   WEIGHTED-                 WEIGHTED-
                                                            REMAINING     AVERAGE                   AVERAGE
                                                 NUMBER   CONTRACTUAL    EXERCISE        NUMBER    EXERCISE
RANGE OF EXERCISE PRICES                    OUTSTANDING          LIFE       PRICE   EXERCISABLE       PRICE
------------------------                    -----------   -----------   ---------   -----------   ---------
$0.8125-$2.75.............................     438,000     4.5 years     $ 1.49       277,000      $ 0.83
$4.00-$6.00...............................      90,000     4.5 years       4.89        90,000        4.89
$8.00-$10.00..............................     140,000     4.5 years       9.14       140,000        9.14
$12.00-$14.00.............................     400,000     4.5 years      13.20       400,000       13.20
                                             ---------     ---------     ------       -------      ------
                                             1,068,000     4.5 years     $ 7.17       907,000      $ 7.97
                                             =========     =========     ======       =======      ======

                                UBARTER.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            MARCH 31, 1998 AND 1999

NOTE 11 -- STOCK OPTIONS (CONTINUED)
The Company applies Accounting Principles Board Opinion No. 25 (APB No. 25) in accounting for stock options. Accordingly, no compensation cost is recognized from options issued under the Company stock option plan if the exercise price equals the fair value at the date of grant. During 1999, 40,000 options were granted to one employee that were fully vested and had an exercise price less than the fair value of the common stock on the date of grant. Using the intrinsic value method required by APB No. 25 the Company has recorded compensation expense in the amount of $112,500 in 1999.

An alternative method of accounting for stock options is SFAS No. 123 (Note 2). Under SFAS No. 123, employee stock options are valued at grant date using the Black-Scholes option-pricing model and compensation cost is recognized ratably over the vesting period. Had compensation cost for the Company's stock option plan been determined based on the Black-Scholes value at the grant dates for awards as prescribed by SFAS No. 123, pro forma statement of operations for fiscal 1999 would have been as follows:

                                                              --------------------------
                                                               YEAR ENDED MARCH 31, 1999
                                                              --------------------------
Net loss
  As Reported...............................................           $(798,000)
  Pro forma.................................................           $(836,800)
Net loss per common share
  As Reported...............................................           $   (0.14)
  Pro forma.................................................           $   (0.15)

The effects of applying SFAS No. 123 for the pro forma disclosures are not representative of the effects expected on reported net earnings and earnings per share in future years. In addition, valuations are based on highly subjective assumptions about the future, including stock price volatility and exercise patterns.

The weighted average fair market value of an option granted during 1999 was $1.69 using the Black-Scholes option-pricing model. The following assumptions were applied in determining the pro forma compensation cost:

                                                              --------------------------
                                                               YEAR ENDED MARCH 31, 1999
                                                              --------------------------
Interest rate...............................................               6.0%
Dividend yield..............................................               0.0%
Expected volatility.........................................             122.8%
Expected useful life in years...............................                 5

NOTE 12 -- INCOME TAXES

The components of the provision for income taxes at March 31, 1999 and 1998 are as follows:

                                                              --------------------
                                                                   1999       1998
                                                              ---------   --------
Current - Federal...........................................  $      --   $     --
Deferred - Federal..........................................         --      1,200
                                                              ---------   --------
Income tax provision........................................  $      --   $  1,200
                                                              =========   ========

                                UBARTER.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            MARCH 31, 1998 AND 1999

NOTE 12 -- INCOME TAXES (CONTINUED)
A reconciliation of the consolidated income tax provision to the amount expected using the U.S. Federal statutory rate follows:

                                                              --------------------
                                                                   1999       1998
                                                              ---------   --------
Expected amount using U.S. Federal statutory rate...........  $      --   $     --
Non-deductible expenses.....................................         --         --
Depreciation and bad debts allowance........................         --      1,200
                                                              ---------   --------
Effective tax...............................................  $      --   $  1,200
                                                              =========   ========

Deferred tax assets (liabilities) consisted of the following at March 31, 1999 and 1998:

                                                              --------------------
                                                                   1999       1998
                                                              ---------   --------
Deferred tax assets
  Bad debt allowance........................................  $  11,900   $    700
  Stock options.............................................     58,800         --
  Net operating loss carryforwards..........................    746,100     10,100
                                                              ---------   --------
                                                                816,800     10,800
Deferred tax liability
  Property and equipment....................................       (500)      (300)
                                                              ---------   --------
                                                                816,300     10,500
Valuation allowance.........................................   (816,300)   (10,500)
                                                              ---------   --------
                                                              $      --   $     --
                                                              =========   ========

As of March 31, 1999, the Company has domestic net operating loss carryforwards of approximately $646,000 and Canadian net operating loss carryforwards of approximately $1,212,200. The domestic carryforwards begin to expire in fiscal year 2012. The Canadian carryforwards begin to expire in fiscal year 2000. Deferred tax assets have been reduced by a valuation allowance because of uncertainties as to future recognition of taxable income to assure realization.

                                UBARTER.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            MARCH 31, 1998 AND 1999

NOTE 13 -- INCOME (LOSS) PER SHARE

Following is a reconciliation of the numerators of the basic and diluted income
(loss) per share for the years ended March 31, 1999 and 1998:

                                                              -----------------------
                                                                    1999         1998
                                                              ----------   ----------
Net income (loss) available to common stockholders..........  $ (798,000)  $   32,500
                                                              ==========   ==========
Weighted average shares.....................................   5,521,583    2,632,424
Effect of dilutive securities:
  Options...................................................          --           --
  Warrants..................................................          --      317,518
                                                              ----------   ----------
                                                               5,521,583    2,949,942
                                                              ==========   ==========
Basic income (loss) per share (based on weighted average
  shares)...................................................  $     (.14)  $      .01
                                                              ==========   ==========

1,028,000 options and 800,000 warrants to purchase shares of common stock were excluded from the computation in 1999 because their effect would be anti-dilutive.

NOTE 14 -- GEOGRAPHIC SEGMENT INFORMATION

                                                              -----------------------
                                                                    1999         1998
                                                              ----------   ----------
Assets
  U.S. operations...........................................  $  700,700   $  525,100
  Canadian subsidiary.......................................   3,689,000           --
                                                              ----------   ----------
                                                              $4,389,700   $  525,100
                                                              ==========   ==========

NOTE 15 -- REVENUE

The following table summarizes the cash and trade dollars components of revenue for the years ended March 31, 1999 and 1998:

                                                              -----------------------
                                                                    1999         1998
                                                              ----------   ----------
Trade.......................................................  $  263,900   $  279,100
Cash........................................................     240,600      307,000
                                                              ----------   ----------
                                                              $  504,500   $  586,100
                                                              ==========   ==========

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
GO Software, Inc.

We have audited the accompanying balance sheets of GO Software, Inc. (the Company) as of December 31, 1997 and 1998, the related statements of operations, shareholder's equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GO Software, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Jacksonville, Florida
June 11, 1999

                               GO SOFTWARE, INC.

                                 BALANCE SHEETS

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                             ------------------------------------------
                                                                    DECEMBER 31,
                                                             ---------------------------       JUNE 15,
                                                                     1997           1998           1999
                                                             ------------   ------------   ------------
                                                                                            (UNAUDITED)
ASSETS

Current assets:
  Cash and cash equivalents................................  $      1,047   $        766   $        640
  Accounts receivable, net of allowance of $55 in 1997, $49
    in 1998 and $62 in 1999 (unaudited)....................            56            137            236
  Refundable income taxes..................................            --             33             33
  Inventory................................................             5             11              9
  Prepaid expenses and other current assets................            13             36             19
                                                             ------------   ------------   ------------
Total current assets.......................................         1,121            983            937
                                                             ------------   ------------   ------------
Property and equipment, at cost:
  Computer equipment.......................................            47            106            123
  Office equipment.........................................            22             32             35
                                                             ------------   ------------   ------------
                                                                       69            138            158
  Accumulated depreciation.................................           (20)           (50)           (68)
                                                             ------------   ------------   ------------
Net property and equipment.................................            49             88             90
                                                             ------------   ------------   ------------
Capitalized software development costs.....................            --             28             28
Deferred income tax asset..................................             2              7             20
                                                             ------------   ------------   ------------
Total assets...............................................  $      1,172   $      1,106   $      1,075
                                                             ============   ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Trade accounts payable and accrued expenses..............  $         26   $         66   $         88
  Income taxes payable.....................................            20             --              3
  Other taxes payable......................................             5              2             --
  Deferred revenue.........................................             9             21            128
                                                             ------------   ------------   ------------
Total current liabilities..................................            60             89            219
                                                             ------------   ------------   ------------
Deferred income tax liability..............................            17             24             24
Series A redeemable preferred stock, $1.39167 par value per
  share, 700,597 and 664,671 shares authorized and
  outstanding (liquidation value)..........................         1,043          1,194          1,293
Shareholders' equity (deficit):
  Common stock, no par value, 10,000,000 shares authorized
    and 1,000,000 shares outstanding.......................            10             10             10
  Paid-in capital..........................................           211            211            211
  Retained earnings (deficit)..............................          (169)          (422)          (682)
                                                             ------------   ------------   ------------
Total shareholders' equity (deficit).......................            52           (201)          (461)
                                                             ------------   ------------   ------------
Total liabilities and shareholders' equity.................  $      1,172   $      1,106   $      1,075
                                                             ============   ============   ============

                            See accompanying notes.

                               GO SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                        ----------------------------------------------
                                                                YEARS ENDED
                                                               DECEMBER 31,            JANUARY 1, 1999
                                                        ---------------------------        TO JUNE 15,
                                                                1997           1998               1999
                                                        ------------   ------------   ----------------
                                                                                        (UNAUDITED)
Net revenues..........................................  $        793   $      1,346     $        728
Cost of goods sold....................................            21             55               45
                                                        ------------   ------------     ------------
Gross profit..........................................           772          1,291              683
Selling, general and administrative expenses..........           410          1,149              686
Research and development..............................           130            253              182
                                                        ------------   ------------     ------------
Operating (loss) income...............................           232           (111)            (185)
Interest income.......................................            17             41               12
                                                        ------------   ------------     ------------
(Loss) income before income taxes.....................           249            (70)            (173)
Benefit (provision) for income taxes..................           (34)            17               12
                                                        ------------   ------------     ------------
Net (loss) income.....................................  $        215   $        (53)    $       (161)
                                                        ============   ============     ============

                            See accompanying notes.

                               GO SOFTWARE, INC.

                  STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                              ---------------------------------------------------------
                                                                                RETAINED
                                                    COMMON        PAID-IN       EARNINGS
                                                     STOCK        CAPITAL      (DEFICIT)          TOTAL
                                              ------------   ------------   ------------   ------------
Balance at December 31, 1996................  $         10   $         --   $         62   $         72
Net income prior to conversion to C
  Corporation...............................            --             --            141            141
Conversion from S Corporation to C
  Corporation...............................            --            203           (203)            --
Accretion of Series A redeemable preferred
  stock dividends...........................            --             --            (68)           (68)
Distributions to shareholders...............            --             --           (175)          (175)
Issuance of options.........................            --              8             --              8
Net income..................................            --             --             74             74
                                              ------------   ------------   ------------   ------------

Balance at December 31, 1997................            10            211           (169)            52
Net loss....................................            --             --            (53)           (53)
Accretion of Series A redeemable preferred
  stock dividends...........................            --             --           (200)          (200)
                                              ------------   ------------   ------------   ------------

Balance at December 31, 1998................            10            211           (422)          (201)
Net loss (unaudited)........................            --             --           (161)          (161)
Accretion of Series A redeemable preferred
  stock dividends (unaudited)...............            --             --            (99)           (99)
                                              ------------   ------------   ------------   ------------
Balance at June 15, 1999 (unaudited)........  $         10   $        211   $       (682)  $       (461)
                                              ============   ============   ============   ============

                            See accompanying notes.

                               GO SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                        ----------------------------------------------
                                                          YEARS ENDED DECEMBER 31      JANUARY 1, 1999
                                                        ---------------------------        TO JUNE 15,
                                                                1997           1998               1999
                                                        ------------   ------------   ----------------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income.....................................  $        215   $        (53)    $       (161)
Adjustments to reconcile net (loss) income to net cash
  (used in) provided by operating activities:
  Depreciation and amortization.......................            14             29               18
  Issuance of options.................................             8             --               --
  Changes in operating assets and liabilities:
    Increase in accounts receivable, net..............           (38)           (81)             (99)
    Increase in refundable income taxes...............            --            (33)              --
    Increase (decrease) in inventory..................            (5)            (6)               2
    Increase (decrease) in prepaid expenses and other
      current assets..................................           (13)           (23)              17
    Increase (decrease) in deferred income tax
      liabilities, net................................            15              2              (13)
    Increase in deferred revenue......................             6             12              107
    Increase in accounts payable and accrued
      expenses........................................            23             17               22
    Increase in income and other taxes payable........            25             --                1
                                                        ------------   ------------     ------------
Net cash (used in) provided by operating activities...           250           (136)            (106)
                                                        ------------   ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment...................           (40)           (67)             (20)
Capitalized software development costs................            --            (28)              --
                                                        ------------   ------------     ------------
Net cash used in investing activities.................           (40)           (95)             (20)
                                                        ------------   ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to shareholders.........................          (175)            --               --
Proceeds from issuance of Series A redeemable
  preferred stock.....................................         1,000             --               --
Repurchase of preferred stock.........................           (25)           (50)              --
                                                        ------------   ------------     ------------
Net cash (used in) provided by financing activities...           800            (50)              --
                                                        ------------   ------------     ------------
Net (decrease) increase in cash and cash
  equivalents.........................................         1,010           (281)            (126)
Cash and cash equivalents, beginning of year..........            37          1,047              766
                                                        ------------   ------------     ------------
Cash and cash equivalents, end of year................  $      1,047   $        766     $        640
                                                        ============   ============     ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during period for taxes...................  $         --   $         33     $         --
                                                        ============   ============     ============
NONCASH FINANCING ACTIVITIES:
  Accretion of Series A redeemable preferred stock....  $         68   $        200     $         99
                                                        ============   ============     ============

                            See accompanying notes.

                               GO SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1. ORGANIZATION AND NATURE OF BUSINESS

GO Software, Inc. (the Company) was incorporated in Georgia in 1994. Initially, the sole shareholder, in exchange for his knowledge in the fields of software development and credit card processing, along with the rights to certain software products, received 1,000,000 shares of common stock of the Company after adjustment for the stock dividend (Note 3). The Company develops and markets transaction processing software for personal computers that can function on a stand-alone basis or can interface with core corporate accounting systems. The Company currently sells its products to businesses in the United States and Canada.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL DATA

The unaudited interim financial statements as of June 15, 1999 and for the five and one-half month period then ended have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company licenses software under license agreements that include multiple elements including software and maintenance and support services. In accordance with SOP 97-2, license agreement revenues are allocated to the various elements based on "vendor-specific objective evidence of fair value." Revenues for the software element are recognized when a license agreement has been signed, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Revenues from maintenance agreements are recognized ratably over the maintenance period.

The Company may bill resellers under which no shipment is made until sales are made by the reseller to a third-party end user. Revenues from these arrangements are deferred and recognized upon shipment to the third-party end user.

INVENTORY

Inventory, consisting of software media, manuals, and related packaging materials, is stated at the lower of cost, determined on the first-in, first-out basis, or market.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years.

                               GO SOFTWARE, INC.

                               DECEMBER 31, 1998

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

The Company considers all highly liquid short-term investments with maturities of three months or less when purchased to be cash equivalents.

SOFTWARE DEVELOPMENT COSTS

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. Costs incurred prior to establishment of technological feasibility are expensed as incurred. Software development costs of $0 and $28 were capitalized as of December 31, 1997 and 1998, respectively.

Amortization of capitalized software costs commences when the software is available for general release to customers. Amortization is based on the straight-line method over the estimated economic life of the product, which may range from three to five years. No amortization was recorded in 1998 as none of the products for which costs were capitalized were available for general release by the end of the year.

DEFERRED REVENUE

Deferred revenue represents license fees and maintenance and support which have been sold and payment received but not earned at year end.

During August 1997, the Company changed its income tax status from a Subchapter S Corporation, which generally does not provide for income taxes at the corporate level, to a C Corporation, which does provide for income taxes at the corporate level. Accordingly, as of 1997, the accompanying financial statements include a provision for income taxes.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 requires income taxes to be recognized using the liability method. Specifically, deferred tax assets and liabilities are determined based on estimated future tax effects attributable to temporary differences between the amount of assets and liabilities recognized for financial reporting and income tax purposes.

CREDIT RISK

The Company extends credit to certain customers, generally resellers. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

ADVERTISING AND PROMOTION

All costs associated with advertising and promoting products are expensed when incurred. Advertising expense was $69 in 1997 and $143 in 1998.

                               GO SOFTWARE, INC.

                               DECEMBER 31, 1998

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 3. SHAREHOLDER'S EQUITY

Effective January 2, 1997, the Company amended its Articles of Incorporation to increase the number of authorized shares of no par common stock from 10,000 to 10,000,000. In connection with the recapitalization, the Company issued a stock dividend of 999 shares of common stock for every 1 share of common stock outstanding.

NOTE 4. SERIES A REDEEMABLE PREFERRED STOCK

On August 22, 1997 (the Closing Date), the Company executed an agreement with certain private investors (the Investors) to issue 718,563 shares of convertible preferred stock (the Preferred Stock) to the Investors for cash consideration of $1,000. During 1997 and 1998, the Company acquired and retired $25 and $50, respectively, of the outstanding preferred stock at the initial purchase price (par value) plus a 4% return. The Preferred Stock is convertible initially on a one-to-one basis into shares of common stock. The Preferred Stock is automatically convertible into common stock upon an initial public offering of the Company's common stock meeting certain conditions. The Preferred Stock has certain anti-dilution features, has voting rights for the number of common shares into which it is convertible, and has certain demand registration rights. The Investors may put the Preferred Stock back to the Company at the initial purchase price plus a 20% rate of return, compounded annually and cumulatively from the Closing Date, beginning one-third on June 30, 2001, one-third on June 30, 2002, and one-third on June 30, 2003. The Preferred Stock has a liquidation preference equal to the face value of the Preferred Stock plus a return compounded annually and cumulatively at 20% per year for the first two years and 40% per year thereafter to the earlier of June 30, 2003 or the date the Company liquidates, dissolves, or winds up its affairs. As of December 31, 1997 and 1998, returns related to the defined redemption price, which are included in preferred stock on the accompanying balance sheets were $68 and $269, respectively.

NOTE 5. EMPLOYEE STOCK OPTION PLAN

Effective January 2, 1997, the Company adopted the 1997 Stock Incentive Plan (the Plan). Under the terms of the Plan, the Company may grant incentive stock options, nonqualified stock options, and restricted stock grants to employees and other key persons, as defined. The total number of shares of common stock reserved under the Plan is 277,445. Options are exercisable for a maximum of 10 years from the date of grant and must be granted at an exercise price at least equal to fair value. Options generally vest on a pro rata basis over four years from the date of grant.

In accordance with APB 25, the Company records no compensation expense for its stock options when the exercise price equals or exceeds the fair value of common stock on the date of grant. Pro forma information regarding net income is required by FASB Statement 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for the options were estimated at the date of grant using the minimum value method with the following weighted-average assumptions for 1998 and 1997: risk-free interest rate of 5.60%; dividend yield of 0%; and a weighted-average expected life of the options of 10 years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The per share weighted average fair value of options granted during the year ended

                               GO SOFTWARE, INC.

                               DECEMBER 31, 1998

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5. EMPLOYEE STOCK OPTION PLAN (CONTINUED)
December 31, 1997 and 1998 was $.00 and $.61, respectively. The Company's 1997 and 1998 pro forma information follows:

                                                              ---------------------------
                                                                      1997           1998
                                                              ------------   ------------
(Loss) income before pro forma effect of stock options......  $        215   $        (53)
Pro forma compensation expense from stock options:
  1997 grant................................................            --             --
  1998 grants...............................................            --             19
                                                              ------------   ------------

Pro forma net (loss) income.................................  $        215   $        (72)
                                                              ============   ============

Because options vest over several years and additional option grants are expected, the effects of these pro forma calculations are not likely to be representative of similar future calculations.

The following table summarizes option activity for the Company's stock option plan for the years ended December 31, 1997 and 1998. During 1997, an employee holding 199,601 options under the Plan resigned from the Company and forfeited all options held, including vested and unvested options.

                                                        ----------------------------------------------
                                                                                              WEIGHTED
                                                                       EXERCISE PRICE          AVERAGE
                                                              SHARES        PER SHARE   EXERCISE PRICE
                                                        ------------   --------------   --------------
Granted...............................................       208,801   $.26 to $3.00     $        .38
Exercised.............................................            --         --                    --
Canceled..............................................       199,601        $.26         $        .26
                                                        ------------

Balance, December 31, 1997............................         9,200       $3.00         $       3.00
Granted...............................................       215,581   $1.39 to $2.00    $       1.41
Exercised.............................................            --         --                    --
Canceled..............................................            --         --                    --
                                                        ------------

Balance, December 31, 1998............................       224,781   $1.39 to $3.00    $       1.49
                                                        ============

No options are exercisable at December 31, 1998. Subsequent to December 31, 1998, 39,920 options granted in 1988 were canceled. The pro forma compensation expense from these options is not included in the pro forma information above.

NOTE 6. COMMITMENT

LEASE

The Company leases office space under a lease which expired in March 1999 and is continuing on a month-to-month basis. The lease requires 60 days notice prior to vacating the space. Future lease payments under this lease at December 31, 1998 are approximately $7. Lease expense for 1997 and 1998 was $12 and $22, respectively.

                               GO SOFTWARE, INC.

                               DECEMBER 31, 1998

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 7. INCOME TAXES

The provision for income tax (expense) benefit consists of the following:

                                                              ---------------------------
                                                                      1997           1998
                                                              ------------   ------------
Current:
  Federal...................................................  $        (15)  $         15
  State.....................................................            (5)             5
                                                              ------------   ------------
                                                                       (20)            20
                                                              ------------   ------------
Deferred:
  Federal...................................................           (12)            (2)
  State.....................................................            (2)            (1)
                                                              ------------   ------------
                                                                       (14)            (3)
                                                              ------------   ------------
                                                              $        (34)  $         17
                                                              ============   ============

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              ---------------------------
                                                                      DECEMBER 31
                                                              ---------------------------
                                                                      1997           1998
                                                              ------------   ------------
Deferred tax assets:
  Accrued expenses..........................................  $          2   $          3
  NOL carryforward..........................................            --              4
                                                              ------------   ------------
Total deferred tax assets...................................             2              7
                                                              ------------   ------------
Deferred tax liabilities:
  Capitalized software development costs....................            --              7
  Accelerated depreciation..................................            17             17
                                                              ------------   ------------
Total deferred tax liabilities..............................            17             24
                                                              ------------   ------------
Net deferred tax liabilities................................  $         15   $         17
                                                              ============   ============

As of December 31, 1998, the Company has net operating loss carryforwards of approximately $16, which expire in 2013, if not utilized.

Utilization of the net operating loss may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating loss before utilization.

NOTE 8. SALE OF BUSINESS

On June 15, 1999, the Company was acquired by ShopNow.com Inc.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
WebCentric, Inc.:

We have audited the accompanying balance sheet of WebCentric, Inc. as of December 31, 1998 and the related statements of operations, stockholders' equity (deficit) and cash flows for the period August 15, 1997 (date of inception) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WebCentric, Inc. as of December 31, 1998 and the results of their operations and their cash flows for the period August 15, 1997 (date of inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Omaha, Nebraska
November 5, 1999, except as
to Note 6 which is as
of February 2, 2000

                                WEBCENTRIC, INC.
                                 BALANCE SHEETS
              DECEMBER 31, 1998 AND DECEMBER 16, 1999 (UNAUDITED)

                                                              -----------------------------
                                                               DECEMBER 31,    DECEMBER 16,
                                                                       1998            1999
                                                              -------------   -------------
                                                                               (UNAUDITED)
ASSETS
Current Assets:
  Cash......................................................  $     46,795    $     62,418
  Trade accounts receivable, net of allowance of $8,500 and
    $2,500 for 1998 and 1999, respectively..................        94,460         665,477
  Other current assets......................................            --           2,494
  Income taxes recoverable..................................            --         150,796
                                                              ------------    ------------
    Total current assets....................................       141,255         881,185
Certificate of deposit......................................        30,000          31,469
Property and equipment, net.................................        26,828         363,324
                                                              ------------    ------------
    Total assets............................................  $    198,083    $  1,275,978
                                                              ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Trade accounts payable....................................  $     49,680    $    177,874
  Accrued liabilities.......................................        12,394          48,795
  Capital lease - current portion...........................         5,627          67,702
  Long-term debt - current installments.....................         6,853          18,563
                                                              ------------    ------------
    Total current liabilities...............................        74,554         312,934
Capital lease, net of current portion.......................        18,150         108,850
Long-term debt, net of current installments.................       123,081         134,904
                                                              ------------    ------------
    Total liabilities.......................................       215,785         556,688
                                                              ------------    ------------
Preferred stock.............................................            --       1,046,466

Stockholders' Deficit:
  Common stock, $.01 par value; 1,000,000 shares authorized;
    276,000 shares issued and outstanding as of
    December 16, 1999 and December 31, 1998, respectively...         2,760           2,760
  Additional paid-in capital................................       110,028              --
  Retained deficit:
    Stockholders............................................      (130,490)             --
    Corporate...............................................            --        (329,756)
                                                              ------------    ------------
                                                                   (17,702)       (326,996)
  Treasury stock............................................            --            (180)
                                                              ------------    ------------
    Total stockholders' deficit.............................       (17,702)       (327,176)
                                                              ------------    ------------
    Total liabilities and stockholders' deficit.............  $    198,083    $  1,275,978
                                                              ============    ============

                See accompanying notes to financial statements.

                                WEBCENTRIC, INC.
                            STATEMENTS OF OPERATIONS
        PERIOD AUGUST 15, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997,
                THE YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD
                      JANUARY 1, 1999 TO DECEMBER 16, 1999

                                                              ---------------------------------------------
                                                               DECEMBER 31,    DECEMBER 31,    DECEMBER 16,
                                                                       1997            1998            1999
                                                              -------------   -------------   -------------
                                                                                               (UNAUDITED)
Revenues:
  Retailer referral compensation............................  $         --    $    288,882    $    815,157
  Advertising sales.........................................            --          98,467         735,517
  International licensing/royalties.........................            --              --         100,000
  Other.....................................................           248           1,654          10,432
                                                              ------------    ------------    ------------
                                                                       248         389,003       1,661,106
Costs of services...........................................            --         184,703         625,819
                                                              ------------    ------------    ------------
    Gross profit............................................           248         204,300       1,035,287
                                                              ------------    ------------    ------------

Operating Expenses:
  Sales and marketing.......................................        12,985          44,499         512,237
  General and administrative................................        14,426         129,512         558,629
  Research and development..................................            --          83,698         405,301
                                                              ------------    ------------    ------------
    Total operating expenses................................        27,411         257,709       1,476,167
                                                              ------------    ------------    ------------
    Operating loss..........................................       (27,163)        (53,409)       (440,880)
Net interest expense........................................            --           6,775           9,965
                                                              ------------    ------------    ------------
    Loss before income taxes................................       (27,163)        (60,184)       (450,845)
Income tax benefit..........................................            --              --         150,796
                                                              ------------    ------------    ------------
    Net loss................................................  $    (27,163)   $    (60,184)   $   (300,049)
                                                              ============    ============    ============

                See accompanying notes to financial statements.

                                WEBCENTRIC, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
        PERIOD AUGUST 15, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997,
THE YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD JANUARY 1, 1999 TO DECEMBER 16,
                                1999 (UNAUDITED)

                                          ----------------------------------------------------------------------------
                                                                                                                 TOTAL
                                                     ADDITIONAL       RETAINED DEFICIT                   STOCKHOLDERS'
                                            COMMON      PAID-IN   -------------------------   TREASURY          EQUITY
                                             STOCK      CAPITAL   STOCKHOLDERS    CORPORATE      STOCK       (DEFICIT)
                                          --------   ----------   ------------   ----------   --------   -------------
Balance at August 15, 1997 (date of
  inception)............................  $     --   $      --     $      --     $      --    $     --   $         --
Issuance of 20,000 shares of common
  stock, $.01 par value.................     2,620        (620)           --            --          --          2,000
Additional capital contributed by
  stockholders..........................        --      30,000            --            --          --         30,000
Net loss................................        --          --       (27,163)           --          --        (27,163)
                                          --------   ---------     ---------     ---------    --------   ------------
Balance at December 31, 1997............     2,620      29,380       (27,163)           --          --          4,837
Issuance of 1,053 shares of common
  stock, $.01 par value.................       140         648            --            --          --            788
Additional capital contributed by
  stockholders..........................        --      80,000            --            --          --         80,000
Distributions to stockholders...........        --          --       (43,143)           --          --        (43,143)
Net loss................................        --          --       (60,184)           --          --        (60,184)
                                          --------   ---------     ---------     ---------    --------   ------------
Balance at December 31, 1998............     2,760     110,028      (130,490)           --          --        (17,702)
Acquisition of treasury stock...........        --         180            --            --        (180)            --
Officer's compensation expense..........        --      50,000            --            --          --         50,000
Distributions to stockholders...........        --          --       (12,959)           --          --        (12,959)
Elimination of stockholders' retained
  deficit...............................        --    (160,208)      177,427       (17,219)         --             --
Accumulation of dividends for preferred
  stock.................................        --          --            --       (46,466)         --        (46,466)
Net loss................................        --          --       (33,978)     (266,071)         --       (300,049)
                                          --------   ---------     ---------     ---------    --------   ------------
Balance at December 16, 1999
  (unaudited)...........................  $  2,760   $      --     $      --     $(329,756)   $   (180)  $   (327,176)
                                          ========   =========     =========     =========    ========   ============

                See accompanying notes to financial statements.

                                WEBCENTRIC, INC.
                            STATEMENTS OF CASH FLOWS
        PERIOD AUGUST 15, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997,
THE YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD JANUARY 1, 1999 TO DECEMBER 16,
                                      1999

                                                              ---------------------------------------------
                                                               DECEMBER 31,    DECEMBER 31,    DECEMBER 16,
                                                                       1997            1998            1999
                                                              -------------   -------------   -------------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $    (27,163)   $    (60,184)   $   (300,049)
                                                              ------------    ------------    ------------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................            42           1,060          22,382
    Officer's compensation expense..........................            --              --          50,000
    (Increase) decrease in:
      Trade accounts receivable.............................          (228)        (94,232)       (571,017)
      Other current assets..................................            --              --          (2,494)
      Income taxes recoverable..............................            --              --        (150,796)
    (Increase) decrease in:
      Trade accounts payable................................            --          49,680         128,194
      Accrued liabilities...................................         3,436           8,958          31,245
                                                              ------------    ------------    ------------
      Total adjustments.....................................         3,250         (34,534)       (492,486)
                                                              ------------    ------------    ------------
      Net cash used in operating activities.................       (23,913)        (94,718)       (792,535)
                                                              ------------    ------------    ------------
Cash flows from investing activities:
  Acquisition of equipment..................................        (1,000)         (1,859)       (189,024)
  Certificate of deposit....................................            --         (30,000)         (1,469)
                                                              ------------    ------------    ------------
      Net cash used in investing activities.................        (1,000)        (31,859)       (190,493)
                                                              ------------    ------------    ------------
Cash flows from financing activities:
  Proceeds from long-term debt..............................            --         132,000          34,941
  Payments on long-term debt and capital leases.............            --          (3,360)        (23,331)
  Proceeds from issuance of capital.........................        32,000          80,788       1,000,000
  S Corporation distributions...............................            --         (43,143)        (12,959)
                                                              ------------    ------------    ------------
      Net cash provided by financing activities.............        32,000         166,285         998,651
                                                              ------------    ------------    ------------
      Net increase in cash..................................         7,087          39,708          15,623
Cash at beginning of period.................................            --           7,087          46,795
                                                              ------------    ------------    ------------

Cash at end of period.......................................  $      7,087    $     46,795    $     62,418
                                                              ============    ============    ============
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest..................  $         --    $      8,426    $     19,876
                                                              ============    ============    ============
  Capital lease obligations incurred........................  $         --    $     25,071    $    172,189
                                                              ============    ============    ============

                See accompanying notes to financial statements.

                                WEBCENTRIC, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

WebCentric, Inc. (the "Company") has developed proprietary data integration technology and an application of that technology through its Bottom Dollar shopping search engine capability. It is one of the first firms to deploy what is known as "agent" or "bot" virtual search assistant technology. This technology offers a comprehensive, easy to use and accessible way for consumers to shop the Web, enabling them to quickly and easily compare key decision factors, such as price and availability, on an extensive selection of products from top Internet merchants. They access the Bottom Dollar shopping search engine capability by the Company's web site at "http://www.bottomdollar.com" or by visiting one of the 1,000+ partner sites that have implemented the Bottom Dollar shopping search engine capabilities on their sites.

UNAUDITED FINANCIAL STATEMENTS

The accompanying unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial information included therein.

The Company suggests that this financial data be read in conjunction with the audited financial statements and notes. Results for the interim period presented are not necessarily indicative of results to be expected for the entire year.

PROPERTY AND EQUIPMENT

The Company's equipment is depreciated using primarily the straight-line method. The Company has various items of equipment under capital lease that are more specifically identified in note 4. The leased property under capital lease is amortized over the expected useful life of the property.

REVENUE RECOGNITION

Retailer referral compensation revenue is earned over the terms of the contract, which is generated on a "click-thru" or commission basis. Advertising sales revenue is earned each time an advertisement is displayed on a web site. International licensing/royalties revenues are recognized as earned under the terms of the contract.

ADVERTISING COSTS

The Company expenses advertising costs as they are incurred. Advertising expenses for the period August 15, 1997 (date of inception) to December 31, 1997 and year ended December 31, 1998 were $6,221 and $28,377, respectively.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to expense as incurred and amounted to $0 for the period August 15, 1997 (date of inception) to December 31, 1997 and $83,698 for the year ended December 31, 1998.

INCOME TAXES

The Company had elected to be taxed as an "S Corporation" under Code Section 1362 of the Internal Revenue Code. Consequently, with limited exceptions, the Company is not taxed at the corporate level. The Company does not anticipate any of the limited exceptions to create a corporate-level tax and, therefore, no income taxes have been accrued for the Company.

                                WEBCENTRIC, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and reported amounts of revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

NOTE 2. EQUIPMENT AND LEASED PROPERTY UNDER CAPITAL LEASE

Equipment and leased property under capital lease consist of the following at December 31, 1998:

Furniture and fixtures......................................  $    1,788
Equipment...................................................       1,071
Computer equipment..........................................      25,071
                                                              ----------
                                                                  27,930
Accumulated depreciation and amortization...................      (1,102)
                                                              ----------
                                                              $   26,828
                                                              ==========

NOTE 3. DEBT

The Company's long-term debt consists of the following at December 31, 1998:

Variable notes payable carrying an interest rate of 2.25%
  over prime (10.5% at September 30, 1999), interest only
  payable monthly and is due in one lump sum payment of all
  outstanding principal plus all accrued interest at
  March 1, 2003.............................................  $  100,000
9.75% note payable, due in monthly installments of $312.96,
  including interest, final payment plus interest due
  August 2003...............................................      13,982
9.75% note payable, due in monthly installments of $328.25,
  including interest, final payment plus interest due
  August 2001...............................................       9,164
9.25% note payable, due in monthly installments of $145.60,
  including interest, final payment plus interest due
  October 2003..............................................       6,788
                                                              ----------
  Total long-term debt......................................     129,934
Less current installments of long-term debt.................       6,853
                                                              ----------
  Long-term debt, excluding current installments............  $  123,081
                                                              ==========

The $100,000 note is secured by a real estate mortgage on property owned by two of the Company's shareholders and a $30,000 certificate of deposit. This note is insured by the Small Business Administration.

The remaining three notes, above, are secured by all inventory, chattel paper, accounts, equipment, and general intangibles.

                                WEBCENTRIC, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3. DEBT (CONTINUED)
The following is a summary of principal maturities of long-term debt during the next five years:

1999........................................................  $      6,853
2000........................................................         7,358
2001........................................................         7,715
2002........................................................         4,765
2003........................................................       103,095
2004........................................................           148
                                                              ------------
                                                              $    129,934
                                                              ============

NOTE 4. COMMITMENTS

The Company leases computer equipment under a capital lease. The economic substance of the lease is that the Company is financing the acquisition of the asset through the lease, and accordingly, it is recorded in the Company's assets and liabilities. The Company also leases facilities under operating lease agreements. The following is a summary of future minimum lease payments under capitalized leases and under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998:

                                                              ---------------------------
                                                               CAPITALIZED      OPERATING
                                                                    LEASES         LEASES
                                                              ------------   ------------
Year ending December 31:
  1999......................................................  $      7,379   $      6,661
  2000......................................................         9,839          1,651
  2001......................................................         9,839            413
  2002......................................................         1,166             --
                                                              ------------   ------------
    Total minimum lease payments............................        28,223   $      8,725
                                                                             ============
Inputed interest, at rates ranging from 10.0% to 17.1%......        (4,446)
                                                              ------------
    Present value of minimum capitalized lease payments.....        23,777
Current portion.............................................         5,627
                                                              ------------
    Long-term capitalized lease obligations.................  $     18,150
                                                              ============

Assets recorded under capital leases are included in property and equipment at December 31, 1998 are as follows:

Computer equipment..........................................  $   25,071
Accumulated depreciation....................................        (835)
                                                              ----------
                                                              $   24,236
                                                              ==========

Rental expense for operating leases amounted to $0, and $7,176, for the period August 15, 1997 (date of inception) to December 31, 1997 and year ended December 31, 1998, respectively.

                                WEBCENTRIC, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. CONCENTRATION OF CREDIT RISK

The Company's customers, while concentrated in the United States, are spread across diverse market sectors. For the year ended December 31, 1998, sales to three customers accounted for 38% of sales, with accounts receivable balances totaling $5,004 and no customers meeting the 10% threshold for the period
August 15, 1997 (date of inception) to December 31, 1997. The Company's accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible. The Company establishes its allowance for doubtful accounts based upon the credit risk of specific customers, historical trends, and other information.

NOTE 6. SUBSEQUENT EVENTS

Effective May 1, 1999, the Company became a "C Corporation" in which the Company uses the asset and liability method to account for income taxes.

On May 19, 1999, the Company effected a 13.12-to-1 stock split, which has been given retroactive effect in the accompanying financial statements.

During May, 1999, 24,000 shares of preferred stock with a par value of $.01 were authorized, issued, and outstanding. The cumulative preferred stock pays 8% preferential dividends and is convertible to common stock at the holder's option at a price of $41.66. The preferred stock is redeemable after five years at either the holder's or Company's option. The holder can redeem the stock at a price per share equal to the original cost plus all accumulated dividends plus a default premium. The Company can redeem at the original cost plus all accrued and unpaid dividends. Accumulated dividends are immediately due and payable upon conversion into common stock or if the Company is sold.

During May 1999, the Company adopted a stock option plan (the "Plan"). A total of 18,000 shares of common stock have been reserved for issuance pursuant to the Plan. In September 1999, the Company's shareholders granted options to employees of the Company with an exercise price of $1.00, which was below the fair value of the common stock on the date of grant. The related compensation expense was minimal and not recorded for these grants. Had compensation cost for the stock option grants been determined using the fair value method, the Company's net loss would have been unaffected.

During November, the Company arranged for the purchase of additional computer equipment totaling approximately $128,200, with payments being made over a three year period. The financing arrangement is guaranteed by two shareholders of the Company.

Effective December 16, 1999, the Company was acquired in a stock purchase by ShopNow.com, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ShopNow.com Inc.:

We have audited the accompanying balance sheet of SpeedyClick, Corp. (a California corporation) as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (September 1, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpeedyClick, Corp. as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (September 1, 1998) to December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Seattle, Washington,
November 24, 1999

                               SPEEDYCLICK, CORP.

                                 BALANCE SHEETS

                                                              ----------------------------
                                                               DECEMBER 31,   NOVEMBER 12,
                                                                       1998           1999
                                                              -------------   ------------
                                                                              (UNAUDITED)
ASSETS

Current assets:
  Cash......................................................  $      4,272    $     19,863
  Accounts receivable, net of allowance of $0 and $13,900...            --         217,247
                                                              ------------    ------------
    Total current assets....................................         4,272         237,110

Property and equipment, at cost, net of $0 and $27,137 of
  accumulated depreciation..................................            --         158,054

Other assets................................................         2,477          18,714
                                                              ------------    ------------
    Total assets............................................  $      6,749    $    413,878
                                                              ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................  $         --    $    131,503
  Accrued compensation and benefits.........................        10,558          94,631
  Accrued expenses..........................................            --          50,000
  Deferred revenue..........................................            --          29,404
  Current portion of notes payable and other long-term
    liabilities.............................................            --          36,858
                                                              ------------    ------------
    Total current liabilities...............................        10,558         342,396

Notes payable and other long-term liabilities, net of
  current portion...........................................            --          19,782
                                                              ------------    ------------
Total liabilities...........................................        10,558         362,178
                                                              ------------    ------------
Stockholders' equity (deficit):
  Preferred stock, no par value; 0 and 1,000,000 shares
    authorized; 0 and 535,000 shares issued and outstanding;
    preference in liquidation of $535,000 at November 12,
    1999....................................................            --         535,000
  Common stock and paid-in capital, $0.01 par value;
    10,000,000 and 7,000,000 shares authorized; 4,999,995
    and 5,378,020 issued and outstanding, respectively......        31,000         413,803
Accumulated deficit.........................................       (34,809)       (897,103)
                                                              ------------    ------------
Total stockholders' equity (deficit)........................        (3,809)         51,700
                                                              ------------    ------------

Total liabilities and stockholders' deficit.................  $      6,749    $    413,878
                                                              ============    ============

          The accompanying notes are an integral part of these sheets.

                               SPEEDYCLICK, CORP.

                            STATEMENTS OF OPERATIONS

                                                              ----------------------------------------
                                                                       PERIOD FROM
                                                                         INCEPTION
                                                               (SEPTEMBER 1, 1998)     JANUARY 1, 1999
                                                                                TO                  TO
                                                                 DECEMBER 31, 1998   NOVEMBER 12, 1999
                                                              --------------------   -----------------
                                                                                        (UNAUDITED)
Revenues....................................................  $                 --   $         646,870
                                                              --------------------   -----------------
Operating expenses:
  Sales and marketing.......................................                 4,188             913,849
  General and administrative................................                 2,490             405,231
  Research and development..................................                28,131             186,722
                                                              --------------------   -----------------
    Total operating expenses................................                34,809           1,505,802
                                                              --------------------   -----------------
Loss from operations........................................               (34,809)           (858,932)

Interest expense, net.......................................                    --              (3,362)
                                                              --------------------   -----------------
Net loss....................................................  $            (34,809)  $        (862,294)
                                                              ====================   =================

        The accompanying notes are an integral part of these statements.

                               SPEEDYCLICK, CORP.

                            STATEMENTS OF CASH FLOWS

                                                              -----------------------------------------
                                                              PERIOD FROM INCEPTION     JANUARY 1, 1999
                                                                (SEPTEMBER 1, 1998)                  TO
                                                               TO DECEMBER 31, 1998   NOVEMBER 12, 1999
                                                              ---------------------   -----------------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $            (34,809)   $        (862,294)
  Adjustments to reconcile net loss to net cash used in
    operating activities -
  Depreciation..............................................                    --               27,137
  Changes in operating assets and liabilities:..............
  Accounts receivable.......................................                    --             (217,247)
  Other assets..............................................                (2,477)             (16,237)
  Accounts payable..........................................                    --              131,503
  Accrued compensation, benefits and expenses...............                10,558              134,073
  Deferred revenue..........................................                    --               29,404
                                                              --------------------    -----------------
  Net cash used in operating activities.....................               (26,728)            (773,661)
                                                              --------------------    -----------------
Cash flows from investing activities:
  Purchases of property and equipment.......................                    --             (114,258)
                                                              --------------------    -----------------
  Net cash used in investing activities.....................                    --             (114,258)
                                                              --------------------    -----------------
Cash flows from financing activities:
  Sales of common stock.....................................                 9,000              114,500
  Sales of Series A preferred stock.........................                    --              435,000
  Exercise of common stock options..........................                    --                8,303
  Capital contributions by founders.........................                22,000               60,000
  Borrowings on notes payable...............................                    --              300,000
  Repayments of notes payable...............................                    --              (14,293)
                                                              --------------------    -----------------
  Net cash provided by financing activities.................                31,000              903,510
                                                              --------------------    -----------------
Net increase in cash........................................                 4,272               15,591

Cash, beginning of period...................................                    --                4,272
                                                              --------------------    -----------------
Cash, end of period.........................................  $              4,272    $          19,863
                                                              ====================    =================
Supplemental disclosure of cash flow information and noncash activities:
  Cash paid for interest....................................  $                 --    $           3,362
  Conversion of notes payable into Series A preferred
    stock...................................................  $                 --    $         100,000
  Conversion of notes payable into common stock.............  $                 --    $         200,000
  Property and equipment acquired under notes payable.......  $                 --    $          70,933

        The accompanying notes are an integral part of these statements.

                               SPEEDYCLICK, CORP.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                      --------------------------------------------------------------------------------
                                                                 SERIES A PREFERRED
                                           COMMON STOCK                 STOCK                                    TOTAL
                                      -----------------------   ---------------------   ACCUMULATED      STOCKHOLDERS'
                                          SHARES       AMOUNT     SHARES       AMOUNT       DEFICIT   EQUITY (DEFICIT)
                                      ----------   ----------   --------   ----------   -----------   ----------------
Balances at inception...............         --     $     --         --     $     --    $        --    $           --
  Issuance of founders stock in
    exchange for cash and services
    rendered........................  4,999,995       31,000         --           --             --            31,000
  Net loss..........................         --           --         --           --        (34,809)          (34,809)
                                      ---------     --------    -------     --------    -----------    --------------
Balances, December 31, 1998.........  4,999,995       31,000         --           --        (34,809)           (3,809)
  Additional founders capital
    contribution....................         --       60,000         --           --             --            60,000
  Sales of preferred stock..........         --           --    435,000      435,000             --           435,000
  Sales of common stock.............    195,000      114,500         --           --             --           114,500
  Exercise of common stock options..     83,025        8,303         --           --             --             8,303
  Conversion of notes payable.......    100,000      200,000    100,000      100,000             --           300,000
  Net loss..........................         --           --         --           --       (862,294)         (862,294)
                                      ---------     --------    -------     --------    -----------    --------------
Balances, November 12, 1999
  (unaudited).......................  5,378,020     $413,803    535,000     $535,000    $  (897,103)   $       51,700
                                      =========     ========    =======     ========    ===========    ==============

        The accompanying notes are an integral part of these statements.

                               SPEEDYCLICK, CORP.
                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998
  (INFORMATION AS OF AND FOR THE PERIOD ENDED NOVEMBER 12, 1999 IS UNAUDITED.)

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS:

SpeedyClick, Corp., a California corporation, (the Company) was founded in September 1998 in Glendale, California. The Company operates a website offering various games and entertainment targeted toward women. The website went live in January 1999.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES:

UNAUDITED INTERIM FINANCIAL DATA

The unaudited interim financial statements as of September 30, 1999 and for the nine-month period then ended have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenues are generated primarily from click-through payments, interactive game sponsorships and e-mailings. The Company uses outside advertising agencies to obtain a significant portion of its advertising revenues. Revenues are recognized net of commissions paid to advertising agencies ratably over the term of the advertising contract or over the course of the sponsorship.

CASH

Cash consists of deposits in checking and savings accounts. The Company has no cash equivalents.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable.

To date, accounts receivable have been derived from revenues earned from customers located in the United States. Historically, credit losses have been minor and within management's expectations.

PROPERTY AND EQUIPMENT

Property and equipment consists primarily of computer equipment and furniture and is stated at cost. Depreciation is computed using the straight-line method over estimated useful lives, which are estimated to be three years.

                               SPEEDYCLICK, CORP.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
  (INFORMATION AS OF AND FOR THE PERIOD ENDED NOVEMBER 12, 1999 IS UNAUDITED.)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
SOFTWARE DEVELOPMENT

Under the criteria set forth in Statement of Financial Accounting Standards
(SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product, which the Company has defined as the completion of beta testing of a working product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. Amounts that could have been capitalized under this statement after consideration of the above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred and consist primarily of salaries, travel, materials, supplies and contract services.

STOCK COMPENSATION

The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock benefits.

NOTE 3. INCOME TAXES:

At December 31, 1998, a valuation allowance was recognized to offset the related deferred tax asset of approximately $10,200 due to the uncertainty of realizing the benefit of the Company's net operating loss carryforward. The need for this valuation allowance is subject to periodic review. If it is determined in a future period that it is more likely than not that the tax benefit of the carryforward will be realized, the reduction of the valuation allowance will be recorded as a reduction of the Company's income tax expense.

At December 31, 1998, the Company had a net operating loss carryforward of approximately $27,000, which expires in 2012. Under current tax law, net operating loss carryforwards available in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests.

NOTE 4. COMMITMENTS:

The Company operated in space provided to it by a related party for the period from inception to December 31, 1998, and accordingly, no rent expense was recorded in the accompanying financial statements. Had such expense been recorded, the effects on the accompanying financial statements would have been immaterial.

                               SPEEDYCLICK, CORP.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
  (INFORMATION AS OF AND FOR THE PERIOD ENDED NOVEMBER 12, 1999 IS UNAUDITED.)

NOTE 5. RELATED PARTY TRANSACTIONS:

Since formation, the founders did not receive salaries. Accordingly, no compensation expense was recorded by the Company. Additionally, certain operating expenses of the Company were paid on its behalf by the founders and certain related parties. No amounts funded by related parties have been recorded in the accompanying financial statements. The amounts funded related to operating expenses are not estimable and will not be repaid by the Company to the funding parties.

NOTE 6. SUBSEQUENT EVENTS:

AMENDMENT OF ARTICLES OF INCORPORATION

On April 19, 1999, the Company restated its articles of incorporation approving, among other things:

    - STOCK SPLIT - a 5.55555 for one stock split, which has been reflected in the accompanying financial statements as if it had occurred at inception.

    - STOCK INCENTIVE PLAN - the SpeedyClick, Corp. 1999 Stock Incentive Plan
      (Plan) was approved and a number of awards of stock options were granted to vest retroactive to the original hiring date of the employee. 375,000 shares are reserved for issuance under the Plan.

    - AUTHORIZED STOCK - The Company was authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company was authorized to issue is 7,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

BRIDGE LOAN FINANCING

On April 2, 1999, the Company issued a $100,000 convertible promissory note to an outside investor. The note accrued interest at the rate of five percent per year until the note was converted into 100,000 shares of Series A preferred stock on May 10, 1999.

SALE OF SERIES A PREFERRED STOCK

On May 10, 1999, the Company issued 535,000 shares of Series A Preferred Stock, of which 100,000 shares were issued upon conversion of a bridge loan, while the remaining were sold for cash. Dividends are payable at a rate of $.08 per share when declared and are non-cumulative. The holders of these shares were entitled to receive a preference in liquidation equal to the original issuance price plus any declared but unpaid dividends.

SALE OF COMMON STOCK

On May 10, 1999, the Company issued 145,000 shares of common stock to investors at $0.10 per share. These shares have the same rights and preferences as the previously issued common shares granted at inception.

NOTES PAYABLE

The Company obtained a $200,000 loan from an outside investor and a $100,000 loan from one of the founders during August and September 1999. The $200,000 loan was subsequently converted into 100,000 shares of common

                               SPEEDYCLICK, CORP.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998
  (INFORMATION AS OF AND FOR THE PERIOD ENDED NOVEMBER 12, 1999 IS UNAUDITED.)

NOTE 6. SUBSEQUENT EVENTS: (CONTINUED)
stock prior to the acquisition by ShopNow.com Inc. (ShopNow) on November 12, 1999 as discussed below. The $100,000 loan was repaid by ShopNow in conjunction with the acquisition.

CAPITAL LEASES

Subsequent to year-end, the Company obtained a number of computers under capital leases. As of September 30, 1999, the Company's other long-term liabilities consist of capital lease obligations. Total capital lease commitments of the Company as of December 31, 1998 including interest were as follows:

2000........................................................  $  52,800
2001........................................................     14,000
2002........................................................      8,000
2003 and thereafter.........................................         --
                                                              ---------
                                                              $  74,800
                                                              =========

ACQUISITION BY SHOPNOW.COM

On November 12, 1999, the Company was acquired by ShopNow.

                                                                       ANNEX A-I


                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                SHOPNOW.COM INC.
                            SHAMU ACQUISITION, INC.
                                      AND
                                UBARTER.COM INC.
                          DATED AS OF JANUARY 20, 2000

                                    CONTENTS


ARTICLE I -- THE MERGER..................................................      A-1
    1.1      The Merger..................................................    A-I-1
    1.2      The Closing.................................................    A-I-1
    1.3      Effective Date and Time.....................................    A-I-1
    1.4      Articles of Incorporation of the Surviving Corporation......    A-I-2
    1.5      Bylaws of the Surviving Corporation.........................    A-I-2
    1.6      Directors and Officers......................................    A-I-2
    1.7      Conversion of Shares........................................    A-I-2
             1.7.1 Exchange Ratio........................................    A-I-2
             1.7.2 Exchange of Certificates..............................    A-I-4
             1.7.3 No Fractional Shares..................................    A-I-4
             1.7.4 No Further Transfers..................................    A-I-5
    1.8      Amendment to Provide for Alternative Merger Structures......    A-I-5
    1.9      Option Grants...............................................    A-I-5

ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............    A-I-5
    2.1      Organization................................................    A-I-6
    2.2      Enforceability..............................................    A-I-6
    2.3      Capitalization..............................................    A-I-6
    2.4      Subsidiaries and Affiliates.................................    A-I-7
    2.5      No Approvals; No Conflicts..................................    A-I-7
    2.6      SEC Documents; Financial Statements.........................    A-I-8
    2.7      Absence of Certain Changes or Events........................    A-I-9
    2.8      Taxes.......................................................   A-I-10
    2.9      Property....................................................   A-I-11
    2.10     Contracts...................................................   A-I-12
             2.10.1 Material Contracts...................................   A-I-12
             2.10.2 Required Consents....................................   A-I-13
    2.11     Claims and Legal Proceedings................................   A-I-13
    2.12     Labor and Employment Matters................................   A-I-13
    2.13     Employee Benefit Plans......................................   A-I-14
             2.13.1 Employee Benefit Plan Listing........................   A-I-14
             2.13.2 Documents Provided...................................   A-I-14
             2.13.3 Compliance...........................................   A-I-15
             2.13.4 Qualification........................................   A-I-15
             2.13.5 Contributions and Premium Payments...................   A-I-15
             2.13.6 Related Employers....................................   A-I-15
             2.13.7 Certain Pension Plans................................   A-I-15
             2.13.8 Post-Termination Benefits............................   A-I-15
             2.13.9 Parachute Payments...................................   A-I-16
             2.13.10 Suits, Claims and Investigations....................   A-I-16
             2.13.11 Payments Resulting from Transactions................   A-I-16
             2.13.12 Definitions.........................................   A-I-16
    2.14     Intellectual Property.......................................   A-I-17
             2.14.1 General..............................................   A-I-17
             2.14.2 Company Technology...................................   A-I-17
             2.14.3 Third Party Technology...............................   A-I-17
             2.14.4 Trademarks...........................................   A-I-18
             2.14.5 Intellectual Property Rights.........................   A-I-18
             2.14.6 Maintenance of Rights................................   A-I-18
             2.14.7 Third Party Claims...................................   A-I-18
             2.14.8 Infringement by the Company..........................   A-I-18



                                     A-I-i

             2.14.9 Confidentiality......................................   A-I-19
             2.14.10 Warranty Against Defects............................   A-I-19
             2.14.11 Domain Names........................................   A-I-19
             2.14.12 Year 2000...........................................   A-I-19
             2.14.13 Participating Developers............................   A-I-20
    2.15     Corporate Books and Records.................................   A-I-20
    2.16     Licenses, Permits, Authorizations, etc......................   A-I-20
    2.17     Compliance With Laws........................................   A-I-20
    2.18     Insurance...................................................   A-I-21
    2.19     Brokers or Finders..........................................   A-I-21
    2.20     Absence of Questionable Payments............................   A-I-21
    2.21     Bank Accounts...............................................   A-I-21
    2.22     Customers and Suppliers.....................................   A-I-21
    2.23     Accounts Receivable.........................................   A-I-22
    2.24     Creditors' List.............................................   A-I-22
    2.25     Insider Interests...........................................   A-I-22
    2.26     Compliance With Environmental Laws..........................   A-I-22
    2.27     Information Supplied by the Company.........................   A-I-23
    2.28     Full Disclosure.............................................   A-I-23
    2.29     Hart-Scott-Rodino...........................................   A-I-23

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF SHOPNOW.COM AND MERGER
SUB......................................................................   A-I-23
    3.1      Organization................................................   A-I-23
    3.2      Enforceability..............................................   A-I-23
    3.3      Securities..................................................   A-I-24
             No Approvals or Notices Required; No Conflicts With
    3.4        Instruments...............................................   A-I-24
    3.5      Information Supplied by ShopNow.com or Merger Sub...........   A-I-24
    3.6      Full Disclosure.............................................   A-I-24
    3.7      Capitalization..............................................   A-I-25
    3.8      SEC Documents; Financial Statements.........................   A-I-25
    3.9      Compliance With Laws........................................   A-I-25
    3.10     Tax Matters.................................................   A-I-26

ARTICLE IV -- CONDITIONS PRECEDENT TO OBLIGATIONS OF SHOPNOW.COM AND
MERGER SUB...............................................................   A-I-26
    4.1      Accuracy of Representations and Warranties..................   A-I-26
    4.2      Performance of Agreements...................................   A-I-26
    4.3      Opinion of Counsel for the Company..........................   A-I-26
    4.4      Compliance Certificate......................................   A-I-26
    4.5      Material Adverse Change.....................................   A-I-27
    4.6      Approvals and Consents......................................   A-I-27
    4.7      Proceedings and Documents; Secretary's Certificate..........   A-I-27
    4.8      Non-U.S. Real Property Holding Corporation Affidavit........   A-I-27
    4.9      Compliance With Laws........................................   A-I-27
    4.10     Legal Proceedings...........................................   A-I-27
    4.11     Noncompetition Arrangements.................................   A-I-27
    4.12     Termination of Certain Agreements...........................   A-I-28
             Exercise or Termination of Stock Purchase Rights; Conversion
    4.13       of Convertible Securities.................................   A-I-28
    4.14     Company Option Plan.........................................   A-I-28
    4.15     Consents to Merger..........................................   A-I-28
    4.16     Resignations................................................   A-I-28
    4.17     Tax Clearance Certificates..................................   A-I-28
    4.18     Releases of Liens...........................................   A-I-28
    4.19     Stockholder Approval........................................   A-I-29
    4.20     Affiliate Letters...........................................   A-I-29



                                     A-I-ii

    4.21     Voting Agreements...........................................   A-I-29
    4.22     S-4.........................................................   A-I-29
    4.23     Agreements With Certain Stockholders of the Company.........   A-I-29
    4.24     Employment and Consulting Agreements........................   A-I-29
    4.25     Lock-Up Agreements..........................................   A-I-29
    4.26     Tax Opinion.................................................   A-I-29
    4.27     No Dissenters Rights........................................   A-I-30
    4.28     Board Actions...............................................   A-I-30

ARTICLE V -- CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..........   A-I-30
    5.1      Accuracy of Representations and Warranties..................   A-I-30
    5.2      Performance of Agreements...................................   A-I-30
    5.3      Compliance Certificate......................................   A-I-30
    5.4      Legal Proceedings...........................................   A-I-30
    5.5      Material Adverse Change.....................................   A-I-30
    5.6      Approvals and Consents......................................   A-I-31
    5.7      Compliance With Laws........................................   A-I-31
    5.8      Opinion of Counsel..........................................   A-I-31
    5.9      S-4.........................................................   A-I-31
    5.10     Tax Opinion.................................................   A-I-31

ARTICLE VI -- COVENANTS..................................................   A-I-31
    6.1      Conduct of Business by the Company Pending the Merger.......   A-I-31
    6.2      Access to Information; Confidentiality......................   A-I-32
    6.3      No Alternative Transactions.................................   A-I-33
    6.4      Notification of Certain Matters.............................   A-I-34
    6.5      Further Action; Commercially Reasonable Efforts.............   A-I-34
    6.6      Publicity...................................................   A-I-34
    6.7      Bring-Down Capitalization Schedule..........................   A-I-34
    6.8      Execution of All Operative Documents........................   A-I-34
    6.9      Stockholder Approval........................................   A-I-34
    6.10     Preparation of S-4..........................................   A-I-35
    6.11     ShopNow.com Common Stock....................................   A-I-35
    6.12     Retirement of Indebtedness..................................   A-I-35

ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER.........................   A-I-35
    7.1      Termination.................................................   A-I-35
    7.2      Effect of Termination.......................................   A-I-36

ARTICLE VIII -- GENERAL..................................................   A-I-36
    8.1      Survival....................................................   A-I-36
    8.2      Tax Matters -- Reorganization Treatment.....................   A-I-36
    8.3      Expenses....................................................   A-I-36
    8.4      Notices.....................................................   A-I-37
    8.5      Severability................................................   A-I-37
    8.6      Entire Agreement............................................   A-I-38
    8.7      Assignment..................................................   A-I-38
    8.8      Parties in Interest.........................................   A-I-38
    8.9      Governing Law; Venue........................................   A-I-38
    8.10     Headings....................................................   A-I-38
    8.11     Counterparts................................................   A-I-38
    8.12     Waiver of Jury Trial........................................   A-I-38
    8.13     Amendment...................................................   A-I-38
    8.14     Waiver......................................................   A-I-38



                                    A-I-iii

EXHIBITS

2       --   Company Disclosure Memorandum
4.3     --   Form of Opinion of Counsel for the Company
4.8     --   FIRPTA Affidavit
4.11    --   Form of Confidentiality, Invention Assignment and
             Non-Raiding Agreement
4.20    --   Form of Affiliate Letter
4.21    --   Form of Voting Agreement
4.24A   --   Form of Employment Agreement
4.24B   --   Form of Consulting Agreement
4.25A   --   Form of Lock-Up Agreement between ShopNow.com and White
4.25B   --   Form of Lock-Up Agreement between ShopNow.com and New
             Horizons, LP
5.8     --   Form of Opinion of Perkins Coie


                                     A-I-iv

                          AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger ("AGREEMENT") dated as of January 20, 2000, by and among ShopNow.com Inc., a Washington corporation ("SHOPNOW.COM"), Shamu Acquisition, Inc., a Washington corporation and wholly owned subsidiary of ShopNow.com ("MERGER SUB") and Ubarter.com Inc., a Nevada corporation (the "COMPANY").

                                    RECITALS

    A. The Company ShopNow.com and Merger Sub believe it advisable and in their respective best interests to effect a merger of the Company and Merger Sub pursuant to this Agreement (the "MERGER").

    B. The Board of Directors of the Company have approved this Agreement and the Merger as required by applicable law.

    C. The Boards of Directors of ShopNow.com and Merger Sub have approved this Agreement and the Merger as required by applicable law.

    D.  It is intended that the Merger will qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

                                   AGREEMENT

In consideration of the terms hereof, the parties hereto agree as follows:

                            ARTICLE I -- THE MERGER

1.1  THE MERGER

Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate existence of the Company shall cease and the Company shall be merged with and into Merger Sub (Merger Sub as the surviving corporation after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION") and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the state of Washington and the state of Nevada and other applicable law.

1.2  THE CLOSING

Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place on the earliest practicable business day (the "CLOSING DATE") after the satisfaction or waiver of the conditions set forth in Articles IV and V at 10 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, or such other date, time or location as ShopNow.com and the Company shall agree.

1.3  EFFECTIVE DATE AND TIME

On the Closing Date and subject to the terms and conditions hereof, articles of merger and a certificate of merger (the "ARTICLES OF MERGER"), complying with the applicable provisions of the Washington Business Corporation Act ("WASHINGTON LAW") and the Nevada General Corporation Law ("NEVADA LAW") and in such form and executed in such manner as required by Washington Law and Nevada Law, shall be delivered for filing with the Secretary of State of the state of Washington (the "WASHINGTON SECRETARY") and the Secretary of State of the state of Nevada (the "NEVADA SECRETARY"). The Merger shall become effective on the date (the "EFFECTIVE DATE") and at the time (the "EFFECTIVE TIME") of filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger as filed. If the Washington Secretary or the Nevada Secretary requires any changes in the Articles of Merger as a condition to filing or issuing its certificate to the effect that the Merger is effective, ShopNow.com, Merger Sub and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

                                     A-I-1

1.4  ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

At the Effective Time, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that
Article I thereof shall be amended to read as follows: "The name of this corporation is Ubarter.com Inc." Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.5  BYLAWS OF THE SURVIVING CORPORATION

At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

1.6  DIRECTORS AND OFFICERS

At the Effective Time, the directors and officers of the Company shall resign and the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of Merger Sub shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.7  CONVERSION OF SHARES

    1.7.1   EXCHANGE RATIO

    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

        (a) All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.

        (b) Each issued and outstanding share of common stock, par value $.001 per share, of the Company (the "COMPANY COMMON STOCK") that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from ShopNow.com a number of shares of ShopNow.com common stock, par value $.001 per share (the "SHOPNOW.COM COMMON STOCK"), determined by dividing (a) the ShopNow.com Base Shares (as defined below) by
    (b) the Fully Diluted Common Stock Number (as defined below). The quotient derived in Section 1.7.1(b) shall be rounded to three decimal points and shall be referred to herein as the "EXCHANGE RATIO." The "SHOPNOW.COM BASE SHARES" shall mean the total number of shares of ShopNow.com Common Stock to be issued in the Merger, which shall be equal to the number of shares determined by dividing (a) $44,900,000 by (b) $17.31 (the "BASE PRICE"). The "FULLY DILUTED COMMON STOCK NUMBER" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis, as set forth on SCHEDULE 2.3 to the Company Disclosure Memorandum, which calculation assumes (x) the exercise on a cash or cashless basis, as the case may be, of all outstanding rights, warrants or options, vested or unvested, to acquire Company Common Stock, regardless of restrictions on exercise or conversion and (y) the conversion of all outstanding securities and notes convertible at any time into Company Common Stock (such rights, warrants, notes, options and convertible securities referenced in clauses (x) and (y) being referred to herein as "STOCK PURCHASE RIGHTS"); provided, however, that the term "Fully Diluted Common Stock Number" shall not include (i) the convertible note referenced in that certain letter agreement dated December 9, 1999 between Momentous Inc. Pension and Trust ("MOMENTOUS") and the Company (the "MOMENTOUS NOTE"),
    (ii) that certain Convertible Promissory Note in favor of Alpine Capital LLC ("ALPINE CAPITAL") dated August 27, 1999 (the "ALPINE CAPITAL NOTE"),
    (iii) that certain Convertible Promissory Note, dated December 22, 1999 (the "SHOPNOW.COM NOTE"), and any (iv) options granted pursuant to that stock option agreement dated Jul 26, 1999, between Astra Ventures LLC ("ASTRA VENTURES") and the Company that are unexercised as of the Effective Time, provided that such options terminate as of the Effective Time by their terms or by later agreement of Astra Ventures. The shares of ShopNow.com Common Stock so issued shall be referred to herein as the "CLOSING SHARES." The number of shares of ShopNow.com Common Stock to be

                                     A-I-2
    issued at the Closing to each stockholder under this Section 1.7.1(b) shall be calculated by aggregating all shares of Company Common Stock held by each such stockholder, so that such number of shares of ShopNow.com Common Stock to be issued shall be equal to the number of shares of Company Common Stock held by such stockholder multiplied by the Exchange Ratio, with fractional shares rounded up to the nearest whole number pursuant to Section 1.7.3 hereof.

        (c) The aggregate number of Closing Shares shall be subject to adjustment as follows:

            (i) In the event that any Company Liability (as defined below) exists as of the date that is immediately prior to the Closing Date, the aggregate number of Closing Shares shall be reduced by that number of shares of ShopNow.com Common Stock determined by dividing the dollar amount of the Company Liability by the Base Price. "COMPANY LIABILITY" shall mean all liabilities, debts or obligations, contingent or otherwise, existing as of the Closing Date immediately prior to the Effective Time, the value of which shall not exceed the value of the ShopNow.com Base Shares (as measured by multiplying the Base Price by the number of ShopNow.com Base Shares), including without limitation, all outstanding liability to (1) Astra Ventures, (2) employees of the Company based on change of control provisions in such employees' respective employment agreements, (3) Alpine Capital, (4) Bob Bagga, as an earn-out under a Share Purchase Agreement among Bob Bagga, International Barter Corp. and Barter Business Exchange Inc., dated February 28, 1999 and promissory note dated Marc 2, 1999 (the "BBE PURCHASE AGREEMENT AND NOTE"), (5) Momentous and (6) various lessors, lenders and vendors created in connection with the execution of miscellaneous leases and other agreements; provided, however, that Company Liability shall not include, in each case existing at the Closing, (x) any outstanding indebtedness and accrued interest payable to ShopNow.com pursuant to the ShopNow.com Note, (y) any payables or accrued expenses incurred in the ordinary course of business (provided such payables and accrued expenses do not exceed in the aggregate $225,000) and (z) any non-cash or barter trade dollar liabilities. Any outstanding liability referenced in
       (1) through (6) above shall be deemed a Company Liability in the event such liability is retired or paid off prior to the Effective Time. The dollar amount of Company Liability shall be reduced by any amounts received by the Company from option holders or warrant holders as a result of the cash exercise of stock options or warrants between the date hereof and the Effective Date. The Company shall cause to be prepared and delivered to ShopNow.com, on the date that is two days immediately prior to the Closing Date, a schedule, certified by the Company's Chief Financial Officer and in form and substance satisfactory to ShopNow.com, as to the dollar amount of the Company Liability, which schedule shall include a break down of the dollar amounts of each liability, debt and obligation comprising the Company Liability.

           (ii) In the event ShopNow.com reasonably determines between the date hereof and March 1, 2000 as a result of its financial due diligence investigation and tax assessment of the Company that the Company and its subsidiaries, taken as a whole, have liabilities or obligations (whether absolute, accrued or contingent) that are not (a) accrued or reserved against in the Company Balance Sheet (as defined in Section 2.6) or reflected in the notes thereto, (b) disclosed in the financial statements of the Company filed as a part of the Company SEC Documents (as defined in Section 2.6) or (c) disclosed in the Company Disclosure Memorandum (as defined in the preamble to Article II) (an "UNDISCLOSED LIABILITY"), then the aggregate number of Closing Shares shall be reduced by that number of shares of ShopNow.com Common Stock determined by dividing the aggregate dollar amount of such Undisclosed Liabilities (up to $1,000,000) by the Base Price. In the event that ShopNow.com's accountants and the Company's accountants disagree as to whether a liability or obligation is an Undisclosed Liability (a "DISPUTED LIABILITY"), then ShopNow.com and the Company shall cause such accountants to promptly choose an independent financial expert mutually agreeable to the Company's accountants and ShopNow.com's accountants, and such independent financial expert shall determine whether the Disputed Liability is an Undisclosed Liability. The fees of such independent financial expert shall be paid by ShopNow.com, provided, however, that if such independent financial expert determines that the Disputed Liability is an Undisclosed Liability, the amount of such fees shall reduce the number of Closing Shares by treating such amount as if it were an Undisclosed Liability. Undisclosed payables and expenses incurred in the ordinary

                                     A-I-3
       course of business shall not be deemed Undisclosed Liabilities, provided that such payables and expenses do not exceed $225,000.

        (d) Holders of shares of Company Common Stock who have complied with all the requirements for perfecting dissenters' rights, as required under Nevada Law, shall be entitled to their rights under Nevada Law with respect to such shares (the "DISSENTING SHARES"). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent the right to receive the shares of ShopNow.com Common Stock to which such holder is then entitled under this Agreement and Nevada Law, without interest thereon and upon surrender of the certificate representing such shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a Shareholder who has perfected dissenters' rights for such shares in accordance with Nevada Law shall not be converted into ShopNow Common Stock pursuant to this Section 1.7.1.

    1.7.2   EXCHANGE OF CERTIFICATES

        (a) As soon as practicable after the Effective Time, ShopNow.com shall cause Continental Stock Transfer & Trust (the "EXCHANGE AGENT") to mail to each holder of record of Company Common Stock as of the Effective Time
    (i) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the certificates of Company Common Stock shall pass, only upon delivery of such certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of such certificates in exchange for certificates representing ShopNow.com Common Stock. Upon surrender of a certificate of Company Common Stock for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such certificate shall be entitled to receive in exchange therefor the number of whole shares of ShopNow.com Common Stock to which the holder of Company Common Stock is entitled pursuant to Section 1.7.1 hereof. The certificate so surrendered shall forthwith be canceled. Notwithstanding any other provision of this Agreement, until holders of certificates of Company Common Stock have surrendered them for exchange as provided herein, (i) no dividends or other distributions shall be paid with respect to any shares represented by such certificates, and (ii) without regard to when such certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions. Upon surrender of a certificate of Company Common Stock, there shall be paid to the holder of such certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of ShopNow.com Common Stock represented by the certificate or certificates issued upon such surrender. If any certificate for ShopNow.com Common Stock is to be issued in a name other than in which the certificate of Company Common Stock surrendered in exchange therefore is registered, it shall be a condition of such exchange that the person requesting such exchange pay any transfer or other taxes required by reason of the issuance of certificates for such shares of ShopNow.com Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. In connection with its undertakings pursuant to this Section 1.7.2, the Exchange Agent shall be entitled to withhold any income taxes as required by the Code.

        (b) The shares of ShopNow.com Common Stock that each stockholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time, and no interest shall accrue on any of the Closing Shares.

    1.7.3   NO FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of ShopNow.com Common Stock shall be issued by virtue of the Merger. The aggregate number of shares of ShopNow.com Common Stock a stockholder is entitled to receive pursuant to Section 1.7.1(b) shall be rounded to the nearest whole number of shares, with .5 being rounded up.

                                     A-I-4

    1.7.4   NO FURTHER TRANSFERS

    After the Effective Time, there shall be no transfers of any shares of Company Common Stock on the stock transfer books of the Surviving Corporation. Any ShopNow.com Common Stock made available to the Exchange Agent and not exchanged for certificates of Company Common Stock within one year after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing Company Common Stock and unclaimed at the end of such one year period shall be redelivered or repaid by the Exchange Agent to ShopNow.com, after which time any holder of certificates of Company Common Stock who has not theretofore delivered or surrendered such certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to ShopNow.com for payment of the ShopNow.com Common Stock and any such dividends or distributions. Notwithstanding any provision of this Agreement, none of ShopNow.com, the Exchange Agent, the Surviving Corporation or any other party hereto shall be liable to any holder of Company Common Stock for any ShopNow.com Common Stock or dividends or distributions delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

1.8  AMENDMENT TO PROVIDE FOR ALTERNATIVE MERGER STRUCTURES

If at any time prior to the Closing Date, ShopNow.com elects to have the Company be the Surviving Corporation or elects to have the Company merge directly into ShopNow.com or to have a different subsidiary of ShopNow.com merge with the Company in a forward or reverse triangular merger, the parties shall promptly enter into an amendment to this Agreement to so provide, so long as such action does not result in a breach of a representation or warranty set forth in
Article II, or the inability to satisfy any of the conditions set forth in Articles IV and V hereof.

1.9  OPTION GRANTS

No later than thirty days after the Effective Time, ShopNow.com will act to grant nonqualified stock options (the "NEW OPTIONS") under its Amended and Restated 1999 Non-Officer Stock Option Plan, or such other plan having substantially similar terms as ShopNow.com shall determine in its sole discretion, to acquire an aggregate of 600,000 shares of ShopNow.com Common Stock in the numbers specified and to the members of the management of the Company immediately prior to the Effective Time (the "MANAGEMENT MEMBERS") and to employees of the Company immediately prior to the Effective Time (the "RETAINED EMPLOYEES"), who have been offered and accepted employment with ShopNow.com or the Surviving Corporation and commence employment with ShopNow.com or the Surviving Corporation after the Effective Time (with the allocation of such grants among such Management Members and Retained Employees to be mutually acceptable to ShopNow.com and Liad Meidar and Steven White, except that 250,000 of such New Options shall be allocated to Liad Meidar). Such New Options shall have an exercise price of $15.58 per share. One-third of the New Options shall be vested upon the one-year anniversary of the Closing Date, and the remaining balance of the New Options shall vest on a quarterly basis over a period of two years following the one-year anniversary of the Closing Date.

                       ARTICLE II -- REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

Except as is otherwise set forth with appropriate Section references in the Company Disclosure Memorandum attached as EXHIBIT 2 (the "COMPANY DISCLOSURE MEMORANDUM"), each of which exceptions shall specifically identify or cross-reference the provision of this Article II to which such exception relates, and in order to induce ShopNow.com and Merger Sub to enter into and perform this Agreement and the other agreements and documents attached hereto as exhibits that are required to be completed and/or executed pursuant to this Agreement (collectively, the "OPERATIVE DOCUMENTS"), the Company represents and warrants to ShopNow.com and Merger Sub as of the date of this Agreement and as of the Closing Date as follows in this Article II. For the purposes of Sections
2.7 through 2.29 of this Article II, the term "Company" shall refer to the Company and all of its subsidiaries.

                                     A-I-5

2.1  ORGANIZATION

The Company is a corporation duly organized and validly existing under the laws of the state of Nevada. The Company's subsidiaries are duly organized and validly existing under the laws of the jurisdictions in which they are organized. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Operative Documents delivered by the Company or to which the Company is a party, and to consummate, subject to the approval of the Merger by the stockholders of the Company, the transactions contemplated hereby and thereby. The Company and its subsidiaries are duly qualified and licensed as a foreign corporations to do business and are in good standing in each jurisdiction in which the character of the properties occupied, owned or held under lease or the nature of the business conducted by the Company and its subsidiaries makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the financial condition, property, business or results of operations of the Company and its subsidiaries, taken as a whole.

2.2  ENFORCEABILITY

All corporate action on the part of the Company and its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Operative Documents delivered by the Company or to which the Company is a party, the consummation of the Merger, and the performance of all the Company's obligations under this Agreement and the Operative Documents delivered by the Company or to which the Company is a party, has been taken, subject to the approval of the Merger by the stockholders of the Company. This Agreement and each of the Operative Documents to which the Company is a party, has been duly executed and delivered by the Company and this Agreement is, and each of the Operative Documents delivered by the Company or to which the Company is a party is, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

2.3  CAPITALIZATION

    (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, par value $.001 per share and 10,000,000 shares of Preferred Stock, none of which shares of Preferred Stock are issued and outstanding.

    (b) The issued and outstanding capital stock of the Company consists solely of 6,077,253 shares of Company Common Stock (collectively, the "OUTSTANDING SHARES"). The Outstanding Shares are, and immediately prior to the Closing will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. True and correct copies of the stock records of the Company showing all issuances of capital stock of the Company since inception have been delivered to ShopNow.com or its counsel.

    (c) As of the date of this Agreement and as of the Closing Date, and except as contemplated by this Agreement, there are no outstanding rights of first refusal or offer, preemptive rights, Stock Purchase Rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any stockholder of any shares of Company Common Stock or any securities convertible into or exchangeable for shares of Company Common Stock other than
(i) options to purchase up to (A) 679,000 shares of Company Common Stock that have been granted under the Company's 1998 Stock Option Plan (the "COMPANY OPTION PLAN"), (B) 630,000 shares of Company Common Stock that have been granted pursuant to a stock option agreement dated July 26, 1999, between Astra Ventures and the Company, (C) 40,000 shares of Company Common Stock that have been granted pursuant to a stock option agreement between Kevin Andersen and the Company, (ii) 1,333,333 shares of Company Common Stock issuable upon conversion of that certain Convertible Promissory Note dated August 27, 1999 in favor of Alpine Capital LLC (the "ALPINE CAPITAL NOTE"), (iii) 183,333 shares of Company Common Stock issuable upon exercise of that certain warrant dated Augus 27, 1999 issued to Alpine Capital LLC (the "ALPINE CAPITAL WARRANT"), (iv) 706,000 shares of Company Common Stock issuable upon exercise of outstanding E Warrants and
(v) shares of Company Common Stock issuable upon conversion of the Momentous Note. Set forth on SCHEDULE 2.3 to the Company Disclosure Memorandum is a spreadsheet accurately reflecting the number of options and other Stock

                                     A-I-6

Purchase Rights outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof and, in each case, the identities of the holders and an indication of their relationships to the Company (if any exist other than a security holder). The Company has delivered to ShopNow.com or its counsel true and correct copies of the Company Option Plan, all stock option agreements, board resolutions and exercise documentation relating to options granted thereunder and granted to Astra Ventures and Kevin Anderson and all agreements with respect to Stock Purchase Rights. SCHEDULE 2.3 to the Company Disclosure Memorandum also identifies all options, warrants or other Stock Purchase Rights that have been offered in connection with any employee or consulting agreement but that, as of the date hereof, have not been issued or granted.

    (d) Except as contemplated by this Agreement, the Company is not a party or subject to any agreement or understanding and there is no agreement or understanding between any Persons (as defined in Section 2.5) that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No stockholder or any affiliate thereof is indebted to the Company, and the Company is not indebted to any stockholder or any affiliate thereof. The Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

    (e) All rights of refusal, co-sale rights and registration rights granted by the Company with respect to the Company Common Stock or Stock Purchase Rights of the Company are described on SCHEDULE 2.3 to the Company Disclosure Memorandum.

    (f) All options, Stock Purchase Rights and shares of Company Common Stock have been granted or issued at fair market value, as determined by the Company's Board of Directors at the date of grant or issuance.

2.4  SUBSIDIARIES AND AFFILIATES

The Company does not own, directly or indirectly, any ownership, equity, or voting interest in, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.5  NO APPROVALS; NO CONFLICTS

The execution, delivery and performance of this Agreement and the Operative Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby will not

        (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company;

        (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "PERSON"), except for (i) approval by the stockholders of the Company, (ii) the filing of all documents necessary to consummate the Merger with the Washington Secretary and the Nevada Secretary, (iii) the filing of a premerger notification report and all other required documents by ShopNow.com and the Company, and the expiration of all applicable waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (iv) any filings with the Securities and Exchange Commission (the "SEC") including such reports and information as may be required under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act and the rules and regulations promulgated by the SEC under the Exchange Act or the Securities Act and the declaration of the effectiveness of the S-4 (as defined in Section 2.27) by the SEC;

        (c) result in a default under (with or without the giving of notice or lapse of time, or both), or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which its assets are subject;

                                     A-I-7

        (d) result in the creation of any liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances or other adverse claims of interest of any kind (each, an "ENCUMBRANCE") upon any assets of the Company or the Outstanding Shares;

        (e) conflict with or result in a breach of or constitute a default under any provision of the Company's Articles of Incorporation or Bylaws, or

        (f) invalidate or adversely affect any permit, license or authorization or status used in the conduct of the Company's business.

2.6  SEC DOCUMENTS; FINANCIAL STATEMENTS

    (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since June 8, 1998 (the date the Company first became a reporting Company under the Exchange Act) through the date of this Agreement (collectively, the "COMPANY SEC DOCUMENTS"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Company included in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS") complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in the Company's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as described in the notes thereto. The balance sheet of the Company as of September 30, 1999 is herein referred to as the "COMPANY BALANCE SHEET".

    (b) The Company has delivered to ShopNow.com copies of the Company's unaudited consolidated balance sheet as of September 30, 1999, and income statement and statement of cash flows for the period ended September 30, 1999. Such financial statements: (i) are in accordance with the books and records of the Company; (ii) fairly present in all material respects the Company's financial condition at the date therein indicated and the results of operations for the period therein indicated and the results of operations for the period therein specified; and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except for the absence of any footnotes required by GAAP).

    (c) The Company has heretofore furnished to ShopNow.com a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

    (d) The Company and its subsidiaries, taken as a whole, have no liabilities or obligations (whether absolute, accrued or contingent) except (i) liabilities, obligations or contingencies that are accrued or reserved against in the Company Balance Sheet or reflected in the notes thereto or disclosed in the financial statements of the Company filed as a part of the Company SEC Documents,
(ii) liabilities, obligations or contingencies that would not have a material adverse effect on the business, operations, prospects or financial condition of the Company, or (iii) additional liabilities, obligations or contingencies reserved against since the date of the Company Balance Sheet that (x) have arisen in the ordinary course of business and (y) are accrued or reserved against on the books and records of the Company and its subsidiaries.

                                     A-I-8

    (e) Except as disclosed in the Company SEC Documents as filed and amended before the date hereof and as contemplated by this Agreement, since
September 30, 1999, no material adverse change in the business, financial condition, results of operations or prospects of Company has occurred.

2.7  ABSENCE OF CERTAIN CHANGES OR EVENTS

Except for transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company have:

        (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

        (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any stockholder, officer, director, employee or affiliate of the Company);

        (c) granted any increase in the compensation of directors, officers, employees or consultants;

        (d) suffered any change having a material adverse effect on the Company's business operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects;

        (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) in excess of $10,000 individually or in excess of $20,000 in the aggregate, except liabilities and obligations that are incurred in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

        (f) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

        (g) knowingly permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance;

        (h) purchased or sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible);

        (i) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

        (j) made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or otherwise or made aggregate capital expenditures in excess of $20,000 for additions to property, plant, equipment or intangible capital assets or otherwise;

        (k) made any change in accounting methods or practices or internal control procedure;

                                     A-I-9

        (l) issued any capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of Company Common Stock of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

        (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to any of the stockholders or any of the Company's officers, directors or employees or any affiliate of any of the stockholders of the Company or of the Company's officers, directors or employees, except compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended and except for advances for travel and other business-related expenses; or

        (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8  TAXES

    (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been timely filed and all such Tax Returns were (at the time they were filed) and are true, correct and complete in all respects;
(ii) all Taxes (as defined below) of the Company (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction, and the Company has never been subject to state taxes (other than payroll taxes that were fully and timely withheld and paid) in any state other than Washington;
(v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable;
(vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company that could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company made by the IRS (as defined below) in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

    (b) Neither the Company nor any other Person on behalf of the Company
(i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

    (c) There is no outstanding dispute or claim concerning any Tax liability of the Company, nor to the knowledge of the Company is any such claim or dispute pending. SCHEDULE 2.8 to the Company Disclosure Memorandum lists all Tax Returns filed with respect to the Company for taxable periods ended on or after the Company's inception or the inception of any predecessor that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to ShopNow.com correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

                                     A-I-10

    (d) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (e) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or by operation of law or as a transferee or successor by contract or otherwise.

    (f) The unpaid Taxes of the Company (i) did not, as of December 31, 1999, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

    (g) The aggregate net income tax losses (including net operating losses) of the Company have exceeded its taxable income for all periods and there has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state or local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss. The Company has no liability for unpaid income taxes. (including any liability for penalties or interest with respect to such taxes). The Company has never owed income taxes for any tax year (including the portion of the tax year ending on the date hereof).

    (h) All options that the Company has treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code.

As used in this Agreement, the following terms shall have the following meanings:

    "TAXES" means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; and "TAX" means any of the foregoing Taxes.

    "TAX GROUP" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

    "TAX RETURNS" means any return, declaration, report, claim or refund, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.9  PROPERTY

    (a) The Company owns no real property other than the leasehold interests described on SCHEDULE 2.9(A) to the Company Disclosure Memorandum (the "REAL PROPERTY"). The Company has delivered to ShopNow.com or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

    (b) SCHEDULE 2.9(B) to the Company Disclosure Memorandum contains a complete and accurate list of each item of personal property having a value in excess of $10,000 that is owned, leased, rented or used by the Company (the "PERSONAL PROPERTY"); provided that such list need not describe the Technology or the IP Rights (as defined in Sections 2.14.2 and 2.14.5, respectively), listed on
SCHEDULE 2.14 to the Company Disclosure Memorandum. The Company has delivered to ShopNow.com true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject. The gross value of the Company's

                                     A-I-11
assets (including the assets of Cascade Trade Association) at the time of the Company's reincorporation as a Nevada corporation did not exceed $500,000.

    (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $10,000 and the Technology and IP Rights) reflected in the Company Balance Sheet. The Real Property and the Personal Property include all material property used in the business of the Company, other than the Technology and IP Rights. The Company's offices and other structures and its Personal Property are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and, to the Company's knowledge, comply in all material respects with applicable safety and other laws and regulations.

    (d) The Company's leasehold interest in each parcel of the Real Property is free and clear of all Encumbrances. To the Company's knowledge, each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and against any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the knowledge of the Company, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

    (e) The Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property that is so noted on the list supplied pursuant to
Section 2.9(b), the Company owns such Personal Property. To the Company's knowledge, each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

2.10 CONTRACTS

    2.10.1  MATERIAL CONTRACTS

    As of the date of this Agreement, all of the Company's "material contracts" as such term is defined under Item 601 of Regulation S-K, have been filed under the Exchange Act. Except to the extent that such agreements have expired by their own terms, each agreement disclosed by the Company under the Exchange Act is in full force and effect, except where the failure to be in full force and effect would not have a material adverse affect on the business condition of the Company. None of the parties to any of such agreements have terminated, except when such agreements have expired under their own terms. The Company has provided to ShopNow.com lease documents for any real or personal property in which the amount of payments that the Company is required to make on an annual basis exceeds $20,000 and that have not been filed as an exhibit to any Company SEC Documents. Except as set forth on SCHEDULE 2.10.1 to the Company Disclosure Memorandum and the Company SEC Documents, the Company has no

        (a) contracts with directors, officers, stockholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

        (b) employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations;

                                     A-I-12

        (c) noncompetition agreement or other arrangement that would prevent the Company from carrying on its business anywhere in the world;

        (d) notice that any party to any material contract intends to cancel, terminate or refuse to renew such contract (if such contract is renewable) or materially modify such contract;

        (e) material dispute with any of its suppliers, material customers, distributors, OEM resellers, licensors or licensees;

        (f) product distribution agreement, development agreement or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to ShopNow.com, or standard licenses purchased by the Company for off-the-shelf software);

        (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

        (h) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Company Financial Statements; and

        (i) agreements or commitments to provide indemnification, except as provided in the Company's Articles of Incorporation, Bylaws and under Nevada Law.

    2.10.2  REQUIRED CONSENTS

    The execution and delivery of this Agreement and the performance of the obligations of the Company hereunder will not constitute a default under any material contracts or agreements to which the Company is currently a party or by which the Company currently is bound and do not require the consent or waiver of any other party to any such contract or agreement, except for those consents and/or waivers listed on SCHEDULE 2.10.2 to the Company Disclosure Memorandum, all of which will be obtained on or prior to the Closing.

2.11 CLAIMS AND LEGAL PROCEEDINGS

Except as set forth on SCHEDULE 2.11 and SCHEDULE 2.14 to the Company Disclosure Memorandum, there are no claims, actions, suits, arbitrations, mediations, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of the Company, except as set forth on SCHEDULE 2.11 and SCHEDULE 2.14 to the Company Disclosure Memorandum, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. SCHEDULE 2.11 to the Company Disclosure Memorandum sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

2.12 LABOR AND EMPLOYMENT MATTERS

There are no material labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of the Company, threatened against or involving the Company or any of its present or former employees. The Company has complied in all material respects with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law.

There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with

                                     A-I-13
respect to employees of the Company. Each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to ShopNow.com. To the knowledge of the Company, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party.

SCHEDULE 2.12 to the Company Disclosure Memorandum lists (a) the names and current compensation amounts of all directors and officers of the Company;
(b) the wage rates for non-salaried and non-officer salaried employees of the Company by classification, and all union contracts (if any); (c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations referred to in clause (b) above and has no, and will not incur any, obligation or liability for severance or back pay owed through or by virtue of the Merger. Except as disclosed on SCHEDULE 2.12 to the Company Disclosure Memorandum, all employees of the Company are employed on an "at will" basis, and are eligible to work and are lawfully employed in the United States.

2.13 EMPLOYEE BENEFIT PLANS

    2.13.1  EMPLOYEE BENEFIT PLAN LISTING

    SCHEDULE 2.13.1 to the Company Disclosure Memorandum contains a complete and accurate list of all Employee Benefit Plans (as defined below). The Company does not have any agreement, arrangement, commitment or obligation to create, enter into or contribute to any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement or communication (written or oral) by the Company (or any other Person) relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such occurrences or events, could materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Company Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty or material expense.

    2.13.2  DOCUMENTS PROVIDED

    The Company has delivered to ShopNow.com true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (a) the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (b) all summary plan descriptions, summaries of material modifications and material employee manuals and communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (c) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (d) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company sent or received during the last three years; (e) all correspondence to or from any governmental entity or agency relating to such Employee Benefit Plan sent or received during the last three years; (f) all COBRA (as defined below) and HIPAA (as defined below) forms and notices currently in use; and (g) all coverage and nondiscrimination tests performed with respect to such Employee Benefit Plan for the last three years.

                                     A-I-14

    2.13.3  COMPLIANCE

    With respect to each Employee Benefit Plan: (a) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all respects in accordance with its terms and in material compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA (as defined below), COBRA, HIPAA and the Code; (b) the Company, each fiduciary of such Employee Benefit Plan and all other Persons have, at all times, properly performed all obligations in all material respects, whether arising by operation of law or by contract, required to be performed by any of them in connection with such Employee Benefit Plan; (c) all reports, Tax Returns, information returns and other information and returns relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately completed and timely and properly filed;
    (d) all notices, statements, reports and other disclosure required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately completed and timely and properly disclosed or provided; (e) neither the Company nor any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (f) no transaction or event has occurred or is threatened or about to occur (including, without limitation, any of the transactions contemplated in or by this Agreement or any of the other Operative Documents) that constitutes or could constitute a "prohibited transaction," as defined in Section 4975 of the Code or Section 406 or 407 of ERISA; and (g) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company, ShopNow.com, Merger Sub or any of their affiliates could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation with respect to such Employee Benefit Plan or pursuant to any indemnification or similar agreement related to such Employee Benefit Plan.

    2.13.4  QUALIFICATION

    No Employee Benefit Plan is intended to be qualified under Section 401(a)

    2.13.5  CONTRIBUTIONS AND PREMIUM PAYMENTS

    All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been fully reserved for, and specifically identified in, the Closing Balance Sheet.

    2.13.6  RELATED EMPLOYERS

    The Company is not, and has never been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of
    Section 414(c) of the Code, (c) an affiliated service group, within the meaning of Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

    2.13.7  CERTAIN PENSION PLANS

    The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code,
    Section 302 of ERISA or Title IV of ERISA.

    2.13.8  POST-TERMINATION BENEFITS

    Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation,

                                     A-I-15
    death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (a) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, and (b) deferred compensation that is accrued as a current liability on the Closing Balance Sheet.

    2.13.9  PARACHUTE PAYMENTS

    The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

    2.13.10 SUITS, CLAIMS AND INVESTIGATIONS

    There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the knowledge of the Company, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL (as defined below) or any other governmental entity or agency, and, to the knowledge of the Company, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

    2.13.11 PAYMENTS RESULTING FROM TRANSACTIONS

    Except as set forth on Schedule 2.13.11 to the Company Disclosure Memorandum, either the execution and delivery of this Agreement or the other Operative Documents nor the consummation of the transactions contemplated in (or by) this Agreement or the other Operative Documents (either alone or together with any other transaction or event) will (a) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, ShopNow.com, Merger Sub, any of their affiliates or any Employee Benefit Plan, (b) increase the amount of compensation due to any individual, (c) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (d) require the Company, ShopNow.com, Merger Sub or any of their affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

    2.13.12 DEFINITIONS

    As used in this Agreement, the following terms shall have the following meanings:

        (a) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        (b) "DOL" means the United States Department of Labor.

        (c) "EMPLOYEE BENEFIT PLAN" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, without limitation, any "employee benefit plan," as defined in Section
    3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, or funded or unfunded,
    (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability.

        (d) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (e) "HIPAA" means the Health Insurance Portability and Accountability Act of 1997, as amended.

        (f)  "IRS" means the United States Internal Revenue Service.

                                     A-I-16

2.14 INTELLECTUAL PROPERTY

    2.14.1  GENERAL

    The Company owns or is licensed and has all rights that are required to conduct its business as now conducted and as proposed to be conducted in and to the following: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or during the two years prior to the date of this Agreement have been, or currently are proposed to be, developed, produced, used, marketed or sold by the Company (collectively, the "TECHNOLOGY-RELATED ASSETS"); and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

    2.14.2  COMPANY TECHNOLOGY

    SCHEDULE 2.14.2 to the Company Disclosure Memorandum sets forth a list of all products and tools developed, produced, used, marketed or sold by the Company during the two years prior to the date of this Agreement, together with all prior versions, predecessors or precursors to such products or tools (collectively, the "PRODUCTS"). Except for the Third Party Technologies (as defined in Section 2.14.3 hereof), the Company owns all right, title and interest in and to the following (collectively, the "TECHNOLOGY"), free and clear of all Encumbrances: (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all technology and work in progress related to the items set forth in clauses
    (a) and (b) above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b), and (c) above. The Technology, excluding the Third Party Technologies (as defined below), is sometimes referred to herein as the "COMPANY TECHNOLOGY."

    2.14.3  THIRD PARTY TECHNOLOGY

    SCHEDULE 2.14.3 to the Company Disclosure Memorandum sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "THIRD PARTY TECHNOLOGIES"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "THIRD PARTY LICENSES"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. The Company has the lawful right to use (free of any material restriction) (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology and (b) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted. To the Company's knowledge, all Third Party Licenses are valid, binding and in full force and effect; the Company and, to the knowledge of the Company, each other party thereto has performed in all material respects his, her or its obligations thereunder; and neither the Company nor, to the knowledge of the Company, any other party thereto is in material default thereunder, nor to knowledge of the Company has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Company or, to the knowledge of the Company, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not

                                     A-I-17
    received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew such Third Party License or to exercise or decline to exercise any option or right thereunder.

    2.14.4  TRADEMARKS

    SCHEDULE 2.14.4 to the Company Disclosure Memorandum sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products or otherwise used by the Company in its business (the "MARKS"). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

    2.14.5  INTELLECTUAL PROPERTY RIGHTS

    SCHEDULE 2.14.5 to the Company Disclosure Memorandum sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP REGISTRATIONS") associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Marks (collectively, the "IP RIGHTS").

    2.14.6  MAINTENANCE OF RIGHTS

    Except as set forth on SCHEDULE 2.14.6 to the Company Disclosure Memorandum, the Company has not conducted its business, and has not used or enforced (or, to the knowledge of the Company, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or, to the knowledge of the Company, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations. Except as set forth in SCHEDULE 2.14.6 to the Company Disclosure Memorandum, the Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the knowledge of the Company, except pursuant to reasonably prudent safeguards, (a) no third party has received any confidential information relating to the Technology or the IP Rights and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

    2.14.7  THIRD PARTY CLAIMS

    Except as set forth on SCHEDULE 2.14.7 to the Company Disclosure Memorandum,
    (a) the Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; (b) all the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the IP Rights; and (c) to the knowledge of the Company, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

    2.14.8  INFRINGEMENT BY THE COMPANY

    Except as set forth on SCHEDULE 2.14.8 to the Company Disclosure Memorandum,
    (a) the use of any of the Technology in the Company's business as now conducted and as currently planned to be conducted does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; (b) the use of any of the Marks and other IP Rights

                                     A-I-18
    in the Company's business will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; and (c) the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or other IP Rights, or claiming that any other entity has any claim of infringement with respect thereto.

    2.14.9  CONFIDENTIALITY

    Except as set forth on SCHEDULE 2.14.9 to the Company Disclosure Memorandum,
    (a) the Company has not disclosed any source code regarding the Technology to any person or entity other than an employee or consultant of the Company who is under a written nondisclosure agreement; (b) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology;
    (c) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and (d) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on SCHEDULE 2.14.9 to the Company Disclosure Memorandum, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

    2.14.10 WARRANTY AGAINST DEFECTS

    Except as set forth in SCHEDULE 2.14.10 to the Company Disclosure Memorandum, the Technology is free from known material defects and substantially conforms to the applicable specifications, documentation and samples of such Technology.

    2.14.11 DOMAIN NAMES

    SCHEDULE 2.14.11 to the Company Disclosure Memorandum sets forth a list of all Internet domain names used by the Company in its business (collectively, the "DOMAIN NAMES"). The Company has, and at the Effective Time the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted and proposed to be conducted following the Effective Time.

    2.14.12 YEAR 2000

    Each hardware, software and firmware product used by the Company in its business (collectively, the "SOFTWARE") accurately processes date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a material decrease in the functionality of the Software. The Software is designed to be used prior to, during and after the calendar year 2000 A.D. and will operate during each such time period without material error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century. Without limiting the generality of the foregoing, the Software (a) will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data that represents or references different centuries or more than one century; (b) has been designed to ensure material year 2000 compatibility, including, but not limited to, date data century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century; and (c) includes "YEAR 2000 CAPABILITIES," meaning that the Software (i) will manage and manipulate data involving dates, including single century formulas and

                                     A-I-19
    multicentury formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates; (ii) provides that all date-related user interface functionalities and data fields include the indication of century; and
    (iii) provides that all date-related data interface functionalities include the indication of century.

    2.14.13 PARTICIPATING DEVELOPERS

    SCHEDULE 2.14.13 to the Company Disclosure Memorandum contains a complete list of all Participating Developers (as defined below), specifying for each relationship between the Participating Developer and the Company (e.g., employee, contractor, etc.), all dates during which the relationship was in effect and a list of any documents or other items relating to such relationship. The Company has furnished to ShopNow.com or its counsel full and complete copies of such documents and other items identified in SCHEDULE
    2.14.13. "PARTICIPATING DEVELOPER" means any person or entity that has, at any time and in any way, participated or contributed to the Development of any IP Rights or any of the Company Technology. "DEVELOPMENT" means create, author, design, engineer, invent, modify, discover, reduce to practice or develop. Each Participating Developer has signed a nondisclosure agreement in the form provided to ShopNow.com, and such agreement transfers to the named transferee any and all right, title and interest which the named Participating Developer may have or acquire in and to the IP Rights and the Technology.

2.15 CORPORATE BOOKS AND RECORDS

The Company has furnished to ShopNow.com or its representatives for their examination true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto,
(b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's stockholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

2.16 LICENSES, PERMITS, AUTHORIZATIONS, ETC.

Except as identified on SCHEDULE 2.16 to the Company Disclosure Memorandum, the Company has received all currently required material governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "PERMITS"). The Company is in compliance in all material respects with the terms of all Permits, and all the Permits are valid and in full force and effect, and no proceeding is pending, or to the knowledge of the Company, threatened, the object of which is to revoke, limit or otherwise affect any of the Permits. The Company has not received any notifications of any asserted present failure by it to have obtained any Permit, or any past and unremedied failure to obtain such items.

2.17 COMPLIANCE WITH LAWS

Except as described on SCHEDULE 2.17 to the Company Disclosure Memorandum, the business and operations of the Company have been conducted in compliance in all material respects with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to the Real Property and the Personal Property, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters, except where the failure to so conduct its business and operations would not be reasonably likely to have a material adverse effect on the business or financial condition of the Company and its subsidiaries, taken as a whole. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

                                     A-I-20

2.18 INSURANCE

The Company Disclosure Memorandum sets forth a true and correct list of all insurance policies maintained by the Company and includes the policy number, amount of coverage and contact information for each such policy. The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.19 BROKERS OR FINDERS

The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.20 ABSENCE OF QUESTIONABLE PAYMENTS

Neither the Company nor, to the Company's knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor, to the Company's knowledge, any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

2.21 BANK ACCOUNTS

SCHEDULE 2.21 to the Company Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access to such safe deposit boxes or accounts.

2.22 CUSTOMERS AND SUPPLIERS

SCHEDULE 2.22 to the Company Disclosure Memorandum sets forth (a) a complete and accurate list of the customers of the Company accounting for 5% or more of the Company's revenues during the fiscal year last ended and the period ended December 31, 1999, showing the approximate total revenues from each such customer during the fiscal year last ended and the period ended December 31, 1999 and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company in the fiscal year last ended and the period ended December 31, 1999. The Company has not received any notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customer or supplier named on such
SCHEDULE 2.22 to the Company Disclosure Memorandum.

                                     A-I-21

2.23 ACCOUNTS RECEIVABLE

All accounts receivable of the Company reflected in the Company Balance Sheet ("ACCOUNTS"), or existing at the Effective Time, represent sales actually made in the ordinary course of business and were recorded in the Company's books consistent with the presentation applied in the Company Financial Statements for the year ended March 31, 1999. Except as described on SCHEDULE 2.23 to the Company Disclosure Memorandum, the bad debt reserves and sales return allowances reflected in the Company Balance Sheet are adequate. Set forth on SCHEDULE 2.23 to the Company Disclosure Memorandum are a full and complete list and aging study of all Accounts. To the knowledge of the Company, all Accounts existing and remaining unpaid at the Effective Time will be collectible by the Surviving Corporation in the ordinary course of business, consistent with past practice.

2.24 CREDITORS' LIST

SCHEDULE 2.24 to the Company Disclosure Memorandum sets forth a full, complete and accurate list of all creditors of Company, with the amount payable to each such creditor as of the date hereof.

2.25 INSIDER INTERESTS

Except as set forth on SCHEDULE 2.25 to the Company Disclosure Memorandum, no stockholder or officer or director of the Company has any interest (other than as a stockholder of the Company) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. Except as set forth on SCHEDULE 2.25 to the Company Disclosure Memorandum or as contemplated by this Agreement, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, stockholders, affiliates or any affiliate thereof. The Company and its officers and directors have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, stockholder, agent, independent contractor, security holder, creditor, consultant or otherwise), other than ownership of capital stock comprising less than 1% of any publicly held company, that presently
(i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage;
(ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property (real or personal, tangible or intangible) of the Company or any property (real or personal, tangible or intangible) that is necessary or desirable for the present or currently anticipated future conduct of the Company's business.

2.26 COMPLIANCE WITH ENVIRONMENTAL LAWS

Neither the Company nor, to the knowledge of the Company, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. To the knowledge of the Company, there have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the knowledge of the Company, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any law.

                                     A-I-22

2.27 INFORMATION SUPPLIED BY THE COMPANY

None of the information supplied or to be supplied by the Company or its subsidiaries, auditors, attorneys, financial advisors or other consultants or advisors for inclusion in (i) the registration statement on Form S-4, and any amendment thereto, to be filed under the Securities Act with the SEC by ShopNow.com in connection with the issuance of the ShopNow.com Common Stock in or as a result of the Merger (the "S-4"), or (ii) the proxy statement and any amendment or supplement thereto to be distributed in connection with Company's meetings of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "PROXY STATEMENT" and, together with the prospectus included in the S-4, the "PROXY STATEMENT/PROSPECTUS") will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of the meeting of stockholders of the Company to vote upon this Agreement and the transactions contemplated hereby, or, in the case of the S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto and at the time of the meeting of stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/ Prospectus or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/ Prospectus) to stockholders of the Company with respect to the transactions contemplated by this Agreement.

2.28 FULL DISCLOSURE

Neither this Agreement or the Operative Documents (including, but not limited to, the Company Financial Statements and all information in the Company Disclosure Memorandum and the other Exhibits hereto) contains any untrue statement by the Company of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

2.29 HART-SCOTT-RODINO

The Company is its own ultimate parent entity as defined under the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT-RODINO ACT"). The Company is not a $10 million person as defined thereunder. The Company is not "engaged in manufacturing" for purposes of the Hart-Scott-Rodino Act.

                ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF
                           SHOPNOW.COM AND MERGER SUB

In order to induce the Company to enter into and perform this Agreement and the Operative Documents, ShopNow.com and Merger Sub jointly and severally represent and warrant to the Company as follows in this Article III:

3.1  ORGANIZATION

ShopNow.com is a corporation duly organized and validly existing under the laws of the state of Washington. Merger Sub is a corporation duly organized and validly existing under the laws of the state of Washington. Each of ShopNow.com and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Operative Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All the issued and outstanding shares of capital stock of Merger Sub are held of record and beneficially by ShopNow.com.

3.2  ENFORCEABILITY

All corporate action on the part of ShopNow.com and Merger Sub and their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Operative

                                     A-I-23

Documents, the consummation of the Merger and the performance of all their respective obligations under this Agreement and the Operative Documents has been taken or will be taken prior to the Effective Time. This Agreement and each of the Operative Documents has been duly executed and delivered by each of ShopNow.com and Merger Sub, as applicable, and this Agreement and each of the Operative Documents is a legal, valid and binding obligation of each of ShopNow.com and Merger Sub, as applicable, enforceable against each of them in accordance with its terms.

3.3  SECURITIES

The Closing Shares to be issued pursuant to this Agreement have been, or will be prior to the Effective Time, duly authorized for issuance, and such Closing Shares, when issued and delivered pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

3.4  NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

The execution, delivery and performance of this Agreement and the Operative Documents by Merger Sub and ShopNow.com, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not

    (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to ShopNow.com or Merger Sub;

    (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except (i) compliance with applicable securities laws; (ii) the filing of all documents necessary to consummate the Merger with the Washington Secretary and the Nevada Secretary; (iii) the filing of a premerger notification report and all other required documents by ShopNow.com and the Company, and the expiration of all applicable waiting periods, under the HSR Act; and (iv) any filings with the SEC including such reports and information as may be required under the Exchange Act, the Securities Act and the rules and regulations promulgated by the SEC under the Exchange Act or the Securities Act and the declaration of the effectiveness of the S-4 by the SEC; or

    (c) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of ShopNow.com or Merger Sub.

3.5  INFORMATION SUPPLIED BY SHOPNOW.COM OR MERGER SUB

None of the information supplied or to be supplied by ShopNow.com or its subsidiaries, auditors, attorneys, financial advisors, other consultants or advisors or Merger Sub for inclusion in the S-4 or the Proxy Statement/Prospectus, will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of any meeting of stockholders of the Company to vote upon this Agreement and the transactions contemplated hereby, or in the case of the S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto and at the time of the meeting of stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/Prospectus or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Prospectus) to stockholders of the Company with respect to the transactions contemplated by this Agreement.

3.6  FULL DISCLOSURE

Neither this Agreement or the Operative Documents contains any untrue statement by ShopNow.com or Merger Sub of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

                                     A-I-24

3.7  CAPITALIZATION

    (a) The authorized capital stock of ShopNow.com consists of 200,000,000 shares of ShopNow.com Common Stock, par value $.001 per share, 42,923,035 of which are issued and outstanding as of December 31, 1999, and 5,000,000 shares of Preferred Stock, $.001 par value per shares, none of which are issued and outstanding as of December 31, 1999. As of December 31, 1999, there are 7,586,112 shares of ShopNow.com Common Stock reserved for issuance upon the exercise of outstanding stock options under the ShopNow.com 1999 Non-Officer Stock Option Plan and 1996 Combined Incentive and Nonqualified Stock Option Plan. The Shares of ShopNow.com Common Stock to be issued pursuant to the Merger in accordance with Section 1.7.1 and the shares of ShopNow.com Common Stock which will be issued upon exercise of the options granted in accordance with
Section 1.9 have been duly and validly authorized, have been reserved for issuance and upon issuance in accordance with the terms hereof or thereof, will be duly authorized, validly issued, fully paid and nonassessable.

3.8  SEC DOCUMENTS; FINANCIAL STATEMENTS

    (a) ShopNow.com has filed all forms, reports and documents required to be filed by it with the SEC since September 28, 1999 through the date of this Agreement (collectively, the "SHOPNOW.COM SEC DOCUMENTS"). As of their respective filing dates, the ShopNow.com SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ShopNow.com SEC Documents, and none of the ShopNow.com SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of ShopNow.com included in the ShopNow.com SEC Documents (the "SHOPNOW.COM FINANCIAL STATEMENTS") complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of ShopNow.com and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in ShopNow.com's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the ShopNow.com Financial Statements, except as described in the notes thereto.

    (b) Except as disclosed in the ShopNow.com SEC Documents as filed and amended before the date hereof and as contemplated by this Agreement, since September 30, 1999, no material adverse change in the business, financial condition, results of operations or prospects of ShopNow.com has occurred. Changes in the trading prices of ShopNow.com Common Stock or a public offering of ShopNow.com Common Stock shall not be deemed material adverse changes under this Agreement.

3.9  COMPLIANCE WITH LAWS

The business and operations of ShopNow.com have been conducted in compliance in all material respects with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to its property, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters, except where the failure to so conduct its business and operations would not be reasonably likely to have a material adverse effect on the business or financial condition of ShopNow.com and its subsidiaries, taken as a whole. ShopNow.com has not received any notification of any asserted present or past unremedied failure by ShopNow.com to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

                                     A-I-25

3.10 TAX MATTERS

Solely for tax purposes, ShopNow represents the following:

        (a) It has no present plan or intention to cause Merger Sub to issue, after the Merger, additional shares of Merger Sub stock (or rights to acquire shares of Merger Sub stock) or take any other action that would result in ShopNow.com losing control of Merger Sub, as defined in Section 368(c) of the Code.

        (b) ShopNow.com has no present plan or intention to directly or indirectly (including through a party related to ShopNow.com within the meaning of Treasury Regulation 1.368-1(e)(3)) reacquire any of its stock issued pursuant to the Merger such that the Merger would fail the "continuity of proprietary interest" requirement set forth in Treasury Regulation Section 1.368-1(e).

        (c) It has no present plan or intention to: (i) cause Merger Sub to sell, transfer or otherwise dispose of any of its assets or of any of the assets acquired from the Company except for dispositions made in the ordinary course of business or for the payment of expenses incurred by the Company in connection with the Merger; (ii) liquidate Merger Sub;
    (iii) merge Merger Sub with or into another corporation including ShopNow or any of its affiliates; or (iv) to sell, distribute or otherwise dispose of the stock of Merger Sub, other than as would be allowed by Section 368(a)(2)(C) of the Code or the corresponding Treasury Regulations.

        (d) It is ShopNow's present plan or intention to cause Merger Sub to continue the Company's historic business or use a significant portion of the Company's historic business assets in a business within the meaning of Treasury Regulation 1.368-1(d).

               ARTICLE IV -- CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF SHOPNOW.COM AND MERGER SUB

The obligations of ShopNow.com and Merger Sub to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by ShopNow.com and Merger Sub:

4.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Company contained herein (including applicable Exhibits or Schedules to the Company Disclosure Memorandum) and in the Operative Documents shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and the Operative Documents, (b) for representations and warranties qualified by materiality which shall be correct in all respects and (c) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

4.2  PERFORMANCE OF AGREEMENTS

The Company shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any Operative Document to be performed and complied with by it at or prior to the Closing.

4.3  OPINION OF COUNSEL FOR THE COMPANY

ShopNow.com shall have received the opinion letter of Dorsey & Whitney LLP, counsel for the Company, dated the Closing Date in the form attached hereto as
EXHIBIT 4.3.

4.4  COMPLIANCE CERTIFICATE

ShopNow.com shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to ShopNow.com, (a) certifying that the conditions to

                                     A-I-26
the obligations of ShopNow.com and Merger Sub in Sections 4.1, 4.2, 4.5, 4.6, 4.12, and 4.13 have been fulfilled, and (b) verifying the accuracy of the information contained in the Option Consideration Spreadsheet (as defined below).

4.5  MATERIAL ADVERSE CHANGE

Since the date of the Company Balance Sheet and through the Closing, there shall not have occurred any change that is or is reasonably likely to be materially adverse to the Company's business, financial condition, operations, properties or prospects. Changes in the trading prices of the Company Common Stock shall not be deemed a material adverse change.

4.6  APPROVALS AND CONSENTS

All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, including, if applicable, approvals or notices required by the Hart-Scott-Rodino Act, or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

4.7  PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

ShopNow.com shall have received a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to ShopNow.com, as to the authenticity and effectiveness of the actions of the Board of Directors of the Company and the stockholders authorizing the Merger and the transactions contemplated by this Agreement and the Operative Documents. Copies of (a) the Company's Articles of Incorporation, certified by the Nevada Secretary, (b) the Company's Bylaws, certified by the Secretary of the Company, and (c) the resolutions of the Board of Directors of the Company and the stockholders relating to the transactions contemplated by this Agreement and the Operative Documents shall be attached to such certificate.

4.8  NON-U.S. REAL PROPERTY HOLDING CORPORATION AFFIDAVIT

ShopNow.com shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit in the form attached hereto as EXHIBIT 4.8.

4.9  COMPLIANCE WITH LAWS

The effectiveness of the Merger and the performance by ShopNow.com, Merger Sub, and the Company of their respective obligations pursuant to this Agreement and the Operative Documents shall be legally permitted by all laws and regulations to which ShopNow.com, Merger Sub, the Company and the stockholders of the Company are subject.

4.10 LEGAL PROCEEDINGS

No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

4.11 NONCOMPETITION ARRANGEMENTS

Each of the Management Members and Retained Employees who has been offered and has accepted employment with ShopNow.com shall have executed the ShopNow.com standard form of Intellectual Property Agreement (Confidentiality, Invention Assignment, Non-raiding and Noncompetition) in the form attached hereto as
EXHIBIT 4.11 and each such agreement shall be in full force and effect on the Closing Date.

                                     A-I-27

4.12 TERMINATION OF CERTAIN AGREEMENTS

Any and all rights of refusal, co-sale rights and registration rights for the benefit of the holders of Company Common Stock, or Stock Purchase Rights set forth in the Company Disclosure Memorandum, shall have terminated. The Company shall also terminate the following agreements: (i) the BBE Purchase Agreement and Note, (ii) the Share Pledge Agreement Among International Barter Corp., Bob Bagga and Barter Business Exchange Inc., dated March 2, 1999, (iii) all employment agreements with current Ubarter employees (including, without limitation, those employment agreements with Steven White, Dan Schneider, Dick Mayer, Alan Zimmelman, Kevin Andersen, Robert Benson, Eric Silver, Bob Bagga, Patricia Falus and Cameron Herold and Barbara Ryan), (iii) the Alpine Capital Note and Alpine Capital Warrant (as to registration rights) (iv) the Share Purchase Agreement, dated May 12, 1999, among Mark Thomas, Susan Thomas, the Company and Barter Business Exchange (Windsor), Inc. (as to registration rights) and (v) all agreements with Astra Ventures and Momentous. In addition, the Company shall withdraw its Registration Statement on Form SB-2, as amended.

4.13 EXERCISE OR TERMINATION OF STOCK PURCHASE RIGHTS; CONVERSION OF CONVERTIBLE SECURITIES

Any and all Stock Purchase Rights (including all options to purchase shares of the Company's Common Stock) and any and all securities and notes convertible at any time into Company Common Stock, vested and unvested, and regardless of restrictions on exercise or conversion, shall have been exercised or converted (for cash or on a cashless basis) for shares of Company Common Stock, or shall have been terminated, as the case may be, immediately prior to the Effective Time.

4.14 COMPANY OPTION PLAN

The Company shall accelerate the vesting of all options issued and outstanding under the Company Option Plan and shall make such amendments to the Company Option Plan as are reasonably requested by ShopNow.com. The Company shall make all tax withholdings with respect to the exercise of options following such acceleration as required by law and prior to the Effective Time.

4.15 CONSENTS TO MERGER

SCHEDULE 2.10.2 to the Company Disclosure Memorandum lists certain agreements, leases, notes or other documents identified in the schedules to the Company Disclosure Memorandum that, by their terms require consent or waiver to consummate the Merger. Unless otherwise set forth in SCHEDULE 2.10.2 to the Company Disclosure Memorandum, the Company shall have received and shall have delivered to ShopNow.com or its counsel written consents to the Merger or waivers, as applicable, from each of the parties (other than the Company) to such agreements, leases, notes or other documents, which consents or waivers, as the case may be, shall be reasonably satisfactory in all respects to ShopNow.com.

4.16 RESIGNATIONS

ShopNow.com and Merger Sub shall have received copies of the resignations, effective as of the Effective Time, of all the directors and officers of the Company.

4.17 TAX CLEARANCE CERTIFICATES

The Company shall provide to ShopNow.com tax clearance certificates from those states, including but not limited to Nevada, in which the Company is engaged in business.

4.18 RELEASES OF LIENS

Prior to the Effective Time, except as agreed to in writing by ShopNow.com, the Company shall obtain the release of any and all Encumbrances with respect to any of the Company's assets except for such Encumbrances that are incurred in the ordinary course of the Company's business and are not material.

                                     A-I-28

4.19 STOCKHOLDER APPROVAL

This Agreement and the Merger shall have been approved by the Company's stockholders as required by the Company's Articles of Incorporation and applicable law.

4.20 AFFILIATE LETTERS

The Company shall have delivered or caused to be delivered to ShopNow.com an Affiliate Letter substantially in the form of EXHIBIT 4.20 from each of those Persons who were, on the date on which the requisite number of consents or votes has been obtained to approve the Merger, "affiliates" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

4.21 VOTING AGREEMENTS

Steven White and New Horizons, LP (the "KEY STOCKHOLDERS") shall have executed, concurrently with the execution of this Agreement, and have fulfilled the terms of, voting agreements in the form of EXHIBIT 4.21.

4.22 S-4

The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall not be at the Effective Time subject to any proceedings commenced or threatened by the SEC.

4.23 AGREEMENTS WITH CERTAIN STOCKHOLDERS OF THE COMPANY

ShopNow.com and Astra Ventures shall have entered into an agreement wherein at the Closing, in exchange for the termination of all obligations of the Company to or agreements with Astra Ventures, ShopNow.com shall pay to Astra Ventures $675,000 in cash and that number of shares of ShopNow.com Common Stock determined by dividing $675,000 by $17.31. ShopNow.com and Momentous shall have entered into an agreement wherein at the Closing ShopNow.com shall issue to Momentous a warrant to purchase 20,000 shares of ShopNow.com Common Stock in exchange for the cancellation and retirement of all indebtedness under the Momentous Note. Such warrant shall have a one-year term and an exercise price equal to the closing sales price of ShopNow.com Common Stock as reported on the Nasdaq National Market on the trading day immediately preceding the Effective Time.

4.24 EMPLOYMENT AND CONSULTING AGREEMENTS

ShopNow.com and Liad Meidar shall have entered into an Employment Agreement in substantially the form attached hereto as EXHIBIT 4.24A. ShopNow.com and Steven White shall have entered into a Consulting Agreement substantially in the form attached hereto as EXHIBIT 4.24B.

4.25 LOCK-UP AGREEMENTS

ShopNow.com shall have entered into Lock-Up Agreements in substantially the form attached hereto as EXHIBIT 4.25A with Steven White and Liad Meidar. ShopNow.com and New Horizons LP shall have entered into the Lock-Up Agreement in substantially the form attached hereto as EXHIBIT 4.25B.

4.26 TAX OPINION

ShopNow.com shall have received an opinion from Perkins Coie LLP to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Perkins Coie LLP shall be entitled to rely upon customary representation letters signed by the Company, ShopNow.com and Merger Sub.

                                     A-I-29

4.27 NO DISSENTERS RIGHTS

Holders of not more than 5% of the outstanding shares of Company Common Stock shall have delivered before the Effective Time timely written notice of such holders' intent to demand payment as dissenting shareholders for such shares in accordance with Nevada Law.

4.28 BOARD ACTIONS

The Company shall provide ShopNow.com or its counsel with evidence reasonably satisfactory to ShopNow.com or its counsel that all corporate actions reflected in the minutes of the Company and all stock issuances and options grants have been duly authorized by the board of directors of the Company.

                ARTICLE V -- CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE COMPANY

The obligations of the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company.

5.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of ShopNow.com and Merger Sub contained herein and in the Operative Documents shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and the Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct as of the Closing Date as though made on that date.

5.2  PERFORMANCE OF AGREEMENTS

ShopNow.com and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing.

5.3  COMPLIANCE CERTIFICATE

The Company shall have received a certificate of an officer of ShopNow.com, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying that the conditions to the obligations of the Company in Sections 5.1, 5.2, 5.5 and 5.6 have been fulfilled.

5.4  LEGAL PROCEEDINGS

No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

5.5  MATERIAL ADVERSE CHANGE

Since the date of this Agreement and through the Closing, there shall not have occurred any material change in the business, financial condition, operations, properties or prospects of ShopNow.com. Changes in the trading prices of ShopNow.com Common Stock or a public offering of ShopNow.com Common Stock shall not be deemed material adverse changes under this Agreement.

                                     A-I-30

5.6  APPROVALS AND CONSENTS

All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary on the part of ShopNow.com and Merger Sub for the consummation of the transactions contemplated hereby, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices on the part of ShopNow.com and Merger Sub referred to in this Agreement shall have been obtained or delivered.

5.7  COMPLIANCE WITH LAWS

The effectiveness of the Merger and the performance by ShopNow.com, Merger Sub and the Company of the obligations hereunder and under the Operative Documents shall be legally permitted by all laws and regulations to which ShopNow.com, Merger Sub and the Company are subject.

5.8  OPINION OF COUNSEL

The Company shall have received the opinion letter of Perkins Coie LLP, counsel for ShopNow.com and Merger Sub, dated the Closing Date, in the form of
EXHIBIT 5.8.

5.9  S-4

The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall not be at the Effective Time subject to any proceedings commenced or threatened by the SEC.

5.10 TAX OPINION

The Company shall have received an opinion from Dorsey & Whitney LLP to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, Dorsey & Whitney LLP shall be entitled to rely upon customary representation letters signed by the Company, ShopNow.com and Merger Sub.

                            ARTICLE VI -- COVENANTS

Between the date of this Agreement and the Effective Time, the parties covenant and agree as set forth in this Article VI.

6.1  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

Unless ShopNow.com shall otherwise agree in writing, the Company covenants and agrees to conduct the Company's business between the date of this Agreement and the Effective Time in and only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and the Company shall use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of ShopNow.com:

        (a) amend or otherwise change the Company's Articles of Incorporation or Bylaws;

        (b) except for the issuance of shares of Company Common Stock upon the exercise or conversion of currently outstanding Stock Purchase Rights, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of capital

                                     A-I-31
    stock of any class of the Company, (ii) any assets of the Company, except in the ordinary course of business and in a manner consistent with past practice or (iii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of its capital stock;

        (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $200,000 for the Company taken as a whole; (v) enter into any agreement in which the obligation of the Company exceeds $50,000 or which shall not terminate or be subject to termination for convenience within 30 days following execution; (vi) license any Technology or IP Rights; or
    (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

        (f) enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any Employee Benefit Plan, collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, benefit or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

        (h) make any Tax election or settle or compromise any Tax liability;

        (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

        (j) take any action that would or is reasonably likely to result in any of the representations or warranties of the Company set forth in this Agreement being untrue in any material respect, or in any covenant of the Company set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article IV not being satisfied; or

        (k) agree to do any of the foregoing.

6.2  ACCESS TO INFORMATION; CONFIDENTIALITY

From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of ShopNow.com access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish ShopNow.com with all financial, operating and other data and information as ShopNow.com, through its officers, employees or agents, may reasonably request. From the date hereof until the Effective Time, the Company shall provide ShopNow.com with monthly and other financial statements of the Company as they become

                                     A-I-32
available internally at the Company, all of which financial statements shall fairly present the financial position and results of operations of the Company as of the dates and for the periods therein specified. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Mutual Nondisclosure Agreement between ShopNow.com and the Company entered into as of December 17, 1999.

6.3  NO ALTERNATIVE TRANSACTIONS

    (a) Unless this Agreement shall have been terminated in accordance with its terms, the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company (an "ALTERNATIVE TRANSACTION"), or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall notify ShopNow.com promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to ShopNow.com, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill (e.g., agreement not to invest in or seek change of control of the Company) agreement to which the Company is a party. Notwithstanding the foregoing, in the event the Company receives a bona fide offer or proposal from any third party regarding an Alternative Transaction (an "OFFER") the Company may accept such Offer (after complying with Section 6.3(b) below) if the board of directors of the Company reasonably determines after due consideration of the factual basis and the advice of counsel experienced in such matters that such action is required by law; provided, however, that any such action by the Company shall be deemed a breach of this Section 6.3 for purposes of determining whether the Company must pay the Termination Fee described in Section 7.2.

    (b) In the event the Company receives an Offer as described in the last sentence of Section 6.3(a), then the Company shall, prior to accepting such Offer or entering into any definitive agreement with respect to the Offer, notify ShopNow.com in writing of: (a) all of the terms and conditions of such Offer (which notice shall include a copy of any term sheets and proposed definitive agreements reflecting such terms and conditions and include the identity of the third party or parties making the Offer); (b) the Company's intention of accepting the Offer on such terms and conditions; and (c) the Company's agreement to enter into a proposed Alternative Transaction with ShopNow.com on terms and conditions substantially similar to those set forth in the Offer (a "Notice of Offer"). ShopNow.com will have 10 days from the receipt of such Notice of Offer (the "Exclusivity Period") to deliver written notice to the Company of ShopNow.com's acceptance of the Company's offer to enter into an agreement with the Company providing for a Alternative Transaction on terms and conditions substantially similar to those set forth in the Notice of Offer (a "Notice of Acceptance"); provided, however, that to the extent that the consideration being offered to the Company in the Offer consists of property other than cash or securities, then ShopNow.com's acceptance shall, in lieu of such noncash property or securities, provide for the payment of other consideration to the Company of substantially equivalent fair market value. The Company agrees that it will not accept any Offer, enter into any definitive agreement providing for, or otherwise consummate any Alternative Transaction with any third party other than ShopNow.com until the expiration of the Exclusivity Period. If ShopNow.com delivers a Notice of Acceptance to the Company prior to the expiration of the Exclusivity Period, then ShopNow.com and the Company shall, within 20 days following receipt of the Notice of Acceptance, enter into an agreement, on final terms and conditions to be negotiated in good faith between them, providing for a Alternative Transaction on the terms and conditions provided for in the Notice of Offer and Notice of Acceptance.

                                     A-I-33

6.4  NOTIFICATION OF CERTAIN MATTERS

Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available to the parties hereunder.

6.5  FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS

Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Operative Documents, each party to this Agreement shall use commercially reasonable efforts to promptly take all such action. After the Closing, each party hereto, at the request of and without any further cost or expense to the other parties, shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company and to effect the issuance of the Closing Shares pursuant to the terms and conditions hereof.

6.6  PUBLICITY

No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby other than the issuance by ShopNow.com of a press release announcing this Agreement and the transactions contemplated hereby or as required by law. Any party who is required by law to make any such disclosure must provide notice in advance of the disclosure to all other parties. Such notice shall contain (a) the contents of the proposed disclosure; (b) the reasons that the party contemplating disclosure believes that disclosure is required by law; and (c) the proposed time and place of such disclosure.

6.7  BRING-DOWN CAPITALIZATION SCHEDULE

No later than three days prior to the Closing, the Company shall deliver to ShopNow.com an updated version of SCHEDULE 2.3 to the Company Disclosure Memorandum (Capitalization). The updated SCHEDULE 2.3 shall be deemed an amendment to SCHEDULE 2.3 attached hereto.

6.8  EXECUTION OF ALL OPERATIVE DOCUMENTS

Each party shall execute at or prior to the Closing each Operative Document to which he, she or it is a party.

6.9  STOCKHOLDER APPROVAL

The Company will call a special Stockholders Meeting as soon as practicable but in no event later than 30 days after the Form S-4 is declared effective by the SEC to submit this Agreement, the Merger and related matters for the consideration and approval of the Company's Stockholders ("COMPANY STOCKHOLDERS MEETING"). Such approval will be recommended by the Company's Board of Directors, subject to the fiduciary obligations of its directors. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

                                     A-I-34

6.10 PREPARATION OF S-4

The Company will as promptly as practicable provide to ShopNow.com and its counsel for inclusion within the Proxy Statement/Prospectus and the S-4 in a form reasonably satisfactory to ShopNow.com and its counsel, such information concerning the Company, its operations, capitalization, technology, share ownership and other information as ShopNow.com or its counsel may reasonably request. By February 15, 2000, or as soon as practicable thereafter, ShopNow.com and the Company shall prepare and file with the SEC the Proxy Statement and any other documents required by the Exchange Act in connection with the Merger, and ShopNow.com shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a part of the prospectus. Each of ShopNow.com and the Company shall use its commercially reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Prior to the effective date of the S-4, ShopNow.com shall also take any action required to be taken under any applicable federal or state securities or blue sky laws in connection with the issuance of the ShopNow.com Common Stock in the Merger. The Company agrees that the Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of all applicable laws, including the provisions of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by the Company with respect to information supplied by ShopNow.com specifically for inclusion therein. ShopNow.com agrees that the S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by ShopNow.com with respect to information supplied by the Company specifically for inclusion therein.

6.11 SHOPNOW.COM COMMON STOCK

ShopNow.com agrees to authorize for listing on the Nasdaq National Market the shares of ShopNow.com Common Stock comprising the Closing Shares by filing with the Nasdaq National Market a Notification of Listing of Additional Shares (or such other form as may be required by the Nasdaq National Market) as soon as reasonably practicable after the Closing or otherwise in accordance with the rules and regulations of the Nasdaq National Market.

6.12 RETIREMENT OF INDEBTEDNESS

Immediately prior to the Effective Time, ShopNow.com agrees to pay off all outstanding indebtedness of the Company under the Alpine Capital Note.

                ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER

7.1  TERMINATION

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding approval of this Agreement by the stockholders):

        (a) by mutual written consent of the Company and ShopNow.com;

        (b) by either the Company or ShopNow.com, if the Merger has not been consummated by June 22, 2000; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by either the Company or ShopNow.com, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining ShopNow.com, Merger Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection
    (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

                                     A-I-35

        (d) by the Company, in the event of a material breach by ShopNow.com or Merger Sub of any representation, warranty or agreement contained herein that has not been cured or is not curable by June 22, 2000; or

        (e) by ShopNow.com, in the event of a material breach by the Company of any representation, warranty or agreement contained herein that has not been cured or is not curable by June 22, 2000.

        (f) by either ShopNow.com or the Company upon written notice to the other party, in the event that the Undisclosed Liability as determined in accordance with Section 1.7.1(c)(ii) exceeds $1,000,000 and the parties are unable to agree within 15 days after the date such Undisclosed Liability is determined to any adjustment to the Closing Shares.

7.2  EFFECT OF TERMINATION

    (a) Except as specifically provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof.

    (b) If ShopNow.com shall terminate this Agreement pursuant to (i) Section 7.1(b) by reason of the Company's failure or inability to satisfy the conditions to the Merger or (ii) Section 7.1(e) by reason of the Company's breach of the covenants contained in Sections 6.1, 6.3 or 6.6 (a "BREAKUP TERMINATION"), and the Company consummates an Alternative Transaction on or before the one-year anniversary of such termination, the Company shall: (i) pay to ShopNow.com upon the closing of the Alternative Transaction a termination fee (the "TERMINATION FEE"), equal to 20% of the aggregate value of cash and non-cash consideration (including the assumption of any liabilities of the Company) received and to be received by the Company and/or its stockholders in respect of such Alternative Transaction in excess of $45 million.

                            ARTICLE VIII -- GENERAL

8.1  SURVIVAL

All representations and warranties contained in this Agreement or in the Operative Documents or in any certificate delivered pursuant hereto or thereto shall terminate upon the Effective Time. The covenants and agreements contained in this Agreement shall survive and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

8.2  TAX MATTERS -- REORGANIZATION TREATMENT

Solely for tax purposes and except as otherwise required by law, ShopNow.com shall, and shall cause Merger Sub and the Company to: (a) report the Merger as a reorganization under Section 368(a)(1) of the Code on all applicable U.S. federal, state and local Tax Returns (as defined in Section 2.8) and (b) keep records and file in connection with their respective U.S. federal and state Tax Returns all such information as may be required by Treasury Regulation Section 1.368-3.

8.3  EXPENSES

If the transactions contemplated by this Agreement are not consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the Operative Documents (including legal and accounting fees and expenses); provided, however, that the attorneys' fees and expenses of the prevailing party in any action brought hereunder shall be paid by the other party to such action. If the transactions contemplated by this Agreement are consummated, ShopNow.com will pay the reasonable fees and expenses of the Company and the Key Stockholders incident to the negotiation, preparation and execution of this Agreement and the Operative Documents (other than the costs and expenses of the attorneys, accountants and other representatives of the Key Stockholders in excess of $10,000, which excess expenses shall remain the responsibility of the Key

                                     A-I-36

Stockholders). The stockholders of the Company shall pay any and all brokerage or finders' fees or agents' commissions or any similar charges incurred in connection with the Merger and set forth on Schedule 2.19 to the Company Disclosure Memorandum.

8.4  NOTICES

Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

    TO SHOPNOW.COM OR MERGER SUB:

       ShopNow.com Inc.
       411 First Avenue South, Suite 200 North
       Seattle, Washington 98101
       Fax: (206) 223-2324
       Attention: Alan D. Koslow

    with a copy to:

       Perkins Coie LLP
       1201 Third Avenue, 48th Floor
       Seattle, Washington 98101-3099
       Fax: (206) 583-8500
       Attention: Edmund Belsheim

    TO THE COMPANY:

       Ubarter.com Inc.
       2815 2nd Avenue Suite 500
       Seattle, WA 98121
       Fax: (206)239-2729
       Attention: Steven M. White

    with a copy to:

       Dorsey & Whitney LLP
       U.S. Bank Building Center
       1420 Fifth Avenue, Suite 400
       Seattle, WA 98101
       Fax: (206) 903-8820
       Attention: Michael Brown

8.5  SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                                     A-I-37

8.6  ENTIRE AGREEMENT

This Agreement, the Operative Documents, that certain Non-Disclosure Agreement dated on or about December 17, 1999, and the ShopNow.com Note, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including, without limitation, the Letter of Intent, dated December 20, 1999, between ShopNow.com, the Company, and the Key Stockholders).

8.7  ASSIGNMENT

This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub's rights and obligations may be assigned to and assumed by ShopNow.com or any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by ShopNow.com.

8.8  PARTIES IN INTEREST

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9  GOVERNING LAW; VENUE

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Washington applicable to contracts executed in and to be performed in that state. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement (except to the extent provisions of Nevada Law apply to the Merger).

8.10 HEADINGS

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.11 COUNTERPARTS

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.12 WAIVER OF JURY TRIAL

Each of ShopNow.com, the Company and Merger Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

8.13 AMENDMENT

This Agreement may not be amended except by an instrument in writing signed by ShopNow.com, Merger Sub and the Company.

8.14 WAIVER

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties

                                     A-I-38
contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                            [Signature Page Follows]

                                     A-I-39

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

                                          SHOPNOW.COM INC.

                                          /s/ ALAN KOSLOW
                                          --------------------------------------

                                          Name
                                          --------------------------------------

                                          Its
                                          --------------------------------------

                                          SHAMU ACQUISITION, INC.

                                          /s/ ALAN KOSLOW
                                          --------------------------------------

                                          Name
                                          --------------------------------------

                                          Its
                                          --------------------------------------

                                          UBARTER.COM INC.

                                          /s/ STEVEN M. WHITE
                                          --------------------------------------

                                          Name
                                          --------------------------------------

                                          Its  CEO
                                          --------------------------------------

                                     A-I-40

                                                                      ANNEX A-II

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment (this "Amendment") to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 20, 2000, between ShopNow.com Inc. ("ShopNow.com"), Shamu Acquisition, Inc. ("Merger Sub") and Ubarter.com Inc. (the "Company"), is made as of May 3, 2000, by and among ShopNow.com, Merger Sub and the Company. ShopNow.com, Merger Sub and the Company are referred to together as the "Parties" or, individually, as a "Party."

                                    RECITALS

    1. The Parties wish to amend and correct certain provisions of the of the Merger Agreement.

    2. Capitalized terms not otherwise defined herein shall have the meanings assigned to those terms in the Merger Agreement.

                                   AGREEMENT

1.   AMENDMENT TO SECTION 1.7.1(C)(I)

Section 1.7.1(c)(i) of the Merger Agreement is hereby amended in its entirety to read as follows:

        "(i) In the event that any Company Liability (as defined below) exists in excess of $4.5 million as of the date that is immediately prior to the Closing Date, the aggregate number of Closing Shares shall be reduced by that number of shares of ShopNow.com Common Stock determined by dividing the dollar amount of the Company Liability that is in excess of $4.5 million by the Base Price. "COMPANY LIABILITY" shall mean all liabilities, debts or obligations, contingent or otherwise, existing as of the Closing Date immediately prior to the Effective Time, the value of which shall not exceed the value of the ShopNow.com Base Shares (as measured by multiplying the Base Price by the number of ShopNow.com Base Shares), including without limitation, (1) all outstanding liability to Astra Ventures, (2) all outstanding liability to employees of the Company based on change of control provisions in such employees' respective employment agreements, (3) all outstanding liability to Alpine Capital, (4) all outstanding liability to Bob Bagga, as an earn-out under a Share Purchase Agreement among Bob Bagga, International Barter Corp. and Barter Business Exchange Inc., dated
    February 28, 1999 and promissory note dated March 2, 1999 (the "BBE PURCHASE AGREEMENT AND NOTE"), (5) all outstanding liability to Momentous, (6) all outstanding liability to various lessors, lenders and vendors created in connection with the execution of miscellaneous leases and other agreements,
    (7) any payment made after the date of this Agreement in settlement of any claim, action, suit, arbitration or mediation (other than payments made in Company Common Stock); provided, however, that Company Liability shall not include, in each case existing at the Closing, (x) any outstanding indebtedness and accrued interest payable to ShopNow.com (except if expressly stated otherwise in the note evidencing such indebtedness),
    (y) any payables or accrued expenses incurred in the ordinary course of business (provided such payables and accrued expenses do not exceed in the aggregate $225,000) and (z) any non-cash or barter trade dollar liabilities. Any outstanding liability referenced in (1) through (7) above shall be deemed a Company Liability in the event such liability is retired or paid off prior to the Effective Time (whether through use of funds provided by loans from ShopNow.com or otherwise). In addition, in the event any claim, action, suit, arbitration or mediation against the Company is pending as of the Effective Time the potential liability of such claim shall be deemed a Company Liability, provided that the amount of such potential liability be mutually agreed to by both ShopNow.com and the Company. The dollar amount of Company Liability shall be reduced by any amounts received by the Company from option holders or warrant holders as a result of the cash exercise of stock options or warrants between the date hereof and the Effective Date. The Company shall cause to be prepared and delivered to ShopNow.com, on the date that is two days immediately prior to the Closing Date, a schedule, certified by the Company's Chief Financial Officer

                                     A-II-1
    and in form and substance satisfactory to ShopNow.com, as to the dollar amount of the Company Liability, which schedule shall include a break down of the dollar amounts of each liability, debt and obligation comprising the Company Liability."

2.   AMENDMENT TO SECTION 1.9

Section 1.9 ("Option Grants") of the Merger Agreement is hereby amended in its entirety to read as follows:

        "No later than thirty days after the Effective Time, ShopNow.com will act to grant nonqualified stock options (the "NEW OPTIONS") under its Amended and Restated 1999 Non-Officer Stock Option Plan, or such other plan having substantially similar terms as ShopNow.com shall determine in its sole discretion, to acquire an aggregate of 600,000 shares of ShopNow.com Common Stock in the numbers specified and to the members of the management of the Company immediately prior to April 1, 2000 (the "MANAGEMENT MEMBERS") and to employees of the Company immediately prior to April 1, 2000 (the "RETAINED EMPLOYEES"), who have been offered and accepted employment with ShopNow.com or the Surviving Corporation and commence employment with ShopNow.com or the Surviving Corporation after the Effective Time (with the allocation of such grants among such Management Members and Retained Employees to be mutually acceptable to ShopNow.com and Liad Meidar and Steven White, except that 250,000 of such New Options shall be allocated to Liad Meidar). Such New Options shall have an exercise price equal to the average of the closing sales prices of ShopNow.com Common Stock as reported on the Nasdaq National Market for each of the five trading days immediately preceding the Effective Time (but in no event shall the exercise price be more than $15.58 per share) (the "NEW OPTION EXERCISE PRICE"). One-third of the New Options shall be vested upon the one-year anniversary of the Closing Date, and the remaining balance of the New Options shall vest on a quarterly basis over a period of two years following the one-year anniversary of the Closing Date."

3.   AMENDMENT TO SECTION 4.11

Section 4.11 ("Noncompetition Agreements") of the Merger Agreement is hereby amended in its entirety to read as follows:

        "Each of officer and employee of the Company who has been offered and has accepted employment with ShopNow.com shall have executed the ShopNow.com standard form of Intellectual Property Agreement (Confidentiality, Invention Assignment, Non-raiding and Noncompetition) in the form attached hereto as
    EXHIBIT 4.11 and each such agreement shall be in full force and effect on the Closing Date."

4.   AMENDMENT TO SECTION 4.23

The last sentence of Section 4.23 ("Agreements with Certain Stockholders") of the Merger Agreement is hereby deleted and replaced with the following language:

        "Such warrant shall have a one-year term and an exercise price equal to ninety percent (90%) of the average of the closing sales prices of ShopNow.com Common Stock as reported on the Nasdaq National Market for each of the five trading days immediately preceding the Effective Time."

5.   AMENDMENT TO SECTION 4.27

Section 4.27 ("No Dissenters Rights") shall be amended in its entirety to read as follows:

        "Holders of not more than 10% of the outstanding shares of Company Common Stock shall have delivered before the Effective Time timely written notice of such holders' intent to demand payment as dissenting shareholders for such shares in accordance with Nevada Law."

6.   AMENDMENT TO EXHIBIT 4.24B

Exhibit 4.24B (Form of Consulting Agreement) shall be removed and replaced with new Exhibit 4.24B, which is attached hereto as an amendment.

                                     A-II-2

7.   GENERAL PROVISIONS

    7.1  EFFECT OF AMENDMENT

    Except for the amended provisions described herein, all other terms and provisions of the Merger Agreement and the Operative Documents continue in full force and effect according to the provisions thereof and all references therein to such Merger Agreement shall henceforth refer to the Merger Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Merger Agreement and the other applicable Operative Documents.

    7.2  GOVERNING LAW

    This Amendment shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed entirely in such State, without reference to any rules governing conflict of laws.

    7.3  HEADINGS

    The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

    7.4  COUNTERPARTS

    This Amendment may be executed and delivered (including by facsimile transmission) in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one agreement.

    7.5  ENTIRE AGREEMENT

    This Amendment, the Merger Agreement and the Operative Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

                                          SHOPNOW.COM INC.

                                          /S/ ALAN KOSLOW
                                          --------------------------------------

                                          Name Alan D. Koslow
                                          --------------------------------------

                                          Its Chief Financial Officer
                                          --------------------------------------

                                          SHAMU ACQUISITION, INC.

                                          /S/ ALAN KOSLOW
                                          --------------------------------------

                                          Name Alan D. Koslow
                                          --------------------------------------

                                          Its Chief Financial Officer
                                          --------------------------------------

                                          UBARTER.COM INC.

                                          /S/ KEVIN ANDERSEN
                                          --------------------------------------

                                          Name Kevin Andersen
                                          --------------------------------------

                                          Its Chief Financial Officer
                                          --------------------------------------

                                     A-II-3

                                                                       ANNEX B-I


                                  CALL OPTION

THIS IS TO CERTIFY that, for $1,000 and other value received and subject to these terms and conditions, ShopNow.com Inc. ("HOLDER"), is entitled to exercise this Call Option to purchase 1,337,896 fully paid and nonassessable shares (the "SHARES") of the Common Stock (the "COMMON STOCK") of Ubarter.com Inc., a Nevada corporation (the "COMPANY"), from Steven White (the "SHAREHOLDER") at a price per share of $6.00.

This Call Option may be exercised by the Holder, at any time after the date of issuance, but not later than April 30, 2000, in whole or in part, by delivering to the Shareholder (a) this Call Option, (b) a certified or cashier's check payable to the Shareholder in the amount of the Exercise Price multiplied by the number of shares for which this Call Option is being exercised (the "PURCHASE PRICE"), and (c) the Notice of Exercise attached as EXHIBIT A duly completed and executed by the Holder. Upon exercise, the Holder shall be entitled to receive from the Company a stock certificate in proper form representing the number of shares of Common Stock so purchased. Notwithstanding the foregoing, this Call Option shall immediately terminate if (i) Holder terminates the binding provisions of that certain Letter of Intent, dated December 20, 1999, among Holder, the Company, the Shareholder and New Horizons LLC (the "LOI"), pursuant to Paragraph J(iii), J(iv) or J(v) thereof or (ii) the Company and Holder terminate the binding provisions of the LOI pursuant to Paragraph J(i) thereof.

Within 10 days after the payment of the Purchase Price following the exercise of this Call Option (in whole or in part), the Shareholder shall (a) cause the Company, at Holder's expense, to issue in the name of and deliver to the Holder a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which the Holder shall be entitled upon such exercise, and (b) grant a new Call Option of like tenor to purchase up to that number of shares of Common Stock, if any, as to which this Call Option has not been exercised if this Call Option has not expired. The Holder shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date this Call Option was exercised, irrespective of the date of delivery of the certificate or certificates representing the Common Stock; provided that, if the date such exercise is made is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of record of such shares of Common Stock at the close of business on the next succeeding date on which the stock transfer books are open.

The Shareholder hereby represents and warrants to the Holder that (i) the Shareholder owns beneficially and of record the Shares, free and clear of any liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances or other adverse claims of interest of any kind; (ii) the Shareholder has the necessary power and capacity (as the case may be) and authority to execute this Call Option, to make the representations, warranties and covenants herein and to perform the obligations hereunder; (iii) this Call Option is duly executed and is a legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms; and (iv) the execution, delivery and performance of this Call Option by the Shareholder will not
(a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any law applicable to the Shareholder,
(b) require any consent, approval or authorization of, or notice to, any person, corporation, partnership, domestic or foreign governmental authority or other organization or entity or (c) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Shareholder is a party or by which the Shareholder is bound or (d) result in the creation or imposition of any lien on any of the Shares held by the Shareholder.

This Call Option shall be governed by and construed under the laws of the state of Washington without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Call Option.

           [The remainder of this page is intentionally left blank.]

                                     B-I-1

IN WITNESS WHEREOF, the Shareholder and the Holder have caused this Call Option to be duly executed by its duly authorized officers, effective as of the date written above.

SHAREHOLDER:                                           /s/ STEVEN WHITE
                                                       ---------------------------------------------
                                                       Steven White

HOLDER:
                                                       ShopNow.com Inc.

                                                       By:    /s/ ALAN D. KOSLOW
                                                              ---------------------------------------
                                                       Name:  Alan D. Koslow
                                                              ---------------------------------------
                                                       Title: Executive Vice President, Chief
                                                              Financial Officer, Secretary, General
                                                               Counsel
                                                              ---------------------------------------

                                     B-I-2

                                                                       EXHIBIT A

                               NOTICE OF EXERCISE

To: Steven White

The undersigned hereby irrevocably elects to purchase            shares of
shares of the Common Stock (the "COMMON STOCK") Ubarter.com Inc., a Nevada corporation (the "COMPANY"), issuable upon the exercise of the attached Call Option and requests that Steven White cause the Company to issue certificates for such shares in the name of and delivered to the address of the undersigned, at the address stated below and, if said number of shares shall not be all the shares that may be purchased pursuant to the attached Call Option, that a new Call Option evidencing the right to purchase the balance of such shares be executed in the name of, and delivered to, the undersigned at the address stated below.

Payment enclosed in the amount of
$     .

Dated:

Name of Holder of Call Option:         ShopNow.com Inc.

                                       411 First Avenue S, Suite 200N
Address:                               Seattle, WA 98104

By:
       ----------------------------------------
Name:
       ----------------------------------------
Title:
       ----------------------------------------

                                     B-I-3

                                                                      ANNEX B-II

                                 April 25, 2000

Steven White
3216 162nd Pl SE
Bellevue, WA 98008

RE: AMENDMENT TO CALL OPTION

Dear Mr. White:

Reference is made to that certain Call Option, dated January 20, 2000 (the "Call Option"), among ShopNow.com Inc., a Washington corporation ("SHOPNOW"), and Steven White (the "SHAREHOLDER"). For good and sufficient value, the receipt and sufficiency of which is hereby acknowledged by the Shareholder, ShopNow and the Shareholder desire to amend the Call Option as set forth in this Letter.

1. AMENDMENT TO SECOND PARAGRAPH

The first sentence of the second paragraph of the Call Option is hereby amended and restated in its entirety as follows:

    "This Call Option may be exercised by the Holder, at any time after the date of issuance, but not later than May 31, 2000, in whole or in part, by delivering to the Shareholder (a) this Call Option, (b) a certified or cashier's check payable to the Shareholder in the amount of the Exercise Price multiplied by the number of shares for which this Call Option is being exercised (the "PURCHASE PRICE"), and (c) the Notice of Exercise attached as EXHIBIT A duly completed and executed by the Holder."

2. EFFECT OF AMENDMENT

Except as amended by the foregoing, the Call Option shall remain in full force and effect.

3. COUNTERPARTS

This Letter may be executed in any number of identical counterparts, each of which shall be deemed to be an original for all purposes. Very truly yours, Very truly yours,
                                        SHOPNOW.COM INC.


                                        By: /s/ Alan
                                        Koslow__________________________
                                        Name: Alan D.
                                        Koslow_______________________
                                        Title: Chief Financial Officer, General
                                        Counsel______


Acknowledged and agreed
this 25th day of April 2000:

/s/ STEVEN WHITE
-------------------------------------------
Steven White

                                     B-II-1

                                                                         ANNEX C

                                VOTING AGREEMENT

VOTING AGREEMENT, dated as of January  , 2000 (the "VOTING AGREEMENT"), by and
between ShopNow.com Inc. ("PARENT") and             (THE "SHAREHOLDER").

WHEREAS, Parent, Shamu Acquisition, Inc. ("MERGER SUB"), and Ubarter.com Inc. (the "COMPANY") are entering into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT") which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the "MERGER").

WHEREAS, this Voting Agreement is required to be executed and delivered by the Shareholder to Parent and Parent would not enter into the Merger Agreement without the execution and delivery of this Voting Agreement;

WHEREAS, the Shareholder owns the shares of Company Common Stock (the "COMMON STOCK") and the options and/or warrants to purchase shares of Common Stock as identified on Annex I hereto (such shares, together with all shares of Common Stock and capital stock of the Company, if any, subsequently acquired by the Shareholder during the term of this Voting Agreement, being referred to as the "SHARES"); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Shareholder has agreed to enter into and perform his, her or its obligations under this Voting Agreement.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Shareholder and Parent agree as follows:

I.    AGREEMENT TO VOTE SHARES

The Shareholder shall vote or cause to be voted, or execute a written consent with respect to, the Shares (a) in favor of adoption and approval of the Merger Agreement and all transactions relating thereto or contemplated thereby at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto, and (b) against any proposal by a party other than Parent to merge or consolidate with the Company or any subsidiary of the Company or to sell all or substantially all the assets of or any sales of equity interest in the Company or any subsidiary of the Company at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

II.   NO VOTING TRUSTS

The Shareholder agrees that the Shareholder will not, nor will the Shareholder permit any entity under the Shareholder's control to, deposit any Shares in a voting trust or subject the Shares to any agreement, arrangement or understanding with respect to the voting of the Shares inconsistent with this Voting Agreement.

III.  LIMITATION ON SALES

During the term of this Voting Agreement, the Shareholder agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares except to Parent.

IV.   LETTER OF TRANSMITTAL

At the Effective Time (as defined in the Merger Voting Agreement), the Shareholder shall execute and deliver the letter of transmittal sent to Shareholder by the Exchange Agent (as that term is defined in the Merger Agreement) along with a certificate or certificates representing the Shares to Parent or the Exchange Agent.

V.    WAIVER OF DISSENTER'S RIGHTS

The Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that the Shareholder may have by virtue of the ownership of any outstanding Shares.

VI.  TAX MATTERS

    (a) The Shareholder shall timely pay all transfer, documentary, sales, use, stamp, registration and other taxes arising from or relating to the transactions contemplated by the Merger Agreement, to the extent they relate specifically to the issuance of shares of Parent Common Stock to Shareholder, and Shareholder shall, at his or its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other taxes.

    (b) The Shareholder shall not take a position on any tax returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, unless compelled by any taxing authority. Neither Parent nor Merger Sub makes any representation or warranty with respect to any tax consequences to the Shareholder arising under the Merger Agreement or as a result of the Merger.

VII.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

The Shareholder represents and warrants to Parent as follows:

    A.     AUTHORITY; NO APPROVALS; NO CONFLICTS; NO LIENS

    The Shareholder has the necessary power or capacity (as the case may be) and authority to execute this Voting Agreement, to make the representations, warranties and covenants herein and to perform the obligations hereunder. This Voting Agreement is duly executed and is a legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms.

The execution, delivery and performance of this Voting Agreement by the Shareholder will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any law applicable to the Shareholder, (b) require any consent, approval or authorization of, or notice to, any person, corporation, partnership, domestic or foreign governmental authority or other organization or entity or (c) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Shareholder is a party or by which the Shareholder is bound or (d) result in the creation or imposition of any lien on any of the Shares of Company Capital Stock held by the Shareholder.

    B.     OWNERSHIP OF SHARES

    Annex I hereto correctly sets forth, as of the date of this Voting Agreement, the number of shares of Common Stock owned beneficially and of record by the Shareholder and the number of options or warrants to purchase shares of Common Stock held by the Shareholder. The Shareholder owns beneficially and of record the Shares set forth opposite such Shareholder's name on Annex I free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim, and delivery by the Shareholder to Merger Sub of the certificates representing the Shares at the Closing (as defined in the Merger Agreement) will transfer to Merger Sub good and valid title to the Shares and Merger Sub will acquire record and beneficial ownership of the Shares, free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim.

    C.     CLAIMS AGAINST THE COMPANY

    The Shareholder does not have any past, present or contemplated claims against the Company or any of its officers and directors.

    D.     HART-SCOTT-RODINO

    The Shareholder is his, her or its own ultimate parent entity as defined under the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. The Shareholder either (i) is not a
    $10 million person as defined under the Hart-Scott-Rodino Act or (ii) is a $10 million person but is acquiring the Parent Common Stock solely for the purpose of investment within the meaning of 16 C.F.R. 802.9.

    E.     ACCURACY OF REPRESENTATIONS

    The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement and will be accurate in all respects at all times through the Effective Time.

VIII. SPECIFIC PERFORMANCE

The Shareholder acknowledges that in the event of any breach of this Voting Agreement by the Shareholder, Parent would be irreparably harmed, no adequate remedy at law or in damages would exist and damages would be difficult to determine. Accordingly, the Shareholder agrees that injunctive relief or other equitable remedy, in addition to all remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. The Shareholder agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the seeking or obtaining of such equitable relief by Parent. In addition to all other rights or remedies to which Parent may be entitled, in the event of a default in the Shareholder's performance of the Shareholder's obligations under this Voting Agreement, the Shareholder shall be liable to Parent for all litigation costs and attorneys' fees incurred by Parent in connection with the enforcement of any of its rights or remedies against the Shareholder.

IX.  NON-EXCLUSIVITY

The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

X.   TERM OF VOTING AGREEMENT; TERMINATION

The term of this Voting Agreement shall commence on the date hereof and terminate upon the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement), or (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; PROVIDED, HOWEVER, such termination shall not relieve any party from liability for any breach of this Voting Agreement prior to such termination.

XI.  ENTIRE VOTING AGREEMENT

This Voting Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

XII.  ASSIGNMENT; BINDING EFFECT

Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Shareholder and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon the Shareholder and his, her or its heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. This Voting Agreement shall be binding upon any person or entity to whom any Shares are transferred.

XIII. INDEMNIFICATION

The Shareholder shall hold harmless and indemnify Parent from and against, and shall compensate and reimburse Parent for, any loss, damage, claim, liability, fee (including reasonable attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent, or to which Parent becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Shareholder contained in this Voting Agreement.

XIV. EXPENSES

All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

XV.  NOTICES

Any notice or other communication required or permitted to be delivered to Parent or the Shareholder under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation obtained) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party):

IF TO THE SHAREHOLDER:

At the address or facsimile number set forth on the signature page.

WITH A COPY TO:

IF TO PARENT:

ShopNow.com Inc.
411 First Avenue South, suite 200 North
Seattle, WA 98101
Fax: (206) 223-2324
Attention: Alan D. Koslow

WITH A COPY TO:

Perkins Coie LLP
1201 Third Avenue, 48(th) Floor
Seattle, WA 98101-3099
Attention: Edmund Belsheim
Fax: (206) 583-8500

XVI. MISCELLANEOUS

    A.     TERMINATION OF RIGHTS

    Effective upon, and subject to the consummation of, the Merger, any past, present or future rights that the Shareholder may have pursuant to any agreement, contract or understanding relating to corporate governance, registration rights, rights of first refusal or first offer and similar rights shall terminate.

    B.     SEVERABILITY

    If any provision of this Voting Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of this Voting Agreement shall not be affected.

    C.     CAPACITY

    The covenants contained herein shall apply to the Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to the Shareholder in his or her capacity as an officer and/or director of the Company.

    D.     COUNTERPARTS

    This Voting Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

    E.     HEADINGS

    All Section headings herein are for convenience of reference only and are not part of this Voting Agreement, and no construction or reference shall be derived therefrom.

    F.      CHOICE OF LAW

    This Voting Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Washington, without reference to its conflicts of law principles.

    G.     WAIVER OF JURY TRIAL

    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    H.     AMENDMENT OR MODIFICATION

    This Voting Agreement may be amended, modified and supplemented only by written agreement of all parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

                                            SHAREHOLDER

                                            -----------------------------------------------

                                            By:

                                            Address:
                                                   -----------------------------------------

                                                   -----------------------------------------

                                            Fax:

                                            SHOPNOW.COM INC.

                                            -----------------------------------------------

                                            NAME:
                                                   -----------------------------------------

                                            TITLE:
                                                   -----------------------------------------

                                    ANNEX I

                                                               NUMBER OF SHARES OF   OPTIONS/WARRANTS TO PURCHASE
NAME OF SHAREHOLDER                STATE OF RESIDENCY           COMMON STOCK OWNED         SHARES OF COMMON STOCK
-------------------        --------------------------   --------------------------   ----------------------------


                                SPOUSAL CONSENT

I am the spouse of the Shareholder named in the Voting Agreement. I understand that I may consult independent legal counsel as to the effect of this Voting Agreement and the consequences of my execution of this Voting Agreement and, to the extent I felt it necessary, I have discussed such matters with legal counsel. I hereby confirm this Voting Agreement and agree that it shall bind my interest in the Shares, if any.

--------------------------------------

Shareholder's Spouse's Name

                                                                         ANNEX D

                                    FORM OF
                              EMPLOYMENT AGREEMENT
                                    BETWEEN
                                SHOPNOW.COM INC.
                                      AND
                                 LIAD Y. MEIDAR

                        DATED AS OF              , 2000

                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), dated as of            , 2000, is
made between ShopNow.com Inc., a Washington corporation ("Employer"), and Liad
Y. Meidar ("Employee").

                              W I T N E S S E T H:

WHEREAS, Employer, Shamu Acquisition, Inc., a Washington Corporation (the "Merger Sub"), and Ubarter.com Inc., a Nevada corporation (the "Company"), and certain principal shareholders of the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Company will merge with and into Merger Sub, with Merger Sub being the surviving corporation (the "Merger");

WHEREAS, Employer desires to retain the services of Employee upon the terms and conditions set forth herein;

WHEREAS, Employee is willing to provide services to Employer upon the terms and conditions set forth herein; and

WHEREAS, the execution of this Agreement by the parties hereto is a condition to the effectiveness of the Merger.

                              A G R E E M E N T S:

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.   EMPLOYMENT

Employer shall employ Employee and Employee shall accept employment by Employer as a Senior Vice President of Employer. Employee shall report directly to an Executive Vice President of Employer.

2.   ATTENTION AND EFFORT

Employee shall devote all of his entire productive time, ability, attention and effort to Employer's business and shall skillfully serve its interests during the term of this Agreement; PROVIDED, HOWEVER, that Employee may devote reasonable periods of time to (a) engaging in personal investment activities,
(b) serving in an advisory capacity and/or on the Board of Directors of other corporations, if such service would not otherwise be prohibited by the Inventions Agreement (as defined below) and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Employee's duties under this Agreement.

3.   TERM

Employee's employment by Employer will be "at will," and either Employee or Employer may terminate the employment relationship at any time with or without Cause or Good Reason (each as defined in Section 8 hereof). Unless earlier terminated pursuant to Section 7, the term of this Agreement shall commence on the date hereof and terminate one year from the date hereof.

4.   COMPENSATION

During the term of this Agreement, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

    4.1    BASE SALARY

    Employee's compensation shall consist of an annual base salary of One Hundred Twenty-Five Dollars ($125,000) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other employees of Employer are paid. The Board of Directors or

    Chief Executive Officer of Employer shall determine any increases in the amount of the annual base salary in future years.

    4.2    BONUS

    Employee shall be eligible to receive bonuses according to the standard terms and consistent with the practices by which bonuses payable to other executives of Employer are determined.

    4.3    STOCK OPTIONS

    Employee shall be granted options to purchase 250,000 shares of Employer's common stock at an exercise price of $15.58 per share pursuant to Employer's 1999 Nonofficer Employee Stock Option Plan, or any successor plan that may be adopted by Employer (the "Options"). Subject to Section 8, one-third of such options shall vest on the one-year anniversary of the Closing (as defined in the Merger Agreement), with the remaining balance of such options vesting on a quarterly basis over the remaining two-year period. Such option grant shall be subject to the execution by Employee of a stock option letter agreement, which shall be in the form of Employer's standard stock option agreement except that it shall contain a provision whereby all options shall automatically and fully vest upon the termination of Employee by Employer without Cause (as defined below) or if Employee terminates employment for Good Reason (as defined below).

    4.4    EXPENSES

    Employer shall reimburse Employee for reasonable business expenses incurred on behalf of Employer upon presentation of appropriate receipts in accordance with Employer's written policies with respect thereto.

    4.4    WITHHOLDING

    Employer may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

5.   INVENTIONS AGREEMENT

Concurrent herewith, Employee shall execute and deliver to Employer the Employer's standard form of Intellectual Property Agreement (Confidentiality, Invention Assignment, Nonraiding and Noncompetition), substantially in the form attached hereto as Exhibit A (the "Inventions Agreement.")

6.   BENEFITS

During the Term of this Agreement, Employee shall be entitled to participate on a basis no less favorable than other employees of Employer in similar position and authority, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs made available to similarly situated employees of Employer, as those programs may currently exist or be modified from time to time. Employee shall be entitled to annual paid vacation accruing at the rate of four weeks per year of employment and otherwise consistent with Employer's existing vacation policy, and as amended from time to time; provided, however, that Employee shall not be entitled to take more than two consecutive weeks of vacation, nor more than two weeks of vacation in any three month period.

7    TERMINATION

Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of section 7 hereof and Section 8.1(b) shall survive the termination of this Agreement and the termination of Employee's employment hereunder:

    7.1    BY EMPLOYER

    With or without Cause, Employer may terminate the employment of Employee at any time during the term of employment upon giving Notice of Termination (as defined below).

    7.2    BY EMPLOYEE

    Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

    7.3    AUTOMATIC TERMINATION

    This Agreement and Employee's employment hereunder shall terminate automatically upon the death or total disability of Employee. The term "total disability" as used herein shall mean Employee's inability to perform the duties set forth in section 1 hereof for a period or periods aggregating 120 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee's control, unless Employee is granted a leave of absence by the Board of Directors of Employer. Employee and Employer hereby acknowledge that Employee's ability to perform the duties specified in section 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee's death occurs or (b) immediately upon a determination by the Board of Directors of Employer of Employee's total disability, as defined herein.

    7.4    NOTICE

    The term "Notice of Termination" shall mean at least 5 days' written notice of termination of Employee's employment, during which period Employee's employment and performance of services shall continue; PROVIDED, HOWEVER, that Employer may, upon notice to Employee and without reducing Employee's compensation during such period, excuse Employee from any or all of his duties during such period. The effective date of the termination of Employee's employment hereunder shall be the date on which such 5-day period expires.

8.   TERMINATION PAYMENTS

In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8:

    8.1    TERMINATION BY EMPLOYER

       (A) If Employer terminates Employee's employment with or without Cause, Employee shall be entitled to receive any unpaid annual base salary and fringe benefits which have accrued for services already performed as of the date termination of Employee's employment becomes effective.

       (B) If Employer terminates Employee's employment without Cause, then the Options to which Employee is entitled to receive pursuant to
           Section 4.3 shall automatically and fully vest.

    8.2    TERMINATION BY EMPLOYEE

    In the case of the termination of Employee's employment by Employee other than for Good Reason, Employee shall not be entitled to any payments or benefits hereunder, other than those set forth in section 8.1(a) hereof. In the case of termination of Employee's employment by Employee for Good Reason, Employee shall be entitled to all payments and benefits set forth in Sections 8.1(a) and (b).

    8.3    TERMINATION BECAUSE OF DEATH OR TOTAL DISABILITY

    In the event of a termination of Employee's employment because of his death or total disability, Employee or his personal representative shall receive the payments and benefits set forth in section 8.1(a).

    8.4    PAYMENT SCHEDULE

    All payments under this section 8 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

    8.5    GOOD REASON

    "Good Reason" means without Employee's express written consent:

       (A) a change in the Employee's status, title, position or responsibilities (including reporting responsibilities) that represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; or any removal of the Employee from or failure to reappoint or reelect the Employee to any of such positions, except in connection with the termination of the Employee's employment for Cause, as a result of his or her total disability or death, or by the Employee other than for Good Reason;

       (B) a material reduction in the Employee's annual base salary;

       (C) failure by the Employer to timely pay, or reduction by the Employer of, Employee's benefits under Section 6 of this Agreement;

       (D) the breach of any material provision of this Agreement by the Employer, including, without limitation, failure by the Employer to cause any successor to the Employer to expressly agree to and assume the terms and provisions of this Agreement.

    8.6    CAUSE

    Wherever reference is made in this Agreement to termination being with or without Cause, the term "Cause" shall mean (i) any act of fraud or embezzlement by Employee; (ii) any breach by Employee of the Inventions Agreement entered into with Employer; (iii) the conviction of Employee of a misdemeanor or felony involving an act of dishonesty, moral turpitude, deceit or fraud; (iv) current use by Employee of illegal substances,
    (v) any act of deception, fraud, misrepresentation or dishonesty by Employee, (vi) any material misconduct by Employee in connection with his or her responsibilities as an employee or otherwise which materially impairs Employer's business, good will or reputation or which materially compromises Employee's ability to represent Employer with the public; (vii) Employee's willful and material failure to perform his or her lawful duties as an employee of Employer as determined by one or more senior executives of Employer in good faith and the failure to "cure" such misconduct within a period of five days following Employee's receipt of written notice of such misconduct; or (viii) any other material violation of any provision of this Agreement.

9.   REPRESENTATIONS AND WARRANTIES

In order to induce Employer to enter into this Agreement, Employee represents and warrants to Employer as follows:

    9.1    NO VIOLATION OF OTHER AGREEMENTS

    Neither the execution nor the performance of this Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

    9.2    PATENTS, ETC.

    Employee has prepared and attached hereto as Schedule 1 a list of all inventions, patent applications and patents made or conceived by Employee prior to the date hereof which are subject to prior agreement or which Employee desires to exclude from the Inventions Agreement, or, if no such list is attached, Employee hereby represents and warrants to Employer that there are no such inventions, patent applications or patents.

10.  NOTICE AND CURE OF BREACH; BOARD OF DIRECTORS

Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least 5 days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the 5-day period.

11.  FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:      Liad Y. Meidar
                     2440 Western Avenue,
                     804 Seattle, WA 98121Fax: 206/443-1760

Copy to:             Lasher, Holzapfel, Sperry & Ebberson PLLC
                     2600 Two Union Square
                     601 Union Street
                     Seattle, WA 98101
                     Fax: 206/340-2563
                     Attention: George S. Holzapfel

If to Employer:      ShopNow.Com Inc.
                     411 First Avenue South, Suite 200 North
                     Seattle, Washington 98104
                     Fax: (206) 223-2324
                     Attention: Alan D. Koslow

Copy to:             Perkins Coie LLP
                     1201 Third Avenue, 48(th) Floor
                     Seattle, Washington 98101-3099
                     Attn: Edmund O. Belsheim, Jr.

If notice is mailed, such notice shall be effective upon mailing, or, if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

12.  ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All the terms and provisions of this

Agreement shall be binding on and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13.  WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

14.  ARBITRATION

Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by Employer and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.  AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

16.  APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

17.  SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

18.  HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

19.  COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to section 15 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

20.  ENTIRE AGREEMENT

This Agreement, the Merger Agreement and the Operative Documents (as defined in the Merger Agreement) and the Inventions Agreement, on and as of the date hereof, constitute the entire agreement between Employer and Employee with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between Employer and Employee with respect to such subject matter are hereby superseded and nullified in their entireties.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

                                           EMPLOYEE:

                                          --------------------------------------
                                          Liad Y. Meidar

                                          EMPLOYER:

                                          SHOPNOW.COM INC.

                                          By
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                   SCHEDULE 1

1. A provisional patent application filed October 12, 1999 for a system which recommends web sites that would be of interest to the user based on a complex pattern matching algorithm which takes into account the past navigating behavior of the user and that of others with a similar background who have demonstrated interests in the same concepts and future improvements thereto.

2. A provisional patent application filed on November 15, 1999 for an alternative payments system and future improvements thereto.

                                                                         ANNEX E

                                  SHOPNOW.COM
                         INDEPENDENT SERVICES AGREEMENT
                              (LIMITED ENGAGEMENT)

This Agreement dated as of          , 2000, is made by ShopNow.com (the
"COMPANY") and Steven White ("CONTRACTOR"). The Company and Contractor agree as follows:

1.   SERVICES

Contractor will provide consulting services to the Company on an as needed basis as mutually agreed upon from time to time by the parties (the "SERVICES").

2.   PERFORMANCE

Contractor shall perform the Services in a prompt and efficient manner in accordance with the terms and conditions set forth in this Agreement. Contractor shall comply with all applicable laws, regulations and other requirements of any applicable governmental authority in Contractor's performance of the Services. Upon request, Contractor shall furnish the Company with written progress reports regarding the status of the Services being performed. Contractor shall not delegate or subcontract performance of the Services to any other person or entity without the Company's prior written consent.

3.   COMPENSATION

The Company shall pay Contractor $5,000 per month, provided that Contractor work at least 100 hours per month, a portion of which (to be determined by mutual agreement between Contractor and the Company) shall be in the Company's Seattle offices. In addition, within 30 days after the date hereof, the Company will grant to Contractor options to purchase up to 24,406 shares of common stock of the Company. Such options shall vest on a monthly basis over a period of 12 months beginning on the date hereof and shall have an exercise price equal to the average of the closing sales prices of the Company's common stock as reported on the Nasdaq National Market for each of the five trading days immediately preceding the Effective Time.

The Company shall remit compensation owed to Contractor upon submission of a reasonably detailed invoice, describing the hours worked and the Services performed.

4.   NONCOMPETITION AND CONFIDENTIALITY

    (a) Contractor and the Company agree that the Services to be performed by Contractor have a unique value to the Company and, if used in competition with the Company, could cause serious and irreparable harm to the Company. Contractor will likely develop goodwill for the Company through personal contact with customers, suppliers, strategic partners or others who have business relationships with the Company. This goodwill, which is a proprietary asset of the Company, may follow Contractor after his or her engagement with the Company terminates. Accordingly, Contractor agrees that, for a period of nine
(9) months following termination of his or her engagement with the Company for any reason, Contractor will not, without securing the prior written permission of the Company, directly or indirectly:

        (1) be employed by, act as an agent for, or consult with or otherwise perform Services for a Competitor (as defined below);

        (2) own any equity interest in, manage or participate in the management (as an officer, director, partner, member or otherwise) of, or be connected in any other manner with, a Competitor (except that this shall not restrict Contractor from owning less than one percent (1%) of the equity interests of any publicly held entity); or

        (3) induce, attempt to induce or assist others to induce any employee, officer, director, agent, independent contractor, consultant, customer, strategic partner, licensor, licensee, supplier or other service provider of the Company to terminate a relationship with, cease providing services or products to, or purchasing products or services from, the Company.

For purposes of this Agreement, a "COMPETITOR" means any individual or entity that is directly or indirectly engaged, or is preparing to engage, in any business which is competitive with any business in which the Company is engaged, or is preparing to engage, at the time Contractor's engagement with the Company terminates. Contractor agrees that the duration of the restrictions in this paragraph shall be extended by the duration of any period during which Contractor is in violation of the restrictions.

    (b) Contractor acknowledges that, due to the nature of the business of the Company, there is no geographical limitation on the restrictions in the preceding paragraph. the Company and Contractor agree and stipulate that, in light of all of the facts and circumstances relating to the relationship that exists and is expected to exist between the Company and Contractor, these restrictions (including but not limited to the scope of the restricted activities and the duration and lack of geographic extent of the restrictions) are fair and reasonably necessary for the protection of the goodwill and other protectable interests of the Company. If a court of competent jurisdiction should decline to enforce any of these restrictions, Shopnow.com and Contractor agree that the restrictions shall be deemed to be reformed to restrict Contractor's ability to compete with Shopnow.com to the maximum extent, in time, scope of activities, and geography, that the court shall find enforceable.

    (d) Contractor shall keep confidential and not disclose, without the Company's prior written consent, any information received or otherwise learned from the Company including, without limitation, information regarding the Services or the Company's finances, plans, marketing, customers, vendors, products, technology, research and know how (collectively, the "CONFIDENTIAL INFORMATION"). Contractor will use the Confidential Information solely for the performance of the Services. Upon the Company's request or in any event upon completion of the Services, Contractor will return to the Company all notes, data, documents, media and other items containing, or relating in any way to the Confidential Information and any copies in Contractor's possession or control.

5.   OWNERSHIP

    5.1 All materials accumulated, authored, developed or first reduced to practice by Contractor in performance of the Services (collectively the "RESULTS"), together with all proprietary rights associated with ownership of the Results, shall be the exclusive property of the Company and shall be promptly disclosed and furnished to the Company by Contractor. The Company and Contractor expressly agree that the Results are part of a collective work and, to the extent legally permissible, constitute "work made for hire"; and that the Company shall be considered the "author" of the Results for purposes of 17 USC. Section Section 101 and 201 and the other applicable copyright laws. If any Result is not part of a collective work or otherwise does not constitute "work made for hire," Contractor irrevocably assigns to the Company, without separate compensation, all right, title and interest in and to such Result together with all associated United States and foreign patent, copyright, trade secret and other proprietary rights including the rights of registrations and renewal.

    5.2 Contractor shall take, at the Company's expense, all actions during or after the performance of the Services reasonably requested by the Company for the implementation of this Section 5 or to evidence, perfect or protect the Company's ownership of the Results and associated proprietary rights (including the execution, acknowledgment and delivery of instruments of conveyance, patent, copyright, trademark or other proprietary right registration applications or other documents).

6.   TERMINATION

Either party may terminate the Services at any time, with or without cause, by providing 30 days prior written notice of termination to the other party. Except for termination by the Company as a result of Contractor's breach of this Agreement, upon termination the Company shall pay Contractor at the agreed rate for the Services performed prior to such termination in complete satisfaction of the Company's obligations under this Agreement. Contractor shall deliver to the Company the Results in their then current condition. This Agreement shall survive the completion of any work performed and/or the termination of the Services under this Agreement.

7.   THIRD PARTY INTELLECTUAL PROPERTY

Contractor will not disclose to the Company or use in performance of the Services any trade secrets, inventions, works of authorship or other intellectual property of a third party which Contractor is not lawfully entitled to disclose or use. Contractor agrees to indemnify and hold harmless the Company from and against any and all claims, losses, costs, liabilities, damages and expenses (including, but not limited to, reasonable attorneys' fees) arising out of or in connection with any breach by Contractor of this Section.

8.   INDEPENDENT CONTRACTOR

Contractor shall be and act as an independent contractor (and not as an employee, agent or representative of the Company) in the performance of the Services for the Company. Contractor shall: (a) not be entitled to any worker's compensation, pension, retirement, insurance or other benefits afforded to employees of the Company; (b) provide for all federal income tax and other withholding relating to Contractor's compensation; (c) pay all social security, unemployment and other employer taxes relating to Contractor's employment or compensation; (d) provide all worker's compensation and other insurance relating to Contractor's employment; and (e) perform all reporting, recordkeeping, administrative and similar functions relating to Contractor's employment or compensation. Upon request, Contractor shall provide the Company evidence of compliance with the foregoing. Contractor shall not be entitled to, and shall not attempt to, create or assume any obligation, express or implied, on behalf of the Company. This Agreement shall not be construed as creating an association, joint venture, partnership or franchise relationship between the parties.

9.   INJUNCTIVE RELIEF; COSTS

Contractor acknowledges that any breach by Contractor of Section 2, 4, 5, 8, 10 or 11 of this Agreement will cause irreparable injury to the Company for which financial recovery would be incomplete. In the event of such breach, the Company shall be entitled to injunctive relief or other equitable remedy. The rights and remedies of the Company under this Section are in addition to all other remedies.

Further, in any legal action or proceeding in connection with this Agreement (e.g., to recover damages or other relief), the prevailing party will be entitled to recover its reasonable attorneys' fees and other costs incurred.

10.  ASSIGNMENT

Contractor shall not assign all or any part of this Agreement or any work performed, by operation of law or otherwise, without the prior written consent of the Company.

11.  GOVERNING LAW; JURISDICTION; VENUE

This Agreement will be governed by the laws of the state of Washington without regard to principles of conflicts of law. Contractor irrevocably consents to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement. Contractor will not bring any action relating to this Agreement in any other court.

12.  ENTIRE AGREEMENT

This Agreement constitutes the entire agreement, and supersedes all prior agreements of the Company and Contractor, relating to the Services.

ShopNow.com Inc.                                   Steven White
By:                                                By:
Its:                                               Its:

                                                                         ANNEX F

                               LOCK-UP AGREEMENT

This Lock-Up Agreement (this "Agreement") is dated as of             , 2000,
between ShopNow.com Inc., a Washington corporation ("ShopNow.com"), and
                        (the "Shareholder").

                                    RECITALS

WHEREAS, ShopNow.com, Shamu Acquisition, Inc. ("Merger Sub") and Ubarter.com Inc (the "Company") entered into an Agreement and Plan of Merger, dated January 20, 2000, (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the "Merger").

WHEREAS, this Agreement is required to be executed and delivered by Shareholder to ShopNow.com and ShopNow.com would not enter into the Merger Agreement without the execution and delivery of this Agreement;

WHEREAS, as a result of the Merger, ShopNow.com will issue to Shareholder shares of common stock of ShopNow.com ("ShopNow.com Common Stock") in exchange for all the shares of common stock of the Company held by Shareholder (such shares of ShopNow.com Common Stock, as adjusted for stock splits, consolidations and the like, being referred to as the "Shares"); and

WHEREAS, in order to induce ShopNow.com to enter into the Merger Agreement, the Shareholder has agreed to enter into and perform his, her or its obligations under this Agreement.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Shareholder and ShopNow.com agree as follows:

1.   RESTRICTION ON SALE OF SHARES

Shareholder shall not directly or indirectly sell, convey, pledge, offer or otherwise transfer or dispose of, voluntarily or involuntarily, any of the Shares held by Shareholder until after the six-month anniversary of the Effective Date (as that term is defined in the Merger Agreement). After the six-month anniversary of the Effective Date, 50% of the Shares shall be free from the transfer restrictions of this Section 1 and may be transferred by Shareholder to the extent permitted by applicable law, and the balance of such Shares shall remain subject to the transfer restrictions of this Section. After the one year anniversary of the Effective Date, the balance of the Shares shall be free from the transfer restrictions of this Section 1 and may be transferred to the extent permitted by applicable law. The share certificates representing the Shares shall bear legends indicating that such Shares are subject to the provisions of this Agreement. Such legends shall only be removed after such provisions have expired. The foregoing legends shall be removed by ShopNow.com as promptly as practicable after receipt of notice from Shareholder that the foregoing restriction periods have expired. Shareholder agrees and consents to the entry of stop transfer instructions with ShopNow.com's transfer agent against the transfer of Shares subject to the transfer restrictions of this
Section 1.

2.   SALES OF UP TO $1 MILLION

Notwithstanding the restrictions on transfer set forth in Section 1, during the period between the Effective Date and the one-year anniversary of the Effective Date, Shareholder shall be entitled to transfer that number of Shares having an aggregate gross sales price (as measured at the time of the sale) of not more than $1 million (the "De Minimus Exception"). Such transfers shall only be made only through unsolicited brokers' transactions and to the extent permitted by applicable law. In event a portion of the Shares are not subject to the restrictions on transfer set forth in Section 1, then Shareholder shall first be required to sell Shares not subject to transfer restrictions in calculating the $1 million De Minimus Exception.

3.   GENERAL PROVISIONS

    3.1    GOVERNING LAW

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed entirely in such State, without reference to any rules governing conflict of laws.

    3.2    HEADINGS

    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    3.3    COUNTERPARTS

    This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                          SHOPNOW.COM INC.:

                                          By
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          SHAREHOLDER:

                                          Name:
                                          --------------------------------------

                                                                         ANNEX G

                               LOCK-UP AGREEMENT

This Lock-Up Agreement (this "Agreement") is dated as of             , 2000,
between ShopNow.com Inc., a Washington corporation ("ShopNow.com"), and New Horizons L.P. (the "Shareholder").

                                    RECITALS

WHEREAS, ShopNow.com, Shamu Acquisition, Inc. ("Merger Sub") and Ubarter.com Inc (the "Company") entered into an Agreement and Plan of Merger, dated January 20, 2000, (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the "Merger").

WHEREAS, this Agreement is required to be executed and delivered by Shareholder to ShopNow.com and ShopNow.com would not enter into the Merger Agreement without the execution and delivery of this Agreement;

WHEREAS, as a result of the Merger, ShopNow.com will issue to Shareholder shares of common stock of ShopNow.com ("ShopNow.com Common Stock") in exchange for all the shares of common stock of the Company held by Shareholder (such shares of ShopNow.com Common Stock being referred to as the "Shares"); and

WHEREAS, in order to induce ShopNow.com to enter into the Merger Agreement, the Shareholder has agreed to enter into and perform his, her or its obligations under this Agreement.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Shareholder and ShopNow.com agree as follows:

1.   RESTRICTION ON SALE OF SHARES

Until after the date that is 180 days after the Effective Date (as that term is defined in the Merger Agreement), Shareholder shall not directly or indirectly sell, convey, pledge, offer or otherwise transfer or dispose of, voluntarily or involuntarily, in any 30 day period that number of Shares equal to more than 10% of the Shares issued to Shareholder in the Merger (as adjusted for stock splits, consolidations and the like). After the date that is 180 days after the Effective Date, the Shares shall be free from the transfer restrictions of this
Section 1 and may be transferred to the extent permitted by applicable law. The share certificates representing the Shares shall bear legends indicating that such Shares are subject to the provisions of this Agreement. Such legends shall only be removed after such provisions have expired. The foregoing legends shall be removed by ShopNow.com as promptly as practicable after receipt of notice from Shareholder that the foregoing restriction period has expired. Shareholder agrees and consents to the entry of stop transfer instructions with ShopNow.com's transfer agent against the transfer of Shares subject to the transfer restrictions of this Section 1.

2.   GENERAL PROVISIONS

    2.1    GOVERNING LAW

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed entirely in such State, without reference to any rules governing conflict of laws.

    2.2    HEADINGS

    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    2.3    COUNTERPARTS

    This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                          SHOPNOW.COM INC.:

                                          By:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          NEW HORIZONS L.P.:

                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                                                         ANNEX H

                               DISSENTER'S RIGHTS

SECTION 92A.300. DEFINITIONS.

As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

SECTION 92A.305. "BENEFICIAL STOCKHOLDER" DEFINED.

"Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

SECTION 92A.310. "CORPORATE ACTION" DEFINED.

"Corporate action" means the action of a domestic corporation.

SECTION 92A.315. "DISSENTER" DEFINED.

"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

SECTION 92A.320. "FAIR VALUE" DEFINED.

"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

SECTION 92A.325. "STOCKHOLDER" DEFINED.

"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

SECTION 92A.330. "STOCKHOLDER OF RECORD" DEFINED.

"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

SECTION 92A.335. "SUBJECT CORPORATION" DEFINED.

"Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

SECTION 92A.340. COMPUTATION OF INTEREST.

Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

SECTION 92A.350. RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP.

A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

SECTION 92A.360. RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY.

The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

SECTION 92A.370. RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

    1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

    2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

SECTION 92A.380. RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

    1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

        (a) Consummation of a plan of merger to which the domestic corporation is a party:

           (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

           (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

        (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

        (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

    2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

SECTION 92A.390. LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

    1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

        (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

        (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

        (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

            (I) The surviving or acquiring entity; or

           (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

        (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

    2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

SECTION 92A.400. LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

    1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

    2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

        (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

        (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

SECTION 92A.410. NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

    1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

    2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

SECTION 92A.420. PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

    1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

        (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

SECTION 92A.430. DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

    1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

    2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

        (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

        (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

        (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

SECTION 92A.440. DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

    1.  A stockholder to whom a dissenter's notice is sent must:

        (a) Demand payment;

        (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

        (c) Deposit his certificates, if any, in accordance with the terms of the notice.

    2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

    3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

SECTION 92A.450. UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

    1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

    2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

SECTION 92A.460. PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

    1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

        (a) Of the county where the corporation's registered office is located;
    or

        (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

    2.  The payment must be accompanied by:

        (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

        (b) A statement of the subject corporation's estimate of the fair value of the shares;

        (c) An explanation of how the interest was calculated;

        (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

        (e) A copy of NRS 92A.300 to 92A.500, inclusive.

SECTION 92A.470. PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

    1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

    2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

SECTION 92A.480. DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

    1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

    2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

SECTION 92A.490. LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

    1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

    3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

        (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

        (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

SECTION 92A.500. LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

    1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

    2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

        (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

    3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

    4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

    5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 5 of the registrant's Amended and Restated Bylaws (Exhibit 3.2 hereto) provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 10 of the registrant's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

ITEM 21. LIST OF EXHIBITS.

The exhibits to this registration statement are listed in the Index to Exhibits on page II-5.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (ii) The registrant undertakes that every prospectus (a) that is filed pursuant to II-2 paragraph (b)(i) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities At of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities At and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within on business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                  [Reminder of Page Intentionally Left Blank]

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on May 4, 2000.


                                                                      SHOPNOW.COM INC.

                                                                    /s/ DWAYNE M. WALKER
                                                       ---------------------------------------------
                                                                  Chief Executive Officer


                               POWER OF ATTORNEY



Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 4th day of May, 2000.



                /s/ DWAYNE M. WALKER                   Chief Executive Officer and Chairman of the
     -------------------------------------------       Board (Principal Executive Officer)
                  Dwayne M. Walker

                 /s/ ALAN D. KOSLOW                    Executive Vice President, Chief Financial
     -------------------------------------------       Officer, General Counsel and Secretary
                   Alan D. Koslow                      (Principal Financial and Accounting Officer)

                /s/ JACOB I. FRIESEL*                  Director
     -------------------------------------------
                  Jacob I. Friesel

               /s/ DAVID M. LONSDALE*                  Director
     -------------------------------------------
                  David M. Lonsdale

                /s/ BRET R. MAXWELL*                   Director
     -------------------------------------------
                   Bret R. Maxwell

                /s/ MARK C. MCCLURE*                   Director
     -------------------------------------------
                   Mark C. McClure

                /s/ JOHN R. SNEDEGAR*                  Director
     -------------------------------------------
                  John R. Snedegar


                /s/ MARK H. TERBEEK*                   Director
     -------------------------------------------
                   Mark H. Terbeek

               /s/ EYTAN J. LOMBROSO*                  Director
     -------------------------------------------
                  Eytan J. Lombroso



By                  /s/ DWAYNE M. WALKER
           -------------------------------------
                      Dwayne M. Walker
                      Attorney-in-Fact

                               INDEX TO EXHIBITS


NUMBER                                          DESCRIPTION
------                                          -----------
      2.1*              Agreement and Plan of Merger, dated as of January 20, 2000, between the registrant, Shamu Acquisition Inc. and
                        Ubarter.com Inc. (attached as Annex A-I to the proxy
                        statement/prospectus).

      2.2*              Amendment to Agreement and Plan of Merger, dated May 4,
                        2000, between the registrant, Shamu Acquisition, Inc. and Ubarter.com, Inc. (attached as Annex A-II to the proxy statement/ prospectus.)

      2.3*              Call Option between registrant and Steven White (attached as
                        Annex B-I to the proxy statement/prospectus).

      2.4*              Amendment to Call Option, dated April 25, 2000, (attached as
                        Annex B-II to the proxy statement/prospectus).

      2.5*              Form of Voting Agreement between the registrant and Steven
                        White and the registrant and New Horizons, L.P. (attached as
                        Annex C to the proxy statement/prospectus).

      2.6**             Convertible Promissory Note and Form of Warrant, dated
                        December 22, 1999 from Ubarter.com to the registrant.

      2.7**             Convertible Promissory Note and Form of Warrant, dated
                        February 28, 2000, from Ubarter.com to the registrant.

      2.8*              Convertible Promissory Note and Form of Warrant, dated
                        April 11, 2000, from Ubarter.com to the registrant.

      2.9* Form of Lock-up Agreement between the registrant and Shareholder (attached as Annex F to the proxy statement/prospectus).

      2.10*             Form of Lock-up Agreement between the registrant and New
                        Horizons, L.P. (attached as Annex G to the proxy statement/prospectus).

      3.1++ Amended and Restated Articles of Incorporation of the registrant.

      3.2++             Amended and Restated Bylaws of the registrant.

      4.1++ Second Amended and Restated Registration Rights Agreement dated as of November 30, 1998.

      4.2++             Amendment No. 1 to Second Amended and Restated Registration
                        Rights Agreement dated as of June 15, 1999.

      4.3++             Amendment No. 2 to Second Amended and Restated Registration
                        Rights Agreement dated as of June 16, 1999.

      5.1** Opinion of Perkins Coie LLP as to the legality of the shares.

      8.1* Form of Opinion of Perkins Coie LLP regarding certain tax aspects of the merger.

      8.2* Form of Opinion of Dorsey & Whitney LLP regarding certain tax aspects of the merger.

     10.1++ Amended and Restated 1999 Employee Stock Purchase Plan and form of agreement thereunder.

     10.2++             Amended and Restated 1996 Combined Incentive and
                        Nonqualified Stock Option Plan and form of agreement thereunder.

     10.3*#             Amended and Restated 1999 Nonofficer Employee Stock Option
                        Plan.

     10.4+ ++ Electronic Distributor Agreement dated as of May 19, 1999, between Corel Corporation and the registrant.

     10.5+ ++           Addendum No. 1 Project Agreement to Strategic Alliance
                        Agreement between HNC Software and the registrant, dated
                        May 4, 1999.

NUMBER                                          DESCRIPTION
------                                          -----------
     10.6+ ++           Distributor/Marketing Agreement dated as of April 29, 1999, between Qwest Communications Corporation and the registrant.

     10.7++ Strategic Alliance Agreement dated as of May 4, 1999, between HNC Software Inc. and the registrant.

     10.8++ Consortium Membership Agreement dated as of May 4, 1999, between HNC Software and the registrant.

     10.9++             Cross Promotion Agreement dated April 5, 1999, between 24/7
                        Media, Inc. and the registrant.

     10.10++ Loan and Security Agreement dated as of March 4, 1999, between Transamerica Business Credit Corporation and the registrant.

     10.11++            Letter of Intent Agreement dated March 24, 1999, between the
                        ZERON Group and the registrant.

     10.12++            Employment Agreement effective as of July 1, 1999, between
                        Dwayne M. Walker and the registrant.

     10.13++            Corporate Master Agreement effective as of February 10,
                        1999, between Vignette Corporation and the registrant.

     10.14+ ++          Agreement dated July 7, 1999, between About.com, Inc. and
                        the registrant.

     10.15+ ++          Agreement effective as of July 12, 1999, between Chase
                        Manhattan Capital, L.P. and the registrant.

     10.16#             Agreement and Plan of Merger dated as of November 10, 1999, among Racer Acquisition, Inc., SpeedyClick, Corp., the
                        Principal Shareholders of SpeedyClick, Corp. and the
                        registrant.

     10.17#             Employment Agreement, dated as of November 12, 1999, between
                        Farid Tabibzadeh and the registrant.

     10.18#             Employment Agreement, dated as of November 12, 1999, between
                        Shahab Emrani and the registrant.

     10.20##            Agreement and Plan of Merger dated as of December 16, 1999, among Chiefs Acquisition, Inc., WebCentric, Inc., the
                        Stockholders of WebCentric, Inc. and the registrant.

     10.21####          Office Building Lease, dated September 21, 1999, between CEP
                        Investors XII LLC and the registrant.

     10.22***           Office Lease, dated December 13, 1999, between Benaroya
                        Capital Company, LLC and the registrant.

     10.23***           Promissory Note, dated September 28, 1999, from Alan Koslow to the registrant.

     21.1*#             List of Subsidiaries.

     23.1*              Consent of Ernst & Young LLP, Independent Accountants.

     23.2*              Consent of Arthur Andersen LLP, Independent Accountants.

     23.3*              Consent of KPMG LLP, Independent Accountants.

     23.4*              Consent of Moss Adams LLP, Independent Accountants.

     23.5*              Consent of Andersen, Andersen & Strong L.C.

     23.6**             Consent of Perkins Coie LLP (contained in the opinions filed as Exhibit 5.1 and Exhibit 8.1).

NUMBER                                          DESCRIPTION
------                                          -----------
     23.7*              Consent of Dorsey & Whitney (contained in the opinion filed as Exhibit 8.2).

     24.1*              Power of Attorney (contained on signature page).

     27.1**             Financial Data Schedule.

     99.1*              Form of Proxy card for special meeting of Ubarter.com.


------------------------

*  Filed herewith


**  Previously filed


+ Portions of these exhibits have been omitted based upon a request for confidential treatment. The omitted portions of the exhibits have been filed separately with the Securities and Exchange Commission.

++ Incorporated by reference to the Registration Statement on Form S-1 (No. 333-80981) filed by the registrant on September 28, 1999, as amended.

*** Incorporated by reference to the Registration Statement on Form S-1 (No. 333-95085 filed by the registrant on January 20, 2000.

#  Incorporated by reference to the Current Report on Form 8-K (File
No. 000-26707) filed by the registrant on November 24, 1999, as amended.

## Incorporated by reference to the Current Report on Form 8-K (File No. 000-26707) filed by the registrant on December 29, 1999, as amended.

### Incorporated by reference to the Current Report on Form 8-K (File No. 000-26707) filed by the registrant on December 30, 1999.

#### Incorporated by reference to Quarterly Report on Form 10-Q (File No. 000-26707) filed by the registrant on November 9, 1999.

##### Incorporated by reference to Registration Statement on Form S-8 (File No. 333-92533) filed by the registrant on December 10, 1999.

*# Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed by the registrant on February 10, 2000.

######  To be filed by Amendment.

                                SHOPNOW.COM INC.

                 SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS
              ACCOUNTS RECEIVABLE ALLOWANCE FOR DOUBTFUL ACCOUNTS
                                 (IN THOUSANDS)

                                                           BALANCE AT   CHARGED TO COSTS                      BALANCE AT
                  DESCRIPTION                     BEGINNING OF PERIOD       AND EXPENSES   DEDUCTIONS(1)   END OF PERIOD
                  -----------                     -------------------   ----------------   -------------   -------------
Year ended December 31, 1999....................   $             230    $           678    $        (617)  $        291
                                                   =================    ===============    =============   ============
Year ended December 31, 1998....................   $              23    $           591    $        (384)  $        230
                                                   =================    ===============    =============   ============
Year ended December 31, 1997....................   $               3    $            20    $          --   $         23
                                                   =================    ===============    =============   ============

------------------------

(1) Write-offs, net of bad debt recovery.